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Filed Pursuant to Rule 424(b)(3)
File No. 333-121423

$416,000,000

PANAMSAT HOLDING CORPORATION

        Offer to Exchange all outstanding 10 3/8% Senior Discount Notes due 2014 for an equal amount of 10 3/8% Senior Discount Exchange Notes due 2014, which have been registered under the Securities Act of 1933.

The Exchange Offer

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We will exchange all outstanding notes that are validly tendered and not validly withdrawn for an equal principal amount of exchange notes that are freely tradeable.

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You may withdraw tenders of outstanding notes at any time prior to the expiration of the exchange offer.

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The exchange offer expires at 5:00 p.m., New York City time, on May 17, 2005, unless extended. We do not currently intend to extend the expiration date.

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The exchange of outstanding notes for exchange in the exchange offer will not be a taxable event for U.S. federal income tax purposes.

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We will not receive any proceeds from the exchange offer.

The Exchange Notes

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The exchange notes are being offered in order to satisfy certain of our obligations under the exchange and registration rights agreement entered into in connection with the placement of the outstanding notes.

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The terms of the exchange notes to be issued in the exchange offer are substantially identical to the outstanding notes, except that the exchange notes will be freely tradeable.

Results of Exchange Notes

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The exchange notes may be sold in the over-the-counter market, in negotiated transactions or through a combination of such methods. We do not plan to list the exchange notes on a national market.

        If you are a broker-dealer and you receive exchange notes for your own account, you must acknowledge that you will deliver a prospectus in connection with any resale of such exchange notes. By making such acknowledgment, you will not be deemed to admit that you are an "underwriter" under the Securities Act of 1933. Broker-dealers may use this prospectus in connection with any resale of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired by the broker-dealer as a result of market-making activities or trading activities. We have agreed that, for a period of 180 days after the consummation of the exchange offer or until any broker-dealer has sold all registered notes held by it, we will make this prospectus available to such broker-dealer for use in connection with any such resale. A broker-dealer may not participate in the exchange offer with respect to outstanding notes acquired other than as a result of market-making activities or trading activities. See "Plan of Distribution."

        If you are an affiliate of PanAmSat Holding Corporation or are engaged in, or intend to engage in, or have an agreement or understanding to participate in, a distribution of the exchange notes, you cannot rely on the applicable interpretations of the Securities and Exchange Commission and you must comply with the registration requirements of the Securities Act of 1933 in connection with any resale transaction.

        You should consider carefully the risk factors beginning on page 21 of this prospectus before participating in the exchange offer.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 18, 2005

Inside Front Cover

        This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any exchange notes offered hereby in any jurisdiction where, or to any person to whom, it is unlawful to make such offer or solicitation. The information contained in this prospectus speaks only as of the date of this prospectus unless the information specifically indicates that another date applies. No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained in this prospectus in connection with the offer contained herein and, if given or made, such information or representations must not be relied upon as having been authorized by PanAmSat Holding Corporation. Neither the delivery of this prospectus nor any sales made hereunder shall under any circumstances create an implication that there has been no change in our affairs or that of our subsidiaries since the date hereof.

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus contains certain forward-looking statements, including, without limitation, statements concerning the conditions in our industry, our operations, our economic performance and financial condition, including, in particular, statements relating to our business and growth strategy and service development efforts. The words "may", "might", "will", "should", "estimate", "project", "plan", "anticipate", "expect", "intend", "outlook", "believe" and other similar expressions are intended to identify forward-looking statements and information. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. These forward-looking statements are based on estimates and assumptions by our management that, although we believe to be reasonable, are inherently uncertain and subject to a number of risks and uncertainties. These risks and uncertainties include, without limitation, those identified under "Risk Factors" and elsewhere in this prospectus.

        The following list represents some, but not necessarily all, of the factors that could cause actual results to differ from historical results or those anticipated or predicted by these forward-looking statements:

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  the ability of our subsidiaries to make distributions to us in amounts sufficient to make required interest and principal payments on the notes;

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  risks associated with operating our in-orbit satellites;

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  satellite launch failures, satellite launch and construction delays and in-orbit failures or reduced performance;

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  our ability to obtain new or renewal satellite insurance policies on commercially reasonable terms or at all;

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  possible future losses on satellites that are not adequately covered by insurance;

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  domestic and international government regulation;

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  changes in our contracted backlog or expected contracted backlog for future services;

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  pricing pressure and overcapacity in the markets in which we compete;

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  inadequate access to capital markets;

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  competition;

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  customer defaults on their obligations owed to us;

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  our international operations and other uncertainties associated with doing business internationally;

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  our high level of indebtedness;

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  control by our controlling stockholders; and

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  litigation.

        We caution you that the foregoing list of important factors is not exclusive. In addition, in light of these risks and uncertainties, the matters referred to in the forward-looking statements contained in this prospectus may not in fact occur. We undertake no obligation to publicly update or revise any forward- looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

ii

SUMMARY

        This summary highlights information appearing elsewhere in this prospectus. This summary does not contain all of the information that you should consider before tendering outstanding notes in this exchange offer. You should read the entire prospectus carefully. This prospectus contains forward-looking statements, which involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth in "Risk Factors" and elsewhere in this prospectus. Unless otherwise indicated, financial information identified in this prospectus as pro forma gives effect to the consummation of the Recapitalization, the Contribution and the Initial Public Offering (each as defined below) in the manner described under "Unaudited Pro Forma Condensed Consolidated Financial Information". In this prospectus, unless the context otherwise requires or it is otherwise indicated, all references to (1) "the Issuer" refer to PanAmSat Holding Corporation and not its subsidiaries, (2) "PanAmSat" refer to PanAmSat Corporation and not its subsidiaries and (3) "we", "us" and "our" refer to the Issuer and its subsidiaries, including PanAmSat.

PanAmSat Holding Corporation

Overview

        We are a leading global provider of video, corporate, Internet, voice and government communications services with a large and modern fleet of 23 in-orbit satellites. We lease transponder capacity on our satellites to a variety of customers, including: cable television systems, television broadcasters, direct-to-home, or DTH, television systems, Internet service providers, telecommunications companies, governments and other corporations. The services that we provide to our customers are generally mission critical and our key customer relationships have been built over many years. Our customers include some of the world's leading media and communications companies, such as Time Warner, Inc. (including HBO, TBS and CNN), the BBC, The News Corporation (including the Fox family of channels and The DIRECTV Group), Sony, Viacom (including MTV and Nickelodeon), China Central Television, Doordarshan (India), Comcast and The Walt Disney Company (including ABC and ESPN), as well as civilian and military government agencies and contractors. We believe we distribute more television channels over our network than any other company in the world.

        We operate in the fixed satellite services, or FSS, segment, the most mature segment of the satellite communications business, historically characterized by steady and predictable revenue streams, strong cash flows from operations and substantial contracted backlog. In 2003, the FSS industry generated revenues of approximately $6.6 billion according to Euroconsult (we generated revenues of $831.0 million during the same period). As of December 31, 2004, we had approximately $4.90 billion in contracted backlog.

        We believe the FSS industry will benefit from, among other things, the increased transmission of high definition television signals and the increased reliance of governments on commercial satellite capacity for civilian and military applications. We believe that demand for the large, cost effective private networks made possible through the combination of our satellite network's broad geographic coverage and the use of small, low-cost terrestrial satellite terminals, commonly referred to as VSAT's (very small aperture terminals), will be an additional source of growth, especially in international markets where terrestrial networks are not well developed.

        Our in-orbit fleet, which includes two in-orbit backup satellites, is one of the world's largest commercial geostationary earth orbit, or GEO, satellite networks, capable of reaching over 98% of the world's population. We are one of only a few companies worldwide capable of servicing a global footprint through a fleet of owned satellites. We also have an extensive terrestrial network available to support the needs of our customers. We have seven technical facilities in the United States, which provide transmission, monitoring and control services for operating our fleet and transmission and other services for our customers. We lease such services outside of the United States to support the remainder of our worldwide satellite fleet.

        On August 20, 2004, affiliates of Kohlberg Kravis Roberts & Co. L.P., or KKR, The Carlyle Group, or Carlyle, and Providence Equity Partners, Inc., or Providence, completed a series of transactions resulting in an entity affiliated with KKR owning approximately 44% of PanAmSat's outstanding common stock and entities affiliated with Carlyle and Providence each owning approximately 27% of PanAmSat's common stock, with the remainder held by certain members of management and our board of directors. We collectively refer to KKR, Carlyle and Providence as the "Sponsors" in this prospectus.

        In September 2004, the Issuer was formed as a Delaware corporation that was owned by the Sponsors (as defined below) and certain members of management and our board of directors. On October 8, 2004, these stockholders contributed all of PanAmSat's common stock held by them to the Issuer in exchange for a pro rata share of the Issuer's common stock. As a result, PanAmSat became a wholly-owned subsidiary of the Issuer. On March 22, 2005, the Issuer consummated an initial public offering of its common stock, after which the Sponsors remained in collective control of a majority of the Issuer's outstanding common stock. The Issuer does not have, apart from its ownership of PanAmSat, any independent operations.

Our Services

        Our operations are comprised of two segments, FSS and government services, or G2.

  Fixed Satellite Services segment

        Our FSS segment is comprised of the following:

        Video services.    We provide satellite transponder capacity and other satellite and terrestrial services for the transmission of entertainment, news, sports and educational programming for over 300 content providers worldwide.

        Network services.    We provide satellite transponder capacity and other satellite and terrestrial network services to telecommunications carriers, multinational corporations and network service providers for relaying voice, video and data communications globally.

        TT&C and other services.    In addition to the telemetry, tracking and control, or TT&C, services we perform for many of our satellites, we also provide TT&C services for satellites owned by other satellite operators. These services include monitoring and maintaining the proper orbital location and orientation of a satellite, monitoring on-board systems, adjusting transponder levels and remotely bringing backup systems on-line in the event of a subsystem failure.

  Government Services segment

        Through our G2 segment, we provide global satellite and related telecommunications services to the U.S. government, international government entities and their contractors. We offer transponder capacity on our satellites as well as other mobile and fixed satellite systems.

Our Strengths

        Our business is characterized by the following key strengths:

  Strong cash flow generation

        Historically, we have been able to generate significant cash flows from our operating activities due to our stable and predictable revenues, high operating margins and prudent management of operating expenses and capital costs.

  Substantial contracted backlog resulting from long-term contracts

        As of December 31, 2004, we had contracted backlog for future services of approximately $4.90 billion, of which approximately $755 million was contracted for receipt in 2005. Contracted backlog represents the actual dollar amount (without discounting for present value) of the expected future cash payments to be received from customers under all long-term contractual agreements.

  Premier customer base and long-standing relationships

        Through our commitment to superior customer service and our global reach, we have built a premier customer base for our video and network services. Some of the customers with whom we have long-standing relationships include Time Warner Inc., Viacom, The News Corporation, The Walt Disney Company and Hughes Network Systems, Inc.

  Leading North American video franchise

        Over the past 20 years, we have established ourselves as a leading transmission platform for the distribution of video programming to cable systems in North America, reaching all cable television companies and cable households in the United States.

  High barriers to entry

        There are a number of regulatory, economic and other barriers to entry in our industry that help us preserve our position as one of the world's leading satellite service providers. One of the most significant barriers to entry is the costly and time-consuming process of obtaining operating rights to orbital slots. Most of the commercially useful orbital slots are either currently in use or licensed for future use.

  Market leading global network infrastructure

        With 23 owned and operated satellites currently in orbit and approximately 953 36MHz equivalent transponders, we have one of the world's largest commercial GEO satellite networks, capable of reaching over 98% of the world's population. Our global reach and our ability to offer bundled services allow us to provide integrated worldwide distribution and delivery services, reducing our customers' risk of data loss or service interruptions.

  Diversified revenues and contracted backlog by satellite

        Our revenue base is diversified by satellite, which reduces our dependence on any one satellite. In 2004, no single satellite accounted for more than 12% of our total revenues (two satellites each accounted for more than 10% of total revenues) and as of December 31, 2004, one satellite accounted for approximately 15% of contracted backlog (no other satellite accounted for more than 10% of contracted backlog).

  Experienced senior management team

        Our senior management team, which has operated together successfully since 2001, has more than 70 years of combined industry experience. It is led by Joseph R. Wright, who has been PanAmSat's Chief Executive Officer since August 2001 and a member of its board of directors since 1997.

Our Business Strategy

        Our goal is to be the world's leading provider of video, broadcasting and network distribution and delivery services through customer-driven, integrated, state-of-the-art satellite and terrestrial networks and to maximize our cash flow and income growth. Our strategy includes the following initiatives:

  Commitment to maximizing cash flow

        We are focused on prudently managing capital expenditures in order to maximize cash flow available for debt service and dividend payments. We intend to replace existing satellite capacity only as needed, based upon factors such as our ability to pre-sell capacity prior to launch. We believe this approach is significantly different from the historical investment strategies of our principal competitors.

  Continuing to increase the value of our U.S. and international video services

        Continue to capitalize on our cable neighborhoods.    Because of our ability to create cable neighborhoods, which concentrate premium cable channels such as the HBO family of channels, the Fox family of channels, TBS, The Disney Channel, ESPN, MTV and Nickelodeon in our orbital locations, we have been able to attract additional programmers to our satellites.

        Become a leader in HDTV distribution.    We believe demand for HDTV will experience significant growth in the coming years, which will result in the need for more satellite bandwidth. To take advantage of this opportunity, we have implemented a marketing program to make our newest satellite an HDTV neighborhood.

        Expand DTH services.    We believe that greater demand for satellite capacity will be required from U.S. DTH providers as a result of increased HDTV demand and increased local and ethnic programming. We believe these services will consume bandwidth beyond what is currently available to DTH operators and will cause them to rely more heavily on fixed satellite services.

  Increasing sales to the U.S. government

        According to the United States General Accounting Office, the U.S. government is the single largest user of commercial satellite bandwidth in the world. Through G2, we offer a range of satellite and value-added services to support the requirements of the U.S. government.

  Increasing VSAT sales

        We believe that our strong knowledge of VSAT platforms, coupled with the availability of our international satellite capacity, position us as the preferred provider of VSAT services, particularly in developing regions where terrestrial alternatives are not available.

  Selectively pursue complementary acquisitions

        We intend to selectively pursue complementary acquisitions and joint ventures in a disciplined manner consistent with our dividend policy, considering as one criterion the impact of any proposed acquisition on our ability to continue paying dividends on our common stock at anticipated levels.

Risks Relating to Our Business

        Our ability to execute our strategy is subject to certain risks, including those that are generally associated with operating in the FSS industry. For example, unforeseen competing technologies may emerge, our satellites may be affected by launch and construction delays, failures or anomalies, demand for our services might not develop as expected, and regulation of the FSS industry may change in a way that is detrimental to our business. In addition, we have a substantial amount of indebtedness (approximately $3.86 billion as of December 31, 2004), which may adversely affect our ability to generate cash flow, pay dividends on our common stock, remain in compliance with debt covenants, make payments on our indebtedness and operate our business. Any of these factors or other factors described in this prospectus under "Risk Factors" may limit our ability to successfully execute our business strategy.

The Transactions

August 2004 Recapitalization

        Prior to its recapitalization discussed below, PanAmSat was a publicly-held company whose common stock traded on NASDAQ; as a result of this recapitalization, PanAmSat became a privately-held company. In August 2004, the Sponsors and certain members of management recapitalized PanAmSat through a series of transactions described below that we collectively refer to in this prospectus as the "Recapitalization". The aggregate transaction value of the Recapitalization, including the assumption of indebtedness, premiums and fees and expenses, was approximately $4.4 billion. The series of transactions that led up to and comprised the Recapitalization include the following:

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  The Merger. Prior to the Recapitalization, The DIRECTV Group beneficially owned 80.4% of PanAmSat's common stock. In order to acquire the remaining shares of PanAmSat held by PanAmSat's public stockholders, The DIRECTV Group consummated a merger whereby a wholly-owned subsidiary of The DIRECTV Group merged into PanAmSat. In the merger, each share of PanAmSat common stock was converted into a right to receive $23.50 in cash (on an unadjusted basis) (other than shares owned by The DIRECTV Group and certain shares held by members of management who agreed not to have their equity interests cashed out in the merger). As a result of the merger, The DIRECTV Group became the beneficial owner of all of the outstanding shares of PanAmSat's common stock (other than certain shares held by members of management who agreed not to have their equity interests cashed out in the merger).

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  The DIRECTV Stock Sale. Two business days after the consummation of the merger, The DIRECTV Group sold its shares of PanAmSat common stock in two steps:

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  Step one: PanAmSat repurchased from The DIRECTV Group approximately 95,742,728 shares of PanAmSat common stock owned by The DIRECTV Group for approximately $21.84 per share (on an unadjusted basis), or an aggregate consideration of approximately $2.09 billion, with funds borrowed under the new borrowings described below; and

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  Step two: The Sponsors, certain members of management and one of PanAmSat's new directors purchased the remaining 25,069,447 shares of PanAmSat common stock owned by The DIRECTV Group for approximately $21.84 per share (on an unadjusted basis), or an aggregate consideration of approximately $548 million.

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  The Borrowings. In connection with the Recapitalization, PanAmSat entered into $2.71 billion of senior secured credit facilities and issued $1.01 billion aggregate principal amount of 9% senior notes due 2014. The proceeds of these borrowings were used to fund the repurchase described in step one above, repay PanAmSat's existing indebtedness described below and pay transaction fees and expenses of approximately $73 million.

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  The Repayment of Existing Indebtedness. Approximately $934 million and $256 million of the proceeds of the borrowings described above were used to purchase PanAmSat's existing 8 1/2% Senior Notes due 2012 and 6 1/8% Senior Notes due 2005, respectively, in tender offers.

        The primary benefits of the Recapitalization to the Sponsors were that they became the beneficial owners of an aggregate of approximately 98% of PanAmSat's common stock, received a $50 million transaction fee and were reimbursed for out-of-pocket expenses of approximately $1 million. Management benefited from the Recapitalization in that they (i) became the beneficial owners of approximately 2% of PanAmSat's common stock, (ii) were issued options to purchase additional shares of PanAmSat's common stock and (iii) received, together with other employees, bonuses totalling

$6.5 million. As a result of the Recapitalization, PanAmSat's leverage was substantially increased as described above.

October 2004 Contribution

        On October 8, 2004, the Sponsors and certain members of PanAmSat's management and board of directors contributed all of PanAmSat's common stock held by them to the Issuer in exchange for a pro rata share of the Issuer's common stock. In addition, options and all other equity rights for PanAmSat's common stock were converted to similar rights for the Issuer's common stock. As a result, PanAmSat became a wholly-owned subsidiary of the Issuer. On October 19, 2004, the Issuer issued $416.0 million aggregate principal amount at maturity of 10 3/8% senior discount notes due 2014 and used the net proceeds of approximately $245.8 million to pay a dividend to the Issuer's then existing stockholders. These transactions are referred to collectively in this prospectus as the "Contribution". By establishing the Issuer as a holding company for PanAmSat, the Contribution enabled us to incur incremental, structurally subordinated indebtedness and to provide our stockholders with a cash dividend with all of the net proceeds.

The Initial Public Offering

        On March 22, 2005, the Issuer completed an initial public offering of its common stock in order to repay a significant portion of PanAmSat's outstanding indebtedness and to pay a dividend to our then existing stockholders. Our board of directors has adopted a dividend policy which reflects an intention to distribute a substantial portion of the cash generated by our business in excess of operating expenses and working capital requirements, interest and principal payments on our indebtedness and capital expenditures as regular quarterly dividends to our stockholders. In connection with the Issuer's initial public offering, we have amended PanAmSat's senior secured credit facilities to, among other things, permit greater flexibility to pay dividends to our stockholders. See "Description of Certain Indebtedness". Also in connection with the Issuer's initial public offering, we paid the Sponsors a $10.0 million fee for terminating their existing management services agreements.

        We refer to the Issuer's initial public offering, the application of net proceeds therefrom as described elsewhere in this prospectus and the amendment of PanAmSat's senior secured credit facilities collectively as the "Initial Public Offering" in this prospectus. For a more detailed description of the Recapitalization, the Contribution and the Initial Public Offering, see "The Transactions".

        The aggregate amount of all of the benefits received by the Sponsors and management in connection with the Transactions, consisting of transaction, management and related fees, reimbursed expenses to the Sponsors, Transaction-related bonuses to management and dividends to the Sponsors and management, is approximately $515 million (in addition to their retained ownership of 59% of our common stock following the Initial Public Offering and management options to purchase shares of our common stock).

Ownership and Corporate Structure

        The chart below illustrates our ownership and corporate structure as of December 31, 2004 on a pro forma basis after giving effect to the Initial Public Offering.

(1)
Prior to the Initial Public Offering, an entity affiliated with KKR owned approximately 44% of our outstanding common stock and entities affiliated with Carlyle and Providence each owned approximately 27% of our outstanding common stock, with the remainder of our common stock held by certain members of management and our board of directors. Following the consummation of the Initial Public Offering, an entity affiliated with KKR now owns approximately 26% of our common stock, entities affiliated with Carlyle and Providence each now own approximately 16% of our common stock and certain members of management and our board of directors now own approximately 1%.

(2)
Consists of (i) $150.0 million aggregate principal amount of 6 3/8% Senior Notes due 2008; (ii) $125.0 million aggregate principal amount of 6 7/8% Senior Debentures due 2028 (which are, along with the 6 3/8% Senior Notes due 2008, secured equally and ratably with the senior secured credit facilities); and (iii) $1.2 million aggregate principal amount of 8 1/2% Senior Notes due 2012, which are unsecured.

(3)
Reflects the use of a portion of the net proceeds from the Issuer's initial public offering to redeem 35% of PanAmSat's $1,010.0 million aggregate principal amount of 9% senior notes due 2014.

(4)
Consists of a five-year $800.0 million Term Loan A Facility, a seven-year $1,647.5 million Term Loan B Facility (which, in connection with the Initial Public Offering, was amended and redesignated as our "Term Loan B-1 Facility"), and a $250.0 million five-year revolving credit facility. Reflects the use of a portion of the net proceeds from the Issuer's initial public offering to repay approximately $265.0 million of the borrowings under the Term Loan A Facility. Following the consummation of the Initial Public Offering, we had $409.3 million outstanding under the Term Loan A Facility and $1,647.5 million outstanding under the Term Loan B Facility, excluding a $25.0 million voluntary prepayment of the Term Loan A Facility from available cash on hand unrelated to the Initial Public Offering made on March 22, 2005.

Summary of Terms of the Exchange Offer

        On October 19, 2004, PanAmSat Holding Corporation completed the private offering of the outstanding notes. This prospectus is part of a registration statement covering the exchange of the outstanding notes for the exchange notes.

        The Issuer entered into a registration rights agreement with the initial purchaser in the private offering in which the Issuer agreed to deliver to you this prospectus as part of the exchange offer and to use all commercially reasonable efforts to complete the exchange offer within 30 business days after the effective date of the registration statement covering the exchange. You are entitled to exchange in the exchange offer your outstanding notes for exchange notes which are identical in all material respects to the outstanding notes except:

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  the exchange notes have been registered under the Securities Act;

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  the exchange notes are not entitled to certain registration rights which are applicable to the outstanding notes under the registration rights agreement; and

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  certain special interest rate provisions are no longer applicable.

The Exchange Offer
The Issuer is offering to exchange up to $416,000,000 aggregate principal amount at maturity of its 10 3/8% Senior Discount Exchange Notes due 2014, which we refer to in this prospectus as the exchange notes, for up to $416,000,000 aggregate principal amount of its 10 3/8% Senior Discount Notes due 2014, which we refer to in this prospectus as the outstanding notes. Outstanding notes may be exchanged only in integral multiples of $1,000.
Resale
Based on an interpretation by the staff of the SEC set forth in no-action letters issued to third parties, we believe that the exchange notes issued pursuant to the exchange offer in exchange for outstanding notes may be offered for resale, resold and otherwise transferred by you (unless you are an "affiliate" of the Issuer, within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that you are acquiring the exchange notes in the ordinary course of your business and that you are not engaged in, do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of the exchange notes.

Each participating broker-dealer that receives exchange notes for its own account pursuant to the exchange offer in exchange for outstanding notes that were acquired as a result of market-making or other trading activity must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. See "Plan of Distribution."
Any holder of outstanding notes who:
• is an affiliate of the Issuer;
• does not acquire exchange notes in the ordinary course of business; or

	•	tenders in the exchange offer with the intention to participate, or for the purpose of participating, in a distribution of exchange notes;

cannot rely on the position of the staff of the SEC enunciated in Exxon Capital Holdings Corporation, Morgan Stanley & Co. Incorporated or similar no-action letters and, in the absence of an exemption therefrom, must comply with the registration and prospectus delivery requirement of the Securities Act in connection with the resale of the exchange notes.
Expiration Date; Withdrawal of Tender
The exchange offer will expire at 5:00 p.m., New York City time, on May 17, 2005, or such later date and time to which we extend it (the "expiration date"). The Issuer does not currently intend to extend the expiration date. A tender of outstanding notes pursuant to the exchange offer may be withdrawn at any time prior to the expiration date. Any outstanding notes not accepted for exchange for any reason will be returned without expense to the tendering holder promptly after the expiration or termination of the exchange offer.
Certain Conditions to the Exchange Offer
The exchange offer is subject to customary conditions, which the Issuer may waive. Please read the section captioned "The Exchange Offer—Certain Conditions to the Exchange Offer" of this prospectus for more information regarding the conditions to the exchange offer.
Procedures for Tendering Outstanding Notes
If you wish to accept the exchange offer, you must complete, sign and date the accompanying letter of transmittal, or a facsimile of the letter of transmittal, according to the instructions contained in this prospectus and the letter of transmittal. You must also mail or otherwise deliver the letter of transmittal, or a facsimile of the letter of transmittal, together with the outstanding notes and any other required documents, to the exchange agent at the address set forth on the cover page of the letter of transmittal. If you hold outstanding notes through The Depository Trust Company, or DTC, and wish to participate in the exchange offer, you must comply with the Automated Tender Offer Program procedures by DTC, by which you will agree to be bound by the letter of transmittal. By signing, or agreeing to be bound by the letter of transmittal, you will represent to us that, among other things:
	•	any exchange notes that you receive will be acquired in the ordinary course of business;
	•	you have no arrangement or understanding with any person or entity to participate in a distribution of the exchange notes;
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if you are a broker-dealer that will receive exchange notes for your own account in exchange for outstanding notes that were acquired as a result of market-making activities or other trading activity, that you will deliver a prospectus, as required by law, in connection with any resale of such exchange notes; and

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you are not an "affiliate," as defined in Rule 405 of the Securities Act, of the Issuer or, if you are an affiliate, you will comply with any applicable registration and prospectus delivery requirements of the Securities Act.
Special Procedures for Beneficial Owners
If you are a beneficial owner of outstanding notes which are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and you wish to tender such outstanding notes in the exchange offer, you should contact such registered holder promptly and instruct such registered holder to tender on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your outstanding notes, either make appropriate arrangements to register ownership of the outstanding notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time and may not be able to be completed prior to the expiration date.
Guaranteed Delivery Procedures
If you wish to tender your outstanding notes and your outstanding notes are not immediately available or you cannot deliver your outstanding notes, the letter of transmittal or any other documents required by the letter of transmittal or comply with the applicable procedures under DTC's Automated Tender Offer Program prior to the expiration date, you must tender your outstanding notes according to the guaranteed delivery procedures set forth in this prospectus under "The Exchange Offer—Guaranteed Delivery Procedures."
Effect on Holders of Outstanding Notes
As a result of the making of, and upon acceptance for exchange of all validly tendered outstanding notes pursuant to the terms of the exchange offer, the Issuer will have fulfilled a covenant contained in the registration rights agreement and, accordingly, there will be no increase in the interest rate on the outstanding notes under the circumstances described in the registration rights agreement. If you are a holder of outstanding notes and you do not tender your outstanding notes in the exchange offer, you will continue to hold such outstanding notes and you will be entitled to all the rights and limitations applicable to the outstanding notes in the indenture, except for any rights under the registration rights agreement that by their terms terminate upon the consummation of the exchange offer. To the extent that outstanding notes are tendered and accepted in the exchange offer, the trading market for outstanding notes could be adversely affected.
Consequences of Failure to Exchange
All untendered outstanding notes will continue to be subject to the restrictions on transfer provided for in the outstanding notes and in the indenture. In general, the outstanding notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Other than in connection with the exchange offer, we do not currently anticipate that we will register the outstanding notes under the Securities Act.

Certain Income Tax Considerations
The exchange of outstanding notes for exchange notes in the exchange offer will not be a taxable event for the United States federal income tax purposes. See "United States Federal Income Tax Consequences of the Exchange Offer."
Use of Proceeds	The Issuer will not receive any cash proceeds from the issuance of exchange notes pursuant to the exchange offer.
Exchange Agent
The Bank of New York is the exchange agent for the exchange offer. The address and telephone number of the exchange agent are set forth in the section caption "The Exchange Offer—Exchange Agent" of this prospectus.

Summary of Terms of the Exchange Notes

Issuer	PanAmSat Holding Corporation. PanAmSat Holding Corporation does not currently conduct any independent operations, has only nominal assets other than the capital stock of PanAmSat, and was formed solely to act as an issuer of the notes. The capital stock of PanAmSat was contributed to PanAmSat Holding Corporation prior to consummation of the offering of the outstanding notes.
Notes Offered	$416,000,000 aggregate principal amount at maturity of 10 3/8% Senior Discount Exchange Notes due 2014.
Maturity Date	November 1, 2014.
Accretion/Interest	The exchange notes have an initial accreted value of $601.03 per $1,000 principal amount at maturity and accrete at the rate of 10 3/8% per annum, compounded semiannually to, but not including, November 1, 2009. From and after November 1, 2009, cash interest on the exchange notes will accrue at the rate of 10 3/8% per annum, and will be payable semiannually in arrears on May 1 and November 1 of each year, commencing on May 1, 2010, until maturity.
Original Issue Discount	The exchange notes are being offered with original issue discount for U.S. federal income tax purposes because interest on the notes accretes to principal to, but not including, November 1, 2009. Although cash interest will not be payable on the exchange notes prior to May 1, 2010, original issue discount must be included as gross income for U.S. federal income tax purpose in advance of the receipt of the cash payments to which the income is attributable.
Ranking	The exchange notes will be senior unsecured obligations of the Issuer and will rank:
• senior in right of payment to any future subordinated indebtedness of the Issuer;
• equal in right of payment with any future senior unsecured indebtedness of the Issuer;
• effectively junior in right of payment to any future secured indebtedness (to the extent of the value of the security for that indebtedness) of the Issuer; and
• structurally junior in right of payment to the existing and future indebtedness of the Issuer's subsidiaries.
As of the date hereof, PanAmSat Holding Corporation has no indebtedness, other than indebtedness under the outstanding notes. As of December 31, 2004, on a pro forma basis after giving effect to the Transactions, the notes would have been structurally junior to approximately $2.99 billion of indebtedness, $2.33 billion of which would have been secured.
Optional Redemption	Prior to November 1, 2009, the Issuer may redeem the notes, in whole or in part, at a price equal to 100% of the accreted value thereof plus the make-whole premium described under "Description of the Notes—Optional Redemption".

The Issuer may redeem some or all of the notes at any time and from time to time on or after November 1, 2009, in whole or in part, in cash at the redemption prices described in this prospectus, plus accrued and unpaid interest to the date of redemption.
In addition, prior to November 1, 2007, the Issuer may redeem up to 35% of the aggregate principal amount at maturity of the notes with the proceeds of certain equity offerings.
Change of Control	If a change of control occurs, each holder of the notes may require the Issuer to repurchase all or a portion of such holder's notes at a price equal to 101% of their accreted value, plus accrued and unpaid interest, if any, to the date of repurchase.
Restrictive Covenants	The terms of the notes place certain limitations on the Issuer's ability and the ability of the Issuer's restricted subsidiaries to, among other things,
	•	incur or guarantee additional indebtedness or issue disqualified or preferred stock;
	•	create liens;
	•	enter into sale and lease-back transactions;
	•	pay dividends or make other equity distributions;
	•	repurchase or redeem capital stock;
	•	make investments;
	•	sell assets or consolidate or merge with or into other companies;
	•	create limitations on the ability of our restricted subsidiaries to make dividends or distributions to us; and
	•	engage in transactions with affiliates.
These covenants are subject to important exceptions and qualifications, which are described under "Description of the Notes—Certain Covenants".
No Prior Market; PORTAL Market Listing	The exchange notes will be new securities for which there is no market. Although the initial purchaser in the private offering of the outstanding notes has informed us that it intends to make a market in the outstanding notes and, if issued, the exchange notes, it is not obligated to do so and may discontinue market-making at any time without notice. Accordingly, we cannot assure you that a liquid market for the outstanding notes or exchange notes will develop or be maintained. The notes have been made eligible for trading on the Private Offerings, Resale and Trading through Automatic Linkages, or PORTALSM, market.
Use of Proceeds	There will be no cash proceeds to us from the exchange offer.

Risk Factors

        Investing in the notes involves substantial risks. You should consider carefully all of the information set forth in this prospectus and, in particular, should evaluate the specific factors set forth under "Risk Factors" in deciding whether to tender outstanding notes in the exchange offer.

        Our principal executive offices are located at 20 Westport Road, Wilton, Connecticut 06897 and our telephone number there is (203) 210-8000. We maintain a website at www.panamsat.com. Information contained on our website does not constitute a part of this prospectus and is not being incorporated by reference herein.

Summary Historical and Pro Forma Condensed Consolidated Financial, Operating and Other Data

        Set forth below is summary historical and pro forma condensed consolidated financial, operating and other data of the Issuer, at the dates and for the periods indicated.

        The summary historical consolidated statement of operations data for the fiscal years ended December 31, 2002, 2003 and 2004, as well as the summary historical consolidated balance sheet data as of December 31, 2003 and 2004 were derived from the Issuer's audited consolidated financial statements and related notes appearing elsewhere in this prospectus. The summary historical consolidated balance sheet data as of December 31, 2002 was derived from the consolidated financial statements of PanAmSat and related notes which are not included in this prospectus.

        The summary unaudited pro forma condensed consolidated financial data have been developed by application of pro forma adjustments to the historical consolidated financial statements appearing elsewhere in this prospectus. The summary unaudited pro forma condensed consolidated balance sheet as of December 31, 2004 gives effect to the Initial Public Offering as if it had occurred on that date. The summary unaudited pro forma condensed consolidated statement of operations for the fiscal year ended December 31, 2004 gives effect to the Recapitalization, the Contribution and the Initial Public Offering as if they had each occurred on January 1, 2004.

        The unaudited pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable under the circumstances. The unaudited pro forma financial information is presented for informational purposes only. The unaudited pro forma financial information does not purport to represent what the results of operations or financial condition of the Issuer would have been had the Initial Public Offering actually occurred on the dates indicated, nor do they purport to project the results of operations or financial condition of the Issuer for any future period or as of any future date.

        The summary historical and pro forma condensed consolidated financial, operating and other data should be read in conjunction with "Unaudited Pro Forma Condensed Consolidated Financial Information", "Selected Historical Consolidated Financial, Operating and Other Data", "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements of the Issuer and related notes appearing elsewhere in this prospectus.

	Year Ended December 31,			Pro Forma Year Ended December 31, 2004
	2002	2003	2004
	(In thousands (other than share and per share data))
Statement of Operations Data:
Revenues:
Operating leases, satellite services and other	$792,691	$814,006	$811,124	$818,324
Outright sales and sales-type leases(1)	19,599	17,005	15,946	15,946

Total revenues	812,290	831,011	827,070	834,270

Operating Costs and Expenses:
Cost of outright sales and sales-type leases	—	—	2,224	2,224
Depreciation and amortization	335,717	312,833	294,822	294,822
Direct operating costs (exclusive of depreciation and amortization)	126,387	149,696	157,354	157,354
Selling, general and administrative expenses	101,983	86,081	111,906	111,206
Facilities restructuring and severance costs	13,708	4,227	6,192	6,192
Gain on insurance claims	(40,063)	—	(9,090)	(9,090)
Satellite impairment loss	—	—	99,946	99,946
Gain on sale of teleport	—	—	(11,113)	(11,113)
Loss on termination of sales-type leases	18,690	—	—	—
Transaction-related costs	—	—	155,131	155,131

Total operating cost and expenses	556,422	552,837	807,372	806,672

Income from operations	255,868	278,174	19,698	27,598
Interest expense, net(2)	142,470	143,632	191,987	220,902

Income (loss) before income taxes	113,398	134,542	(172,289)	(193,304)
Income tax expense (benefit)	28,350	35,010	(93,301)	(100,971)

Net income (loss)	$85,048	$99,532	$(78,988)	$(92,334)

Net Income (loss) Per Share Data(3):
Basic net income (loss) per share:
Net income (loss) per share	$0.20	$0.23	$(0.26)	$(0.75)
Weighted average shares	431,319,959	431,702,014	301,469,392	122,580,623
Diluted net income (loss) per share:
Net income (loss) per share	$0.20	$0.23	$(0.26)	$(0.75)
Weighted average shares	431,329,398	432,450,874	301,469,392	122,580,623
Balance Sheet Data (at end of period):
Cash and cash equivalents	$488,365	$176,087	$38,982	$38,982
Short-term investments	395,418	374,097	—	—
Satellites and other property and equipment—net	2,865,279	2,306,705	1,955,664	1,955,664
Net investment in sales-type leases	184,727	139,721	99,766	99,766
Total assets	6,487,738	5,734,877	4,771,931	4,735,754
Total debt(4)	2,550,000	1,700,000	3,863,138	3,244,638
Total long-term liabilities	3,063,003	2,400,273	4,161,917	3,519,740
Total stockholders' equity	3,077,542	3,178,758	451,103	1,069,078

	Year Ended December 31,
	2002	2003	2004
	(In thousands (other than operating data, percentages, contracted backlog and ratio of earnings to fixed charges))
Other Financial Data:
EBITDA(5)(6)	$591,585	$591,007	$314,520
Adjusted EBITDA(5)	$621,029	$633,047	$624,943
Net cash provided by operating activities	$519,247	$473,381	$295,283
Net cash provided by (used in) investing activities	(457,729)	69,234	572,699
Net cash provided by (used in) financing activities	1,420	(855,267)	(1,006,019)
Capital expenditures	294,313	104,082	178,713
Contracted backlog (at end of period; in billions)(7)	$5.55	$4.56	$4.90
Dividends paid per share (8)	—	—	$3.39
Ratio of earnings to fixed charges(9)	1.62x	1.86x	0.26	x
Operating Data (at end of period):
Number of satellites in orbit	21	25	23
Number of transponders(10):
C-band	413	491	467
Ku-band	500	522	486
Capacity utilization:
C-band	79%	78%	84%
Ku-band	65%	65%	68%

(1)
Under an outright sales contract, we sell all rights and title to a transponder to a customer, which in turn pays us the full amount of the sale price in cash at the commencement of the contract. At that time, we recognize the sale amount as revenues and record the cost of the transponder to cost of outright sales. Under sales-type leases, we recognize as revenues at the inception of the lease the net present value of the future minimum lease payments, but we continue to receive cash payments from the lessee throughout the term of the lease. In addition, during the life of the lease, we recognize as revenues the portion of each periodic lease payment deemed to be attributable to interest income. The principal difference between a sales-type lease and an operating lease is when we recognize the revenues and related costs, but not when we receive the cash.

(2)
Net of capitalized interest of $27.3 million, $13.9 million, $8.5 million for the years ended December 31, 2002, 2003 and 2004, respectively, and net of interest income of $15.2 million, $13.3 million, $7.4 million for the years ended December 31, 2002, 2003 and 2004, respectively.

(3)
Net income (loss) per share is calculated by dividing net income (loss) by the weighted average shares outstanding. Unaudited pro forma basic and diluted net income (loss) per share has been calculated in accordance with SEC rules for intial public offerings. These rules require that the weighted average share calculation give retroactive effect to any changes in our capital structure as well as the number of shares whose sale proceeds will be used to repay any debt as reflected in the pro forma adjustments. Therefore, pro forma weighted average shares for the purposes of the unaudited pro forma basic net income (loss) per share calculation has been adjusted to reflect the sale of 50 million shares in the Issuer's initial public offering. Additionally, the actual and pro forma weighted average share and net income (loss) per share calculations have been restated for all periods presented to give retroactive effect to the approximately 4.37 for 1 stock split of PanAmSat common stock effected on August 20, 2004 and the 1 for approximately 1.52 reverse stock split of Issuer common stock effected on March 1, 2005.

(4)
Includes debt of $2.55 billion, $1.70 billion and $3.86 billion as of December 31, 2002, 2003 and 2004, respectively. PanAmSat does not currently have any outstanding borrowings under its revolving credit facility.

(5)
EBITDA is defined as net income (loss) plus net interest expense, income tax expense (benefit) and depreciation and amortization. Adjusted EBITDA is defined as EBITDA further adjusted to give effect to unusual items, non-cash items and other adjustments, all of which are required in calculating covenant ratios and compliance under the indenture governing the Issuer's senior discount notes, the indenture governing PanAmSat's 9% senior notes and PanAmSat's senior secured credit facilities. These adjustments include unusual items such as severance, relocation costs and one-time compensation charges, non-cash charges such as non-cash compensation expense and the other adjustments shown below. See "Description of Certain Indebtedness" for more detail regarding the adjustments required in calculating Adjusted EBITDA. EBITDA and Adjusted EBITDA are not presentations made in accordance with GAAP, are not measures of financial condition or profitability, and should not be considered as an alternative to (1) net income (loss) determined in accordance with GAAP or (2) operating cash flows determined in accordance with GAAP. Additionally, EBITDA and Adjusted EBITDA are not intended to be measures of cash flow for management's discretionary use, as they do not consider certain cash requirements such as interest payments, tax payments and debt service requirements. We believe that the inclusion of EBITDA and Adjusted EBITDA in this prospectus is appropriate to provide additional information to investors about certain material non-cash items and the calculation of certain financial covenants in the indenture governing the Issuer's senior discount notes, the indenture governing PanAmSat's 9% senior notes and PanAmSat's senior secured credit facilities. Adjusted EBITDA is a material component of these covenants. For instance, the indenture governing the Issuer's senior discount notes, the indenture governing PanAmSat's 9% senior notes and PanAmSat's senior secured credit facilities contain financial covenant ratios, specifically total leverage and interest coverage ratios, that are calculated by reference to Adjusted EBITDA. Non-compliance with the financial ratio maintenance covenants contained in PanAmSat's senior secured credit facilities could result in the requirement to immediately repay all amounts outstanding under such facilities, while non-compliance with the debt incurrence ratios contained in the indenture governing the Issuer's senior discount notes or in the indenture governing PanAmSat's 9% senior notes would prohibit the Issuer and PanAmSat, as applicable, from being able to pay dividends or incur additional indebtedness other than pursuant to specified exceptions. In addition, under the restricted payments covenants contained in PanAmSat's senior secured credit facilities (as amended concurrently with the Issuer's initial public offering) and indentures, the ability of the Issuer and PanAmSat, as applicable, to pay dividends, is restricted by a formula based on the amount of Adjusted EBITDA. For a description of required financial covenant levels and actual ratio calculations based on Adjusted EBITDA, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources".

Because not all companies use identical calculations, these presentations of EBITDA and Adjusted EBITDA may not be comparable to other similarly titled measures of other companies. The following table sets forth a reconciliation of net cash provided by operating activities and net income (loss) to EBITDA and Adjusted EBITDA for the periods indicated.

	Year Ended December 31,
	2002	2003	2004
	(In thousands)
Reconciliation of Net Cash Provided by Operating Activities to Net Income (Loss):
Net cash provided by operating activities	$519,247	$473,381	$295,283
Depreciation and amortization	(335,717)	(312,833)	(294,822)
Deferred income taxes	(38,107)	(14,722)	99,969
Amortization of debt issue costs and other deferred charges	(12,474)	(9,731)	(14,203)
Gain on sale of teleport	—	—	11,113
Provision for uncollectible receivables	(12,616)	1,632	(31,226)
Accretion on senior discount notes	—	—	(5,110)
Other non-cash items	—	(2,756)	2,290
Effect of Galaxy 10R XIPS anomaly	—	—	(9,090)
Gain on satellite insurance claims	40,063	—	9,090
Satellite impairment loss	—	—	(99,946)
Loss on termination of sales-type leases	(18,690)	—	—
Facilities restructuring and severance costs	(13,708)	(4,227)	(6,093)
Reversal of sales-type lease liabilities	—	—	3,727
Gain on disposal of fixed assets	—	—	1,332
Loss on early extinguishment of debt	(3,309)	(10,663)	(25,751)
Changes in assets and liabilities, net of acquired assets and liabilities	(39,641)	(20,549)	(15,551)

Net income (loss)	$85,048	$99,532	$(78,988)

Reconciliation of Net Income (Loss) to EBITDA:
Net income (loss)	$85,048	$99,532	$(78,988)
Interest expense, net	142,470	143,632	191,987
Income tax expense (benefit)	28,350	35,010	(93,301)
Depreciation and amortization	335,717	312,833	294,822

EBITDA	$591,585	$591,007	$314,520

Reconciliation of EBITDA to Adjusted EBITDA:
EBITDA	$591,585	$591,007	$314,520
Adjustment of sales-type leases to operating leases(a)	22,442	22,858	25,771
Loss on termination of sales-type leases(b)	18,690	—	—
Satellite impairment(c)	—	—	99,946
Gain on satellite insurance claims(d)	(40,063)	—	—
Restructuring charges(e)	13,708	4,227	6,192
Reserves for long-term receivables and sales-type lease adjustments(f)	5,750	(632)	24,419
Reversal of allowance for customer credits(g)	—	8,100	7,200
Investments(h)	5,000	1,800	—
Transaction-related costs(i)	—	—	155,131
Gain on sale of teleport(j)	—	—	(11,113)
Other items(k)	3,917	5,687	2,877

Adjusted EBITDA	$621,029	$633,047	$624,943

    (a)
    For all periods presented, adjustment of sales-type leases to operating leases represents the principal portion of the periodic sales-type lease payments that are recorded against the principal balance outstanding. These amounts would have been recorded as operating lease revenues if these agreements had been accounted for as operating leases instead of sales-type leases. These adjustments have the effect of including the principal portion of our sales-type lease payments in the period during which cash is collected.

    (b)
    For fiscal 2002, loss on termination of sales-type leases represents the non-cash loss of $18.7 million incurred upon the conversion of one of our customer's sales-type lease agreements to operating leases. The loss includes the write-off of the related sales-type lease receivable less the cost of the transponder recorded on our books as satellites upon the termination. See Note 4 to the audited consolidated financial statements appearing elsewhere in this prospectus.

    (c)
    For fiscal 2004, satellite impairment represents the pre-tax impairment charge related to the anomalies experienced by our PAS-6 satellite, which resulted in this satellite being de-orbited on April 2, 2004. See Note 6 to the audited consolidated financial statements appearing elsewhere in this prospectus.

    (d)
    For fiscal 2002, gain on satellite insurance claims represents the gain recorded related to the PAS-7 insurance claim. This gain reflects insurance proceeds of $215.0 million less the write-off of approximately $175.0 million of net assets related to the PAS-7 satellite. See Note 6 to the audited consolidated financial statements appearing elsewhere in this prospectus.

    (e)
    For all periods presented, restructuring charges represent severance costs, leasehold termination costs and/or other facility closure costs. See Note 13 to the audited consolidated financial statements appearing elsewhere in this prospectus.

    (f)
    For all periods presented, reserves for long-term receivables and sales-type lease adjustments represent the amount of customer-related long-term receivables that were evaluated as uncollectible and were partially or fully reserved for during the period. In addition, in 2002, additional reserves for sales-type leases were recorded based on the credit evaluation of certain customers. The fiscal 2003 amount represents the receipt of customer payments related to balances previously reserved for, as well as reductions in the reserves for sales-type leases due to our belief that certain customers had improved their credit outlook. These 2003 reserve reductions and collections were partially offset by amounts reserved for in 2003. For fiscal 2004, the adjustment represents the write-off of the long-term receivable balances due from a customer of $28.1 million, partially offset by the reversal of reserves established in relation to our sales-type leases during this period.

    (g)
    For all periods presented, we recorded an allowance for customer credits related to receivables from a customer affiliated with The News Corporation as collectibility was not reasonably assured. See Note 2 (Accounts Receivable) to the audited consolidated financial statements appearing elsewhere in this prospectus. In connection with the Recapitalization, The DIRECTV Group guaranteed the obligations under these contracts. The adjustments represent the amount of revenues that would have been recognized had the allowance for customer credits not been recorded.

    (h)
    For all periods presented, we reserved for investments that are accounted for using the cost method to reflect our assessment of their current market value.

    (i)
    For fiscal 2004, amount represents the costs incurred in relation to the Recapitalization. These costs consisted of $138.4 million related to our debt tender offers, $9.5 million resulting from the cashing out of restricted stock units and stock options, $5.0 million of Transaction-related bonuses paid to certain of our executives, and $2.2 million relating to the proxy solicitation and other costs.

    (j)
    For fiscal 2004, amount represents an $11.1 million gain on the sale of our Spring Creek Teleport. See Note 13 to the audited consolidated financial statements appearing elsewhere in this prospectus.

    (k)
    For fiscal 2002, other items consist of (i) $2.2 million of loss on disposal of assets and (ii) $1.7 million of transaction costs related to acquisitions not consummated. For fiscal 2003, other items consist of (i) $2.2 million of management retention bonuses, (ii) $1.8 million of non-cash stock compensation expense, (iii) $1.6 million of transaction costs related to acquisitions not consummated and (iv) $1.5 million of loss on disposal of assets, offset by $1.4 million of gain related to the termination of the Galaxy 8-iR construction contract. For fiscal 2004, other items consist of (i) $2.9 million of non-cash stock compensation expense (ii) $0.7 million of expenses for management advisory services from the Sponsors, (iii) $0.3 million of transaction costs related to acquisitions not consummated, (iv) $0.2 million of loss on disposal of assets and (v) $0.1 million loss from an investment accounted for by the equity method, partially offset by $1.3 million of non-cash reserve adjustments.

(6)
Includes $155.1 million of Transaction-related costs and the $99.9 million PAS-6 impairment loss recorded during fiscal 2004.

(7)
Contracted backlog represents the actual dollar amount (without discounting for present value) of the expected future cash payments to be received from customers under all long-term contractual agreements, including operating leases, sales-type leases and related service agreements, which may extend to the end of the life of the satellite or beyond to a replacement satellite. Contracted backlog is attributable to both satellites currently in orbit and those planned for future launch.

(8)
On October 19, 2004, the Issuer declared and paid a dividend of $3.39 per share to its then existing stockholders.

(9)
For purposes of calculating the ratio of earnings to fixed charges, earnings are defined as income (loss) before extraordinary item, cumulative effect of accounting change and provision (benefit) for income taxes paid plus fixed charges. Fixed charges consist of interest expense on all indebtedness (including amortization of discount and financing costs) plus one-third of rent expense which management believes is representative of the interest component of rent expense. After giving effect to the Transactions, the pro forma consolidated ratio of earnings to fixed charges for the Issuer for the year ended December 31, 2004 would have been 0.24x.

(10)
The number of transponders is in 36 MHz equivalents which is calculated by dividing the total bandwidth (in MHz) by 36.

RISK FACTORS

        You should carefully consider the following factors in addition to the other information set forth in this prospectus before you decide to tender outstanding notes in the exchange offer. The risks and uncertainties described below are not the only ones facing us. Additional risks and uncertainties not presently known to us or that we currently believe are immaterial may also adversely impact our business operations. If any of the following risks actually occur, our business, financial condition, results of operations and our ability to make payments on the notes would likely suffer and you may lose all or part of your investment in the notes.

Risks Related to the Exchange Offer

If you choose not to exchange your outstanding notes, the present transfer restrictions will remain in force and the market price of your outstanding notes could decline.

        If you do not exchange your outstanding notes for exchange notes in the exchange offer, then you will continue to be subject to the transfer restrictions on the outstanding notes as set forth in the offering circular distributed in connection with the private offering of the outstanding notes. In general, the outstanding notes may not be offered or sold unless they are registered or exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, the Issuer does not intend to register resales of the outstanding notes under the Securities Act. You should refer to "Summary—Summary of Terms of the Exchange Offer" and "The Exchange Offer" for information about how to tender your outstanding notes.

        The tender of outstanding notes under the exchange offer will reduce the principal amount of the outstanding notes outstanding, which may have an adverse effect upon, and increase the volatility of, the market price of the outstanding notes due to reduction in liquidity.

Risks Relating to Our Indebtedness and the Exchange Notes

We have a substantial amount of indebtedness, which may adversely affect our cash flow and our ability to pay dividends on our common stock, comply with our debt covenants, repay our indebtedness and operate our business.

        As of December 31, 2004, on a pro forma basis and after giving effect to the Initial Public Offering, we would have had outstanding indebtedness of approximately $3,244.6 million, which would have represented approximately 75% of our total consolidated capitalization. PanAmSat currently has availability of $207.0 million (net of standby letters of credit of approximately $43.0 million) under its revolving credit facility.

        Our substantial indebtedness could have important consequences. For example, it could:

  •
  make it more difficult for us to satisfy our obligations with respect to our outstanding debt, and a failure to comply with any financial and other restrictive covenants could result in an event of default under our debt instruments and agreements;

  •
  require us to dedicate a substantial portion of our cash flow to pay principal and interest on our debt, which will reduce the funds available for dividends on the Issuer's common stock, working capital, capital expenditures, acquisitions and other general corporate purposes;

  •
  limit our flexibility in planning for and reacting to changes in our business and in the industry in which we operate;

  •
  make us more vulnerable to adverse changes in general economic, industry and competitive conditions and adverse changes in government regulation;

  •
  limit our ability to borrow additional amounts for working capital, capital expenditures, acquisitions, debt service requirements, execution of our strategy, or other purposes; and

  •
  place us at a disadvantage compared to our competitors who have less debt.

        Any of the above listed factors could materially and adversely affect our business and results of operations. Furthermore, our interest expense could increase if interest rates rise because the entire amount of our debt under PanAmSat's senior secured credit facilities bears interest at floating rates. See "Description of Certain Indebtedness—Senior Secured Credit Facilities". If we do not have sufficient earnings to service our debt, we would need to refinance all or part of our existing debt, sell assets, borrow more money or sell securities, none of which we can guarantee we will be able to do on commercially reasonable terms or at all.

The Issuer is the sole obligor of the notes and its subsidiaries do not guarantee the Issuer's obligations under the notes and do not have any obligation with respect to the notes; the notes are structurally subordinated to all of the debt and liabilities of the Issuer's subsidiaries and will be effectively subordinated to any of the Issuer's secured debt.

        The Issuer has no operations of its own and derives all of its revenues and cash flow from its subsidiaries. The Issuer's subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay amounts due under the notes or to make any funds available to pay those amounts, whether by dividend, distribution, loan or other payments. The notes are structurally subordinated to all debt and liabilities of the Issuer's subsidiaries, including PanAmSat. In the event of a bankruptcy, liquidation or reorganization or similar proceeding relating to the Issuer's subsidiaries, you will participate with all other holders of the Issuer's indebtedness in the assets remaining after the Issuer's subsidiaries have paid all of their debt and liabilities. In any of these cases, the Issuer's subsidiaries may not have sufficient funds to make payments to the Issuer, and you may receive less, ratably, than the holders of debt of the Issuer's subsidiaries and other liabilities. As of December 31, 2004, on a pro forma basis after giving effect to the Transactions, the notes would have been structurally junior to approximately $2.99 billion of indebtedness, $2.33 billion of which would have been secured. In addition, holders of their secured debt will have claims that are prior to your claims as holders of the notes to the extent of the value of the assets securing that other debt. Notably, the senior credit facility and certain of the notes of PanAmSat are secured by certain of the assets of the Issuer's subsidiaries. Additionally, the indentures governing the notes and the 9% Senior Notes due 2014 of PanAmSat and the senior secured credit facilities permit us and/or our subsidiaries to incur additional indebtedness, including secured indebtedness, under certain circumstances.

Despite our current leverage, we may still be able to incur significant additional indebtedness. This could further exacerbate the risks that we face.

        We will be able to incur significant additional indebtedness in the future. Although the indenture governing the senior discount notes and instruments governing PanAmSat's indebtedness contain restrictions on the incurrence of additional indebtedness, these restrictions are subject to a number of important qualifications and exceptions and the indebtedness incurred in compliance with these restrictions could be substantial. If new debt is added to our existing debt levels, the related risks that we now face, including those described above, could intensify.

The Issuer may not have access to the cash flow and other assets of its subsidiaries that may be needed to make payment on the notes.

        The Issuer's operations are conducted through its subsidiaries and its ability to make payment on the notes is dependent on the earnings and the distribution of funds from its subsidiaries. Their earnings are subject to prevailing economic and competitive conditions and to certain financial, business and other factors beyond their and the Issuer's control. In addition, none of its subsidiaries is obligated to make funds available to the Issuer for payment on the notes. The agreements governing the current and future indebtedness of the Issuer's subsidiaries may not permit the Issuer's subsidiaries to provide the Issuer with sufficient dividends, distributions or loans to fund scheduled interest and principal payments on these notes when due. The terms of the senior secured credit facilities and the indenture governing the 9% Senior Notes due 2014 of PanAmSat significantly restrict PanAmSat and its subsidiaries from paying dividends and otherwise transferring assets to the Issuer. For example, the ability of PanAmSat to make such payments pursuant to the indenture governing the 9% Senior Notes due 2014 is governed by a formula based on Cumulative Credit less 1.4 times Cumulative Interest Expense. In addition, as a condition to making such payments to the Issuer based on such formula, PanAmSat must have a leverage ratio of less than or equal to 5.50 to 1.0 after giving effect to any such payments. Notwithstanding such restrictions, the indenture permits an aggregate of $100.0 million of such payments to be made whether or not there is availability under the formula or the conditions to its use are met. In addition, under the senior secured credit facilities, the ability of PanAmSat to make dividends is governed by a formula similar to that for the 9% Senior Notes (except with $75.0 million of permitted payments not in compliance with such formula rather than $100.0 million); provided that no default shall exist after the making of such payment.

        In addition, if the Issuer's subsidiaries do not generate sufficient cash flow from operations to satisfy their and the Issuer's debt service obligations, including payments on the notes, we may have to undertake alternative financing plans, such as refinancing or restructuring our indebtedness, selling assets, reducing or delaying capital investments or seeking to raise additional capital. Our ability to restructure or refinance our debt will depend on the capital markets and our financial condition at such time. Any refinancing of our debt could be at higher interest rates and may require us to comply with more onerous covenants, which could further restrict our business operations. In addition, the terms of existing or future debt instruments may restrict us from adopting some of these alternatives. Furthermore, neither the Sponsors nor the Issuer have any obligation to provide us with debt or equity financing in the future. Our inability to generate sufficient cash flow to satisfy our debt service obligations, or to refinance our obligations on commercially reasonable terms, would have an adverse effect, which could be material, on our business, financial position, results of operations and cash flows, as well as on our ability to satisfy our obligations in respect of the notes.

The terms of PanAmSat's senior secured credit facilities and the indentures governing the Issuer's senior discount notes and PanAmSat's 9% senior notes may restrict our current and future operations, particularly our ability to respond to changes in our business or to take certain actions.

        PanAmSat's senior secured credit facilities and the indentures governing the Issuer's senior discount notes and PanAmSat's 9% senior notes contain, and any future indebtedness of ours would likely contain, a number of restrictive covenants that impose significant operating and financial restrictions on us, including restrictions that may limit our ability to engage in acts that may be in our best long-term interests. PanAmSat's senior secured credit facilities include financial covenants, including requirements that it:

  •
  maintain a minimum interest coverage ratio; and

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  not exceed a maximum total leverage ratio.

The financial covenants contained in PanAmSat's senior secured credit facilities will become more restrictive over time. In addition, PanAmSat's senior secured credit facilities limit PanAmSat's ability to make capital expenditures and require that it use proceeds of certain asset sales that are not reinvested in PanAmSat's business to repay indebtedness under them.

        PanAmSat's senior secured credit facilities also include covenants restricting, among other things, its ability to:

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  incur or guarantee additional debt or issue preferred stock;

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  pay dividends, or make redemptions and repurchases, with respect to capital stock;

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  create or incur certain liens;

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  make certain loans, acquisitions, capital expenditures or investments; and

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  engage in mergers, acquisitions, asset sales and sale and lease-back transactions.

        The indenture relating to the Issuer's senior discount notes and the indenture relating to PanAmSat's 9% senior notes also contain numerous covenants including, among other things, restrictions on our ability to:

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  incur or guarantee additional indebtedness or issue disqualified or preferred stock;

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  create liens;

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  enter into sale and lease-back transactions;

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  pay dividends or make other equity distributions;

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  repurchase or redeem capital stock;

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  make investments or other restricted payments;

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  sell assets or consolidate or merge with or into other companies;

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  create limitations on the ability of our restricted subsidiaries to make dividends or distributions to us; and

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  engage in transactions with affiliates.

        The operating and financial restrictions and covenants in our existing debt agreements and any future financing agreements may adversely affect our ability to finance future operations or capital needs or to engage in other business activities. A breach of any of the restrictive covenants in PanAmSat's senior secured credit facilities could result in a default under such facilities. If any such default occurs, the lenders under the senior secured credit facilities may elect to declare all outstanding borrowings, together with accrued interest and other fees, to be immediately due and payable, enforce their security interest or require PanAmSat to apply all of its available cash to repay these borrowings, any of which would result in an event of default under the Issuer's senior discount notes and PanAmSat's senior notes. Those lenders will also have the right in these circumstances to terminate any commitments they have to provide further borrowings. If we are unable to repay outstanding borrowings when due, the lenders under the senior secured credit facilities will have the right to proceed against the collateral granted to them to secure the debt owed to them. If the debt under the senior secured credit facilities were to be accelerated, our assets may not be sufficient to repay such debt in full or to repay the Issuer's senior discount notes and PanAmSat's 9% senior notes and our other debt. See "Description of Certain Indebtedness" and "Description of the Notes".

You will be required to pay U.S. Federal income tax on accrual of original issue discount on the notes even if the Issuer does not pay cash interest.

        The outstanding notes were issued at a substantial discount from their principal amount at maturity. Although cash interest will not accrue on the notes prior to November 1, 2009, and there will be no periodic payments of cash interest on the notes prior to May 1, 2010, original issue discount (the difference between the stated redemption price at maturity and the issue price of the notes) will accrue from the issue date of the notes. Consequently, purchasers of the notes generally will be required to include amounts in gross income for United States federal income tax purposes in advance of their receipt of the cash payments to which the income is attributable. Such amounts in the aggregate will be equal to the difference between the stated redemption price at maturity (inclusive of stated interest on the notes) and the issue price of the notes.

Federal and state statutes allow courts, under specific circumstances, to void the notes, subordinate claims in respect of the notes and require note holders to return payments received from us.

        The issuance of the notes may be subject to review under state and federal laws if a bankruptcy, liquidation or reorganization case or a lawsuit, including in circumstances in which bankruptcy is not involved, were commenced at some future date by, or on behalf of, our unpaid creditors. Under the federal bankruptcy laws and comparable provisions of state fraudulent transfer laws, a court may void or otherwise decline to enforce the notes or subordinate the notes to our existing and future indebtedness. While the relevant laws may vary from state to state, a court might do so if it found that when we issued the notes or, in some states, when payments became due under the notes or such guaranty, we received less than reasonably equivalent value or fair consideration and either:

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  were insolvent or rendered insolvent by reason of such incurrence; or

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  were engaged in a business or transaction for which one of our remaining assets constituted unreasonably small capital; or

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  intended to incur, or believed that we would incur, debts beyond our ability to pay such debts as they mature.

The court might also void the notes, without regard to the above factors, if the court found that we issued the notes with actual intent to hinder, delay or defraud our creditors. In addition, any payment by us pursuant to the notes could be voided and required to be returned to us or to a fund for the benefit of our creditors.

        A court would likely find that we did not receive reasonably equivalent value or fair consideration for the notes if we did not substantially benefit directly or indirectly from the issuance of the notes. Our use of proceeds from the issuance of the outstanding notes, which included the distribution of a substantial portion of the proceeds to our shareholders, could increase the risk of such a finding. If a court were to void the notes, you would no longer have a claim against us. Sufficient funds to repay the notes may not be available from other sources. In addition, the court might direct you to repay any amounts that you already received from us.

        The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, we would be considered insolvent if:

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  the sum of our debts, including contingent liabilities, was greater than the fair saleable value of our assets; or

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  if the present fair saleable value of our assets were less than the amount than would be required to pay our probable liability on our debts, including contingent liabilities, as they become absolute and mature; or

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  we could not pay our debts as they become due.

        To the extent a court voids the notes as fraudulent transfers or holds the notes unenforceable for any other reason, holders of notes would cease to have any direct claim against us. If a court were to take this action, our assets would be applied first to satisfy our liabilities, if any, before any portion of our assets could be applied to the payment of the notes.

We may not be able to repurchase notes upon a change of control.

        The indenture requires the Issuer to offer to repurchase some or all of the notes when certain change of control events occur. If the Issuer experiences a change of control, you will have the right to require the Issuer to repurchase your notes at a purchase price in cash equal to 101% of the accreted value of your notes plus accrued and unpaid interest, if any. The source of funds for any such purchase of the notes will be the Issuer's available cash or cash generated from operations of the subsidiaries of the Issuer or other sources, including borrowings, sales of assets or sales of equity. The Issuer may not have sufficient funds to repurchase the notes upon a change of control and PanAmSat may not be able to distribute amounts to the Issuer to repurchase the notes because of restrictions in its debt instruments. In addition, PanAmSat is required to repurchase its existing notes upon a change of control event as defined in the indenture governing the 9% Senior Notes due 2014. In such an event, the senior secured credit facilities provide that a change of control as defined in the indenture governing PanAmSat's notes constitutes a default. If we experience a change of control that triggers a default under the senior secured credit facilities, such default could result in amounts outstanding under the senior secured credit facilities being declared due and payable. Accordingly, PanAmSat may not be able to satisfy its obligations to purchase its existing notes unless it is able to refinance or obtain waivers under the senior secured credit facilities. The Issuer's or PanAmSat's failure to repurchase the notes or the existing PanAmSat notes, respectively, upon a change of control would cause a default under the respective indentures and, in the case of PanAmSat, a cross-default under the senior secured credit facilities. In addition, the change of control covenant in the indenture does not cover all corporate reorganizations, mergers or similar transactions and may not provide you with protection in a highly leveraged transaction. See "Description of the Notes—Certain Covenants".

We cannot assure you that an active trading market will develop for the exchange notes, which may reduce their market price.

        We are offering the exchange notes to the holders of the outstanding notes. The outstanding notes were offered and sold in October 2004 to a small number of institutional investors and are eligible for trading in the PORTAL market.

        We do not intend to apply for a listing of the exchange notes on a securities exchange or on any automated dealer quotation system. There is currently no established market for the exchange notes and we cannot assure you as to the liquidity of markets that may develop for the exchange notes, your ability to sell the exchange notes or the price at which you would be able to sell the exchange notes. If such markets were to exist, the exchange notes could trade at prices that may be lower than their principal amount or purchase price depending on many factors, including prevailing interest rates and the markets for similar securities. The initial purchaser in the private offering of the outstanding notes has advised us that it currently intends to make a market with respect to the exchange notes. However, the initial purchaser is not obligated to do so, and any market making with respect to the exchange notes may be discontinued at any time without notice. In addition, such market making activity may be limited during the pendency of the exchange offer or the effectiveness of a shelf registration statement in lieu thereof.

        Future trading prices of the notes will depend on many factors, including:

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  our operating performance and financial condition;

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  our ability to complete the offer to exchange the outstanding notes for the exchange notes;

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  the interest of securities dealers in making a market; and

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  the market for similar securities.

Risks Relating to Our Industry

Once launched and properly deployed, satellites are subject to significant operational risks due to various types of potential anomalies.

        Satellites utilize highly complex technology and operate in the harsh environment of space and, accordingly, are subject to significant operational risks while in orbit. These risks include malfunctions, commonly referred to as anomalies, that have occurred in our satellites and the satellites of other operators as a result of:

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  the satellite manufacturer's error, whether due to the use of new and largely unproven technology or simply due to a manufacturing defect;

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  problems with the power systems of the satellites, including:

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  circuit failures causing reductions in the power output of the solar arrays on the satellites, which could require us to forego the use of some transponders initially and to turn off additional transponders in later years; and/or

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  failure of the cells within the batteries, whose sole purpose is to power the payload and spacecraft operations during the daily eclipse periods which occur for brief periods of time during two 40-day periods around March 21 and September 21 of each year;

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  problems with the control systems of the satellites, including:

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  failure of the primary and/or backup spacecraft control processor, or SCP;

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  failure of the Xenon-Ion Propulsion Systems, or XIPS, used on certain Boeing satellites, which is an electronic propulsion system that maintains the spacecraft's proper in-orbit position; and

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  general failures resulting from operating satellites in the harsh space environment.

        We have experienced anomalies in each of the categories described above. Although we work closely with the satellite manufacturers to determine and eliminate the cause of these anomalies in new satellites and provide for on-satellite backups for certain critical components to minimize or eliminate service disruptions in the event of failure, we may experience anomalies in the future, whether of the types described above or arising from the failure of other systems or components, and an on-satellite backup may not be available upon the occurrence of such an anomaly. In particular, we may experience additional anomalies relating to the failure of the SCP in certain of our Boeing model 601, or BSS 601, satellites (not including our BSS 601 HP satellites), various anomalies associated with XIPS in our BSS 601 HP satellites or a progressive degradation of the solar arrays in certain of our Boeing model 702, or BSS 702, satellites.

        Two BSS 601 satellites that we operated in the past, as well as BSS 601 satellites operated by others, have experienced a failure of the primary and backup SCPs. Two of the BSS 601 satellites that we currently operate have experienced a failure of the primary SCP.

        Certain of the BSS 601 HP satellites have experienced various problems associated with their XIPS. We operate seven satellites of this type. Three of our currently operated BSS 601 HP satellites have experienced failures of both XIPS. We may in the future experience similar problems associated with XIPS or other propulsion systems on our satellites. Based on a review of available data, we recently reduced our estimate of the useful life of one of our BSS 601 HP satellites, PAS-9.

        Two of the three BSS 702 satellites that we operate, as well as BSS 702s of a similar design operated by others, have experienced a progressive degradation of their solar arrays causing a reduction in output power. Along with the manufacturer, we continually monitor the problem to determine its cause and its expected effect. The power reduction may require us to permanently turn off certain transponders on the affected satellites to allow for the continued operation of other transponders, which could result in a loss of revenues, or may result in a reduction of the satellite's useful life. Due to this continued degradation, based on a review of available data, we recently reduced our estimate of the useful lives of both satellites.

        On March 17, 2004, our PAS-6 satellite suffered an anomaly resulting in a loss of power. On April 1, 2004, this satellite experienced another and more significant loss of power. Following that event, we commenced deorbiting the satellite. As a result of the March 17 event, we recorded a non-cash impairment charge of $99.9 million within income from operations in the first quarter of 2004. This resulted in an approximate $63.3 million after-tax non-cash charge to net loss. PAS-6 had been previously replaced and, at the time of the anomaly, was being used as a backup for another satellite.

        On August 3, 2004, the secondary XIPS on our Galaxy 10R satellite permanently failed. The primary XIPS on this satellite had previously failed. In the absence of the primary and secondary XIPS, this satellite is expected to operate normally on its available backup fuel system for over three years. Prior to this event, Galaxy 10R was scheduled to have an estimated end of useful life in 2015. As a result, we anticipate an additional depreciation expense of approximately $3 million per year.

        Any single anomaly or series of anomalies could materially and adversely affect our operations, our revenues, our relationship with our current customers and our ability to attract new customers for our satellite services. In particular, future anomalies may result in the loss of individual transponders on a satellite, a group of transponders on that satellite or the entire satellite, depending on the nature of the anomaly and the availability of on-satellite backups. Anomalies and our estimate of their future effect may also cause a reduction of the expected useful life of a satellite and contracted backlog. Anomalies may also cause a reduction of the revenues generated by that satellite or the recognition of an impairment loss. Finally, the occurrence of anomalies may adversely affect our ability to insure our satellites at commercially reasonable premiums, if at all. While some anomalies are covered by insurance policies, others are not or may not be covered. See "—Risks Relating to Our Business—Our financial condition could be materially and adversely affected if we were to suffer a loss that is not adequately covered by insurance".

New satellites are subject to launch failures, the occurrence of which can materially and adversely affect our operations.

        Satellites are subject to certain risks related to failed launches. Of the 38 satellites launched by us or our predecessors since 1983, three have resulted in launch failures. In addition, certain launch vehicles that we have used or are scheduled to use have experienced launch failures in the past. Launch failures result in significant delays in the deployment of satellites because of the need both to construct replacement satellites, which can take 24 months or longer, and to obtain other launch opportunities. Such significant delays could materially and adversely affect our operations and our revenues. Launch vehicles may also underperform, in which case the satellite may still be placed into service by using its onboard propulsion systems to reach the desired orbital location, resulting in a reduction in its useful life. In addition, although we have had launch insurance on all of our launches to date, if we were not able to obtain launch insurance on reasonable terms and a launch failure were to occur, we would directly suffer the loss of the cost of the satellite and related costs, which could be as much as $250 million.

New or proposed satellites are subject to construction and launch delays, the occurrence of which can materially and adversely affect our operations.

        The construction and launch of satellites are subject to certain delays. Such delays can result from the delays in the construction of satellites and launch vehicles, the periodic unavailability of reliable launch opportunities, possible delays in obtaining regulatory approvals and launch failures. We have in the past experienced delays in satellite construction and launch which have adversely affected our operations. Future delays may have the same effect. A significant delay in the future delivery of any satellite may also adversely affect our marketing plan for the satellite. If satellite construction schedules are not met, a launch opportunity may not be available at the time a satellite is ready to be launched. Further, any significant delay in the commencement of service of any of our satellites could enable customers who pre-purchased or agreed to lease transponder capacity on the satellite to terminate their contracts and could affect our plans to replace an in-orbit satellite prior to the end of its useful life. The failure to implement our satellite deployment plan on schedule could have a material adverse effect on our financial condition and results of operations. Delays in a satellite intended to replace an existing satellite that results in the existing satellite reaching its end of life before being replaced could result in loss of business to the extent an in-orbit backup is not available. We have plans to launch two satellites during 2005 and a third satellite during 2006 that will replace satellites currently in service. These satellites are an important part of our strategy to further develop our HDTV capacity and ultimately achieve HDTV cable neighborhoods. Any delay in the launch of any of these satellites would cause commencement of service to occur later than the end of the life of the satellite it is replacing, which could result in a loss of revenues and contracted backlog.

The market for satellite insurance has historically fluctuated significantly.

        The price, terms and availability of insurance have fluctuated significantly since we began offering commercial satellite services in 1984. Recently, the cost of obtaining launch and in-orbit policies on satellites have reached historic highs. We expect the cost of obtaining such insurance to continue to remain high and perhaps rise further, and we expect availability to be limited as a result of recent satellite failures and general conditions in the insurance industry, including the continued effects of the September 11 terrorist events. Launch and in-orbit policies on satellites may not continue to be available on commercially reasonable terms or at all. In addition to higher premiums, insurance policies may provide for higher deductibles, shorter coverage periods, higher loss percentages required for constructive total loss claims and additional satellite health-related policy exclusions. For example, while we have in the past been able to obtain launch policies covering a period of three to five years from the date of launch and in-orbit policies covering a period of one to three years from the date of expiration of the applicable launch policy, providers of launch and in-orbit insurance are now unwilling to insure for periods greater than one year.

        An uninsured failure of one or more of our satellites could have a material adverse effect on our financial condition and results of operations. In addition, higher premiums on insurance policies will increase our costs, thereby reducing our operating income by the amount of such increased premiums. Currently, 17 of our 23 satellites are uninsured. As our insurance policies expire, we may elect to reduce or eliminate insurance coverage relating to certain of our satellites to the extent permitted by our debt agreements if we so choose. We may do so if exclusions make such policies ineffective or the costs of coverage make such insurance impractical or if we believe that we can more effectively protect our business through the use of in-orbit spare satellites, backup transponders and self-insurance.

        We also maintain third-party liability insurance. This insurance may not be adequate or available to cover all third-party liability damages that may be caused by any of our satellites, and we may not in the future be able to renew our third-party liability coverage on reasonable terms and conditions, if at all.

The FSS industry is heavily regulated, both in the United States and elsewhere, and such regulation could impede us from executing our business plan.

        We are subject to the regulatory authority of the U.S. government, primarily the Federal Communications Commission, or the FCC, and the national communications authorities of the countries in which we operate. If we do not obtain all requisite regulatory approvals for the construction, launch and operation of any of our future satellites and for the orbital slots planned for these satellites or, the licenses obtained impose operational restrictions on us, or permit interference which could affect the use of our satellites, our business, financial condition and results of operations could be materially adversely affected. In addition, we may not continue to coordinate successfully any or all of our satellites under FCC procedures domestically and under procedures of the International Telecommunication Union internationally. Such coordination is required in connection with domestic and international procedures that are intended to avoid interference to or from other satellites. In addition, the export of satellites and technical information related to satellites, earth station equipment and provision of services to certain countries are subject to State Department, Commerce Department and Treasury Department regulations, which could adversely affect or delay our ability to sell our services to non-U.S. customers.

        More specifically, the risks of government regulation include:

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  the FCC's right to require satellites within its jurisdiction to be relocated to a different orbital location if it determines that re-location is in the public interest;

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  the possibility that the FCC will deny our request to replace an existing satellite with a new satellite;

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  the ability of governments, including the U.S. government, to regulate satellite and terrestrial transmissions that have the potential to interfere with government operations or other satellite or terrestrial commercial operations thereby interfering with our contractual obligations to customers; and

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  the revocation by the FCC of currently unused orbital slots that have been granted to us if we do not utilize such slots prior to their expiration dates, as was the case with two slots previously granted to us that were revoked in 2000.

        Because the regulatory schemes vary by country, we may be subject to regulations in foreign countries of which we are not presently aware. If that were to be the case, we could be subject to sanctions by a foreign government that could materially and adversely affect our operations in that country. There can be no assurance that any current regulatory approvals held by us are, or will remain, sufficient in the view of foreign regulatory authorities, or that any additional necessary approvals will be granted on a timely basis, or at all, in all jurisdictions in which we wish to operate our satellites, or that applicable restrictions in those jurisdictions will not be unduly burdensome. The failure to obtain the authorizations necessary to operate our satellites internationally could have a material adverse effect on our financial condition and results of operations.

The FSS industry has recently experienced flat demand for video services and pricing pressures and overcapacity in certain markets, which could affect us materially and adversely.

        The FSS industry has demonstrated certain weaknesses recently: demand for video services in many of the global markets we serve has been relatively flat; pricing pressure has been experienced in certain international markets due to overcapacity and regional economic downturns; and some of our existing international DTH services customers are in the process of rationalizing their cost structures, including satellite capacity costs, to match their existing and projected revenues. In addition, anticipated increases in demand, including with respect to HDTV services, may fail to materialize to the extent we expect. Any of these industry dynamics could negatively affect our operations and financial condition.

Risks Relating to our Business

Our financial condition could be materially and adversely affected if we were to suffer a loss that is not adequately covered by insurance.

        Our current satellite insurance does not protect us against all satellite-related losses that we may experience, and we do not have in-orbit insurance coverage for all of the satellites in our fleet. Some of our insured satellites are covered by policies with significant exclusions or exceptions to coverage for failures of specific components identified by the underwriters as at risk for possible failure ("Significant Exclusion Policies") and deductibles related to specific components identified by the insurers as the most likely to fail or by a policy with a lower coverage amount than the carrying value of its insurable costs. Moreover, any claims under existing policies are subject to settlement with the insurers. As of December 31, 2004, we had in effect launch and in-orbit policies covering seven satellites in the aggregate amount of approximately $690.1 million, three of which were covered by Significant Exclusion Policies. As our insurance policies expire, we may elect to reduce or eliminate insurance coverage relating to certain of our satellites to the extent permitted by our debt agreements if, in our view, exclusions make such policies ineffective or the costs of coverage make such insurance impractical and if we believe that we can more reasonably protect our business through the use of in-orbit spare satellites, backup transponders and self-insurance. Seventeen of our satellites are currently uninsured. As of December 31, 2004, our uninsured satellites and the satellites covered by Significant Exclusion Policies had a total net book value of satellites and other insurable costs of approximately $971.7 million.

        An additional risk to our business is that we do not generally obtain insurance to cover the risk of revenues lost as a result of satellite anomalies. As a result, even if insurance were to cover a loss relating to a launch or in-orbit failure, we would not be adequately compensated for lost revenues attributable to that loss. As of December 31, 2004, the total net book value of satellites and other insurable costs, which includes certain sales-type leases plus the estimated amount of warranty liabilities related to transponders sold outright, less incentive obligations, totaled approximately $1,527.2 million.

        In January 2005, our Galaxy 5 satellite was replaced by our Galaxy 12 satellite and was deorbited and the insurance policy for our Galaxy 10R satellite expired and was not renewed. The net book value and other insurable costs of our Galaxy 5 and Galaxy 10R satellites were $0 and approximately $98 million as of December 31, 2004, respectively.

        A partial or complete failure of a revenue-producing satellite, whether insured or not, could require additional, unplanned capital expenditures, an acceleration of planned capital expenditures, interruptions in service, a reduction in contracted backlog and lost revenue, and could limit our ability to pay dividends.

Our business is capital intensive, and we may not be able to access the capital markets when we would like to raise capital.

        We may not be able to raise adequate capital to complete some or all of our business strategies or to react rapidly to changes in technology, products, services or the competitive landscape. Industry participants often face high capital requirements in order to take advantage of new market opportunities, respond to rigorous competitive pressures and react quickly to changes in technology. Many of our competitors are committing substantial capital and, in many instances, are forming alliances to acquire or maintain market leadership. Our business is capital intensive and there can be no assurance that we will be able to satisfy our capital requirements in the future.

We are subject to significant and intensifying competition both within the FSS industry and outside the industry from companies offering other means to transmit signals, such as through fiber optics.

        We face significant and intensifying competition in the FSS industry in different regions around the world from companies such as: Intelsat Ltd. and Eutelsat S.A.; SES Global, the entity formed by the November 2001 acquisition of GE American Communications, Inc. by Societe Europeenne des Satellites, the Luxembourg-based operator of ASTRA, one of Europe's leading DTH services; New Skies Satellites N.V.; and Loral Space & Communications Ltd. among others. Competition in the FSS industry lowers prices, which can reduce our operating margins and the cash available to fund our operations, service our debt obligations and pay dividends. There has been a trend toward consolidation of major FSS providers as customers increasingly demand more robust distribution platforms with network redundancies and worldwide reach, and we expect to face increased competition as a result of this trend. For example, SES Global now has the world's largest satellite fleet, and the combined entity is now capable of providing service in many of the markets we serve. These and other direct competitors are likely to continue developing and launching satellites with greater power and more transponders, which may create satellite capacity at lower costs. In order to compete effectively, we may have to invest in similar technology.

        In addition, we believe that there are many companies that are seeking ways to improve the ability of existing land-based infrastructure, such as fiber optic cable, to transmit signals. Any significant improvement or increase in the amount of land-based capacity, particularly with respect to the existing fiber optic cable infrastructure and point-to-point applications, may cause our video services customers to shift their transmissions to land-based capacity or make it more difficult for us to obtain new customers. If fiber optic cable networks or other ground-based high-capacity transmission systems are available to service a particular point, that capacity, when available, is generally less expensive than satellite capacity. As land-based telecommunications services expand, demand for some satellite-based services may be reduced.

        Some of our direct and indirect competitors, both those in and outside of the FSS industry, have greater financial resources and operating flexibility than we do. This may permit them to respond better to changes in the industry.

We could be adversely affected if our customers default on their obligations to us.

        We rely on a limited number of customers to provide a substantial portion of our revenues and contracted backlog. For example, two customers, The DIRECTV Group and The News Corporation, comprised approximately 15% and 11%, respectively, of total revenues in 2004. No other customers represent more than 10% of revenues. Some customers have in the past defaulted and, although we monitor our larger customers' financial performance and seek deposits, guarantees and other methods of protection against default where possible, our customers may in the future default on their obligations to us due to bankruptcy, lack of liquidity, operational failure or other reasons. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Management Overview". Defaults by any of our larger customers or by a group of smaller customers who, collectively, represent a significant portion of our revenues could adversely affect our revenues, operating margins and cash flows.

We are exposed to political, economic and other risks that arise from operating a multinational business.

        A significant portion of our business is conducted outside of the United States. For the years ended December 31, 2002, 2003 and 2004, approximately 58%, 56% and 56% of our revenues, respectively, were generated from customers outside of the United States. Accordingly, our business is subject to the political, economic and other risks that are inherent in operating in numerous countries. These risks include, but are not limited to:

  •
  required compliance with a variety of foreign laws and regulations, including telecommunications standards, noncompliance with which could restrict our ability to compete in certain foreign markets;

  •
  withholding taxes or other taxes of our foreign income imposed by foreign countries, which could make the cost of our services in such markets prohibitively expensive or reduce cash flows;

  •
  tariffs or other restrictions on foreign trade or investment, including currency exchange controls, trade protection measures and import or export licensing requirements imposed by foreign countries, which could limit our ability to compete in such markets;

  •
  fluctuations in exchange rates that may affect the demand for our services and adversely affect the profitability in U.S. dollars of services provided by us in foreign markets where payment for our services is made in the local currency;

  •
  difficulty in enforcing agreements through foreign legal systems, which could limit our ability to receive payments for services rendered; and

  •
  changes in general economic and political conditions in countries where we operate, which could limit our ability to provide services, compete or receive payments for services rendered.

        Our business success depends in part on our ability to anticipate and effectively manage these and other regulatory, economic, social and political risks inherent in international business.]

Our strategy to selectively pursue complementary acquisitions may present unforeseen integration obstacles or costs.

        We may selectively pursue complementary acquisitions and joint ventures. Acquisitions involve a number of risks and present financial, managerial and operational challenges, including:

  •
  potential disruption of our ongoing business and distraction of management;

  •
  difficulty with integration of personnel and financial and other systems;

  •
  hiring additional management and other critical personnel; and

  •
  increasing the scope, geographic diversity and complexity of our operations.

        In addition, we may encounter unforeseen obstacles or costs in the integration of acquired businesses. Also, the presence of one or more material liabilities of an acquired company that are unknown to us at the time of acquisition may have a material adverse effect on our business. Our acquisition and joint venture strategy may not be successfully received by customers, and we may not realize any anticipated benefits from acquisitions or joint ventures.

Our controlling shareholders may have interests that conflict with yours.

        The Sponsors and members of management and of our Board of Directors collectively own a majority of our outstanding common stock. These investors collectively control our affairs and policies. Circumstances may occur in which the interests of these shareholders could be in conflict with the interests of the holders of the notes. In addition, these shareholders may have an interest in pursuing acquisitions, divestitures or other transactions that, in their judgment, could enhance their equity investment, even though such transactions might involve risks to the holders of the notes if the transactions resulted in our being more leveraged or significantly changed the nature of our business operations or strategy. In addition, if we encounter financial difficulties, or we are unable to pay our debts as they mature, the interests of our shareholders might conflict with those of the holders of the notes. In that situation, for example, the holders of the notes might want us to raise additional equity from the Sponsors or other investors to reduce our leverage and pay our debts, while the Sponsors might not want to increase their investment in us or have their ownership diluted and instead choose to take other actions, such as selling our assets. Additionally, the Sponsors and certain of their affiliates are in the business of making investments in companies and currently hold, and may from time to time in the future acquire, interests in businesses engaged in the satellite industry that directly or indirectly compete with certain portions of our business. For instance, certain of the Sponsors currently have investments in some of our customers. Further, if they pursue such acquisitions or make further investments in the satellite industry, those acquisition and investment opportunities may not be available to us. So long as the Sponsors continue to collectively own a significant amount of our equity, even if such amount is less than 50%, they will continue to be able to influence or effectively control our decisions.

USE OF PROCEEDS

        The Issuer will not receive any cash proceeds from the issuance of the exchange notes. In consideration for issuing the exchange notes as contemplated in this prospectus, we will receive in exchange a like principal amount of outstanding notes, the terms of which are identical in all material respects to the exchange notes, except that the exchange notes are registered under the Securities Act, are not entitled to the registration rights which are applicable to the outstanding notes, and are not subject to certain special interest rate provisions applicable to the outstanding notes. The outstanding notes surrendered in exchange for the exchange notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the exchange notes will not result in any change in our capitalization.

CAPITALIZATION

        The following table sets forth the capitalization of the Issuer as of December 31, 2004:

  •
  on an actual basis; and

  •
  on a pro forma basis to give effect to the Initial Public Offering, including the 1 for approximately 1.52 reverse stock split effected on March 1, 2005 and the $200.0 million dividend that was paid to the then existing stockholders with a portion of the net proceeds of the Issuer's initial public offering.

        The information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations", "Unaudited Pro Forma Condensed Consolidated Financial Information" and the consolidated financial statements and related notes appearing elsewhere in this prospectus. The issuance of the exchange notes will not result in any change in our capitalization.

	As of December 31, 2004
	Actual	Pro Forma
	(In millions)
Debt (including current maturities):
PanAmSat Holding Corporation:
10 3/8% Senior Discount Notes due 2014(1)	$255.1	$255.1
PanAmSat Corporation:
Senior secured credit facilities(2)	2,321.8	2,056.8
8 1/2% Senior Notes due 2012	1.2	1.2
6 3/8% Senior Notes due 2008	150.0	150.0
6 7/8% Senior Debentures due 2028	125.0	125.0
9% Senior Notes due 2014	1,010.0	656.5

Total debt	3,863.1	3,244.6
Stockholders' equity:
Common stock, par value $0.01 per share (actual, 131.7 million shares authorized and 72.6 million shares outstanding) (pro forma, 400.0 million shares authorized and 122.6 million shares outstanding)(3)	0.7	1.2
Additional paid-in-capital	131.7	990.4
Retained earnings	320.9	79.7
Accumulated other comprehensive income	1.2	1.2
Other stockholders' equity	(3.4)	(3.4)

Total stockholders' equity	451.1	1,069.1

Total capitalization	$4,314.2	$4,313.7

(1)
This amount will accrete to approximately $416.0 million aggregate principal amount at maturity.

(2)
Consists of a five-year $800.0 million Term Loan A Facility, a seven-year $1,647.5 million Term Loan B Facility and a $250.0 million five-year revolving credit facility at PanAmSat (with $674.3 million, $1,647.5 million and $0, respectively, outstanding as of December 31, 2004, excluding a $25.0 million voluntary prepayment of the Term Loan A Facility from available cash on hand unrelated to the Initial Public Offering made on March 22, 2005).

(3)
The amount does not include 9.5 million shares of the Issuer's common stock that are reserved for issuance under the 2004 Stock Option Plan and 0.8 million shares of the Issuer's common stock that are reserved for issuance under the 1997 Stock Incentive Plan, under which options to purchase 5.0 million shares were outstanding as of December 31, 2004.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

        The following unaudited pro forma condensed consolidated financial information has been developed by application of pro forma adjustments to the historical consolidated financial statements of the Issuer appearing elsewhere in this prospectus. The unaudited pro forma condensed consolidated balance sheet gives effect to the Initial Public Offering as if it had occurred on December 31, 2004. The unaudited pro forma condensed consolidated statement of operations for the fiscal year ended December 31, 2004 gives effect to the Recapitalization, the Contribution and the Initial Public Offering as if they had each occurred on January 1, 2004. Assumptions underlying the pro forma adjustments are described in the accompanying notes. The unaudited pro forma condensed consolidated statement of operations does not reflect one-time charges relating to the Initial Public Offering. See Note 1 to the unaudited pro forma condensed consolidated statement of operations.

        The unaudited pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable under the circumstances. The unaudited pro forma condensed consolidated financial information is presented for informational purposes only. The unaudited pro forma condensed consolidated financial information does not purport to represent what the results of operations or financial condition of the Issuer would have been had the Recapitalization, the Contribution and the Initial Public Offering actually occurred on the dates indicated, nor do they purport to project the results of operations or financial condition of the Issuer for any future period or as of any future date. The unaudited pro forma condensed consolidated financial information should be read in conjunction with the information contained in "Selected Historical Consolidated Financial, Operating and Other Data", "The Transactions", "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements of the Issuer and related notes thereto appearing elsewhere in this prospectus.

        The issuance of the exchange notes will not result in any change to the historical or pro forma financial information.

PANAMSAT HOLDING CORPORATION

Unaudited Pro Forma Condensed Consolidated Balance Sheet

(In thousands)

	As of December 31, 2004
	Historical	Adjustments		Pro Forma
Current Assets:
Cash and cash equivalents	$38,982	$(13,115)	(1)	$25,867
Accounts receivable, net	69,380	—		69,380
Net investment in sales-type leases	24,776	—		24,776
Prepaid expenses and other current assets	26,595	—		26,595
Deferred income taxes	7,817	—		7,817
Assets held for sale	3,300	—		3,300

Total current assets	170,850	(13,115)		157,735
Satellites and other property and equipment, net	1,955,664	—		1,955,664
Net investment in sales-type leases	74,990	—		74,990
Goodwill, net	2,244,131	—		2,244,131
Deferred charges and other assets, net	326,296	(23,062	)(2)	303,234

Total assets	$4,771,931	$(36,177)		$4,735,754

Current Liabilities:
Accounts payable and accrued liabilities	$69,456	$—		$69,456
Current portion of long-term debt	4,100	—		4,100
Current portion of satellite incentive obligations	13,148	—		13,148
Accrued interest payable	45,589	(11,975)	(1)	33,614
Deferred gains and revenues	26,618	—		26,618

Total current liabilities	158,911	(11,975)		146,936
Long-term debt	3,859,038	(618,500)	(3)	3,240,538
Deferred income taxes	31,779	(23,677)	(4)	8,102
Deferred credits and other (principally customer deposits and deferred revenues)	271,100	—		271,100

Total liabilities	4,320,828	(654,152)		3,666,676

Stockholders' Equity:
Total stockholders' equity	451,103	617,975	(2)	1,069,078

Total liabilities and stockholders' equity	$4,771,931	$(36,177)		$4,735,754

See Notes to Unaudited Pro Forma Condensed Consolidated Balance Sheet

PANAMSAT HOLDING CORPORATION

Notes to Unaudited Pro Forma Condensed Consolidated Balance Sheet

(In thousands)

(1)
The unaudited pro forma condensed consolidated balance sheet gives effect to the following pro forma effects of the estimated sources and uses from the Issuer's initial public offering:

Sources:
Issuance of common stock	$900,000
Cash on hand	13,115

$913,115

Uses:
Repayment of a portion of PanAmSat's 9% senior notes	$353,500
Repayment of a portion of PanAmSat's Term Loan A Facility (a)	265,000
Dividend to existing stockholders of the Issuer	200,000
Fees and expenses associated with the Issuer's initial public offering	50,825
Premiums paid to holders of PanAmSat's 9% senior notes	31,815
Accrued interest on debt to be repaid	11,975

$913,115

    (a)
    Excludes prepayment of approximately $25.0 million from cash on hand unrelated to the Issuer's initial public offering.

(2)
Reflects the following adjustments to stockholders' equity related to the Initial Public Offering:

Equity issued in relation to the Issuer's initial public offering	$900,000
Dividend to existing stockholders of the Issuer	(200,000)
Fees and expenses related to the Issuer's initial public offering, net of income tax effect (a)	(10,050)
Underwriters fees	(37,125)
Write-off of debt issuance costs, net of income tax effect (b)	(14,646)
Premiums paid to holders of PanAmSat's 9% senior notes, net of income tax effect (c)	(20,204)

Total	$617,975

    (a)
    This amount reflects pre-tax charges related to the Issuer's initial public offering of approximately $13.7 million, net of related income tax benefits of approximately $3.6 million.

    (b)
    This amount reflects pre-tax charges of approximately $23.1 million related to the write-off of debt issuance costs associated with the debt repaid with a portion of the net proceeds from the Issuer's initial public offering, net of related income tax benefits of approximately $8.4 million.

    (c)
    This amount reflects pre-tax charges of approximately $31.8 million related to premiums paid to holders of PanAmSat's 9% senior notes, net of related income tax benefits of approximately $11.6 million.

(3)
Reflects the repayment of the following indebtedness of PanAmSat in connection with the Initial Public Offering:

Repayment of a portion of PanAmSat's 9% senior notes	$353,500
Repayment of a portion of PanAmSat's Term Loan A Facility	265,000

$618,500

(4)
Reflects the deferred tax impact of adjustments to stockholders' equity as follows:

Fees and expenses related to the Issuer's initial public offering	$(3,650)
Write-off of debt issuance costs	(8,416)
Premiums paid to holders of PanAmSat's 9% senior notes	(11,611)

$(23,677)

PANAMSAT HOLDING CORPORATION

Unaudited Pro Forma Condensed Consolidated Statement of Operations

(In thousands, except per share data)

	Year Ended December 31, 2004
	Historical	Adjustments(1)		Pro Forma
Revenues:
Operating leases, satellite services and other	$811,124	$7,200	(2)	$818,324
Outright sales and sales-type leases	15,946	—		15,946

Total revenues	827,070	7,200		834,270

Operating Costs and Expenses:
Cost of outright sales and sales-type leases	2,224	—		2,224
Depreciation and amortization	294,822	—		294,822
Direct operating costs (exclusive of depreciation and amortization)	157,354	—		157,354
Selling, general and administrative expenses	111,906	(700)	(3)	111,206
Satellite impairment loss	99,946	—		99,946
Facilities restructuring and severance costs	6,192	—		6,192
Gain on insurance claim	(9,090)	—		(9,090)
Gain on sale of teleport	(11,113)	—		(11,113)
Transaction-related costs	155,131	—		155,131

Total operating costs and expenses	807,372	(700)		806,672

Income from operations	19,698	7,900		27,598
Interest expense, net	191,987	28,915	(4)	220,902

Loss before income taxes	(172,289)	(21,015)		(193,304)
Income tax benefit	(93,301)	(7,670)	(5)	(100,971)

Net loss	$(78,988)	$(13,345)		$(92,333)

Net loss per share—basic and diluted	$(0.26)			$(0.75) (6)

Weighted average shares	301,469,392			122,580,623 (6)

See Notes to Unaudited Pro Forma Condensed Consolidated Statement of Operations.

PANAMSAT HOLDING CORPORATION

Notes to Unaudited Pro Forma Condensed Consolidated Statement of Operations

(In thousands)

(1)
The unaudited pro forma condensed consolidated statement of operations does not reflect the following one-time charges estimated as of December 31, 2004, related to the Initial Public Offering, net of related income taxes:

Sponsor management fees	$6,350
Write-off of debt issuance costs	14,646
Premiums paid to holders of PanAmSat's 9% senior notes	20,204

$41,200

(2)
Adjustment represents revenues from a contractual arrangement with an affiliate of The DIRECTV Group that was not recognized because collectibility was not reasonably assured. Pursuant to a contractual arrangement with The DIRECTV Group entered into in connection with the Recapitalization, future lease obligations of the affiliate are guaranteed by The DIRECTV Group. Had this guarantee been in place as of January 1, 2004, these revenues would have been realized.

(3)
Adjustment reflects the elimination of expenses recorded during the year ended December 31, 2004 related to management advisory services provided by the Sponsors. These fees commenced in connection with the Recapitalization and terminated upon completion of the Initial Public Offering.

(4)
The adjustment to interest expense, net reflects interest expense on all indebtedness outstanding on December 31, 2004 and amortization of associated deferred financing costs after giving effect to the Recapitalization, the Contribution and the Initial Public Offering as if they occurred as of January 1, 2004. This adjustment to interest expense, net also assumes lower interest income due to lower cash balances.

Annual interest expense on December 31, 2004 indebtedness at a weighted average interest rate of approximately 6.6%	$256,888
Reduction in interest expense assuming repayment of indebtedness pursuant to the Initial Public Offering and reduced interest rates on PanAmSat's senior secured credit facilities	(54,902)

Pro forma interest expense after giving effect to the Initial Public Offering at a weighted average interest rate of 6.2%	201,986
Pro forma amortization of deferred financing costs, giving effect to the write-off of deferred financing costs in connection with the Initial Public Offering	16,509

218,495
Actual Capitalized interest expense	(8,500)
Actual Interest expense—incentive obligations	10,907

Pro forma interest expense, net	220,902
Historical interest expense, net	(191,987)

Total adjustment	$28,915

(5)
Reflects the tax effect of adjustments to income before income taxes at our marginal rate of 36.495%.

(6)
Pro forma weighted average shares and loss per share assume that the 72,580,623 shares outstanding (after giving effect to the 1 for approximately 1.52 reverse stock split effected on March 1, 2005) and the 50,000,000 shares issued pursuant to the Issuer's initial public offering were outstanding for the year ended December 31, 2004.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL,
OPERATING AND OTHER DATA

        The selected historical consolidated financial, operating and other data as of December 31, 2003 and 2004 and for each of the three years in the period ended December 31, 2004 presented in this table are derived from the consolidated financial statements of the Issuer and related notes appearing elsewhere in this prospectus. The selected historical consolidated financial, operating and other data as of December 31, 2000, 2001 and 2002 and for each of the two years ended December 31, 2001 presented in this table are derived from the consolidated financial statements of PanAmSat and related notes, which are not included in this prospectus.

        The selected historical consolidated financial, operating and other data set forth below should be read in conjunction with, and are qualified by reference to, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements of the Issuer and related notes thereto appearing elsewhere in this prospectus.

	Year Ended December 31,
	2000	2001	2002	2003	2004
	(In thousands, other than share and per share data)
Statement of Operations Data:
Revenues:
Operating leases, satellite services and other	$780,256	$802,194	$792,691	$814,006	$811,124
Outright sales and sales-type leases(1)	243,314	67,881	19,599	17,005	15,946

Total revenues	1,023,570	870,075	812,290	831,011	827,070

Operating Costs and Expenses:
Cost of outright sales and sales-type leases	85,776	12,766	—	—	2,224
Depreciation and amortization	337,450	414,744	335,717	312,833	294,822
Direct operating costs (exclusive of depreciation and amortization)	144,564	147,401	126,387	149,696	157,354
Selling, general and administrative expenses	102,579	121,622	101,983	86,081	111,906
Satellite impairment loss	—	—	—	—	99,946
Facilities restructuring and severance costs	—	8,223	13,708	4,227	6,192
Gain on insurance claims	(3,362)	—	(40,063)	—	(9,090)
Loss on termination of sales-type leases	—	—	18,690	—	—
Gain on sale of teleport	—	—	—	—	(11,113)
Transaction-related costs	—	—	—	—	155,131

Total operating cost and expenses	667,007	704,756	556,422	552,837	807,372

Income (loss) from operations	356,563	165,319	255,868	278,174	19,698
Interest expense, net(2)	128,205	111,153	142,470	143,632	191,987

Income (loss) before income taxes	228,358	54,166	113,398	134,542	(172,289)
Income tax expense (benefit)	102,761	23,562	28,350	35,010	(93,301)

Net income (loss)	$125,597	$30,604	$85,048	$99,532	$(78,988)

Net income (loss) Per Share Data(3):
Basic net income (loss) per share:
Net income (loss) per share	$0.29	$0.07	$0.20	$0.23	$(0.26)
Weighted average shares	430,076,581	430,911,451	431,319,959	431,702,014	301,469,392
Diluted net income (loss) per share:
Net income (loss) per share	$0.29	$0.07	$0.20	$0.23	$(0.26)
Weighted average shares	431,072,268	431,052,705	431,329,398	432,450,874	301,469,392
Balance Sheet Data (at end of period):
Total assets	$6,178,351	$6,296,810	$6,487,738	$5,734,877	$4,771,931
Total debt, including to affiliates(4)	2,542,758	2,521,542	2,550,000	1,700,000	3,863,138
Total long-term liabilities	3,130,086	3,134,897	3,063,003	2,400,273	4,161,917
Total stockholders' equity	2,954,695	2,992,560	3,077,542	3,178,758	451,103

(continued)

	Year Ended December 31,
	2000	2001	2002	2003	2004
	(In thousands, other than contracted backlog and per share data)
Other Financial Data:
EBITDA(5)(6)	$694,013	$580,063	$591,585	$591,007	$314,520
Adjusted EBITDA(5)	$608,209	$578,202	$621,029	$633,047	$624,943
Net cash provided by operating activities	$418,713	$507,904	$519,247	$473,381	$295,283
Net cash provided by (used in) investing activities	(394,185)	(220,836)	(457,729)	69,234	572,699
Net cash provided by (used in) financing activities	(12,442)	9,853	1,420	(855,267)	(1,006,019)
Capital expenditures	449,560	338,203	294,313	104,082	178,713
Contracted backlog (at end of period; in billions)(7)	$6.0	$5.84	$5.55	$4.56	$4.90
Dividends paid per share	$—	$—	$—	$—	$3.39 (8)
Pro-Forma Effect of the Elimination of Goodwill Amortization(9):
Net income (loss):
Reported net income (loss)	$125,597	$30,604	$85,048	$99,532	$(78,988)
Goodwill amortization	64,960	64,960	—	—	—

Adjusted net income (loss)	$190,557	$95,564	$85,048	$99,532	$(78,988)

(1)
Under an outright sales contract, we sell all rights and title to a transponder to a customer, which in turn pays us the full amount of the sale price in cash at the commencement of the contract. At that time, we recognize the sale amount as revenues and record the cost of the transponder to cost of outright sales. Under sales-type leases, we recognize as revenues at the inception of the lease the net present value of the future minimum lease payments, but we continue to receive cash payments from the lessee throughout the term of the lease. In addition, during the life of the lease, we recognize as revenues the portion of each periodic lease payment deemed to be attributable to interest income. The principal difference between a sales-type lease and an operating lease is when we recognize the revenues and related costs, but not when we receive the cash.

(2)
Net of capitalized interest of $56.1 million, $23.3 million, $27.3 million, $13.9 million and $8.5 million for the years ended December 31, 2000, 2001, 2002, 2003 and 2004, respectively, and net of interest income of $6.8 million, $13.5 million, $15.2 million, $13.3 million, and $7.4 million in 2000, 2001, 2002, 2003 and 2004, respectively.

(3)
Net income (loss) per share is calculated by dividing net income (loss) by the weighted average shares outstanding. Weighted average share and net income (loss) per share calculations have been restated for all periods presented to give retroactive effect to the approximately 4.37 to 1 stock split of PanAmSat common stock on August 20, 2004 and the 1 for approximately 1.52 reverse stock split of Issuer common stock effected on March 1, 2005.

(4)
Includes debt of $817.8 million, $796.5 million, $2.55 billion, $1.70 billion and $3.86 billion as of December 31, 2000, 2001, 2002, 2003 and 2004, respectively, and borrowings due to affiliates of $1.73 billion and $1.73 billion as of December 31, 2000 and 2001, respectively. There were no amounts due to affiliates as of December 31, 2002, 2003 or 2004.

(5)
EBITDA is defined as net income plus net interest expense, income tax expense (benefit) and depreciation and amortization. Adjusted EBITDA is defined as EBITDA further adjusted to give effect to unusual items, non-cash items and other adjustments specifically required in calculating covenant ratios and compliance under the indenture governing the Issuer's senior discount notes, the indenture governing PanAmSat's 9% senior notes and senior secured credit facilities. These adjustments include unusual items such as severance, relocation costs and one-time compensation charges, non-cash charges such as non-cash compensation expense and the other adjustments shown below. See "Description of Certain Indebtedness" for more detail regarding the adjustments required in calculating Adjusted EBITDA. EBITDA and Adjusted EBITDA are not presentations made in accordance with GAAP, are not measures of financial condition or profitability, and should not be considered as an alternative to (1) net income (loss) determined in accordance with GAAP or (2) operating cash flows determined in accordance with GAAP. Additionally, EBITDA and Adjusted EBITDA are not intended to be measures of cash flow for management's discretionary use, as they do not consider certain cash requirements such as interest payments, tax payments and debt service requirements. We believe that the inclusion of EBITDA and Adjusted EBITDA in this prospectus is appropriate to provide additional information to investors about certain material non-cash items and the calculation of certain financial covenants in the indenture governing the Issuer's senior discount notes, the indenture governing PanAmSat's 9% senior notes and senior secured credit facilities. Adjusted EBITDA is a material component of these covenants. For instance, the indenture governing the Issuer's senior discount notes, the indenture governing PanAmSat's 9% senior notes and senior secured credit facilities contain financial covenant ratios, specifically total leverage and interest coverage ratios, that are calculated by reference to Adjusted EBITDA. Non-compliance with the financial ratio maintenance covenants contained in PanAmSat's senior secured credit facilities could result in the requirement to immediately repay all amounts outstanding under such facilities, while non-compliance with the debt incurrence ratios contained in the indenture governing the Issuer's senior discount notes or in the indenture governing PanAmSat's 9% senior notes would prohibit the Issuer and PanAmSat, as applicable, from being able to pay dividends or incur additional indebtedness other than pursuant to specified exceptions. In addition, under the restricted payments covenants contained in PanAmSat's senior secured credit facilities (as amended concurrently with the Issuer's initial public offering) and indentures, the ability of the Issuer and PanAmSat, as applicable, to pay dividends is restricted by a formula based on the amount of Adjusted EBITDA. For a description of required covenant levels and actual ratio calculations based on Adjusted EBITDA, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources". We also believe that investors will use Adjusted EBITDA to evaluate our liquidity and our ability to pay dividends, which is particularly important given our leverage.

Because not all companies use identical calculations, these presentations of EBITDA and Adjusted EBITDA may not be comparable to other similarly titled measures of other companies. The following table sets forth a reconciliation of net cash provided by operating activities and net income (loss) to EBITDA and Adjusted EBITDA for the periods indicated.

	Year Ended December 31,
	2000	2001	2002	2003	2004
	(In thousands)
Reconciliation of Net Cash Provided by Operating Activities to Net Income (Loss):
Net cash provided by operating activities	$418,713	$507,904	$519,247	$473,381	$295,283
Gross profit on sales-type leases	136,437	32,715	—	—	—
Depreciation and amortization	(337,450)	(414,744)	(335,717)	(312,833)	(294,822)
Deferred income taxes	(73,194)	(10,811)	(38,107)	(14,722)	99,969
Amortization of debt issue costs and other deferred charges	(7,285)	(9,107)	(12,474)	(9,731)	(14,203)
Gain on sale of teleport	—	—	—	—	11,113
Accretion on senior discount notes	—	—	—	—	(5,110)
Provision for uncollectible receivables	(5,941)	(15,339)	(12,616)	1,632	(31,226)
Effect of Galaxy 10R XIPS anomaly	—	—	—	—	(9,090)
Other non-cash items	—	—	—	(2,756)	2,290
Gain on satellite insurance claims	3,362	—	40,063	—	9,090
Satellite impairment loss	—	—	—	—	(99,946)
Loss on termination of sales-type leases	—	—	(18,690)	—	—
Facilities restructuring and severance costs	(6,096)	(8,223)	(13,708)	(4,227)	(6,093)
Reversal of sales-type lease liabilities	—	—	—	—	3,727
Gain on disposal of fixed assets	—	—	—	—	1,332
Loss on early extinguishment of debt	—	—	(3,309)	(10,663)	(25,751)
Changes in assets and liabilities, net of acquired assets and liabilities	(2,949)	(51,791)	(39,641)	(20,549)	(15,551)

Net income (loss)	$125,597	$30,604	$85,048	$99,532	$(78,988)

Reconciliation of Net Income (Loss) to EBITDA:
Net income (loss)	$125,597	$30,604	$85,048	$99,532	$(78,988)
Interest expense, net	128,205	111,153	142,470	143,632	191,987
Income tax expense (benefit)	102,761	23,562	28,350	35,010	(93,301)
Depreciation and amortization	337,450	414,744	335,717	312,833	294,822

EBITDA	$694,013	$580,063	$591,585	$591,007	$314,520

Reconciliation of EBITDA to Adjusted EBITDA:
EBITDA	$694,013	$580,063	$591,585	$591,007	$314,520
Adjustment of sales-type leases to operating leases(a)	23,548	21,950	22,442	22,858	25,771
Elimination of new sales-type leases(b)	(105,990)	(32,715)	—	—	—
Loss on termination of sales-type leases(c)	—	—	18,690	—	—
Satellite impairment(d)	—	—	—	—	99,946
Gain on satellite insurance claims(e)	(3,362)	—	(40,063)	—	—
Restructuring charges(f)	—	8,223	13,708	4,227	6,192
Reserves for long-term receivables and sales-type lease adjustments(g)	—	—	5,750	(632)	24,419
Reversal of allowance for customer credits(h)	—	—	—	8,100	7,200
Investments(i)	—	—	5,000	1,800	—
Transaction-related costs(j)	—	—	—	—	155,131
Gain on sale of teleport(k)	—	—	—	—	(11,113)
Other items(l)	—	681	3,917	5,687	2,877

Adjusted EBITDA	$608,209	$578,202	$621,029	$633,047	$624,943

    (a)
    For all periods presented, adjustment of sales-type leases to operating leases represent the principal portion of the periodic sales-type lease payments that are recorded against the principal balance outstanding. These amounts would have been recorded as operating lease revenues if these agreements had been accounted for as operating leases instead of sales-type leases. These adjustments have the effect of including the principal portion of our sales-type lease payments in the period during which cash is collected.

    (b)
    For fiscal 2000, elimination of sales-type leases consists of new sales-type lease revenues of $165.8 million. These revenues were offset by related costs of sales-type leases of $59.8 million recorded during fiscal 2000. For fiscal 2001, elimination of sales-type leases consists of one new sales-type lease agreement entered into in July 2001 with new sales-type lease revenues of $45.5 million offset by related cost of sales-type leases of $12.8 million. These adjustments reverse the impact of our new sales-type leases entered into during fiscal 2001 and fiscal 2000. In footnote (a) above, we present an adjustment to reflect our sales-type leases as if they were operating leases.

    (c)
    For fiscal 2002, loss on termination of sales-type leases represents the non-cash loss of $18.7 million incurred upon the conversion of one of our customer's sales-type lease agreements to operating leases. The loss includes the write-off of the related sales-type lease receivable less the cost of the transponders recorded on our books as satellites upon the termination. See Note 3 to the audited consolidated financial statements appearing elsewhere in this prospectus.

    (d)
    For fiscal 2004 satellite impairment represents the pre-tax impairment charge related to the anomalies experienced by our PAS-6 satellite during the three months ended March 31, 2004, which resulted in this satellite being de-orbited on April 2, 2004. See Note 6 to the audited consolidated financial statements appearing elsewhere in this prospectus.

    (e)
    For fiscal 2000, gain on satellite insurance claims represents the $3.4 million gain recorded during 2000 related to insurance proceeds received for our Galaxy 7 satellite. For fiscal 2002, represents the gain recorded related to additional insurance proceeds received for our Galaxy 7 satellite. This gain reflects insurance proceeds of $215.0 million less the write-off of approximately $175.0 million of net assets related to the PAS-7 satellite. See Note 6 to the audited consolidated financial statements appearing elsewhere in this prospectus.

    (f)
    For all periods presented, restructuring charges represent severance costs, leasehold termination costs and/or other facility closure costs. See Note 13 to the audited consolidated financial statements appearing elsewhere in this prospectus.

    (g)
    For all periods presented, reserves for long-term receivables and sales-type lease adjustments represent the amount of customer-related long-term receivables that were evaluated as uncollectible and were partially or fully reserved for during the period. In addition, in 2002, additional reserves for sales-type leases were recorded based on the credit evaluation of certain customers. The fiscal 2003 amount represents the receipt of customer payments related to balances previously reserved for, as well as reductions in the reserves for sales-type leases due to our belief that certain customers had improved their credit outlook. These 2003 reserve reductions and collections were partially offset by amounts reserved for in 2003. For fiscal 2004, the adjustment represents the write-off of the long-term receivable balances due from a customer of $28.1 million, partially offset by the reversal of reserves established in relation to our sales-type leases during the period.

    (h)
    For all periods presented, we recorded an allowance for customer credits related to receivables from a customer affiliated with The News Corporation as collectability was not reasonably assured. See Note 2 (Accounts Receivable) to the audited consolidated financial statements appearing elsewhere in this prospectus. In connection with the Recapitalization, The DIRECTV Group guaranteed the obligations under these contracts. The adjustments represent the amount of revenues that would have been recognized had the allowance for customer credits not been recorded.

    (i)
    For all periods presented, we reserved for investments that are accounted for using the cost method to reflect our assessment of their current market value.

    (j)
    For fiscal 2004, amount represents the costs incurred in relation to the Recapitalization. These costs consisted of $138.4 million related to our debt tender offers, $9.5 million resulting from the cashing out of restricted stock units and stock options, $5.0 million of transaction related bonuses paid to certain of our executives, and the remainder relating to the proxy solicitation and other costs.

    (k)
    For fiscal 2004 amount represents an $11.1 million gain on the sale of our Spring Creek Teleport. See Note 13 to the audited consolidated financial statements appearing elsewhere in this prospectus.

    (l)
    For fiscal 2001, other items consists of management retention bonuses of approximately $0.7 million. For fiscal 2002, other items consists of (i) $2.2 million of loss on disposal of assets and (ii) $1.7 million of transaction costs related to acquisitions not consummated. For fiscal 2003, other items consists of (i) $2.2 million of management retention bonuses, (ii) $1.8 million of non-cash stock compensation expense, (iii) $1.6 million of transaction costs related to acquisitions not consummated and (iv) $1.5 million of loss on disposal of assets, offset by $1.4 million of gain related to the termination of the Galaxy 8-iR construction contract. For fiscal 2004, other items consist of (i) $2.9 million of non-cash stock compensation expense (ii) $0.7 million of expenses for management advisory services from the Sponsors, (iii) $0.3 million of transaction costs related to acquisitions not consummated, (iv) $0.2 million of loss on disposal of assets and (v) $0.1 million loss from an investment accounted for by the equity method, partially offset by $1.3 million of non-cash reserve adjustments.

(6)
Includes the $155.1 million of Transaction-related costs and $99.9 million PAS-6 impairment loss recorded during fiscal 2004.

(7)
Contracted backlog represents the actual dollar amount (without discounting for present value) of the expected future cash payments to be received from customers under all long-term contractual agreements, including operating leases, sales-type leases and related service agreements, which may extend to the end of the life of the satellite or beyond to a replacement satellite. Contracted backlog is attributable both to satellites currently in orbit and those planned for future launch.

(8)
On October 19, 2004, the Issuer declared and paid a dividend of $3.39 per share to its then existing stockholders.

(9)
Effective January 1, 2002, we adopted Statement of Financial Accounting Standards No. 142 "Goodwill and Other Intangible Assets" (SFAS 142). SFAS 142 provides that intangible assets with finite useful lives be amortized and that goodwill and intangible assets with indefinite lives not be amortized, but rather be tested for impairment annually or when a change in circumstances occurs. Our adoption of SFAS 142 resulted in the elimination of goodwill amortization beginning January 1, 2002. On such date, we had intangible assets of approximately $2.2 billion. The pro forma data gives effect to the discontinuance of goodwill amortization on net income (loss) as if we adopted SFAS 142 on January 1, 2000.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

        The following discussion and analysis should be read in conjunction with the "Selected Historical Consolidated Financial, Operating and Other Data" and our audited consolidated financial statements and related notes thereto appearing elsewhere in this prospectus. Actual results could differ materially from those discussed below. This discussion contains forward-looking statements. Please see "Special Note Regarding Forward-Looking Statements", and "Risk Factors" for a discussion of certain of the uncertainties, risks and assumptions associated with these statements.

Management Overview

        In evaluating our financial condition and operating performance, our management considers many factors. Among the most important are revenues, satellite health and technology, satellite insurance, profitability and liquidity.

        We and our industry face certain challenges. Our experience continues to indicate that the demand for video services in many of the global markets we serve is relatively flat; we have experienced pricing pressure in certain international markets due to overcapacity and regional economic conditions; and some of our customers are trying to rationalize their cost structures, including satellite capacity costs, to match their existing and projected revenues. All of these challenges could negatively affect our revenues. Notwithstanding these challenges, we continue to see expansion potential with the increasing acceptance of new technologies such as digital cable and HDTV and through the further expansion of our cable neighborhoods. We are also well positioned to provide additional capacity to U.S. DTH service providers as they expand services to their customers. We have seen growth in our network services and believe that this will continue as developing markets increase their use of VSATs and other private network services. We have also focused our efforts on selling bandwidth and related services to new markets, including the U.S. government, which has consistently increased its use of commercial satellites in recent years. Finally, relative to our competitors, we believe we are in a strong position for dealing with these challenges as a significant portion of our business is video distribution in North America, which continues to have stable pricing, long-term contracts, predictable revenues and consistently strong margins.

        In response to these challenges, we continue to provide high quality services and value to our customers to win, keep and/or expand their business. Nothwithstanding the pricing and overcapacity pressures in our industry, we have had several customer and revenue successes in 2004. In January 2004, we entered into a long-term contract with one of the largest commercial satellite services users in the world, Fox Entertainment Group, Inc.

        In August 2004, in connection with the Recapitalization, The DIRECTV Group and affiliates, including Hughes Network Systems, Inc., DIRECTV Latin America and DIRECTV Operations LLC entered into, amended and in some cases extended, certain transponder lease and other arrangements with us. In addition, The DIRECTV Group paid us for certain past due receivables from, and guaranteed certain future obligations of, our customer Sky Multi-Country Partners, an affiliate of The News Corporation and also guaranteed certain long-term obligations of DIRECTV Latin America owed to us, thereby substantially reducing credit risks associated with these two Latin American DTH platforms in our contracted backlog and protecting us against the possible impact of the future consolidation of those platforms.

        As a result of these continued efforts, we increased our backlog from $4.56 billion as of December 31, 2003 to $4.90 billion as of December 31, 2004.

        Our satellites are typically designed to operate at full capacity for 15 years. A satellite's actual performance and operating life may be affected by anomalies, which may not have become apparent until the satellite was placed in orbit or until the satellite has been in orbit for some time. We have identified three types of potential anomalies among the satellites in our fleet which, if they materialize, have the potential for a significant operational and financial impact. Typically, these identified anomalies do not result in an immediate failure of the satellite. They can, however, result in a reduction of available capacity on the satellite or a reduction in the satellite's operating life. This, in turn, may result in lower revenues or require accelerated capital spending on a replacement satellite and may result in an impairment charge or accelerated depreciation. A satellite may also fail catastrophically for these or other reasons, although this happens less frequently. See "Risk Factors—Risks Relating to Our Industry".

        There are several options available for managing certain of the business risks inherent in the operation of a satellite fleet, none of which can fully compensate for the loss a business may experience upon the failure of a satellite. We typically fully insure the launch of all of our satellites and insure certain of our in-orbit satellites, as appropriate. We also utilize spare satellites and spare capacity to protect against certain business risks.

        Due to increasing costs, limited coverage amounts, loss thresholds, deductibles and policy exclusions, payments for loss under in-orbit insurance policies may not coincide with the actual loss suffered on a covered satellite. It has been our experience that satellites for which total payments have been received may remain fully operational for extended periods of time and satellites which have lost operational capabilities may not result in any insurance payment. In addition to the limitations on coverage, in-orbit insurance is increasingly expensive, making in-orbit insurance an uneconomical choice for certain satellites. Finally, in-orbit insurance policies do not cover other aspects of the business risk inherent in the operation of a satellite such as lost revenues and continued customer service during the two years or more typically needed to launch a replacement.

        As part of our risk management program, we have expanded our use of in-orbit spare satellites, ground-based spare satellites and designated reserve transponders. These alternatives address some of the limitations of satellite insurance as they may offer protection against loss of business due to satellite failure and may help us better serve our customers, plan and control our replacement costs, protect our revenue streams and protect our rights to orbital slots. However, in-orbit and ground-based spare satellites may not be immediately available when needed. They may only be economical replacements for certain high value satellites or services and the cost of a spare satellite may also be prohibitively expensive. See "—Satellite Insurance" below.

        In August 2004, in connection with the Recapitalization, PanAmSat (i) entered into senior secured credit facilities consisting of an $800.0 million Term Loan A Facility (of which $384.3 million is currently outstanding), a $1,660.0 million Term Loan B Facility (of which $1,647.5 million is currently outstanding) and a $250.0 million revolving credit facility, of which $42.6 million was drawn (none of which is currently outstanding); (ii) issued $1,010.0 million aggregate principal amount of 9% senior notes due 2014; (iii) terminated and repaid its old senior secured credit facility; (iv) completed a tender offer for substantially all of its $275.0 million 6 1/8% Notes due 2005 and its $800.0 million 8 1/2% Senior Notes due 2012; and (v) completed the redemption of its remaining 6 1/8% Notes due 2005 in October 2004. In September 2004, PanAmSat repaid the outstanding balance under its revolving credit facility from cash on hand. In October 2004, we issued $416.0 million aggregate principal amount at maturity of 10 3/8% senior discount notes due 2014.

        On November 19, 2004, we made a voluntary prepayment of approximately $137 million under PanAmSat's senior secured credit facilities. As of December 31, 2004, as a result of these financing and repayment activities, we had total debt of approximately $3.86 billion.

        During 2004, subsequent to the Recapitalization, we incurred net operating losses and expect to incur net operating losses during the first four full fiscal quarters following the consummation of the Initial Public Offering. Management expects these losses are fully recoverable based on the taxable income within the next several years. These net operating losses were primarily the result of transaction costs incurred in connection with the Recapitalization, accelerated depreciation on our satellites currently in-orbit, the extraterritorial income exclusion related to certain of our satellites and interest expense deductions. We do not expect a tax impact from the completion of the Issuer's initial public offering other than to reduce future interest expense deductions as a result of lower debt that results from the use a portion of the proceeds of the Issuer's initial public offering to pay down debt.

        Our board of directors has adopted a dividend policy, which reflects an intention to distribute a substantial portion of the cash generated by our business in excess of operating expenses and working capital requirements, interest and principal payments on our indebtedness and capital expenditures, as regular quarterly dividends to our stockholders. Our ability to perform in a manner consistent with such policy is based on certain assumptions and considerations with respect to the factors described in this Management Overview and elsewhere in this Management's Discussion and Analysis of Financial Condition and Results of Operations. On March 21, 2005 our board of directors declared a partial quarterly dividend for the period from March 22, 2005, to March 31, 2005, in the amount of $0.043056 per share, payable on or about April 15, 2005, to stockholders of record as of March 31, 2005.

        Following is a more detailed discussion of the items above and an analysis of our revenues, costs and expenses, results of operations, goodwill amortization, satellite technology, satellite insurance, recent insurance supplements, satellite deployment plans and commitments. Also following is a discussion of critical accounting policies, market risks, certain relationships and related party transactions, liquidity and capital resources and recent accounting pronouncements.

PanAmSat Holding Corporation

        On October 8, 2004, all of PanAmSat's outstanding common stock held by its then existing stockholders was contributed to the Issuer in exchange for an equal number of shares of the Issuer's common stock. As a result of, and immediately following, that contribution, PanAmSat's then existing stockholders owned the Issuer in equal proportion to their prior ownership interest in PanAmSat, and PanAmSat became a wholly-owned subsidiary of the Issuer.

        On October 19, 2004, the Issuer issued the $416.0 million aggregate principal amount at maturity of 10 3/8% senior discount notes pursuant to Rule 144A under the Securities Act of 1933, as amended. PanAmSat is not an obligor under or a guarantor of these notes and they are structurally junior in right of payment to all of PanAmSat's existing and future indebtedness. All of the proceeds of the offering of the senior discount notes, less discounts, commissions and expenses, or approximately $245.8 million, were paid on October 19, 2004 as a dividend to the stockholders of the Issuer. By establishing the Issuer as a holding company for PanAmSat, the Contribution enabled us to incur incremental, structurally subordinated indebtedness and to provide our stockholders with a cash dividend with all of the net proceeds.

        On October 19, 2004, we reduced the option exercise price of existing stock options by $3.39 per share to reflect the decrease in fair value of the underlying stock that resulted from the additional debt incurred and dividend paid as described above. There are no changes to previously estimated compensation expense as a result of this modification.

        On March 22, 2005, the Issuer issued 50 million shares of its common stock (at $18 per share) in connection with its initial public offering, raising $900.0 million (approximately $850.0 million net of underwriting discounts, fees and expenses associated with the Issuer's initial public offering). With the net proceeds from its initial public offering, the Issuer paid a $200.0 million dividend to its stockholders, repaid approximately $265.0 million of the borrowings under the Term Loan A Facility, and redeemed $353.5 million, or 35%, of PanAmSat's 9% senior notes.

        Other than its ownership of PanAmSat, the Issuer does not have any independent operations and derives all of its revenues and cash flow from its subsidiaries. PanAmSat and its subsidiaries are the Issuer's only subsidiaries. The Issuer's ability to pay dividends on its common stock and make payments on its senior discount notes is dependent on the earnings and the distribution of funds from PanAmSat. The agreements governing PanAmSat's senior secured credit facilities and 9% senior notes are the two contractual obligations of PanAmSat that significantly restrict its ability to pay dividends or otherwise transfer assets to the Issuer. Payment of dividends is also subject to compliance with Delaware law.

Revenues

        We earn revenues primarily from the sale of video, broadcasting and network distribution and delivery services through company-owned satellites to media and telecommunications companies and government entities. Video distribution and DTH services provide the majority of our revenues, are relatively predictable and are characterized by long-term contracts, stable pricing and consistently strong margins.

        Over the last several years, revenue from our international DTH customers has declined. This decrease primarily relates to revenue from two of our Latin American DTH customers, as well as revenues related to an Australian DTH customer whose receivable balance was written off during the second quarter of 2004 as a result of credit related issues. Our revenue from Latin American DTH customers has declined as we have renegotiated certain contracts to reduce the amount of capacity used by DIRECTV Latin America and the pricing and terms related to its ongoing leases with us. We expect that our recently negotiated contract amendments with DIRECTV Latin America and the related guaranty by The DIRECTV Group will mitigate a large portion of the impact on us of any decline in this market. In addition, we entered into new contractual arrangements with affiliates of The DIRECTV Group in connection with the Recapitalization that extended the term of certain lease agreements and extended the guarantee period related to DIRECTV Latin America through the end of 2013.

        Certain areas of our business, including our network services, government services, consulting services, long-term construction contracts and non-satellite bandwidth services provide opportunities for growth, expansion of our service offerings and increased sales of our existing capacity. As our revenue mix changes, certain of these services may produce lower margins or less predictable revenues than our other fixed satellite services.

        For the years ended December 31, 2002, 2003 and 2004, we derived our revenues from the following service areas:

	Year Ended December 31,
Services
	2002	2003	2004
Video services	66%	60%	57%
Network services	24	25	26
Government services	3	9	10
Other services	7	6	7

Total	100%	100%	100%

        Our video services generate the majority of our revenues. In 2003, we began to experience a change in the revenue mix of our services. Government services revenues increased as a percentage of total revenues in 2003 and 2004, as a result of our 2003 acquisitions of Hughes Global Services, Inc. and Esatel Communications, Inc. and the development of our G2 segment. While we expect video services to continue to generate the majority of our revenues, we expect that our government services revenues will become a larger portion of our total revenues in the future. We report our operations in two segments: our traditional fixed satellite services business and government services (See "—Selected segment data" below). From 2002 to 2004, we experienced a decrease in operating lease video services revenues of approximately $58.9 million. The decrease was primarily due to lower DTH video revenues as a result of customer credit issues and capacity reductions largely associated with three of our DTH customers as described above.

        We generally enter into operating lease contracts with customers to provide satellite transponders and transponder capacity and, in certain cases, teleport facility and other terrestrial services. On occasion, we have also entered into outright sales and sales-type lease contracts with our customers. Almost all of our contracts are denominated in U.S. dollars.

Operating leases and short-term agreements

        Operating leases are contracts to provide satellite capacity and related services typically for periods of one to 15 years and may extend beyond the satellite's end of life to a follow-on satellite. Long-term operating leases provide us with a stable and predictable source of revenues. Short-term leases and occasional services fill spot market demand. We generally recognize revenues from operating leases on a straight-line basis over the lease term, unless collectability is not reasonably assured. Revenues for occasional services are recognized as services are performed. Operating leases, satellite services and other revenues for the years ended December 31, 2002, 2003 and 2004 represented 97.6%, 98.0% and 98.1% of our consolidated revenues for those periods, respectively (such amounts include a portion of TT&C and other services revenues, which are discussed below). Our FSS segment also provides our G2 segment with certain of its satellite capacity requirements. Our FSS segment recorded revenues to G2 related to satellite capacity leased of $18.1 million, $18.5 million and $21.7 million for the years ended December 31, 2002, 2003 and 2004, respectively, which have been eliminated in consolidation.

Sales-type leases

        Our lease contracts that qualify for capital lease treatment are accounted for as sales-type leases (typically because the lease has certain characteristics, including having a term equal to 75% or more of the estimated economic life of the related satellite). Sales-type leases are similar to operating leases except that under sales-type leases, we recognize as revenues the net present value of the future minimum lease payments at the inception of the lease, but we continue to receive cash payments from the lessee throughout the term of the lease. In addition, during the life of the lease, we recognize as revenues the portion of each periodic lease payment deemed to be attributable to interest income. The principal difference between a sales-type lease and an operating lease is when we recognize the revenues, but not when we receive the cash. See Note 2 "Significant Accounting Policies—Revenue Recognition" to our audited consolidated financial statements appearing elsewhere in this prospectus.

        We have entered into sales-type leases at the request of customers seeking to obtain capital lease treatment of their lease agreements. As of December 31, 2004, we had sales-type lease arrangements covering 20 transponders, in 36 MHz equivalents, on our 23 satellites currently in orbit. We did not enter into any new sales-type leases in 2002, 2003 or 2004. We do not currently expect to enter into any new sales-type leases, although this may change in the future depending upon the facts and circumstances at that time.

Outright sales contracts

        Under an outright sales contract, we sell all rights and title to a transponder to a customer, which in turn pays us the full amount of the sale price in cash at the commencement of the contract. At that time, we recognize the sale amount as revenues along with the related cost of sales and the risk of loss related to the transponder passes to the customer. We have sold the rights to 40 transponders, in 36 MHz equivalents, on our 23 satellites currently in orbit. The number of sold transponders was reduced from 40 to 21 as a result of the deorbiting of Galaxy 5 at the end of its useful life in January 2005. We did not enter into any outright sales during the years ended December 31, 2002, 2003 and 2004. We expect outright sales of transponder capacity to occur infrequently in the future, as we have not entered into any outright sales contracts with customers for over four years and have not recently experienced significant demand from our customers for these contracts.

TT&C and other services

        We earn TT&C services revenues from other satellite operators and from certain customers on our satellites. Revenues from TT&C service agreements represented approximately 3.5%, 3.0% and 2.6% of our revenues for the years ended December 31, 2002, 2003 and 2004, respectively. TT&C agreements entered into in connection with our lease contracts are typically for the period of the related lease agreement. TT&C services provided in connection with outright sales contracts are typically for the term of the sale contract and require the customer to pay a monthly service fee. We also earn revenues for TT&C services in relation to our operating lease agreements with customers. Fees for such services are either included in the customer's monthly lease payment or billed separately. We expect telemetry, tracking and control revenues in 2005 to remain at approximately the same level as in 2004, given our contracted backlog for these services as of December 31, 2004, as well as our expectation of future contracts to be entered into through 2005.

        Our other services include in-orbit backup service, which is backup transponder capacity that we reserve for certain customers on agreed terms. We recognize revenues for in-orbit protection services over the term of the related agreement. Revenues from in-orbit protection for 2002, 2003 and 2004 were approximately 3.2%, 2.2% and 2.5% respectively, of our revenues.

Equipment sales

        We also record revenues related to equipment (other than transponder) sales to customers. These equipment sales are primarily through G2 and represent equipment purchased, constructed or developed on behalf of our customers. We recognize revenues related to these equipment sales upon the transfer to the customer of title to the equipment. Revenues from equipment sales were minimal in 2002 and were approximately 2.4% and 1.8% of our revenues in 2003 and 2004, respectively. We expect that equipment sales will continue to become a larger percentage of our overall revenues in the future as we develop our government services business and strive to meet the increasing demand from our customers for equipment sales.

Long-term construction arrangements

        During 2003, we entered into a long-term construction arrangement with a customer to construct an L-Band navigational payload on our Galaxy 1R replacement satellite, which will be known as Galaxy 15. We recognize revenues utilizing the percentage-of-completion accounting method for long-term construction contracts which extend beyond one year. Revenues and costs related to these contracts are recognized based upon the completion of pre-established milestones. Revenues from long-term construction arrangements for 2003 and 2004 were approximately 1.0% and 1.1% of our revenues, respectively. We did not have any revenues related to long-term construction arrangements during 2002.

Contracted backlog

        Contracted backlog represents the actual dollar amount (without discounting to present value) of the expected future cash payments to be received from customers under all long-term contractual agreements, including operating leases, sales-type leases and related service agreements, which may extend to the end of the life of the satellite or beyond to a replacement satellite. See Note 3 "Operating Leases and Net Investment in Sales-type Leases" to our audited consolidated financial statements appearing elsewhere in this prospectus. Contracted backlog is attributable both to satellites currently in orbit and those planned for future launch. Our contracted backlog for future services as of December 31, 2002, 2003 and 2004 was $5.55 billion, $4.56 billion and $4.90 billion, respectively. The change in contracted backlog from December 31, 2002 to December 31, 2003 was the result of customer contract activity during 2003 and a reduction of our total contracted backlog during 2003 of approximately $360.0 million as a result of the XIPS failure and resulting shortened satellite life on PAS-6B. See "—Satellite Technology—BSS 601 HP XIPS" below.

        As of December 31, 2004, we had contracted backlog for future services of $4.90 billion, which was up from $4.56 billion as of December 31, 2003. This increase was due primarily to contractual arrangements that were executed in connection with the Recapitalization of approximately $687 million, partially offset by reductions in backlog of approximately $81 million as a result of end of life reductions for our Galaxy 10R, Galaxy 11 and PAS-9 satellites (See "—Satellite Technology" below) and a $259 million net reduction to contracted backlog as a result of other customer activity during the year ended December 31, 2004 (approximately $812 million of customer billings during the year less net new contracted backlog of approximately $553 million as a result of the execution of customer contracts). Our contracted backlog as of December 31, 2004 also included approximately $1.42 billion relating to future services on satellites we expect to launch. Approximately $5.1 million of our contracted backlog as of December 31, 2004 represents the aggregate contracted backlog from affiliates of the Sponsors. As of December 31, 2003 and 2004, our contracted backlog was comprised of the following:

	December 31,
	2003	2004
	(In billions)
Category:
Video services	$3.82	$4.02
Network services	0.67	0.71
Government services	0.05	0.09
Other	0.02	0.08

Total	$4.56	$4.90

Geographic distribution of revenues

        Almost all of our contracts are denominated in U.S. dollars. For the years ended December 31, 2002, 2003 and 2004, we derived our revenues from operations in the following regions, shown in percentages:

	Year Ended December 31,
Region
	2002	2003	2004
United States	42%	44%	44%
Latin America	23	19	17
Asia	16	15	13
Africa	8	9	10
Other	11	13	16

Total	100%	100%	100%

Costs and Expenses

        In general, the costs and expenses of our FSS operating segment are largely fixed in nature, providing us with the ability to recognize significant incremental revenues without incurring significant incremental costs once we have launched a satellite. The costs and expenses of our FSS segment include depreciation and amortization, direct operating costs, selling, general and administrative costs and costs associated with any outright sales or sales-type leases. The costs and expenses of our G2 operating segment are largely variable with the revenue that this segment generates. These costs and expenses include cost of equipment sales, salaries and other expenses related to consulting services and costs related to long-term construction arrangements.

        Depreciation and amortization expense is primarily attributable to straight-line depreciation of our satellites. Direct operating costs are primarily comprised of costs to operate and maintain our satellites, such as engineering and operations costs, in-orbit insurance costs and third-party charges generally associated with the provision of special events and occasional services. Selling, general and administrative costs consist primarily of sales and marketing expenses, salaries and benefits, and corporate general and administrative expenses. At the inception of an outright sale or a sales-type lease, the cost basis of the transponder and related insurance is charged to the cost of the outright sale or sales-type lease.

Stock Split and Reverse Stock Split

        In connection with the Recapitalization, on August 20, 2004 PanAmSat's board of directors effected an approximately 4.37 for 1 stock split of PanAmSat's common stock. In addition, on March 1, 2005, we amended and restated our certificate of incorporation to effect a 1 for approximately 1.52 reverse stock split of our common stock. Unless otherwise indicated, all share and per share amounts, as well as the par value amounts and additional paid-in-capital amounts related to our shares, contained in this prospectus have been adjusted to give retroactive effect to the stock split and the reverse stock split.

Contribution of PanAmSat's Common Stock to the Issuer

        In September 2004, the Issuer was established as a Delaware corporation that was owned by the Sponsors and certain members of management and our board of directors in the same proportion as their prior ownership of PanAmSat as well as certain other members of management who purchased shares of the Issuer after the contribution. The capital stock of PanAmSat was contributed to the Issuer in October 2004 prior to the consummation of the issuance of the outstanding notes.

Results of Operations—2004 Compared to 2003

        The following table sets forth the consolidated statement of operations data and related changes expressed in dollars and percentages for each period indicated. The historical results are not necessarily indicative of results to be expected for any future period.

	Year Ended December 31,
			Dollar Change	Percentage Change
	2003	2004
	(In thousands, except percentages)
Revenues
Operating leases, satellite services and other	$814,006	$811,124	$(2,882)	(0.4)%
Outright sales and sales-type leases	17,005	15,946	(1,059)	(6.2)%

Total revenues	831,011	827,070	(3,941)	(0.5)%

Operating costs and expenses
Cost of outright sales and sales-type leases	—	2,224	2,224	—
Depreciation and amortization expense	312,833	294,822	(18,011)	(5.8)%
Direct operating costs (exclusive of depreciation and amortization)	149,696	157,354	7,658	5.1%
Selling, general and administrative expenses	86,081	111,906	25,825	30.0%
Facilities restructuring and severance costs	4,227	6,192	1,965	46.5%
Satellite impairment loss	—	99,946	99,946	—
Gain on insurance claim	—	(9,090)	(9,090)	—
Gain on sale of teleport	—	(11,113)	(11,113)	—
Transaction-related costs	—	155,131	155,131	—

Total operating costs and expenses	552,837	807,372	254,535	46.0%

Income from operations	278,174	19,698	(258,476)	(92.9)%
Interest expense, net	143,632	191,987	48,355	33.7%

Income (loss) before income taxes	134,542	(172,289)	(306,831)	(228.1)%
Income tax expense (benefit)	35,010	(93,301)	(128,311)	(366.5)%

Net income (loss)	$99,532	$(78,988)	$(178,520)	(179.4)%

Net Income (Loss) Per Share
Basic net income (loss) per share:
Net income (loss) per share	$0.23	$(0.26)	$(0.49)	(213.0)%

Weighted average shares	431,702,014	301,469,392

Diluted net income (loss) per share:
Net income (loss) per share	$0.23	$(0.26)	$(0.49)	(213.0)%

Weighted average shares	432,450,874	301,469,392

Revenues

        The decrease in total revenues was primarily attributable to lower program distribution and DTH video revenues of $26.0 million resulting from customer credit related issues in international regions, partially offset by additional government services revenues of $11.3 million related to our G2 operating segment and $5.9 million of additional consulting services revenues. Additionally, occasional services revenue increased by $3.7 million, due partially to the broadcast of the 2004 Summer Olympics and an increase in network services revenues of $2.3 million related to network resellers, data services within the Middle East and additional revenues related to VSAT applications in North America. See "—Operating Segments" below.

Cost of outright sales and sales-type leases

        The increase in cost of sales-type leases recorded during the year ended December 31, 2004 is the result of the recording of approximately $6.3 million of costs related to a warranty obligation to one of the customers on Galaxy 10R, partially offset by the reversal of approximately $4.1 million of in-orbit insurance liabilities related to sales-type leases that are no longer insured.

Depreciation and amortization expense

        The decrease in depreciation and amortization is due primarily to lower depreciation on Galaxy 11, PAS-1R and Galaxy 4R of $25.4 million, as a result of the allocation of insurance proceeds against the carrying values of these satellites, partially offset by the reduced end of life of these satellites. In addition, we recorded lower non-satellite depreciation of $7.4 million and lower depreciation on PAS-6 of $9.3 million due to the impairment loss in the first quarter of 2004 (See "—Satellite Technology" below). These decreases were partially offset by accelerated depreciation of $15.1 million due to reduced end of life estimates for Galaxy 10R and PAS-6B and PAS-9 for XIPS related issues and depreciation of $7.4 million on Galaxy 12 and Galaxy 13, which were placed in service in May 2003 and January 2004, respectively.

Direct operating costs (exclusive of depreciation and amortization)

        The increase in direct operating costs was primarily due to:

  •
  additional direct operating costs of our G2 operating segment of $3.9 million due to the growth of services to the U.S. government.

  •
  $3.2 million of additional costs related to our Horizons joint venture, which commenced operations in January 2004.

  •
  increased expenses of $4.5 million attributable to the growth of our consulting business.

  •
  $3.6 million of additional costs related to our expanded fiber service offerings, after the 2003 acquisition of Sonic Telecommunications International Ltd.

  •
  $3.5 million of additional third party expenses required to perform services for customers under new lease agreements entered into during 2004.

        These increases were partially offset by reduced satellite insurance expense of $7.8 million and a $3.9 million write-off of deferred charges as a result of the termination of certain vendor contracts during the first quarter of 2003.

Selling, general and administrative expenses

        The increase in selling, general and administrative expenses was primarily due to higher bad debt expense of $32.9 million, as compared to 2003, as a result of the $29.6 million pre-tax charge recorded in relation to the write-off of an international customer's long and short-term receivable balances during the second quarter of 2004. Additionally, during the third quarter of 2004, we wrote-off approximately $3.1 million of a customer's net investment in sales-type leases as a result of the August 2004 satellite anomaly on our Galaxy 10R satellite. These increases were partially offset by lower compensation, benefits and related costs of $7.7 million as compared to 2003, due to operational efficiencies achieved during 2004.

Facilities restructuring and severance costs

        In 2004, we recorded non-cash charges of $3.7 million related to our facilities restructuring plan, $1.8 million related to our teleport consolidation plan and $0.6 million related to our 2004 workforce reduction. During 2003, we recorded $4.2 million of charges related to our teleport consolidation plan and $1.4 million of severance charges related to our fourth quarter 2003 workforce reduction, both of which were partially offset by restructuring credits of $1.4 million related to our facilities restructuring plan. See "—Liquidity and Capital Resources—Facilities Restructuring and Severance Costs" below.

Satellite impairment loss

        In the first quarter of 2004, we recorded a non-cash charge of $99.9 million related to the impairment of our PAS-6 satellite See "—Satellite Technology" below.

Gain on Satellite Insurance Claim

        During the fourth quarter of 2004, we received approximately $75 million of insurance proceeds related to our Galaxy 10R satellite. Approximately $9.1 million of these insurance proceeds related to warranty obligations recorded during the third quarter of 2004 for a customer on Galaxy 10R and the write-off of a portion of our net investment in sales-type leases for another customer on this satellite. We recorded a gain on satellite insurance claim of approximately $9.1 million during the fourth quarter of 2004 for this portion of the insurance proceeds received, which related to the third quarter of 2004 charges. See "—Cost of Outright Sales and Sales-type leases" and "Selling, General and Administrative Expenses" above.

Gain on sale of teleport

        The gain on sale of teleport of $11.1 million represents the pre-tax gain recorded during the fourth quarter of 2004 related to the sale of our Spring Creek teleport in October 2004 for approximately $14.4 million, net of associated selling costs. See "—Liquidity and Capital Resources—Facilities Restructuring and Severance Costs" below.

Transaction-related costs

        The increase is due to costs incurred in relation to the Recapitalization in 2004. These costs consist of $138.4 million of costs related to our debt tender offers, $9.5 million resulting from the cashing out of restricted stock units and stock options, $5.0 million of transaction related bonuses paid to certain of our executives and $2.2 million of costs related to the proxy solicitation and other costs.

Income (loss) from operations

        The decrease in income from operations was primarily due to Recapitalization related costs of $155.1 million, the $99.9 million impairment loss for our PAS-6 satellite and the $29.6 million write-off of certain customer receivable balances, partially offset by the reduction in depreciation and amortization expense of $18.0 million and the gain on sale of teleport facility of $11.1 million.

Interest expense, net

        Interest expense, net consisted of the following (in thousands):

	Year Ended December 31,
			Dollar Change
	2003	2004
Gross interest expense	$170,822	$207,909	$37,087
Less: Interest income	13,293	7,422	(5,871)
Less: Capitalized interest	13,897	8,500	(5,397)

Total interest expense, net	$143,632	$191,987	$48,355

        Interest expense, net for the year ended December 31, 2004 increased primarily as a result of the following:

  •
  The increase in the write-off of debt issuance costs during 2004, as compared with 2003, primarily due to the repayment of indebtedness in relation to the Recapitalization.

  •
  Additional interest expense after the Recapitalization, which resulted in incremental indebtedness at higher average interest rates (See "—Liquidity and Capital Resources—Long-term Debt" below).

  •
  Additional interest expense of approximately $5.1 million related to the Issuer's 10 3/8% senior discount notes due 2014, which were issued on October 19, 2004 in connection with the Contribution.

  •
  Lower interest income of $5.9 million primarily due to lower average cash and short term investment balances.

  •
  Lower capitalized interest during 2004 of $5.4 million due to lower satellite construction in progress balances during the year.

        These increases to interest expense, net were partially offset by lower interest expense before the Recapitalization as a result of the repayments of debt made over the last year.

Income tax expense (benefit)

        The decrease in income tax expense was primarily due to the income tax effect of costs recorded during the third quarter of 2004 related to the Recapitalization, the PAS-6 impairment loss recorded during the first quarter of 2004, and the write-off of the customer receivable balance in the second quarter of 2004. The effective income tax rate was a tax benefit of approximately 54.2% for 2004, as compared to a tax expense of approximately 26.0% for 2003.

Selected segment data

	Year Ended December 31,
			Dollar Change	Percentage Change
	2003	2004
	(In thousands, except percentages)
Revenues:
FSS	$775,009	$762,892	$(12,117)	(1.6)%
G2	74,550	85,864	11,314	15.2%
Eliminations	(18,548)	(21,686)	(3,138)	16.9%

Total revenues	$831,011	$827,070	$(3,941)	(0.5)%

Income from operations:
FSS	$269,573	$8,523	$(261,050)	(96.8)%
G2	8,601	11,452	2,851	33.1%
Issuer	—	(277)	(277)	—

Total income from operations	$278,174	$19,698	$(258,476)	(92.9)%

Segment EBITDA:
FSS	$623,718	$612,089	$(11,629)	(1.9)%

G2	$9,329	$12,854	$3,525	37.8%

        As a result of the Recapitalization, we began utilizing Segment EBITDA (as defined below) as a measure of performance for our operating segments during the third quarter of 2004. We evaluate the performance of our operating segments based on several factors, of which the primary financial measure is segment net income (loss) plus net interest expense, income tax expense (benefit) and depreciation and amortization, further adjusted to exclude non-recurring items and other non-cash adjustments ("Segment EBITDA"). Segment EBITDA is presented because our chief operating decision maker evaluates and measures each business unit's performance based on its Segment EBITDA results. See Note 15 "Operating Segments" to our audited consolidated financial statements appearing elsewhere in this prospectus for a reconciliation of income (loss) from operations to Segment EBITDA for our FSS operating segment and our G2 operating segment.

        Our operations are comprised of the following two segments:

        Fixed Satellite Services—Through FSS, we lease transponder capacity to customers for various applications, including broadcasting, news gathering, Internet access and transmission, private voice and data networks, business television, distance learning and DTH and provide TT&C and network services to customers.

        Government Services—Through G2, we provide global satellite and related telecommunications services to the U.S. government, international government entities, and their contractors.

FSS Segment

FSS Revenue by Service-Type

	Year Ended December 31,
			Dollar Change	Percentage Change
	2003	2004
	(In thousands, except percentages)
FSS Revenues:
Video	$494,711	$472,390	$(22,321)	(4.5)%
Network	213,735	215,991	2,256	1.1%
Government	18,548	21,686	3,138	16.9%
Other	48,015	52,825	4,810	10.0%

Total FSS revenues	$775,009	$762,892	$(12,117)	(1.6)%

        Revenues.    The decrease in FSS revenues of $12.1 million was primarily attributable to lower video services revenues of $22.3 million, partially offset by $4.8 million of additional other service revenues, $3.1 million of additional government services revenues and $2.3 million of additional network services revenues as follows:

  Video Services.    The decrease in video services revenues was primarily due to a decrease in program distribution and DTH video services revenues of $26.0 million, resulting primarily from customer credit related issues in international regions. This decrease was partially offset by an increase of $3.7 million in occasional services revenues due to the broadcast of the 2004 Summer Olympics, U.S. presidential conventions and election coverage and other sporting and world events.

  Network Services.    The increase in network services revenues is primarily due to additional revenue from network resellers and additional revenues from customers with VSAT applications in North America.

  Government Services.    The increase in government services revenues, as compared to 2003 represents an increase in satellite capacity leased to our G2 segment by our FSS segment. This revenue eliminates in consolidation.

  Other Services.    The increase in other services revenues is primarily due to additional consulting services revenues of $5.9 million.

        Income from Operations.    The decrease in FSS income from operations was primarily due to Recapitalization related costs of $155.1 million, the $99.9 million impairment loss for our PAS-6 satellite, the $29.6 million pre-tax charge described above and the reduction in FSS gross margin resulting from lower FSS revenues as described above, partially offset by a reduction in depreciation and amortization expense of $18.7 million and the gain on sale of teleport of $11.1 million described above.

        Segment EBITDA.    The decrease in FSS Segment EBITDA is primarily due to the reduction in FSS revenues for 2004 as compared to 2003, which is described above.

G2 Segment

        Revenue.    The increase in G2 segment revenues of $11.3 million reflects a full year of operations in 2004 for the Hughes Global Services, Inc. and Esatel Communications, Inc. acquisitions made during 2003, as well as an increase in satellite bandwidth sales of $7.3 million and an increase in equipment-based sales of $6.1 million as compared to the same period in 2003, partially offset by a decrease in non-satellite bandwidth sales of $2.4 million.

        Income from operations and Segment EBITDA.    Income from operations and Segment EBITDA increased by $2.9 million and $3.5 million, respectively, as compared to the same period in 2003. These increases were primarily a result of the higher revenues earned during 2004, as discussed above, partially offset by the related cost of sales.

Results of Operations—2003 Compared to 2002

	Year Ended December 31,
			Dollar Change	Percentage Change
	2002	2003
	(In thousands, except percentages)
Revenues:
Operating leases, satellite services and other	$792,691	$814,006	$21,315	2.7%
Outright sales and sales-type leases	19,599	17,005	(2,594)	(13.2)%

Total revenues	812,290	831,011	18,721	2.3%

Operating costs and expenses:
Depreciation and amortization expense	335,717	312,833	(22,884)	(6.8)%
Direct operating costs (exclusive of depreciation and amortization)	126,387	149,696	23,309	18.4%
Selling, general and administrative expenses	101,983	86,081	(15,902)	(15.6)%
Facilities restructuring and severance costs	13,708	4,227	(9,481)	(69.2)%
Gain on insurance claims	(40,063)	—	40,063
Loss on termination of sales-type leases	18,690	—	(18,690)

Total operating cost and expenses	556,422	552,837	(3,585)	(0.6)%

Income from operations	255,868	278,174	22,306	8.7%
Interest expense, net	142,470	143,632	1,162	0.8%

Income before income taxes	113,398	134,542	21,144	18.6%
Income tax expense	28,350	35,010	6,660	23.5%

Net income	$85,048	$99,532	$14,484	17.0%

Net Income Per Share:
Basic net income per share:
Net income per share	$0.20	$0.23	$0.03	15.0%

Weighted average shares	431,319,959	431,702,014

Diluted net income per share:
Net income per share	$0.20	$0.23	$0.03	15.0%

Weighted average shares	431,329,398	432,450,874

Revenues

        The increase in operating leases, satellite services and other was primarily due to higher government services and network services revenues. These increases were partially offset by lower program distribution and DTH video revenues attributable to lower net new business, customer credit issues and the 2002 FIFA World Cup as well as lower revenues from occasional use and other services (See "—Selected segment data" below). Outright sales and sales-type lease revenues during 2002 and 2003 represent periodic interest from existing sales-type leases. No new outright sales or sales-type leases were recorded in 2002 or 2003.

Depreciation and amortization expense

        This decrease was primarily due to:

  •
  lower depreciation related to Galaxy 8-i of $43.4 million which was fully depreciated in July of 2002;

  •
  lower depreciation expense recorded in 2003 of $4.1 million as a result of the write-off of our PAS-7 satellite during the first quarter of 2002. See "—Gain on insurance claims"; and

  •
  lower depreciation related to Galaxy 6 of $9.3 million which was fully depreciated in September of 2002.

These decreases were partially offset by:

  •
  additional depreciation expense of $14.3 million related to accelerated depreciation on two satellites due to reduced end-of-life estimates; and

  •
  additional depreciation expense of $18.0 million related to two satellites placed in service during 2002 and 2003.

Direct operating costs (exclusive of depreciation and amortization)

        This increase was primarily related to $40.9 million in costs related to revenues from our G2 segment. This increase was partially offset by $3.6 million in lower broadcast service costs related to the 2002 FIFA World Cup, $6.3 million of lower insurance expense and $6.5 million of other operational efficiencies achieved during 2003, including lower coordination fees, webcast services costs and compensation and benefits.

Selling, general and administrative expenses

        This decrease was primarily due to decreased bad debt expense of $14.2 million, partially offset by higher compensation and benefit expenses. The decrease in bad debt expense was primarily due to several large customer receivables that were provided for during 2002 and reversals of bad debt expense during 2003 as a result of collections on receivables previously reserved.

Facilities restructuring and severance costs

        The 2003 facilities restructuring and severance costs of $4.2 million were related to the disposal and severance charges from our teleport consolidation plan, announced in March 2003, and severance charges related to the workforce reduction that took place in the fourth quarter of 2003. The 2002 facilities restructuring and severance costs of $13.7 million were primarily attributable to the restructuring of certain of our facilities. See Note 13 "Facilities Restructuring and Severance Costs" to our audited consolidated financial statements appearing elsewhere in this prospectus.

Gain on insurance claims

        This gain in 2002 reflects the net proceeds received from the insurers of PAS-7 of $215.0 million less the net book value of the PAS-7 satellite, including incentive obligations. See "—Liquidity and Capital Resources—Insurance settlements" below. There was no comparable transaction in 2003.

Loss on termination of sales-type leases

        On March 29, 2002, we entered into an agreement with one of our customers regarding the revision of the customer's sales-type lease agreements as well as certain other trade receivables. This agreement resulted in the termination of the customer's sales-type leases and the establishment of new operating leases in their place. As a result, we recorded a non-cash charge in the year ended December 31, 2002 of $18.7 million. There was no comparable transaction in 2003.

Income from operations

        The increase in income from operations was primarily due to the decrease in depreciation and amortization expense of $22.9 million, the $18.7 million loss on the termination of sales-type leases to operating leases in 2002, the $18.7 million increase in revenues and lower net facilities restructuring and severance charges of $9.5 million. These increases in income from operations were partially offset by the $40.1 million gain in 2002 related to the settlement of the PAS-7 insurance claim and higher direct operating costs and selling, general and administrative expenses of $7.4 million. The increases in revenues and operating costs were largely attributable to increased activity of our G2 segment. See "—Selected segment data" below.

Interest expense, net

        Interest expense, net consisted of the following:

	Year Ended December 31,
			Dollar Change
	2002	2003
	(In thousands)
Gross interest expense	$184,928	$170,822	$(14,106)
Less: Interest income	15,161	13,293	(1,868)
Less: Capitalized interest	27,297	13,897	(13,400)

Total interest expense, net	$142,470	$143,632	$1,162

        Gross interest expense decreased in 2003 versus 2002 by $14.1 million due to the repayment of PanAmSat's $200.0 million 6% notes in January 2003, the July and December 2003 prepayments under PanAmSat's old senior secured credit facilities of $350.0 million and $300.0 million, respectively, and the write-off of $3.3 million in debt issuance costs related to the 2002 repayment of the $1.7 billion term loan owed to The DIRECTV Group. These decreases were offset by higher interest expense after the 2002 refinancing of The DIRECTV Group term loan and the write-off of $10.7 million of debt issuance costs related to the prepayments made in 2003. Interest income decreased by $1.9 million due to lower cash balances during 2003 while capitalized interest decreased by $13.4 million due to lower construction-in-progress balances as a result of the launches of Galaxy 3C and Galaxy 12 and the termination of the Galaxy 8-iR construction agreement.

Income tax expense

        The increase in income tax expense was primarily due to an increase of $21.1 million in income before income taxes. The effective tax rate for 2003 was comparable to the rate for 2002.

Selected segment data

	Year Ended December 31,
			Dollar Change	Percentage Change
	2002	2003
	(In thousands, except percentages)
Revenues:
FSS	$806,272	$775,009	$(31,263)	(3.9)%
G2	24,074	74,550	50,476	209.7%
Eliminations	(18,056)	(18,548)	(492)	2.7%

Total revenues	$812,290	$831,011	$18,721	2.3%

Income from operations:
FSS	$249,850	$269,573	$19,723	7.9%
G2	6,018	8,601	2,583	42.9%
Eliminations	—	—	—	—

Total income from operations	$255,868	$278,174	$22,306	8.7%

Segment EBITDA:
FSS	$615,011	$623,718	$8,707	1.4%

G2	$6,018	$9,329	$3,311	55.0%

FSS Segment

FSS Revenues by Service Type

	Year Ended December 31,
			Dollar Change	Percentage Change
	2002	2003
	(In thousands, except percentages)
FSS Revenues:
Video	$534,924	$494,711	$(40,213)	(7.5%)
Network	198,420	213,735	15,315	7.7%
Government	18,056	18,548	492	2.7%
Other	54,872	48,015	(6,857)	(12.5%)

Total	$806,272	$775,009	$(31,263)	(3.9%)

        Revenues.    The decrease in FSS revenues was primarily due to lower program distribution and DTH video revenues, which were partially offset by higher network services revenues.

        Video services.    The decrease in revenues from video services was primarily due to:

  •
  lower net new business related to program distribution and DTH video revenues of $11.8 million;

  •
  lower revenues resulting from customer credit issues of $8.8 million;

  •
  lower termination fee revenues of $9.9 million, including an $8.0 million termination fee received in 2002 from one of our customers; and

  •
  a decrease in occasional video services revenues of $9.4 million, which primarily related to the 2002 FIFA World Cup.

        These decreases were partially offset by an increase in revenues related to one-time billings and credits of $3.0 million.

        Network services.    The increase in revenues from network services was primarily attributable to higher net new network service revenues and fewer customer credit issues of $18.4 million. These increases were partially offset by lower Internet related revenues of $6.1 million, primarily as a result of increased customer terminations and contract expirations.

        Income from operations.    The increase in income from operations is primarily due to lower direct operating costs and selling, general and administrative expenses of $39.3 million, a decrease in depreciation and amortization expense of $23.6 million (See "—Depreciation and amortization expense" above), an $18.7 million loss on the termination of sales-type leases to operating leases in 2002, and lower net facilities restructuring and severance charges of $9.5 million. These increases in income from operations were partially offset by the decrease in revenues of $31.3 million and the $40.1 million gain in 2002 related to the settlement of the PAS-7 insurance claim.

        Segment EBITDA.    The increase in Segment EBITDA is primarily due to lower direct operating costs and selling, general and administrative expenses of $39.3 million described above, partially offset by the decrease in revenues of $31.3 million also described above.

G2 Segment

        Revenues.    The $50.5 million increase in G2 segment revenues was primarily the result of the purchases of Hughes Global Services, Inc. and Esatel Communications, Inc. in March 2003 and August 2003, respectively. Our G2 revenues during 2002 consisted primarily of leases of FSS satellite capacity to government contractors. During 2003, with the acquisitions of Hughes Global Services, Inc. and Esatel Communications, Inc., this segment's revenues were expanded to include direct contractual arrangements with the U.S. government and end-to-end satellite service offerings, such as equipment sales to customers.

        Income from operations and Segment EBITDA.    Income from operations and Segment EBITDA increased by $2.6 million and $3.3 million, respectively, primarily due to a $50.5 million increase in G2 revenues offset by an increase in operating costs of $47.9 million. These increases were due to the 2003 acquisitions of Hughes Global Services, Inc. and Esatel Communications, Inc., which resulted in increases in equipment sales and contractual arrangements with the U.S. government. Equipment and non-satellite bandwidth sales carry lower margins as compared to leases of FSS satellite capacity.

Satellite Technology

        Our satellites are typically constructed to operate at full capacity over a design life of 15 years, although the actual performance and operating life of a satellite can vary significantly from that estimate. A satellite's performance and operating life will depend on operational considerations anticipated at the time of design and launch, such as the amount of fuel on board or expected degradation over time of electrical, propulsion, control or other on-board systems necessary for its operation. Performance or operating life may be extended if components degrade less than expected or if requirements are changed to allow reduced-fuel operations. However, performance or operating life may be reduced as a result of anomalies not contemplated by the satellite design which may not have become apparent until the satellite was placed in orbit or after the satellite has been in orbit for some time. It has been our experience that some of these anomalies can be common among satellites of the same model, or on satellite operating systems from the same manufacturer.

        From time to time, our satellites experience operating problems that do not result in a reduction of expected life or usable capacity, but that may result in temporary outages for our customers. Recently, one of our satellites experienced such problems resulting in brief outages for several customers. These problems were resolved through adjustments in the operation of the satellite, and no further outages have occurred.

        We have identified three types of common anomalies among the satellite models in our fleet, which, if they materialize, have the potential for a significant operational impact. These are:

  •
  failure of both of the on-board XIPS used to maintain the in-orbit position of BSS 601 HP satellites;

  •
  accelerated solar array degradation in early BSS 702 satellites; and

  •
  failure of the on-board SCP in BSS 601 satellites.

        On March 17, 2004, our PAS-6 satellite, an FS 1300 model satellite built by Space Systems/Loral, suffered an anomaly resulting in a loss of power. Following that event, we moved the satellite to a storage orbit while we evaluated the problem with the manufacturer. On April 1, 2004, this satellite experienced another anomaly and more significant loss of power. Neither of these losses was anticipated. We maintained communications with, and control of, this satellite and, as a result of the second anomaly, took the necessary steps to de-orbit it.

        PAS-6 had previously been taken out of primary service and at the time of the anomaly was being used as a backup for another satellite, PAS-6B. Accordingly, these events have not affected service to any of our customers and we anticipate that they will not affect our revenues in 2005. We do not plan to replace this satellite. As a result of the March 17, 2004 event, we recorded a non-cash impairment charge within income from operations of approximately $99.9 million in the first quarter of 2004. This resulted in a non-cash charge to net income after taxes of approximately $63.3 million. PAS-6 was uninsured and we will not collect insurance proceeds as a result of these events. Further, as a result of this impairment, we no longer depreciate this asset, which has resulted in lower depreciation expense related to this satellite of approximately $9.3 million for the year ended December 31, 2004.

        For tables showing all identified significant operational concerns, see "—Satellite Insurance—Insured satellites" and "—Satellite Insurance—Uninsured satellites" below.

BSS 601 HP XIPS

        The BSS 601 HP satellite uses a XIPS as its primary propulsion system. There are two separate XIPS on each BSS 601 HP, each one of which is capable of maintaining the satellite in its orbital position. The satellite also has a completely independent bi-propellant propulsion system as a backup to the XIPS. As a result, a single failure of a XIPS on a BSS 601 typically would have no effect on the satellite's performance or its operating life. A failure of a second XIPS on a satellite would also have no impact on the performance of that satellite. However, such a failure would require the use of the backup bi-propellant propulsion system, which could result in a shorter operating life for the satellite depending on the amount of bi-propellant fuel remaining. XIPS failures do not typically result in a catastrophic failure of the satellite or affect the communications capability of the satellite.

        Certain of our BSS 601 HP satellites have experienced various problems associated with XIPS. We currently operate seven BSS 601 HP satellites, excluding Galaxy 8-i. Galaxy 8-i experienced failures of both XIPS in 2000 and continued to operate using bi-propellant until it was de-orbited in February 2004. Three of our currently operated BSS 601 HP satellites have experienced failures of both XIPS.

        The first of the currently operated satellites to experience failure of both primary and secondary XIPS was Galaxy 4R. This satellite is operating as designed on its backup bi-propellant propulsion system. We and the manufacturer of this satellite have determined that the XIPS on this satellite are no longer available. As a result, this satellite's estimated remaining useful life, based on the bi-propellant fuel on board, was reduced to approximately 3.5 years from June 28, 2003, the date of the secondary XIPS failure. The C-band capacity of this and other satellites is backed up by in-orbit satellites with immediately available capacity. We believe that this problem will not affect revenues from the customers on this satellite or our total contracted backlog, as the satellite's backup bi-propellant propulsion system has sufficient fuel to provide ample time to seamlessly transition customers to a new or replacement satellite. We have determined that the satellite's net book value and our investments in sales-type leases on this satellite are fully recoverable.

        We began accelerating depreciation on Galaxy 4R beginning in the third quarter of 2003 to coincide with the satellite's revised estimated useful life. As a result, we recorded additional depreciation expense of $7.7 million during 2003. As of March 2004, following the final insurance settlement on this satellite, depreciation on Galaxy 4R has been approximately equal to the monthly depreciation on this satellite before the anomaly occurred. We expect to launch a replacement for Galaxy 4R in 2006. See "—Recent Insurance Settlements" and "—Satellite Deployment Plan" below.

        The second satellite with failure of both primary and secondary XIPS is PAS-6B. We and the manufacturer of this satellite have determined that the XIPS on this satellite are no longer available. As a result, this satellite's estimated remaining useful life, based on the bi-propellant fuel on board, was reduced to approximately 4.9 years from July 9, 2003, the date of the secondary XIPS failure. We do not expect this problem to affect service to our customers or to affect revenues from the customers on this satellite over the remaining life of the satellite. We plan to construct and launch a replacement satellite for PAS-6B prior to the end of its useful life, although no commitment has been made for the procurement of this satellite at this time. As a result of this XIPS failure, during 2003 we reduced our total contracted backlog by approximately $360.0 million. The insurance policy on this satellite has an exclusion for XIPS-related anomalies and, accordingly, this was not an insured loss.

        We began accelerating depreciation on PAS-6B beginning in the third quarter of 2003 to coincide with the satellite's revised estimated useful life. As a result, we recorded additional depreciation expense of $6.6 million during 2003. See "—Satellite Deployment Plan" below.

        The third satellite with failure of both primary and secondary XIPS is Galaxy 10R. On August 3, 2004, the secondary XIPS on this satellite permanently failed. The primary XIPS on this satellite had previously failed. The satellite is operating normally on its back-up bi-propellant propulsion system, which has proven to be a highly reliable propulsion system with extensive flight experience. This satellite is expected to operate normally on its available bi-propellant fuel for over three years. Prior to this event, Galaxy 10R was scheduled to have an estimated end of useful life in 2015. We do not expect this event to affect service to our customers or to affect revenues from the customers on this satellite over the remaining life of the satellite and there should be no material impact on services, revenues or satellite operations. This event will result in acceleration to the 2005-2007 timeframe of planned capital expenditures to replace this satellite.

        On August 31, 2004, we filed a proof of loss under the insurance policy for Galaxy 10R. During the fourth quarter of 2004, we received all of the expected insurance proceeds for our claim on Galaxy 10R, or approximately $75 million.

        As a result of this event, we recorded approximately $9.1 million of losses in the third quarter of 2004 related primarily to a customer warranty obligation payable at the satellite's end of life and a non-cash write off of a portion of a sales-type lease receivable. These losses and warranty obligations are substantially covered by the Galaxy 10R insurance policies. In connection with the Galaxy 10R insurance settlement, a gain of approximately $9.1 million was recorded during the fourth quarter of 2004, offsetting the third quarter losses. The expected additional depreciation expense resulting from Galaxy 10R's revised estimated useful life will be approximately $3.0 million per year.

        Of our four remaining BSS 601 HP satellites, PAS-5 has a book value of $0 and is no longer in primary customer service. The other three continue to have XIPS available as their primary propulsion system. However, no assurance can be given that we will not have further XIPS failures that result in shortened satellite lives or that such failures will be insured if they occur. For two of these three satellites, the available bi-propellant life ranges exceeded 6 years from December 31, 2004. The third satellite, Galaxy 13/Horizons 1, which was placed into service in January 2004, has available bi-propellant of approximately 11.9 years from December 31, 2004.

        In December 2004, after reviewing the operating time to failure and other data from failed BSS 601 HP XIPS systems in our fleet and from similar systems owned by others, as reported to us by the manufacturer, we reduced our estimate of the end of useful life of one of our BSS 601 HP satellites, PAS-9, from 2015 to 2013. This will result in an increase in our annual depreciation expense of $3.4 million beginning in the fourth quarter of 2004. This estimate is based on currently available data from satellite systems similar to PAS-9 and reflects our current expectations for these systems. We plan to replace this satellite prior to the end of its useful life. Because some of our customer contracts do not require their service to continue onto a replacement satellite, this reduction in our estimate of useful life resulted in a reduction in our contracted backlog of approximately $62.0 million as of December 31, 2004. However, given the nature of our customers' use of this satellite, we expect many of these customers will elect to renew their contracts onto a replacement satellite. We believe that the net book value of this satellite is fully recoverable. Along with the manufacturer, we continually monitor the performance of our satellites that use these systems and will, as warranted, reevaluate our expectations.

BSS 702 solar arrays

        All of our satellites have solar arrays that power their operating systems and transponders and recharge the batteries used when solar power is not available. Solar array performance typically degrades over time in a predictable manner. Additional power margins and other operational flexibility are designed into satellites to allow for such degradation without loss of performance or operating life. Certain BSS 702 satellites have experienced greater than anticipated and unpredictable degradation of their solar arrays resulting from the design of the solar arrays. Such degradation, if continued, results in a shortened operating life of a satellite or the need to reduce the use of the communications payload.

        We currently operate three BSS 702 satellites, two of which are affected by accelerated solar array degradation. On February 19, 2003, we filed proofs of loss under the insurance policies for two of our BSS 702 satellites, Galaxy 11 and PAS-1R, for constructive total losses based on degradation of the solar panels. Service to existing customers has not been affected, and we expect that both of these satellites will continue to serve these customers until we replace or supplement them with new satellites. Along with the manufacturer, we continually monitor the problem to determine its cause and its expected effect. Due to this continued degradation, based on a review of available data in December 2004, we reduced our estimate of the end of the useful life of Galaxy 11 from 2015 to 2009 and of PAS-1R from 2016 to 2010, which will result in an increase in our annual depreciation expense of $24.5 million beginning in the fourth quarter of 2004. We plan to replace these satellites prior to the point at which the solar array degradation would affect operation of the core communications payload. This will accelerate capital expenditures planned for their replacement. Pursuant to our contracts with our customers, a substantial portion of our customer activity on these satellites will continue onto replacement satellites and the reduced estimate of their useful lives will not result in a material reduction in our contracted backlog. We believe that the net book values of these satellites are fully recoverable. See "Recent Insurance Settlements" and "Satellite Deployment Plan" below.

        The third BSS 702 satellite we operate, Galaxy 3C, was launched after the solar array anomaly was identified, and it has a substantially different solar array design intended to eliminate the problem. This satellite has been in service since September 2002 and has not experienced similar degradation problems.

SCP

        Many of our satellites use an on-board SCP to provide advanced orientation control and fault protection functions. SCPs are a critical component in the operation of such satellites. Each such satellite has a backup SCP, which is available in the event of a failure. Certain BSS 601 satellites, including our Galaxy 3R and PAS-4 satellites, have experienced primary SCP failures and are operating on their backup SCPs. Galaxy 3R has limited fuel remaining and is operating in an inclined orbit. PAS-4 is operated as a backup satellite that also provides short-term services. We do not anticipate that a failure of the remaining SCP on either Galaxy 3R or PAS-4 will cause an interruption of our business or require replacement of a satellite.

        We currently operate three additional BSS 601 satellites. PAS-2 and PAS-3R are both in primary service and are in a group of satellites that has been identified as having heightened susceptibility to the SCP problem. The risk of SCP failure appears to decline as these satellites age. PAS-2 and PAS-3R have been in continuous operation since 1994 and 1996, respectively. Both primary and backup SCPs on these satellites are monitored regularly and remain fully functional. Accordingly, we do not expect SCP failures to occur nor do we anticipate an interruption in business or to require early replacement of these satellites. HGS-3 is no longer in primary service and has a book value of less than $1.0 million.

Satellite Insurance

        There are several options available for managing certain of the business risks inherent in the operation of a satellite fleet, none of which can fully compensate for the loss of business we may experience on the failure of a satellite. Launch insurance may replace the capitalized cost of a satellite, but it will not cover the business costs that may result from the delay before a replacement satellite can be constructed and placed into service, such as lost revenues. In-orbit insurance may not be economically available or may be limited in coverage or subject to deductibles or exclusions in a manner that limits its value to the business. In-orbit spare satellites, ground-based spare satellites, interim restoration capacity on other satellites and designated reserve transponders may offer certain protections against loss of business due to a satellite failure, but they may not be immediately available when needed and they may only be an economical choice in certain situations. Following is an analysis of our risk management plan.

        We have obtained launch insurance for all of our satellite launches. Launch insurance coverage is typically in an amount equal to the fully capitalized cost of the satellite, which includes the construction costs, the portion of the insurance premium related to launch, the cost of the launch services and capitalized interest (but may exclude any unpaid incentive payments to the manufacturer). Launch insurance has historically covered claims arising after a launch for a period of up to three to five years, providing for payment of the full insured amount if, for example, the satellite is lost during launch or the satellite fails to achieve the proper orbital location, or if other failures occur during the in-orbit coverage period. Currently, as a result of market conditions in the satellite insurance industry, insurers are offering commercially reasonable launch policies that extend for no more than one year after launch.

        The premium on a launch insurance policy can vary considerably based on the type of satellite and the success rate of the launch vehicle. Currently, launch insurance rates in the industry generally range from 15% to 30% of the fully capitalized cost for a policy covering the launch and initial operations for one year thereafter, although the rates on the types of satellites that we launch generally range from 18% to 25%. As a result of several launch and in-orbit failures in the industry over the last few years, a launch and initial operations insurance premium can equate to $40.0 million or more, assuming a typical $200.0 million satellite with a 20% launch premium. We capitalize the cost of the launch insurance premium and amortize it over the satellite's operational life.

        In-orbit insurance coverage may initially be for an amount comparable to launch insurance levels and generally decreases over time, based on the declining book value of the satellite. Historically, in-orbit policies have covered a period ranging from one to three years. As with launch insurance, insurers today are offering in-orbit policies that last for no more than one year. Currently, the premium on an in-orbit policy is typically 2.50% to 3.25% per year of the insured amount, which equates to an annual premium of between $5.0 million and $6.5 million on a typical $200.0 million satellite that is fully insured. We record the in-orbit insurance premiums as direct operating costs as they are incurred. We also maintain third-party liability insurance.

        The terms of our satellite insurance policies generally provide for payment of the full insured amount if the satellite fails to reach or maintain its orbital location, the satellite fails to perform in accordance with certain design specifications or 75% or more of its operational capacity is lost. In addition, the in-orbit policies generally provide for partial payment for losses of less than 75% of the satellite's operational capacity, in each case subject to applicable deductibles and exclusions. Accordingly, payments for loss under these policies may not coincide with the actual impairment of the satellite. Satellites for which total payments have been received may remain fully operational for extended periods of time and satellites which have been operationally impaired may not result in any insurance payment. Insurance policies typically provide for salvage payments to the insurer, which historically have been based on a share of any revenues generated from satellites that continue to operate after a total loss benefit has been paid.

        See "Risk Factors—Risks Relating to Our Industry".

Backup satellites and transponders

        For each satellite designated as being in primary operating service, we maintain some form of backup capacity. This backup capacity may include any one or more of the following: an in-orbit spare satellite, a ground-based spare satellite, designated reserve transponders on the satellite or interim restoration capacity on other satellites. However, we do not maintain backups for all of our operating capacity. We believe that the availability of backup capacity addresses in part the operational risks relating to potential satellite anomalies, but backup capacity does not eliminate those risks. See "Risk Factors—Risks Relating to Our Industry—Once launched and properly deployed, satellites are subject to significant operational risks due to various types of potential anomalies". While these approaches do not provide a cash payment in the event of a loss or anomaly, they do offer certain protections against loss of business due to satellite failure. Because of the relatively high costs of insurance, a reduction in the number of satellites under insurance or a reduction in the amount of insurance coverage on satellites results in savings that can be applied towards the construction and launch of new satellites. New satellites or the satellites they replace may be available as in-orbit spares. The cost of an in-orbit spare that can provide backup support for multiple satellites may be comparable to the lifetime cost of in-orbit insurance for those satellites. We believe that using in-orbit backup satellites rather than having to build replacement satellites from proceeds received under typical insurance policies may help us better serve our customers, plan and control our replacement costs, protect our revenue streams and protect our rights to orbital slots. In addition, availability of in-orbit transponders and satellites as backup may also give us a competitive advantage, as it can take two years or more to replace a satellite with insurance proceeds.

        We currently use in-orbit spares to backup portions of our fleet. For example, Galaxy 9 is an in-orbit spare for the C-band capacity serving our U.S. cable customers. This satellite backs-up all or portions of Galaxy 1R, Galaxy 3C, Galaxy 4R, Galaxy 10R, Galaxy 11, Galaxy 12 and Galaxy 13/Horizons 1. PAS-4 provides backup capacity to PAS-10.

Satellite risk management strategy

        As a result of the relatively high number of satellite and launch vehicle anomalies in the last few years, the cost of satellite insurance has increased, while the level of available coverage has decreased. In addition to higher premiums, there is a trend toward higher deductibles, shorter coverage periods and additional satellite health-related policy exclusions. Accordingly, as our existing satellite insurance policies expire, and in response to changes in the satellite insurance market, we will continue to consider, evaluate and implement the use of backup satellites and transponders and the purchase of in-orbit insurance with lower coverage amounts, more exclusions and greater deductibles so that we can better protect our business and control our costs. As a result of the trends in satellite insurance, the capital expenditure, fleet deployment and financial plans used in evaluating our dividend policy contemplate the increased use of backup satellites and transponders and lower insurance coverage amounts, more insurance exclusions and greater insurance deductibles.

Insured satellites

        As of December 31, 2004, we had in effect launch and in-orbit insurance policies covering seven satellites in the aggregate amount of $690.1 million. As of such date, these insured satellites, which are listed in the table below, had an aggregate net book value and other insurable costs of approximately $820.6 million. In January 2005, the insurance policy covering our Galaxy 10R satellite expired, was not replaced and as a result, is no longer insured. As of December 31, 2004, our Galaxy 10R satellite was insured for its net book value and other insurable costs of approximately $98 million.

        Set forth below is a table describing our currently insured satellites. Under Spacecraft Model, "BSS" indicates a Boeing model and "ORB" indicates an Orbital Sciences model.

Satellite	Spacecraft Model	Estimated End of Useful Life	Material Operating Anomalies	Significant Exclusion in Policy
Galaxy 3C	BSS 702	2017	—	No
Galaxy 4R	BSS 601 HP(1)	2007	XIPS(2)	Yes—XIPS(3)
Galaxy 12	ORB Star 2	2018	—	No
Galaxy 13/Horizons 1	BSS 601 HP(1)	2018	—	Yes—XIPS
PAS-9	BSS 601 HP(1)	2013	—	Yes—XIPS
PAS-10	BSS 601 HP(1)	2016	—	No(4)

(1)
All of our owned BSS 601 HP satellites have XIPS. See "—Satellite Technology—BSS 601 HP XIPS" above.

(2)
Both the primary and secondary XIPS have failed and this satellite is operating on its back-up bi-propellant propulsion system.

(3)
We have settled a constructive total loss claim on the main policy. A supplemental policy remains which has a XIPS exclusion.

(4)
The supplemental policy on PAS-10, covering an investment in a sales-type lease of $35.9 million, has a component exclusion for XIPS. The primary policy on this satellite has no component exclusion.

Significant exclusion policies

        Of the insured satellites, as of December 31, 2004, three were covered by Significant Exclusion Policies. The exclusions reduce the probability of an insurance recovery in the event of a loss on these satellites. The three satellites covered by Significant Exclusion Policies as of December 31, 2004, were:

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  PAS-9, which has on-satellite backups available for the systems on which exclusions have been imposed. We believe that these backups would allow for uninterrupted operation of the satellite in the event of a failure of the component subject to the insurance exclusion.

  •
  Galaxy 4R, in respect of which we recently received insurance proceeds, and which has a remaining policy covering $19.4 million of investments in sales-type leases that is subject to a component exclusion. Galaxy 4R is currently operating on its backup bi-propellant propulsion system. See "—Recent Insurance Settlements" below.

  •
  Galaxy 13/Horizons 1, which was placed in service in January 2004, continues to have a fully redundant XIPS as its primary propulsion system. Certain enhancements have been made to XIPS on this satellite to make the systems more robust. In addition, this satellite has available backup bi-propellant of approximately 11.9 years.

        PAS-9, Galaxy 4R and Galaxy 13/Horizons 1 had an aggregate net book value and other insurable costs of $265.1 million as of December 31, 2004.

        Upon the expiration of the insurance policies, there can be no assurance that we will be able to procure new policies on commercially reasonable terms. New policies may only be available with higher premiums or with substantial exclusions or exceptions to coverage for failures of specific components. In addition, higher premiums on insurance policies will increase our costs, thereby reducing our operating income by the amount of such increased premiums.

Uninsured satellites

        We had 17 uninsured satellites in orbit as of December 31, 2004. As of December 31, 2004, our uninsured satellites had a total net book value and other insurable costs of approximately $706.6 million. In January 2005, one of these uninsured satellites, Galaxy 5, was replaced by our Galaxy 12 satellite and was deorbited. Additionally, as indicated above, the insurance policy for Galaxy 10R expired and was not replaced. As such, Galaxy 10R is currently uninsured. Galaxy 10R and Galaxy 5 had net book values and other insurable costs of approximately $98 million and $0, respectively, as of December 31, 2004.

        Set forth below is a table describing our currently uninsured satellites. Under Spacecraft Model, "BSS" indicates a Boeing model and "SSL" indicates a Space Systems/Loral model. We designate satellites as being in primary operating service based on various factors, including, without limitation, estimated useful life, revenue generating ability, history of anomalies and health of the satellite.

Satellite	Spacecraft Model	Estimated End of Useful Life	Material Operating Anomalies	Insurance Considerations	Replacement Expectations
Satellites in primary operating service:
Galaxy 1R	BSS 376	2005	—	Limited life remaining; Protected by in-orbit spare	Yes—2005
Galaxy 10R	BSS 601 HP	2008	XIPS(1)	Insurance policy expired in January 2005 and was not replaced(2); Partially protected by in-orbit spare	Yes—2007
Galaxy 11	BSS 702	2009	Solar Panel	Previous insurance settlement; Insurance not available on commercially reasonable terms; Partially protected by in-orbit spare	Yes—Ground spare construction commenced in 2004
PAS-1R	BSS 702	2010	Solar Panel	Previous insurance settlement; Insurance not available on commercially reasonable terms	Yes—At a date to be determined
PAS-2	BSS 601	2009	SSPA(3)	Insurance not available on commercially reasonable terms	Yes—2008
PAS-3R	BSS 601	2009	—	Insurance not available on commercially reasonable terms	Yes—2009
PAS-6B	BSS 601 HP	2008	XIPS(1)	Insurance not available on commercially reasonable terms	Yes—2007
PAS-7	SSL FS 1300	2013	Solar Panel	Previous insurance settlement; No net book value	Yes—2013
PAS-8	SSL FS 1300	2014	—	Insurance not available on commercially reasonable terms	Yes—2014
Back-up satellites and satellites in secondary operating service:
Galaxy 3R	BSS 601	2008	Single SCP	Minimal net book value;	No—Already replaced
Galaxy 9	BSS 376	2008	—	Back-up satellite; Insurance not available on commercially reasonable terms	No—Already replaced
PAS-4	BSS 601	2010	Single SCP	Back-up satellite	No—Already replaced
SBS 6	BSS 393	2007	Battery Cells	Limited life remaining	Under review
PAS-5	BSS 601 HP	2012	Battery Cells	Previous insurance settlement; No net book value	No—Already replaced
HGS-3	BSS 601	2011	Battery Controller	Minimal net book value	No

HGS-5	BSS 376	2008	—	Limited life remaining; No net book value	Under Review
Leasat F5	BSS 381	2008	—	No net book value	No

(1)
Both the primary and secondary XIPS have failed and this satellite is operating on its back-up bi-propellant propulsion system.

(2)
In November 2004, we settled a constructive total loss claim on this policy.

(3)
Solid state power amplifiers, or SSPAs, have been failing over time, which reduces C-band transponder capacity.

        An uninsured failure of one or more of our satellites could have a material adverse effect on our financial condition and results of operations. See "Risk Factors—Risks Relating to Our Business—Our financial condition could be materially and adversely affected if we were to suffer a loss that is not adequately covered by insurance".

Recent Insurance Settlements

        On February 19, 2003, we filed proofs of loss under the insurance policies for two of our BSS 702 satellites, Galaxy 11 and PAS-1R, for constructive total losses based on degradation of the solar panels. On December 29, 2003, we reached a final settlement of these insurance claims for payment of $260.0 million. We will continue to own and operate these satellites free and clear of any claims of these insurers. In the first quarter of 2004, we received the $260.0 million settlement amount.

        On July 31, 2003, we filed a proof of loss under the insurance policy for our Galaxy 4R satellite after the secondary XIPS on this satellite ceased working. In 2003, we settled with and received $102.6 million from insurers representing approximately 83% of the insurance coverage on the satellite. In March 2004, we reached an agreement with and received $26.9 million from the insurer representing the remaining 17% of the insurance coverage on this satellite. The settlement with the insurer representing 17% coverage includes a future sharing of revenues actually received from the satellite. We are constructing a replacement satellite for Galaxy 4R, which is scheduled to be launched in 2006, prior to the end of its useful life.

        On August 31, 2004 we filed a proof of loss under the insurance policy for our Galaxy 10R Spacecraft after the secondary XIPS on this satellite permanently failed. During the fourth quarter of 2004, we received all of the expected insurance proceeds for our claim on Galaxy 10R, or approximately $75 million. See "—Long-term debt" below.

Satellite Deployment Plan

        Our construction and launch strategy is to replace existing satellites as they approach the end of their useful lives. In addition, we selectively expand our global coverage, capacity and service offerings by deploying satellites into new orbital locations where we perceive sufficient customer demand and market opportunities.

        During 2003, we launched our Galaxy 12 and Galaxy 13/Horizons 1 satellites. We expect to launch three satellites by the end of 2006. We are scheduled to launch Galaxy 14 in the second quarter of 2005 to serve as an in-orbit spare. We plan to launch Galaxy 15 in the third quarter of 2005 to replace Galaxy 1R at 133 degrees west longitude. We plan to launch Galaxy 17 in the third quarter of 2006 to replace Galaxy 4R at 99 degrees west longitude. We replaced Galaxy 5 at 125 degrees west longitude with Galaxy 12 in January 2005 and subsequently deorbited Galaxy 5.

        In April 2004, we entered into an agreement for the construction of Galaxy 16, an on-ground spare for Galaxy 11, which will also serve as a spare to protect against launch failure of Galaxy 17 or

Galaxy 18. In June 2004, we executed a definitive agreement for the procurement of Galaxy 17, which will replace Galaxy 4R. In addition, we plan to construct and launch a replacement satellite for PAS-6B prior to the end of its useful life, although no commitments have been made for the procurement of this satellite.

        The August failure of the secondary XIPS on our Galaxy 10R satellite will result in acceleration to the 2005-2007 timeframe of planned capital expenditures to replace it. In February 2005, we signed a contract for the construction of Galaxy 18, which will serve as a replacement satellite for Galaxy 10R. We plan to launch Galaxy 18 in the third quarter of 2007.

        Assuming satellites under development are successfully launched and services on the satellites commence on schedule, we believe that amounts available under PanAmSat's revolving credit facility, vendor financing, future cash flows from operations and cash on hand will be sufficient to fund our operations and our remaining costs for the construction and launch of satellites currently under development. There can be no assurance, however, that our assumptions with respect to costs for future construction and launch of our satellites will be correct, or that amounts available under PanAmSat's revolving credit facility, vendor financing, future cash flows from operations and cash on hand will be sufficient to cover any shortfalls in funding for (i) launches caused by uninsured launch or in-orbit failures, (ii) cost overruns, (iii) delays, (iv) capacity shortages, or (v) other unanticipated expenses.

Liquidity and Capital Resources

        We intend to fund ongoing operations through cash generated by operations and availability under PanAmSat's revolving credit facility. As part of the Recapitalization, PanAmSat incurred substantial debt, including outstanding debt under its senior secured credit facilities and 9% senior notes, with interest payments on this indebtedness substantially increasing its liquidity requirements. See "Risk Factors—Risks Relating to Our Business—We have a substantial amount of indebtedness, which may adversely affect our cash flow and our ability to pay dividends on our common stock, comply with our debt covenants, repay our indebtedness and operate our business".

        The Issuer incurred an additional $250.0 million of indebtedness as a result of the issuance of its 10 3/8% senior discount notes. The senior discount notes will accrete to $416.0 million aggregate principal amount at maturity. The accreted balance of the senior discount notes of approximately $255.1 million was outstanding at December 31, 2004. As of December 31, 2004, after giving effect to the Initial Public Offering, the Issuer and its subsidiaries (including PanAmSat) would have had consolidated indebtedness of approximately $3,244.6 million. Subject to restrictions in the indenture governing the senior discount notes and the indenture governing PanAmSat's 9% senior notes and PanAmSat's senior secured credit facilities, the Issuer and its subsidiaries (including PanAmSat) may incur additional indebtedness for capital expenditures, acquisitions and for other purposes.

        The Issuer's primary source of liquidity will be cash flow generated from the operations of its subsidiaries, including PanAmSat. The Issuer's ability to make payments on its senior discount notes and pay dividends on its common stock is dependent on the earnings and the distribution of funds from PanAmSat. The agreements governing PanAmSat's senior secured credit facilities and 9% senior notes are the two contractual obligations of PanAmSat that significantly restrict its ability to pay dividends or otherwise transfer assets to the Issuer. Payment of dividends is also subject to compliance with Delaware law.

        PanAmSat's senior secured credit facilities (as amended concurrently with the Issuer's initial public offering) are comprised of an $800.0 million Term Loan A Facility (of which $384.3 million is currently outstanding) due in 2009, a $1,647.5 million Term Loan B Facility (of which $1,647.5 million is currently outstanding) due in 2011 and a $250.0 million revolving credit facility due in 2009. PanAmSat currently does not have any outstanding borrowings under the revolving credit facility and has approximately $43.0 million of standby letters of credit outstanding. PanAmSat currently has outstanding approximately $1.2 million aggregate principal amount of its 8 1/2% Senior Notes due 2012. PanAmSat has repaid an aggregate of approximately $150.7 million of its Term Loan A Facility and $12.5 million of the Term Loan B Facility since closing of the Recapitalization (including the $25.0 million repayment from cash on hand on March 22, 2005), and repaid approximately $265.0 million of the Term Loan A Facility with a portion of the net proceeds from the Issuer's initial public offering. In addition, we redeemed the entire outstanding aggregate principal amount of PanAmSat's 6 1/8% Senior Notes due 2005 on October 22, 2004 with cash on hand and cash from operations.

        In April 2005, we redeemed approximately $353.5 million, or 35%, of PanAmSat's $1,010.0 million of outstanding senior notes at a redemption price equal to 109% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon.

        Concurrent with the Issuer's initial public offering, we amended PanAmSat's senior secured credit facilities. Borrowings under PanAmSat's senior secured credit facilities bear interest at the borrower's option at either adjusted LIBOR plus an applicable margin or the alternate base rate plus an applicable margin. Borrowings under the senior secured credit facilities are subject to adjustment based on a pricing grid.

        PanAmSat's senior secured credit facilities require PanAmSat and its subsidiaries to meet a maximum total leverage ratio, a minimum interest coverage ratio and a maximum capital expenditures limitation. In addition, the senior secured credit facilities contain certain restrictive covenants which, among other things, limit the incurrence of additional indebtedness, dividends, prepayments of subordinated debt, investments, mergers and consolidations, changes in business, liens, amendment of subordinated debt and other matters customarily restricted in such agreements. It also contains certain customary events of defaults, subject to grace periods, as appropriate. See "Description of Certain Indebtedness".

        The amendment to the senior secured credit facilities, effective concurrently with the Issuer's initial public offering, among other things:

  •
  increased the amount of permitted dividends;

  •
  eliminated the requirement that PanAmSat repay the term loans under the senior secured credit facilities with excess cash flow;

  •
  tightened the maximum required total leverage ratio covenant to the levels set forth in "Restrictions on Payment of Dividends";

  •
  lowered the applicable margins for the Term Loan B Facility;

  •
  permitted the payment of the management fee payable to the Sponsors in connection with termination of the management services agreement; and

  •
  conformed the change of control definition to the change of control definition in the indenture governing PanAmSat's 9% senior notes.

        The description of the required financial covenant levels contained in the senior secured credit facilities and the calculations below reflect the amendments made concurrently with the Issuer's initial public offering.

        Required financial covenant levels under the senior secured credit facilities and actual results as of and for the four quarters ended December 31, 2004 were as follows:

	Required Covenant Levels for the Four Quarters Ended December 31, 2004	Actual Results for the Four Quarters Ended December 31, 2004
Total leverage ratio (1)	6.75 to 1.00	5.71 to 1.00
Interest coverage ratio (2)	2.00 to 1.00	3.05 to 1.00
Capital expenditures (3)	$400 million	$51.2 million

(1)
Ratio calculations are determined as of the end of such period. Under the credit agreement governing our senior secured credit facilities, the total leverage ratio is calculated as consolidated total debt (defined as the sum of all indebtedness for borrowed money of us and our restricted subsidiaries (as defined in the credit agreement) outstanding and all capitalized lease obligations of us and our restricted subsidiaries outstanding less the aggregate amount of cash included in the cash accounts listed on our consolidated balance sheet and the balance sheet of our restricted subsidiaries to the extent the use thereof for application to payment of indebtedness is not prohibited by law or any contract to which we or any of our restricted subsidiaries is a party) divided by Adjusted EBITDA. Non-compliance with this covenant could result in the requirement to immediately repay all amounts outstanding under the senior secured credit facilities.

(2)
Ratio calculations are determined for such period. Under the credit agreement governing our senior secured credit facilities, the interest coverage ratio is calculated as Adjusted EBITDA divided by consolidated interest expense (defined as the cash interest expense for us and our restricted subsidiaries (including that attributable to capital leases), net of cash interest income, including all commissions, discounts and other fees and charges owed with respect to letters of credit, bankers' acceptance financing and net costs under hedge agreements, and including, capitalized interest in connection with the purchase of satellites to the extent paid in cash, but excluding amortization of deferred financing costs and any other non-cash interest). Non-compliance with this covenant could result in the requirement to immediately repay all amounts outstanding under the senior secured credit facilities.

(3)
Calculations are determined for such period. Under the credit agreement governing our senior secured credit facilities, capital expenditures means the aggregate of all expenditures (but excluding any amount representing capitalized interest), provided that capital expenditures does not include among other things expenditures made in connection with the replacement or repair of assets to the extent financed from insurance proceeds. Non-compliance with this covenant could result in the requirement to immediately repay all amounts outstanding under the senior secured credit facilities.

        The indenture governing PanAmSat's 9% senior notes limits PanAmSat's ability and the ability of its restricted subsidiaries to incur or guarantee additional debt or issue disqualified stock or preferred stock; pay dividends or make other equity distributions; repurchase or redeem capital stock; make investments or other restricted payments; create liens; enter into sale and lease-back transactions; sell assets or consolidate or merge with or into other companies; create limitations on the ability of PanAmSat's restricted subsidiaries to make dividends or distributions to PanAmSat; and engage in transactions with affiliates. Subject to certain exceptions, the indenture permits PanAmSat and its restricted subsidiaries to incur additional indebtedness, including secured indebtedness.

        The indenture governing the Issuer's 10 3/8% senior discount notes limits the Issuer's ability and the ability of the Issuer's restricted subsidiaries to incur or guarantee additional debt or issue disqualified stock or preferred stock; pay dividends or make other equity distributions; repurchase or redeem capital stock; make investments or other restricted payments; create liens; enter into sale and lease-back transactions; sell assets or consolidate or merge with or into other companies; create limitations on the ability of our restricted subsidiaries to make dividends or distributions to us and engage in transactions with affiliates. Subject to certain exceptions, the indenture permits the Issuer and the Issuer's restricted subsidiaries to incur additional indebtedness, including secured indebtedness.

        We are required to maintain certain financial covenants and are also subject to restrictive covenants under our borrowings. As of December 31, 2004, we were in compliance with all such covenants.

        The indenture governing the Issuer's 10 3/8% senior discount notes, the indenture governing PanAmSat's 9% senior notes and PanAmSat's senior secured credit facilities contain financial covenant ratios, specifically total leverage and interest coverage ratios, that are calculated by reference to Adjusted EBITDA. Adjusted EBITDA is defined as net income (loss) plus net interest expense, income tax expense (benefit) and depreciation and amortization, further adjusted to give effect to unusual items, non-cash items and other adjustments specifically required in calculating covenant ratios and compliance under the indenture governing the Issuer's 10 3/8% senior discount notes, the indenture governing PanAmSat's 9% senior notes due 2014 and PanAmSat's senior secured credit facilities. These adjustments include unusual items such as severance, relocation costs and one-time compensation charges, non-cash charges such as non-cash compensation expense and the other adjustments shown below. See "Description of Certain Indebtedness" for more detail regarding the adjustments required in calculating Adjusted EBITDA. Adjusted EBITDA is a material component of these covenants. For instance, non-compliance with the financial ratio maintenance covenants contained in the senior secured credit facilities could result in the requirement that PanAmSat immediately repay all amounts outstanding under such facilities and a prohibition on PanAmSat paying dividends to the Issuer, and non compliance with the debt incurrence ratios contained in the Issuer's 10 3/8% senior discount notes and PanAmSat's 9% senior notes prohibit us from being able to incur additional indebtedness or make restricted payments, including payments of dividends on our common stock, other than pursuant to specified exceptions. In addition, under the restricted payments covenants contained in the indentures, the ability of the Issuer and PanAmSat, as applicable, to pay dividends is restricted by a formula based on the amount of Adjusted EBITDA. We believe the adjustments listed below are in accordance with the covenants discussed above.

        Adjusted EBITDA is not a presentation made in accordance with GAAP, and does not purport to be an alternative to net income (loss) determined in accordance with GAAP or as a measure of operating performance or to cash flows from operating activities determined in accordance with GAAP as a measure of liquidity. Additionally, Adjusted EBITDA is not intended to be a measure of cash flow for management's discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements. Because not all companies use identical calculations, this presentation of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies. The following table sets forth a reconciliation of Adjusted EBITDA and EBITDA to net income (loss) and to net cash provided by operating activities for the periods indicated.

	December 31,
	2002	2003	2004
	(In thousands)
Reconciliation of Net Cash Provided by Operating Activities to Net Income (Loss):
Net cash provided by operating activities	$519,247	$473,381	$295,283
Depreciation and amortization	(335,717)	(312,833)	(294,822)
Deferred income taxes	(38,107)	(14,722)	99,969
Amortization of debt issue costs and other deferred charges	(12,474)	(9,731)	(14,203)
Gain on sale of teleport	—	—	11,113
Accretion on senior discount notes	—	—	(5,110)
Provision for uncollectible receivables	(12,616)	1,632	(31,226)
Effect of Galaxy 10R XIPS anomaly	—	—	(9,090)
Other non-cash items	—	(2,756)	2,290
Gain on insurance claims	40,063	—	9,090
Satellite impairment loss	—	—	(99,946)
Loss on termination of sales-type leases	(18,690)	—	—
Facilities restructuring and severance costs	(13,708)	(4,227)	(6,093)
Reversal of sales-type lease liabilities	—	—	3,727
Gain on disposal of fixed assets	—	—	1,332
Loss on early extinguishment of debt	(3,309)	(10,663)	(25,751)
Changes in assets and liabilities, net of acquired assets and liabilities	(39,641)	(20,549)	(15,551)

Net income (loss)	$85,048	$99,532	$(78,988)

Reconciliation of Net Income (Loss) to EBITDA:
Net income (loss)	$85,048	$99,532	$(78,988)
Interest expense, net	142,470	143,632	191,987
Income tax expense (benefit)	28,350	35,010	(93,301)
Depreciation and amortization	335,717	312,833	294,822

EBITDA	$591,585	$591,007	$314,520

Reconciliation of EBITDA to Adjusted EBITDA:
EBITDA	$591,585	$591,007	$314,520
Adjustment of sales-type leases to operating leases (a)	22,442	22,858	25,771
Loss on termination of sales-type leases (b)	18,690	—
Satellite impairment loss (c)	—	—	99,946
Gain on insurance claims (d)	(40,063)	—	—
Facilities restructuring and severance costs (e)	13,708	4,227	6,192
Reserves for long-term receivables and sales-type lease adjustments (f)	5,750	(632)	24,419
Reversal of allowance for customer credits (g)	—	8,100	7,200
Investments (h)	5,000	1,800	—
Transaction-related costs (i)	—	—	155,131
Gain on sale of teleport (j)	—	—	(11,113)
Other items (k)	3,917	5,687	2,877

Adjusted EBITDA	$621,029	$633,047	$624,943

(a)
For all periods presented, adjustment of sales-type leases to operating leases represents the principal portion of the periodic sales-type lease payments that are recorded against the principal balance outstanding. These amounts would have been recorded as operating lease revenues if these agreements had been accounted for as operating leases instead of sales-type leases. These adjustments have the effect of including the principal portion of our sales-type lease payments in the period during which cash is collected.

(b)
For fiscal 2002, loss on termination of sales-type leases represents the non-cash loss of $18.7 million incurred upon the conversion of one of our customer's sales-type lease agreements to operating leases. The loss includes the write-off of the related sales-type lease receivable less the cost of the transponder recorded on our books as satellites upon the termination. See Note 4 to the audited consolidated financial statements appearing elsewhere in this prospectus.

(c)
For fiscal 2004, satellite impairment represents the pre-tax impairment charge related to the anomalies experienced by our PAS-6 satellite during the first quarter of 2004, which resulted in this satellite being de-orbited on April 2, 2004. See Note 6 to the audited consolidated financial statements appearing elsewhere in this prospectus.

(d)
For fiscal 2002, gain on satellite insurance claims represents the gain recorded related to the PAS-7 insurance claim. This gain reflects insurance proceeds of $215.0 million offset by the write-off of approximately $175.0 million of net assets related to the PAS-7 satellite. See Note 6 to the audited consolidated financial statements appearing elsewhere in this prospectus.

(e)
For all periods presented, restructuring charges represent severance costs, leasehold termination costs and/or other facility closure costs. See Note 13 to the audited consolidated financial statements appearing elsewhere in this prospectus.

(f)
For all periods presented, reserves for long-term receivables and sales-type lease adjustments represent the amount of customer-related long-term receivables that were evaluated as uncollectible and were partially or fully reserved for during the period. In addition, in 2002, additional reserves for sales-type leases were recorded based on the credit evaluation of certain customers. The fiscal 2003 amount represents the receipt of customer payments related to balances previously reserved for, as well as reductions in the reserves for sales-type leases due to our belief that certain customers had improved their credit outlook. These 2003 reserve reductions and collections were partially offset by amounts reserved for in 2003. For fiscal 2004, the adjustment represents the write-off of the long-term receivable balances due from a customer of $28.1 million, partially offset by the reversal of reserves established in relation to our sales-type leases during this period.

(g)
For fiscal 2003 and 2004, we recorded an allowance for customer credits related to receivables from a customer affiliated with The News Corporation, as collectibility was not reasonably assured. See Note 2 to the audited consolidated financial statements appearing elsewhere in this prospectus. In connection with the Recapitalization, The DIRECTV Group guaranteed the obligations under these contracts. The adjustments represent the amount of revenues that would have been recognized had the allowance for customer credits not been recorded.

(h)
For all periods presented, we reserved for investments that are accounted for using the cost method to reflect our assessment of their current market value.

(i)
For fiscal 2004, amount represents the costs incurred in relation to the Recapitalization. These costs consisted of $138.4 million related to our debt tender offers, $9.5 million resulting from the cashing out of restricted stock units and stock options, $5.0 million of transaction related bonuses paid to certain of our executives, and the remainder relating to the proxy solicitation and other costs.

(j)
For fiscal 2004, amount represents an $11.1 million gain recorded during the fourth quarter of 2004 in relation to the sale of our Spring Creek Teleport. See Note 13 to the audited consolidated financial statements appearing elsewhere in this prospectus.

(k)
For fiscal 2002, other items consists of (i) $2.2 million of loss on disposal of assets and (ii) $1.7 million of transaction costs related to acquisitions not consummated. For fiscal 2003, other items consists of (i) $2.2 million of management retention bonuses, (ii) $1.8 million of non-cash stock compensation expense, (iii) $1.6 million of transaction costs related to acquisitions not consummated and (iv) $1.5 million of loss on disposal of assets, offset by $1.4 million of gain related to the termination of the Galaxy 8-iR construction contract. For fiscal 2004, other items consists of (i) $2.9 million of non-cash stock compensation expense (ii) $0.7 million of expenses for management advisory services from the Sponsors, (iii) $0.3 million of transaction costs related to acquisitions not consummated, (iv) $0.2 million of loss on disposal of assets and (v) $0.1 million loss from an investment accounted for by the equity method, partially offset by $1.3 million of non-cash reserve adjustments.

        Future principal debt repayments are expected to be paid out of cash flows from operations, borrowings under PanAmSat's revolving credit facility, future refinancing of our debt and any future insurance proceeds received.

        The following significant transactions impacting cash and cash equivalents are expected to occur during 2005:

  •
  capital expenditures in the range of $150 million to $170 million, including cash capital expenditures in the range of $130 million to $140 million (cash capital expenditures exclude new incentive obligations, which will be paid in the future, and capitalized interest). Expected cash capital expenditures are net of approximately $35 million to $40 million of expected reimbursements from a major customer resulting from the accelerated construction of a satellite for the customer's use;

  •
  cash interest payments related to our debt obligations in the range of $200 million to $215 million and cash interest payments related to our incentive obligations in the range of $9 million to $12 million; and

  •
  dividend payments to the Issuer's stockholders after the completion of the Issuer's initial public offering of approximately $100 million.

Capital Expenditures

        We have invested approximately $3.9 billion in our existing satellite fleet and ground infrastructure through December 31, 2004. We believe that annual capital expenditure limitations in the senior secured credit facilities will not inhibit us from meeting ongoing capital expenditure needs. Our average annual capital expenditures from 1998 through 2002 were approximately $480.0 million. For the years ended December 31, 2002, 2003 and 2004, our satellite and non-satellite capital expenditures were as follows (in thousands):

	Year Ended December 31,
Description	2002	2003	2004
	(In thousands)
Satellite Capital Expenditures	$282,464	$76,991	$155,323
Non-Satellite Capital Expenditures	11,849	27,091	23,390

Total	$294,313	$104,082	$178,713

        Expected capital expenditures for 2005 relate to the following satellites:

Satellite	Expected Launch Date	Expected In Service Date
Galaxy 14	Second quarter of 2005	Second quarter of 2005
Galaxy 15	Third quarter of 2005	Third quarter of 2005
Galaxy 17	Third quarter of 2006	Fourth quarter of 2006
Galaxy 18	Third quarter of 2007	Third quarter of 2007

        In addition, in the second quarter of 2004, we commenced construction of Galaxy 16, an on-ground spare for Galaxy 11, Galaxy 17 or Galaxy 18. Upon the successful launch of Galaxy 17, Galaxy 16 will be available as a replacement for Galaxy 11 or Galaxy 18. We also have a contractual arrangement in place that would allow us to procure the construction of an additional satellite.

        Our ability to make scheduled payments of principal, or to pay the interest or special interest, if any, on, or to refinance our indebtedness, to make dividend payments on our common stock, or to fund planned capital expenditures will depend on our future performance, which, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. Based upon the current level of operations, we believe that cash flow from operations, available cash and cash equivalents, together with borrowings available under PanAmSat's senior secured credit facilities, will be adequate to construct and launch our satellites currently under development for at least the next 24 months and meet our future liquidity needs throughout 2005.

        There can be no assurance, however, that our assumptions with respect to costs for future construction and launch of our satellites will be correct, or that funds available to us from the sources discussed above will be sufficient to enable us to pay dividends on our common stock at the levels anticipated or service our indebtedness, cost overruns, delays, capacity shortages or other unanticipated expenses. Based on the dividend policy with respect to our common stock which our board of directors adopted upon the closing of the Issuer's initial public offering, we may not retain a sufficient amount of cash to finance growth opportunities, including acquisitions, or unanticipated capital expenditures or to fund our operations. If we do not have sufficient cash for these purposes, our financial condition and our business may suffer. However, our board of directors may, in its discretion, amend or repeal this dividend policy to decrease the level of dividends provided for or discontinue entirely the payment of dividends.

Commitments and Contingencies

        The following schedule summarizes our contractual obligations and commercial commitments as of December 31, 2004 after giving pro forma effect to the Initial Public Offering:

	Payments Due by Period
Contractual Obligations	Total	One Year or Less	2-3 Years	4-5 Years	After 5 Years
	(in thousands)
Total Debt:
10 3/8% Senior Discount Notes due 2014	$416,000	$—	$—	$—	$416,000
Senior Secured Credit Facilities	2,056,810	4,100	62,510	413,200	1,577,000
9% Senior Notes Due 2014	656,500	—	—	—	656,500
Other Notes(1)	276,190	—	—	150,000	126,190

Total	3,405,500	4,100	62,510	563,200	2,775,690
Interest payments(2)	1,928,058	197,045	445,400	420,223	865,390
Satellite Incentive Obligations	112,260	13,150	25,948	24,962	48,200
Operating Leases	32,084	5,903	10,277	8,710	7,194
Satellite Construction and Launch Contracts	112,978	64,994	14,019	1,912	32,053
Customer Contracts	48,907	20,635	11,242	5,984	11,046
Vendor Contracts	60,077	16,089	18,517	11,740	13,731

Total Contractual Obligations	$5,699,864	$321,916	$587,913	$1,036,731	$3,753,304

(1)
Consists of $150.0 million of 6 3/8% Senior Notes due 2008, $1.2 million of 8 1/2% Senior Notes due 2012 and $125.0 million of 6 7/8% Senior Debentures due 2028.

(2)
Represents estimated interest payments to be made on our fixed and variable rate debt and incentive obligations. All interest payments assume that principal payments are made as originally scheduled. Interest rates utilized to determine interest payments for variable rate debt and incentive obligations are based upon our estimate of future interest rates.

  The table above does not reflect the $25.0 million voluntary prepayment made on the Term Loan A Facility from available cash on hand on March 22, 2005.

        Cash to be paid for income taxes is excluded from the table above.

Historical commitments and contingencies

        The following schedule summarizes our contractual obligations and commercial commitments as of December 31, 2004 on a historical basis:

	Payments Due by Period
Contractual Obligations	Total	One Year or Less	2-3 Years	4-5 Years	After 5 Years
	(in thousands)
Total Debt:
10 3/8% Senior Discount Notes Due 2014	$416,000	$—	$—	$—	$416,000
Senior Secured Credit Facilities	2,321,810	4,100	327,510	413,200	1,577,000
9% Senior Notes Due 2014	1,010,000	—	—	—	1,010,000
Other Notes(1)	276,190	—	—	150,000	126,190

Total	4,024,000	4,100	327,510	563,200	3,129,190
Interest payments(2)	2,321,278	252,352	546,318	499,870	1,022,738
Satellite Incentive Obligations	112,260	13,150	25,948	24,962	48,200
Operating Leases	32,084	5,903	10,277	8,710	7,194
Satellite Construction and Launch Contracts	112,978	64,994	14,019	1,912	32,053
Customer Contracts	48,907	20,635	11,242	5,984	11,046
Vendor Contracts	60,077	16,089	18,517	11,740	13,731

Total Contractual Obligations	$6,711,584	$377,223	$953,831	$1,116,378	$4,264,152

(1)
Consists of $150.0 million of 6 3/8% Senior Notes due 2008, $1.2 million of 8 1/2% Senior Notes due 2012 and $125.0 million of 6 7/8% Senior Debentures due 2028.

(2)
Represents estimated interest payments to be made on our fixed and variable rate debt and incentive obligations. All interest payments assume that principal payments are made as originally scheduled. Interest rates utilized to determine interest payments for variable rate debt and incentive obligations are based upon our estimate of future interest rates.

        Cash to be paid for income taxes is excluded from the table above.

        Satellite launch and in-orbit insurance contracts related to future satellites to be launched are cancelable up to 30 days prior to the satellite's launch. As of December 31, 2004, we did not have any non-cancelable commitments related to existing launch insurance or in-orbit insurance contracts for satellites to be launched.

Cash and cash equivalents

        At December 31, 2004, we had cash and cash equivalents of $39.0 million, compared to $176.1 million at December 31, 2003. During the year ended December 31, 2004, we recorded the following significant transactions impacting cash and cash equivalents:

  •
  generated $295.3 million of cash flows from operations;

  •
  made $178.7 million of capital expenditures;

  •
  repaid approximately $1.60 billion of debt, including $1.05 billion that was repaid in August 2004 in relation to the Recapitalization;

  •
  issued approximately $3.51 billion of new debt obligations in connection with the Recapitalization (see "—Long-term Debt" below);

  •
  received $362.2 million of insurance proceeds;

  •
  paid approximately $306.2 million of costs related to the Recapitalization, including $151.1 million of costs that were capitalized to debt issuance costs and stockholders equity within our consolidated balance sheet and $155.1 million that were expensed as transaction related costs within our consolidated statement of operations for the year ended December 31, 2004;

  •
  repurchased 546,994,644 shares of our common stock (on an unadjusted basis) for approximately $2.78 billion. On August 20, 2004, 418,291,126 of these treasury shares were retired and the remaining 128,703,518 treasury shares were canceled;

  •
  included in cash flows from operations is approximately $167.0 million of interest payments made during 2004 relating to our debt and incentive obligations;

  •
  issued $416.0 million of 10 3/8% senior discount notes due 2014 on October 19, 2004 in connection with the Contribution. These notes were initially recorded at $250.0 million and will accrete to $416.0 million in October 2009;

  •
  Paid debt issuance costs in relation to the issuance of the senior discount notes of approximately $6.5 million which will be capitalized as deferred financing costs and amortized over the life of the senior discount notes; and

  •
  Paid dividends to our shareholders of approximately $245.8 million on October 19, 2004 in connection with the Contribution.

Changes in cash flows: 2004 compared to 2003

	Year Ended December 31,
			Dollar Change
	2003	2004
	(In thousands)
Net cash provided by operating activities	$473,381	$295,283	$(178,098)
Net cash provided by investing activities	69,234	572,699	503,465
Net cash used in financing activities	(855,267)	(1,006,019)	(150,752)
Effect of exchange rate changes on cash	374	932	558

        The decrease in the net cash provided by operating activities was primarily due to the payment of $155.1 million of Transaction-related costs that were expensed within our consolidated statement of operations during the year ended December 31, 2004. Additionally, there was a $22.6 million decrease in cash provided by prepaid expenses and other assets resulting from increased progress payments recorded during the year ended December 31, 2004 in relation to the construction of a customer's L-band navigational payload on Galaxy 15, as well as an increase in cash used for prepaid insurance, including satellite insurance. These decreases in cash flows from operations were partially offset by a decrease in cash used within operating leases and other receivables of $20.7 million. The decrease in cash used within operating leases and other receivables was primarily attributable to improved collections of customer receivables during the year ended December 31, 2004, as compared to the same period in 2003.

        The increase in net cash provided by investing activities was primarily due to:

  •
  the receipt of $362.2 million of insurance proceeds during 2004, as compared with $102.6 million of insurance proceeds received during 2003; and

  •
  the increase in sales of short term investments of approximately $352.8 million, as compared with 2003. During the year ended December 31, 2004, we had net sales of short-term investments of $374.1 million, as compared with net sales of short-term investments of $21.3 million during the year ended December 31, 2003.

        These increases were partially offset by:

  •
  an increase in capital expenditures of $74.6 million; and

  •
  a decrease in proceeds received from satellite manufacturers of approximately $68.2 million.

        The increase in cash used within financing activities was primarily due to cash activity related to the Recapitalization and the Contribution during the year ended December 31, 2004. The cash activity related to the Recapitalization included the repayment of long-term debt, issuance of new debt, payment of costs related to the Recapitalization and the repurchase of treasury shares as described above. The cash activity related to the Contribution included the issuance of the 10 3/8% senior discount notes due 2014, the payment of dividends to our shareholders and the payment of deferred financing costs related to the issuance of the senior discount notes as described above. Additionally, we repaid $350.0 million of debt under the term loan B-1 facility of our old credit facility during 2004 and recorded approximately $20.8 million of new satellite incentive obligations during 2004. During 2003, we repaid approximately $850 million of long-term debt from cash on hand.

Changes in cash flows: 2003 compared to 2002

	Year Ended December 31,
			Dollar Change
	2002	2003
	(In thousands)
Net cash provided by operating activities	$519,247	$473,381	$(45,866)
Net cash provided by (used in) investing activities	(457,729)	69,234	526,963
Net cash provided by (used in) financing activities	1,420	(855,267)	(856,687)
Effect of exchange rate changes on cash	(839)	374	1,213

        The decrease in the net cash provided by operating activities was primarily attributable to: (i) a decrease in net income adjusted for non-cash items of $26.8 million; (ii) an increase in the cash used within operating leases and other receivables of $16.1 million as a result of higher receivable balances; and (iii) a decrease in cash provided from accounts payable and accrued liabilities of $38.6 million. The increase in receivables was attributable to additional government service billings and timing of cash receipts from customers. The decrease in cash provided from accounts payable and accrued liabilities was primarily a result of changes in accrued interest and scheduled interest payments after the 2002 Refinancing. These decreases in cash provided by operating activities were partially offset by an increase in cash provided by prepaid expenses and other assets of $32.8 million primarily resulting from (i) reductions in prepaid satellite insurance of $12.5 million, and (ii) the receipt of income tax refunds during 2003 which were established during 2002.

        The increase in net cash provided by investing activities was primarily due to:

  •
  an increase in sales of short-term investments of approximately $399.7 million. During 2002, we had net purchases of short-term investments of $378.4 million as compared to net sales of short-term investments of $21.3 million during 2003;

  •
  a decrease of capital expenditures of $190.2 million; and

  •
  $69.5 million collected from one of our satellite manufacturers in relation to a previously recorded receivable for the mutual termination of a satellite construction contract.

        These increases to cash provided by investing activities were partially offset by the following decreases:

  •
  a decrease of $112.4 million of insurance proceeds received during 2003 as compared to 2002; and

  •
  cash paid for acquisitions during 2003 of $20.2 million.

        The increase in net cash used in financing activities was primarily due to $1.8 billion of new borrowings obtained in the 2002 Refinancing. This decrease was partially offset by the following:

  •
  lower repayments of long-term debt during 2003 of $921.5 million. During 2002 and 2003, we repaid $1,771.5 million and $850.0 million, respectively, of long-term debt; and

  •
  lower debt issuance costs of approximately $39.9 million. We incurred $41.4 million of debt issuance costs in conjunction with our 2002 Refinancing.

        For the year ended December 31, 2003 cash increased by $0.4 million as a result of foreign exchange rate changes, as compared to a decrease of $0.8 million for the year ended December 31, 2002. The translation gain as of December 31, 2003 was primarily due to the decrease in the value of the U.S. dollar during 2003.

Long-term debt

        On October 19, 2004, the Issuer issued the senior discount notes pursuant to Rule 144A under the Securities Act of 1933, as amended. All of the proceeds of that offering, less discounts, commissions and expenses, or approximately $245.8 million, were paid on October 19, 2004 as a dividend to our stockholders.

        In connection with the Recapitalization, PanAmSat (i) entered into senior secured credit facilities consisting of an $800.0 million Term Loan A Facility, a $1,660.0 million Term Loan B Facility and a $250.0 million revolving credit facility, of which $42.6 million was drawn; (ii) issued $1,010.0 million of 9% senior notes due 2014; (iii) terminated and repaid its old credit facility; (iv) completed a tender offer for substantially all of its $275.0 million 6 1/8% Notes due 2005 and its $800.0 million 8 1/2% Senior Notes due 2012; and (v) completed the redemption of its remaining 6 1/8% Notes due 2005 in October 2004. In September 2004, PanAmSat repaid the outstanding balance under its revolving credit facility. On November 19, 2004, we used the proceeds from our Galaxy 10R insurance settlement and cash on hand to make a voluntary prepayment of approximately $137 million under the senior secured credit facilities. Approximately $124.5 million of this prepayment was applied to the Term Loan A Facility while the remaining $12.5 million was applied to the Term Loan B Facility. With a portion of the net proceeds from the Issuer's initial public offering, we redeemed approximately $353.5 million, or 35%, of PanAmSat's 9% senior notes and repaid approximately $265.0 million of the Term Loan A Facility.

        As of December 31, 2004, on a pro forma basis after giving effect to the Initial Public Offering, long-term debt consisted of the following (in thousands):

December 31, 2004
6 3/8% Notes due 2008	$150,000
8 1/2% Notes due 2012	1,190
6 7/8% Notes due 2028	125,000
Recapitalization Related Financing:
Revolving Credit Facility	—
Term Loan A due 2009	409,310
Term Loan B due 2011	1,647,500
9% Senior Notes due 2014	656,500
10 3/8% Senior Discount Notes due 2014	255,138

3,244,638
Less: current maturities	4,100

Total Long-Term Debt	$3,240,538

        At December 31, 2004, after giving pro forma effect to the Initial Public Offering, we had total debt outstanding of approximately $3,244.6 million, including aggregate current maturities of $4.1 million relating to the Term Loan B Facility under the senior secured credit facilities described below. These pro forma balances and the pro forma balances in the table above exclude the $25.0 million voluntary prepayment made on the Term Loan A Facility from available cash on hand on March 22, 2005.

        PanAmSat's senior secured credit facilities, as amended concurrently with the Issuer's initial public offering, are comprised of a $250.0 million revolving facility, which will terminate in August 2009, an $800.0 million Term Loan A Facility, which matures in August 2009, and a $1,647.5 million Term Loan B Facility, which matures in August 2011. At December 31, 2004, the interest rates on the Term Loan A Facility and Term Loan B Facility were LIBOR plus 2.50% and LIBOR plus 2.75%, respectively, and the revolving credit facility was undrawn. After giving effect to the amendment to PanAmSat's senior secured credit facilities, which became effective concurrently with the closing of the Issuer's initial public offering, the interest rate on the new Term Loan B Facility is LIBOR plus 2.25%.

These rates are subject to change based on our total leverage ratio. In addition, we are required to pay a commitment fee for the unused commitments under the revolving facility and the Term Loan A Facility, if any, which, as of December 31, 2004 on an annual basis was 0.50%. We currently have outstanding letters of credit totaling $43.0 million. Outstanding letters of credit reduce our ability to borrow against the revolving facility by an equivalent amount. Any amounts borrowed under the revolving facility would bear interest at LIBOR plus 2.50% as of December 31, 2004, although this interest rate is subject to adjustment based on our total leverage ratio.

        The 9% senior notes bear interest at an annual rate of 9.0%, require interest payments to be made semi-annually and mature on August 15, 2014.

        The senior discount notes accrete at the rate of 10 3/8% per annum, compounded semiannually to, but not including, November 1, 2009. From and after November 1, 2009, cash interest on the senior discount notes will accrue at the rate of 10 3/8% per annum, and will be payable semiannually in arrears on May 1 and November 1 of each year, commencing on May 1, 2010, until maturity.

        On August 22, 2004, we completed a tender offer and consent solicitation to purchase any and all of the outstanding $800.0 million aggregate principal amount of PanAmSat's 8 1/2% Senior Notes due 2012 for cash. Not all of these notes were tendered and, as a result, approximately $1.2 million aggregate principal amount will remain outstanding through the original maturity date. As required by the senior secured credit facilities, we repaid the Term Loan A Facility by the amount of the 8 1/2% Senior Notes that remained outstanding after the tender offer.

        On August 22, 2004, we completed a tender offer to purchase any and all of the outstanding $275.0 million aggregate principal amount of PanAmSat's 6 1/8% Notes due 2005 for cash. On October 22, 2004, we completed a redemption of PanAmSat's remaining $24.2 million 6 1/8% Notes due 2005 that were not purchased in the tender offer from cash on hand.

        In June 2004, we repaid the $349.1 million outstanding balance under the term loan B-1 facility of PanAmSat's old credit facility from available cash on hand.

        With a portion of the proceeds from the Issuer's initial public offering, we repaid approximately $265.0 million of the borrowings under the Term Loan A Facility on March 22, 2005, and redeemed $353.5 million, or 35%, of PanAmSat's 9% senior notes on April 1, 2005. In addition, we also repaid an additional $25.0 million of the borrowings of the Term Loan A Facility with cash on hand on March 22, 2005.

        PanAmSat also has outstanding ten and thirty-year fixed rate notes totaling $275.0 million issued in January 1998. The outstanding principal balances, interest rates and maturity dates for these notes as of December 31, 2004, were $150.0 million at 6 3/8% due 2008 and $125.0 million at 6 7/8% due 2028, respectively. Principal on these notes is payable at maturity, while interest is payable semi-annually.

Interest rate swap arrangements

        In accordance with the agreement governing PanAmSat's old senior secured credit facilities, we are party to an interest rate swap agreement on $100.0 million for a fixed rate payment of 5.64% on $100.0 million through August 30, 2005. If the counterparty fails to meet the terms of the interest rate swap agreement, our exposure is limited to the interest rate differential on the notional amount at each quarterly settlement period over the life of the agreements. We do not anticipate non-performance by the counterparty. The fair value of the interest rate swap agreement is the estimated amount that we would pay or receive to terminate the agreement at the reporting date, taking into account current interest rates, the market expectation for future interest rates and our current creditworthiness. The fair value of the outstanding interest rate swap agreement as of December 31, 2004, based upon quoted market prices from the counterparty, reflected a liability of approximately $0.2 million. In conjunction with the repayment of the term loan B-1 facility of PanAmSat's old credit facility in June 2004, we recorded a charge of $0.5 million representing the amount accumulated within other comprehensive income related to the swap. The liability was not impacted by the repayment of that loan as the interest rate swap agreement is still in effect. In June of 2004, in connection with the repayment of the term loan B-1 facility of PanAmSat's old credit facility, our cash flow hedge became undesignated and therefore changes in the fair value of the interest rate swap have been recorded within earnings from that time. See Note 8, "Long-Term Debt" to our audited consolidated financial statements appearing elsewhere in this prospectus.

        On March 14, 2005, PanAmSat entered into a five year interest rate swap agreement to hedge interest expense on a notional amount of $1.25 billion. The notional amount will amortize down to $625 million on March 14, 2008 until expiration on March 14, 2010. In relation to this hedge agreement, PanAmSat exchanged its floating-rate obligation on $1.25 billion of its Term Loan B facility for a fixed-rate obligation. The counterparties to this agreement are highly rated financial institutions. In the unlikely event that the counterparties fail to meet the terms of the interest rate hedge agreement, PanAmSat's exposure is limited to the interest rate differential on the notional amount at each quarterly settlement period over the life of the agreements. We do not anticipate nonperformance by the counterparties.

Facilities restructuring and severance costs

        Our facilities restructuring and severance costs accrual includes our teleport consolidation plan, facilities restructuring plans and our 2001, 2003 and 2004 severance plans. Facilities restructuring and severance costs were $13.7 million, $4.2 million and $6.2 million for the years ended December 31, 2002, 2003 and 2004, respectively.

        Teleport consolidation plan.    In January 2003, our management approved a plan to consolidate certain of our teleports in order to improve customer service and reduce operating costs. This teleport consolidation plan includes the closure of certain owned teleports and the reduction of services at our Fillmore and Castle Rock teleports. Under this plan, our Homestead, Florida teleport was closed in 2003 and in June 2004 we closed our Spring Creek, New York teleport. We sold our Spring Creek teleport on October 28, 2004 (see below). During the years ended December 31, 2003 and 2004, we recorded charges of $4.2 million and $1.8 million, respectively, related to this teleport consolidation plan, representing severance costs, costs to relocate equipment and losses on the sale of equipment.

        In addition to the fourth quarter gain on the sale of our Spring Creek teleport described below, this teleport consolidation plan resulted in approximately $6.0 million of costs from January 2003 through the end of 2004. These costs primarily consist of severance-related costs for which the employees will be required to perform future services. Severance-related costs associated with this consolidation plan include compensation and benefits, outplacement services and legal and consulting expenses related to the reduction in workforce of approximately 40 employees.

        On October 28, 2004, we completed the sale of our Spring Creek teleport for approximately $14.4 million, net of associated selling costs. As a result of the completion of this sale, we recorded a pre-tax gain on the disposal of land, buildings and equipment of approximately $11.1 million in October 2004. The Spring Creek teleport is not significant to our consolidated operating results or financial position.

        In December 2004, we entered into an agreement to sell our Homestead teleport for approximately $3.3 million, net of associated selling costs. As of December 31, 2004, the assets of the Homestead teleport were reflected as "Assets Held for Sale" on our consolidated balance sheet. We expect to complete the sale of the Homestead teleport in the first quarter of 2005.

        Facilities restructuring plans.    On March 29, 2002, our management approved a plan to restructure several of our United States locations and close certain facilities, some of which are currently being leased through 2011. We recorded a non-cash charge of $13.9 million in our consolidated statement of operations during 2002. This charge reflects future lease costs, net of estimated future sublease revenues related to unused facilities and the write-off of leasehold improvements. In 2003, we recorded restructuring credits of $1.4 million related to the signing of sublease agreements for amounts higher than originally estimated.

        In an effort to further streamline our operations, in the first quarter of 2004, we consolidated our Manhattan Beach, El Segundo and Long Beach, California facilities. As a result, we recorded a non-cash charge of $1.4 million reflecting future lease costs related to approximately 18,000 square feet of unused facilities in Manhattan Beach. Additionally, in the third quarter of 2004 we recorded a non-cash charge of approximately $2.3 million due to a reduction in future anticipated sublease income related to one of our idle facilities.

        Severance plans.    As part of our continuing effort to improve operational efficiencies, in October 2003 and October 2004 our management approved plans to reduce our workforce by approximately 45 employees and 25 employees, respectively. As a result, we recorded severance charges of approximately $1.4 million and $0.6 million, in the fourth quarters of 2003 and 2004, respectively. These severance costs were primarily related to employee compensation, benefits and outplacement services.

        As of December 31, 2004, we had $7.1 million of accruals remaining from the facilities restructuring and severance charges primarily relating to long-term lease obligations. See Note 13 "Facilities Restructuring and Severance Costs" to our audited consolidated financial statements appearing elsewhere in this prospectus.

Insurance settlements

        Since September 1999, we have received over $1.1 billion of proceeds from insurance claims related to our satellites. Insurance claims received over the past five years have included the following:

  •
  Through the date of this filing, we have received all of the insurance proceeds, or approximately $75 million, under the insurance policy for our Galaxy 10R spacecraft (See "—Recent Insurance Settlements" and "—Long-term debt" above).

  •
  During the fourth quarter of 2003 and first quarter of 2004, we received an aggregate of $129.6 million of insurance proceeds under the insurance policy for our Galaxy 4R satellites (See "—Recent Insurance Settlements" above).

  •
  In the first quarter of 2004, we received $260.0 million of insurance proceeds under the insurance policies for our Galaxy 11 and PAS-1R satellites (See "—Recent Insurance Settlements" above).

  •
  In October 2001, we filed a proof of loss under the insurance policy on PAS-7 related to circuit failures which resulted in a reduction of 28.9% of the satellite's total power available for communications. Service to existing customers was not affected, and we expect that PAS-7 will continue to serve its customers. In the first quarter of 2002, our insurers confirmed to us their agreement to settle the PAS-7 insurance claim for a payment to us of $215.0 million. Pursuant to this agreement, no future revenue share payments will be required to be made in relation to PAS-7. During the first quarter of 2002, we recorded a gain of approximately $40.1 million related to the PAS-7 insurance claim, which reflected the net proceeds agreed to by the insurers less the net book value of the PAS-7 satellite, including incentive obligations. We received the $215.0 million of insurance proceeds in 2002.

  •
  In January 2001, we received a payment of approximately $132.4 million relating to an insurance claim we filed with respect to our Galaxy 7 satellite. The insurance settlement was recognized as an offset to the carrying value of the satellite and resulted in a $3.4 million gain from proceeds in excess of the carrying value in 2000.

  •
  In September 1999, in connection with anomalies on Galaxy 8-i, PAS-5 and PAS-8, we agreed with our insurance carriers to settle all of our claims for net cash of approximately $304.0 million, of which approximately $271.0 million was collected as of December 31, 1999, and the remainder was collected during 2000. The insurance settlements were recognized as offsets to the carrying values of the related satellites, and no gain or loss was recognized as a result of these settlements.

Satellite incentive obligations

        Satellite construction contracts typically require that we make progress payments during the period of the satellite's construction and orbital incentive payments (plus interest) over the orbital life of the satellite. The incentive obligations may be subject to reduction if the satellite fails to meet specific technical operating standards. As of December 31, 2004 we had $112.3 million of liabilities recorded in relation to these satellite incentive obligations. Certain of our satellite construction contracts also provide that certain amounts paid by us during the construction phase are subject to refund (with interest) if the satellite fails to meet these technical operating standards.

Operating leases

        We have commitments for operating leases primarily relating to equipment, our executive office facilities in Wilton, Connecticut and other locations. These leases contain escalation provisions for increases as a result of increases in real estate taxes and operating expenses. As of December 31, 2004, minimum annual rentals of all leases, exclusive of potential increases in real estate taxes, operating assessments and future sub-lease income aggregated $32.1 million.

Satellite construction and launch contracts

        As of December 31, 2004, we had approximately $103.1 million of capital expenditures remaining under existing satellite construction contracts and $9.9 million remaining under existing satellite launch contracts. Satellite launch and in-orbit insurance contracts related to future satellites to be launched are cancelable up to thirty days prior to the satellite's launch. As of December 31, 2004, we did not have any non-cancelable commitments related to existing launch insurance or in-orbit insurance contracts for satellites to be launched.

        In April 2004, we entered into an agreement for the construction of a new satellite, Galaxy 16, which will serve as an on-ground spare for Galaxy 11 and will also be available as a replacement in the event of a launch failure of Galaxy 17 or Galaxy 18. In June 2004, we paid The DIRECTV Group $28.5 million to fully reimburse amounts previously paid on our behalf to the manufacturer of this satellite. Also in June 2004, we executed a definitive agreement for the procurement of Galaxy 17, which will replace Galaxy 4R. In February 2005, we entered into an agreement for the construction of Galaxy 18.

        The manufacturer of Galaxy 16 and Galaxy 18 is in the process of emerging from Chapter 11 bankruptcy. The effectiveness of the Galaxy 18 construction agreement is contingent upon approval by the bankruptcy court on or before April 11, 2005. The Galaxy 16 construction contract has been approved by the bankruptcy court. Construction of Galaxy 18, which will serve as a replacement satellite for Galaxy 10R, began in 2005. Our agreements for the construction of Galaxy 16 and Galaxy 18 contain financial covenants applicable to the manufacturer, including a requirement that all payments made or to be made to the manufacturer be utilized for the construction of these satellites. We also have a security interest in the satellites under construction by this manufacturer.

        In October 2003, we amended our launch and construction contracts related to the Galaxy 1R replacement satellite to allow for the construction of a navigation payload on this satellite. This navigation payload will utilize L-band frequencies and will function independently from the C-band payload. Included in the amount of satellite commitments above as of December 31, 2004, were approximately $6.2 million related to this navigation payload. We have entered into an agreement with a customer for the sale and use of this L-band payload.

        Through December 31, 2004, we had made approximately $171.3 million of capital expenditures in relation to Galaxy 14 and Galaxy 15. We also spent $65.8 million for launch costs originally intended for Galaxy 8-iR and $6.0 million for another future launch. As a result of the termination of the Galaxy 8-iR construction contract, we expect to use this launch for one of our satellites currently under construction.

        We plan to construct and launch replacement satellites for PAS-6B, PAS-9 and PAS-2 prior to the end of their useful lives, although no commitments have been made for the procurement.

        After signing the Galaxy 18 contract in February 2005, the aggregate remaining capital expenditures for our satellites under construction were approximately $200 million as of February 2005, the majority of which will be paid over the next two years.

Change-in-control obligations

        Upon consummation of the Recapitalization, all outstanding employee stock options vested and became exercisable, and all outstanding restricted shares and restricted stock units vested immediately prior to the merger. We recorded a charge of approximately $8.3 million within Transaction-related costs in our consolidated statement of operations in the third quarter of 2004 in relation to the acceleration of vesting of these options, restricted shares and restricted stock units. Also in conjunction with the Recapitalization, the exercise prices and periods of certain employee options were modified. As a result of these modifications, we recorded additional expense of approximately $1.2 million within Transaction-related costs in our consolidated statement of operations in the third quarter of 2004. Holders of options and restricted stock units were entitled to receive (i) with respect to in-the-money options, cash equal to the difference between the exercise price and the $23.50 per share price (on an unadjusted basis) paid in the Recapitalization, and (ii) with respect to restricted shares and restricted stock units cash in the amount of $23.50 per share (on an unadjusted basis). All out-of-the-money stock options were cancelled without payment. Certain members of our management agreed not to have certain of their equity interests cashed out in the Recapitalization; existing options, restricted shares and restricted stock units granted to such individuals remain outstanding as options and shares.

        Certain of our executives are party to change-in-control severance agreements which provide for payment of severance and other benefits in the event of an involuntary termination of the executive's employment (as defined in such agreements) within three years after a change in control. As a change in control has occurred, these agreements will apply if an involuntary termination of the executive occurs during the period specified by the agreement. Based upon current compensation levels, if all of these executives receive the termination related benefits as specified by their respective agreements, the aggregate cost to us would be up to $10.6 million (net of tax benefits of $6.1 million).

        As more fully described in Note 12 "Retirement and Incentive Plans", to the audited consolidated financial statements presented elsewhere in this prospectus, the Issuer has granted stock options to certain employees subsequent to the Recapitalization. In addition, certain employees also acquired common stock of the Issuer. The vesting of the stock options accelerates in the event of certain changes in control of the Issuer. Pursuant to contractual obligations, the Issuer could be obligated to make payments for vested options and to repurchase shares held by certain employees in the event of the death or qualifying disability of any such employee. In all other circumstances, the Issuer has the right, but not the obligation, to call the common stock held by employees and therefore no contingent obligation would exist under any other circumstance.

        In addition, our Severance Pay Plan allows for the payment of enhanced severance to employees laid off or who resign for good reason (as defined in such plan) due to, and within two years after, a change-in-control.

        For additional information regarding these change-in-control arrangements, see "Management".

Stock compensation

        As described in more detail in Note 12 "Retirement and Incentive Plans" to our audited consolidated financial statements, PanAmSat issued stock options to purchase its common stock to certain employees and directors subsequent to the Recapitalization. These stock options were assumed by the Issuer on October 8, 2004. All employee stock options granted prior to the Recapitalization were cashed out in the Recapitalization, other than stock options held by four members of management, as more fully described above in "—Change-in-control obligations".

        We account for employee stock options in accordance with Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS 123). We measure compensation expense for these options using the Black-Scholes model for estimating fair value, and the amount of compensation is charged to expense over the vesting period of the options. During the years ended December 31, 2003 and 2004, we recorded approximately $34,000 and $0.5 million, respectively, of compensation expense related to all options granted from January 1, 2003 through December 31, 2004, excluding charges related to options cashed out in the Recapitalization.

        Subsequent to the Recapitalization, the following stock options were granted to employees and directors of the Issuer:

Value Analysis—As of Grant Date

Grant Date	Number of Options	Exercise Price	Fair Value of Common Stock	Intrinsic Value(1)
August 20, 2004	3,052,045	$4.21	$4.21	$—
September 16, 2004	526,791	$4.21	$4.21	$—
October 8, 2004	355,584	$4.21	$4.21	$—
October 11, 2004	347,024	$4.21	$4.21	$—

(1)
Intrinsic value reflects the amount by which the value of the shares (as of the grant date) exceeds the exercise price of the options.

        The exercise prices were originally $7.59 per share, which equaled the fair value of the stock on the date of grant. The fair value of the common stock was reduced by $3.39 per share on October 19, 2004 when the Issuer issued additional debt and paid a dividend of the net proceeds to the stockholders of the Issuer. The Issuer reduced the exercise price of all outstanding options to reflect the $3.39 diminution of value. Accordingly, the exercise prices for the options reflected herein were reduced from $7.59 per share to $4.21 per share.

        At December 31, 2004, we had 5,043,816 stock options outstanding. The following table sets forth the intrinsic value of our outstanding vested and unvested stock options as of December 31, 2004 as if the initial public offering had occurred on that date:

Value Analysis—Pro Forma for Initial Public Offering

	Unvested		Vested(2)
	Shares	Intrinsic Value(1)	Shares	Intrinsic Value(1)
Stock options	4,281,444	$59,055,651	762,372	$11,079,957

(1)
Intrinsic value reflects the amount by which the value of the shares (based on the $18 per share offering price) exceeds the exercise price of the options.

(2)
Reflects stock options for certain executives which existed at the time of the Recapitalization and were fully vested.

Significant factors, assumptions and methodologies used in determining fair value at the grant dates and subsequent adjustments

        Members of our management possessing the requisite valuation experience estimated the fair value of the options granted during the nine months ended September 30, 2004. Additionally, members of management possessing the requisite valuation experience estimated the fair value of our common stock after the issuance of the senior discount notes and the dividend of the net proceeds to stockholders. PanAmSat and the Issuer did not obtain contemporaneous valuations by an unrelated valuation specialist because our management team possessed the requisite valuation expertise to prepare a reasonable estimate of fair value.

        To determine the fair value of the common stock on August 20, 2004, management's primary consideration was the price paid per share by the Sponsors to The DIRECTV Group in connection with the Recapitalization.

        To determine the fair value of the common stock on September 16, 2004, October 8, 2004 and October 11, 2004, management's primary considerations included:

  •
  the price per share paid to The DIRECTV Group on the date of the Recapitalization,

  •
  market conditions in the satellite services industry, including with respect to supply, demand and pricing, and

  •
  the Issuer's operating results and financial forecasts.

        To determine the fair value of the common stock on October 19, 2004, the date of the reduction in equity value due to the issuance of additional indebtedness and the dividend to shareholders, management's primary considerations included:

  •
  the price per share paid to The DIRECTV Group on the date of the Recapitalization,

  •
  the additional debt that was incurred by the Issuer to pay dividends to the stockholders in October 2004, and the resulting financial condition of the Issuer,

  •
  market conditions in the satellite services industry, including with respect to supply, demand and pricing, and

  •
  the Issuer's operating results and financial forecasts.

        Management believes that the difference between the estimated fair value of our common stock as of October 19, 2004 and the value of our common stock based upon the mid-point of the estimated price range of the Issuer's initial public offering is attributable to the following events that have occurred after that date:

  •
  the reduction in our cash interest expense resulting from the amendment of our senior secured credit facilities to lower the interest rate of our Term Loan B Facility;

  •
  the reduction in the amount of our outstanding debt by approximately $618.5 million as a result of the Issuer's initial public offering;

  •
  the amendment of our senior credit facilities to permit greater availability for the payment of dividends and to eliminate mandatory prepayments with excess cash flow; and

  •
  our decision to pay quarterly dividends at an annual rate of $1.55 per share for at least the first four full fiscal quarters following the consummation of the Initial Public Offering.

Customer and vendor obligations

        We have certain contracts with our customers which require us to provide equipment, services and other support to these customers during the course of the related contracts. As of December 31, 2004, we had commitments to provide equipment, services and other support under these customer contracts which aggregated approximately $48.9 million related to the provision of equipment, services and other support.

        We have certain long-term contractual obligations with service providers primarily for the operation of certain of our satellites. As of December 31, 2004, we have commitments under these vendor contracts which aggregated approximately $60.1 million related to the provision of equipment, services and other support.

Foreign withholding taxes

        We have outstanding tax claims related to withholding taxes assessed on revenues derived from broadcasters inside and outside of India who broadcast from or into India. The Indian government has assessed approximately $8.8 million (reduced from an initial assessment of $15.2 million) against one of our subsidiaries for the Indian tax year ended March 31, 1997. This assessment is being appealed to the Income Tax Appeals Tribunal. For Indian tax years ended March 31, 1996, 1998, 1999, 2000 and 2001, the Indian government has assessed approximately $39.2 million in the aggregate against us, including interest. This assessment has been appealed to the Commissioner of Income Tax (Appeals). We are contesting the imposition of such taxes. While this contest proceeds, we have been required to advance cash and provide a bank guarantee for a total of approximately $43.1 million. To date, we have paid cash of approximately $1.2 million related to these assessment years. If unsuccessful in our contest, we could be subject to comparable claims for subsequent years. In connection with the Recapitalization, The DIRECTV Group agreed to indemnify us for these and certain other taxes related to any periods or portions of such periods ending on or prior to the day of the closing of the Recapitalization in amounts equal to 80% of the first $75.0 million of such taxes and 100% of such taxes in excess of the first $75.0 million. As a result, our net tax liability related to these periods is capped at $15.0 million. See Note 2 "Significant Accounting Policies—Income Taxes" to our audited consolidated financial statements appearing elsewhere in this prospectus.

Other

        Boeing Satellite Systems, Inc., formerly Hughes Space and Communications Company, has security interests in certain transponders on our PAS-2, PAS-3, PAS-4 and PAS-5 satellites to secure incentive payments owed by us pursuant to satellite construction contracts.

        We currently have outstanding letters of credit totaling $43.0 million.

Critical Accounting Policies

        We prepare our consolidated financial statements in conformity with GAAP. As such, we are required to make certain estimates, judgments and assumptions that we believe are reasonable based upon the information available. These estimates and assumptions affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the periods presented. Management bases their estimates and judgments on historical experience and on various other factors. Due to the inherent uncertainty involved in making estimates, actual results reported in future periods may be affected by changes in those estimates. The following represent what we believe are the critical accounting areas that require the most significant management estimates and judgments.

Receivables (including net investment in sales-type leases)

        A significant amount of judgment is required by management in estimating the amount of reserves required for receivables that are potentially uncollectible. We perform ongoing credit evaluations of our customers and adjust credit limits based upon payment history and the customer's current credit worthiness, as determined by our review of their current credit information. We continuously monitor collections and payments from our customers and maintain a provision for estimated credit losses based upon our historical experience and any specific customer collection issues that we have identified. If collectability of the receivable is not reasonably assured at the time services are performed, we do not initially record the revenues, but rather record an allowance for customer credits to offset the receivable. If there is a change in the customer's financial status or the receivable is collected, revenues are recorded at that time.

        While such credit losses described above have historically been within our expectations and the provisions established, we cannot guarantee that we will experience the same credit loss rates that we have estimated or historically experienced. As such, additional charges could be incurred in the future to reflect differences between estimated and actual collections.

        Since our long-term receivables and net investment in sales-type leases relate to significant long-term contracts which are concentrated in a relatively few number of customers, a significant change in the liquidity or financial position of any one of these customers could have a material adverse impact on the collectability of our long-term receivables or net investment in sales-type leases and our future operating results. Additionally, if a satellite's useful life is shortened, and a sales-type lease is recorded on that satellite, we would write off the portion of the sales-type lease receivable which is uncollectible as a result.

        As of December 31, 2003 and 2004, we had aggregate gross receivables of $309.8 million and $293.2 million, respectively, related to operating leases, sales-type leases and other long-term receivables. With respect to these amounts, we maintained aggregate allowances of approximately $38.3 million and $22.0 million as of December 31, 2003 and 2004, respectively, including allowances for doubtful accounts and customer credits. See "Deferred Charges and Other Assets—Net" and "Accounts Receivable" within Note 2, "Significant Accounting Policies", and Note 4 "Operating Leases and Net Investment in Sales-Type Leases" to our audited consolidated financial statements appearing elsewhere in this prospectus. Our accounts receivables and related reserves as of December 31, 2003 and 2004 were as follows:

	December 31, 2003	December 31, 2004	Change
	(In thousands)
Gross Receivables:
Current Receivables	$101,497	$82,366	$(19,131)
Long-term Receivables	59,767	102,634	42,867
Net Investment in Sales-type Leases	148,575	108,195	(40,380)

Total Gross Receivables	309,839	293,195	(16,644)

Reserves:
Allowance for Bad Debt	(6,369)	(4,120)	2,249
Allowance for Customer Credits	(18,122)	(8,866)	9,256

Total Current Reserves	(24,491)	(12,986)	11,505

Long-term Reserve	(4,923)	(626)	4,297
Reserve for Sales-Type Leases	(8,854)	(8,430)	424

Total Long-term Reserves	(13,777)	(9,056)	4,721

Total Reserves	(38,268)	(22,042)	16,226

Total Net Receivables	$271,571	$271,153	$(418)

        In July 2004, we terminated our lease agreements with one of our customers due to non-payment of the customer's obligations to us through June 30, 2004. As a result, we recorded a pre-tax charge of approximately $29.6 million in the three months ended June 30, 2004 related to the write-off of current and long-term receivable balances due from this customer. Prior to the termination, contracted backlog and revenues contracted for receipt in the second half of 2004 related to this customer were $80.4 million and $5.0 million, respectively.

Evaluation of satellites and other long-lived assets for impairment and satellite insurance coverage

        We periodically evaluate potential impairment loss relating to our satellites and other long-lived assets, when a change in circumstances occurs, by assessing whether the carrying amount of these assets can be recovered over their remaining lives through undiscounted future expected cash flows generated by those assets (excluding interest charges). If the expected undiscounted future cash flows are determined to be less than the carrying value of the long-lived asset or group of assets, an impairment charge would be recorded. We assess the recoverability of certain of our deferred charges and other assets by comparing the remaining net book value of the deferred charges and other assets at each period end with the expected future undiscounted cash flows to be generated pursuant to the customer contract that gave rise to the deferred charges. The recoverability analysis is performed for each individual deferred charge and the undiscounted cash flows are the cash flows associated with the specific customer contract that gave rise to the deferred charges. The undiscounted cash flows, as determined within the specific contractual arrangement with that customer, would be utilized to assess the recoverability of the deferred charge.

        We also assess the recoverability of our long-lived assets pursuant to paragraph 10 of Statement of Financial Accounting Standards No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets" (SFAS 144). The costs of specific satellites are grouped together with other associated assets when assessing recoverability. Periodically and when a change in circumstances occurs, this group of assets is compared with the expected future undiscounted cash flows to be generated by us from the related satellite. Any excess of the net book value for this group of assets over the expected future undiscounted cash flows of the related satellite would result in an impairment charge that would be recorded within our statement of operations in the period the determination is made. The impairment charge would be measured as the excess of the carrying value of the asset or group of assets over the present value of estimated expected future cash flows related to the asset or asset group using a discount rate commensurate with the risks involved. Changes in estimates of future cash flows could result in a write-down of the asset in a future period. Estimated future cash flows could be impacted by, among other things:

  •
  changes in estimates of the useful life of the satellite;

  •
  changes in estimates of our ability to operate the satellite at expected levels;

  •
  changes in the manner in which the satellite is to be used; and

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  the loss of one or several significant customer contracts on the satellite.

        If an impairment loss was indicated, such amount would be recognized in the period of occurrence, net of any insurance proceeds to be received so long as such amounts are determinable and receipt is probable. If no impairment loss was indicated in accordance with SFAS 144, and we received insurance proceeds, the proceeds would offset the carrying value of the satellite. In the event that the insurance proceeds received exceeded the carrying value of the satellite, the excess of the proceeds over the carrying value of the satellite would be recognized in the statement of operations.

        Certain losses of a satellite may not be covered by launch or in-orbit insurance policies. Some of our satellites are covered by insurance policies that are subject to significant health-related exclusions and deductibles related to specific components identified by the insurers as the most likely to fail and some of our satellites are uninsured. For tables showing satellite insurance coverage and identified significant operational concerns, see "—Satellite Insurance—Insured satellites" and "—Satellite Insurance—Uninsured satellites" above.

        On March 17, 2004, our PAS-6 satellite suffered an anomaly resulting in a loss of power. On April 1, 2004, this satellite experienced another and more significant loss of power. Following that event, we commenced deorbiting the satellite. As a result of the March 17 event, we recorded a non-cash impairment charge of $99.9 million within income from operations in the first quarter of 2004. This resulted in an approximate $63.3 million non-cash charge to net income after taxes.

        See "Risk Factors—Risks Relating to Our Business—Our financial condition could be materially and adversely affected if we were to suffer a loss that is not adequately covered by insurance" and Note 2 "Significant Accounting Policies—Evaluation of Long-Lived Assets" to our audited consolidated financial statements appearing elsewhere in this prospectus.

Valuation of goodwill

        We evaluate the carrying value of goodwill on an annual basis in the fourth quarter of each year and when events and circumstances warrant such a review in accordance with Statement of Financial Accounting Standards No. 142 "Goodwill and Other Intangible Assets" (SFAS 142), which is described in Note 2 and Note 7 to our audited consolidated financial statements appearing elsewhere in this prospectus. SFAS 142 requires the use of fair value in determining the amount of impairment, if any, for recorded goodwill. We have determined that, for such impairment testing, we have only two reporting units, our FSS operating segment and our G2 operating segment. In conjunction with our annual goodwill impairment assessment in the fourth quarter of 2004, we utilized a combined discounted cash flow and market approach in our assessment of the fair value of our FSS operating segment and a discounted cash flow approach alone for our assessment of the fair value of our G2 operating segment due to the specialized nature of its operations. Our assessments resulted in a fair value for the reporting units which exceeded the carrying value of their net assets and, as such, no impairment charge was required in 2002, 2003 or 2004. The amount of any loss resulting from future impairment tests could be material to our results of operations. Significant estimates and other variables utilized in our assessments include:

        Discounted cash flow approach:

  •
  discount rate;

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  our 5-year plan, including expected future revenues, operating expenses, capital expenditures and future cash flows; and

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  assumed long-term margins and revenue growth rates of our reporting units.

        Market approach:

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  implied multiples based upon market transactions; and

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  the price paid for PanAmSat in the Recapitalization.

        Changes in these estimates could result in changes to our estimated cash flows and market assessment utilized to determine our assessment of the fair value of the reporting unit. This could result in a write-down of goodwill in a future period, which would be recorded as a pre-tax charge to operating income. The amount of any loss resulting from future impairment tests could be material to our results of operations.

Depreciable satellite lives

        The estimated useful lives of our satellites are based upon the lower of the satellite's design life or the estimated life of the satellite as determined by an engineering analysis performed during initial in-orbit testing. As the telecommunications industry is subject to rapid technological change and our satellites have been subject to certain anomalies, we may be required to revise the estimated useful lives of our satellites and communications equipment or to adjust their carrying amounts. Accordingly, the estimated useful lives of our satellites are periodically reviewed using current engineering data. If a significant change in the estimated useful lives of our satellites is identified, we account for the effects of such changes on depreciation expense on a prospective basis. Reductions in the estimated useful lives of our satellites would result in additional depreciation expense in future periods and may necessitate acceleration of planned capital expenditures in order to replace or supplement the satellite earlier than planned. If the reduction in the estimated useful life of a satellite results in undiscounted future cash flows for the satellite, which are less than the carrying value of the satellite, an impairment charge would be recorded. As a result the lives of our Galaxy 4R and PAS-6B satellites were reduced during 2003 and the lives of our Galaxy 11, PAS-1R and PAS-9 satellites were reduced in December 2004, resulting in accelerated depreciation for these satellites. See "—Satellite Technology—BSS 601 HP XIPS" and "Satellite Technology—BSS 702 solar arrays" above.

Deferred taxes

        We recognize deferred tax assets and liabilities based on the differences between the financial statement carrying amounts and the tax bases of assets and liabilities. We regularly review our deferred tax assets for recoverability and establish a valuation allowance in order to reduce our deferred tax assets based on an evaluation of the amount of deferred tax assets that management believes are more likely than not to be ultimately realized in the foreseeable future. Management establishes this valuation allowance based upon historical taxable income, projected future taxable income, and the expected timing of the reversals of existing temporary differences. If we continue to operate at a loss for tax purposes or are unable to generate sufficient future taxable income, or if there is a material change in the actual effective tax rates or time period within which the underlying temporary differences become taxable or deductible, we could be required to establish a valuation allowance against all or a significant portion of our deferred tax assets resulting in a substantial increase in our effective tax rate and a material adverse impact on our operating results. Management does not believe a valuation allowance is necessary as of December 31, 2004. During 2004, subsequent to the Recapitalization, the Issuer incurred net operating losses and expects to incur net operating losses during the first four full fiscal quarters following the consummation of the Initial Public Offering. Management expects these losses are fully recoverable based on the taxable income within the next several years. These net operating losses were primarily the result of transaction costs incurred in connection with the Recapitalization, accelerated depreciation on our satellites currently in-orbit, the extraterritorial income exclusion related to certain of our satellites and interest expense deductions. The Issuer does not expect a tax impact from the completion of the Issuer's initial public offering other than to reduce future interest expense deductions as a result of lower debt that results from the use of proceeds of the Issuer's initial public offering to pay down debt.

        Beginning on May 1, 1998 through December 22, 2003, we joined with The DIRECTV Group and General Motors Corporation in filing a consolidated U.S. federal income tax return. On December 22, 2003, The DIRECTV Group split-off from GM and as a result The DIRECTV Group no longer files a U.S. federal income tax return with GM. We will continue to file a consolidated U.S. federal income tax return with The DIRECTV Group for the taxable periods ending on or before the closing date of the Recapitalization, which will file a U.S. federal income tax return as a separate consolidated group.

        We previously operated under federal and state income tax sharing agreements with The DIRECTV Group. In accordance with such agreements, we provided for current and deferred income taxes as if we were the common parent of an affiliated group that is not included in the consolidated federal income tax return that includes The DIRECTV Group. Upon consummation of the Recapitalization, a new tax separation agreement described under "The Transactions" took effect and superseded the existing tax sharing agreements.

        PanAmSat was deconsolidated from The DIRECTV Group consolidated tax group upon consummation of the Recapitalization. As a result of the deconsolidation, during the third quarter of 2004, our net operating losses and foreign tax credits (net of valuation allowances) were decreased and the tax basis in our satellites was increased. Also, our tax basis in our satellites was increased through a taxable transfer of our satellites to newly formed operating companies prior to the Recapitalization. The total net decrease in our deferred tax liabilities resulting from the Recapitalization was approximately $301.9 million.

        Our income tax provision prior to and including 2004 estimates tax expense for the possible reduction upon Internal Revenue Service audit of the tax benefits we derived from a deduction for the Extraterritorial Income Exclusion and its predecessor regime (the Foreign Sales Corporation) as well as for the potential tax expense that may arise from an adverse outcome from our foreign tax withholding issues. For all years prior to and including 2004, we have assessed our minimum and maximum exposure for federal tax issues, including Foreign Sales Corporation and Extraterritorial Income Exclusion issues, as well as foreign tax withholding issues, and have provided taxes in the amount of our estimated exposure.

        Various foreign governments have asserted that we are subject to income withholding taxes on the revenues derived from broadcasters who are outside their territory, broadcast into their territory and remit payments directly to us in the United States. We have vigorously contested these assertions under local and U.S. tax law. We provided additional taxes in 2004 that affected our effective tax rate. We consider our reserves adequate for any exposure we may have for potential income withholding taxes on these broadcaster revenues. If we are unsuccessful in our defense of any such claims, we could be exposed to a substantial cash payment liability.

        We have outstanding tax claims related to withholding taxes assessed on revenues derived from broadcasters inside and outside of India who broadcast from or into India. The Indian government has assessed approximately $8.8 million (reduced from an initial assessment of $15.2 million) against one of our subsidiaries for the Indian tax year ended March 31, 1997. This assessment is being appealed to the

Income Tax Appeals Tribunal. For Indian tax years ended March 31, 1996, 1998, 1999, 2000 and 2001, the Indian government has assessed approximately $39.2 million in the aggregate against us, including interest. This assessment has been appealed to the Commissioner of Income Tax (Appeals). We are contesting the imposition of such taxes. While this contest proceeds, we have been required to advance cash and provide a bank guarantee for a total of $43.1 million. To date, we have paid cash of approximately $1.2 million related to these assessment years. If unsuccessful in our contest, we could be subject to comparable claims for subsequent years. See "Certain Relationships and Related Party Transactions" for a description of tax indemnifications to be received from The DIRECTV Group. These tax indemnifications cover a portion of these contingent obligations.

        During 2002, the Internal Revenue Service commenced an examination of the GM consolidated tax group for the years 1998-2000 of which we were a member. As a result, our federal income tax returns for those years are currently under examination. Management believes that adequate provision has been made for any adjustment which might be assessed as a result of these examinations. Any amounts that would be payable under the examination are fully indemnified under the tax separation agreement with the DIRECTV Group.

Market Risks

        We manage our exposure to market risks through internally established policies and procedures and, when we deem appropriate, through the use of derivative financial instruments. We use derivative financial instruments, including interest rate hedges, to manage market risks. See"—Liquidity and Capital Resources—Long-term debt" above. The objective of our policies is to mitigate potential statement of operations, cash flow and fair value exposures resulting from possible future adverse fluctuations in interest rates. We evaluate our exposure to market risks by assessing the anticipated near-term and long-term fluctuations in interest rates on a periodic basis. This evaluation includes the review of leading market indicators, discussions with financial analysts and investment bankers regarding current and future economic conditions and the review of market projections as to expected future interest rates. We utilize this information to determine our own investment strategies as well as to determine if the use of derivative financial instruments is appropriate to mitigate any potential future interest rate exposure that we may face. Our policy does not allow speculation in derivative instruments for profit or execution of derivative instrument contracts for which there are no underlying exposures. We do not use financial instruments for trading purposes and are not a party to any leveraged derivatives.

        We determine the impact of changes in interest rates on the fair value of our financial instruments based on a hypothetical 10% adverse change in interest rates from the rates in effect as of the end of the period for these financial instruments. We use separate methodologies to determine the impact of these hypothetical changes on our sales-type leases and fixed rate public debt as follows:

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  For our fixed rate public debt, the current market price, coupon and maturity are used to determine the yield for each public debt instrument as of the end of the period. The yield is then adjusted by a factor of 10% and this revised yield is then compared to the original yield to determine the potential negative fair value change as a result of the hypothetical change in interest rates.

  •
  For our sales-type leases, a discount rate based on a 10-year U.S. Treasury bond is applied to future cash flows from sales-type leases to arrive at a base rate present value for sales-type leases. This discount rate is then adjusted for a negative 10% change and then applied to the same cash flows from sales-type leases to arrive at a present value based on the negative change. The base rate present value and the present value based on the negative change are then compared in order to arrive at the potential negative fair value change as a result of the hypothetical change in interest rates.

  •
  For our variable rate debt, the effect on the period's cash flows and net income is calculated as a result of the potential effect of a hypothetical 10% adverse fluctuation in interest rates. The current LIBOR rate plus applicable margin as of the end of the period is applied to the applicable principal outstanding at the end of the period to determine interest expense for the period. This calculation is then performed after increasing the LIBOR rate plus applicable margin by a factor of 10%. The difference between the two interest expense figures calculated represents the reduction in the period's cash flows as a result of the potential effect of a hypothetical 10% adverse fluctuation in interest rates. This amount is then tax effected based on our effective tax rate to yield the reduction in net income as a result of the potential effect of a hypothetical 10% adverse fluctuation in interest rates.

        The only potential limitations of the respective models are in the assumptions utilized in the models such as the hypothetical adverse fluctuation rate and the discount rate. We believe that these models and the assumptions utilized are reasonable and sufficient to yield proper market risk disclosure.

        We did not experience any material changes in interest rate exposures during the year ended December 31, 2004. Although it is expected that short-term interest rates will rise based upon economic conditions and leading market indicators at December 31, 2004, we do not foresee a significant adverse change in interest rates in the near future. As a result, our strategies and procedures to manage exposure to interest rates have not changed in comparison to the prior year.

        As of December 31, 2004, long-term debt consisted of fixed-rate borrowings of approximately $1.54 billion and floating rate debt of approximately $2.32 billion. In addition, we had a fixed interest rate hedge obligation on a notional amount of $100.0 million. See "—Liquidity and Capital Resources—Long-term debt" above. Fluctuations in interest rates may affect the fair values of fixed-rate borrowings and fixed-rate net investments in sales-type lease receivables. Any changes in interest rates would impact results of operations and cash flows. At December 31, 2004, outstanding fixed-rate borrowings bore interest at rates ranging from 6 3/8% to 10 3/8% and sales type lease receivables bore interest between 8% and 12%. The potential fair value change resulting from a hypothetical 10% adverse fluctuation in interest rates related to our outstanding fixed-rate debt and fixed-rate net investment in sales-type lease receivable balances would be approximately $72.8 million and $2.5 million, respectively, as of December 31, 2004.

        We are subject to fluctuating interest rates on our floating rate debt and any changes in interest rates would impact cash flows and results of operations. The potential effect of a hypothetical 10% adverse fluctuation in interest rates for one year on our floating rate debt outstanding at December 31, 2004 would be a reduction in cash flows of approximately $11.8 million and an increase in net loss of approximately $7.5 million.

Certain Relationships and Related Transactions Prior to and as a Result of the Completion of the Recapitalization

Transactions with The DIRECTV Group and its affiliates

        Until the consummation of the Recapitalization on August 20, 2004, The DIRECTV Group and its affiliates were related parties of ours.

        We provide satellite capacity, TT&C and other related services and facilities to several subsidiaries of The DIRECTV Group and purchase certain services and equipment from a subsidiary of The DIRECTV Group. Additionally, for the period prior to the consummation of the Recapitalization, we reimbursed The DIRECTV Group for the allocated costs of certain jointly incurred expense items, principally relating to administrative and other expenses. Revenues derived from The DIRECTV Group and its affiliates were $82.3 million from January 1, 2004 through August 19, 2004, or 15.1% of our revenues for that period.

        During the fourth quarter of 2003, we agreed to amend our transponder lease agreements with DIRECTV Latin America. This amendment became effective in February 2004 upon DIRECTV Latin America's emergence from the Chapter 11 bankruptcy process. In conjunction with these amendments we agreed to accept reduced cash payments in the early years, most of which we expect to recapture in later years, and The DIRECTV Group has agreed to guarantee all of the transponder lease agreements with DIRECTV Latin America for a period of five years.

        PanAmSat entered into new contractual arrangements with affiliates of The DIRECTV Group in connection with the Recapitalization at rates which, we believe, approximate market rates. These contractual arrangements include the extension of transponder lease agreements with Hughes Network Systems, Inc., the extension of The DIRECTV Group guarantees of our transponder lease agreements with DIRECTV Latin America, the purchase of additional transponder capacity for DTH services in Latin America, and the extension of existing and the entering into of new TT&C services agreements with DIRECTV Operations LLC. In addition, in connection with the Recapitalization, The DIRECTV Group paid us $9.2 million for certain past due receivables from, and guaranteed certain future obligations of, our customer Sky Multi-Country Partners, an affiliate of The News Corporation.

        During 2003, we transferred an authorization for a Ka-band orbital slot to Hughes Network Systems, Inc., an affiliate, in exchange for a contingent payment of approximately $2.1 million. The payment is payable upon the launch of a satellite to such orbital slot. The Federal Communications Commission has approved the transfer of this authorization.

        On March 7, 2003, we acquired substantially all of the assets of Hughes Global Services, Inc. from The DIRECTV Group. See Note 10 "Acquisitions" to our consolidated financial statements included elsewhere in this prospectus.

        On April 20, 2004, PanAmSat entered into a definitive transaction agreement with The DIRECTV Group, Merger Sub, a wholly-owned subsidiary of The DIRECTV Group, and Constellation, an affiliate of KKR for the Recapitalization.

        In June 2004, we paid The DIRECTV Group $28.5 million to reimburse them in full for amounts they previously paid on our behalf to the manufacturer of the Galaxy 16 satellite.

        In addition, The DIRECTV Group leases to us office space in Long Beach, California and land for our teleport in Castle Rock, Colorado, and permits the participation by us and our employees in certain discount programs. Prior to the Recapitalization, The DIRECTV Group provided general liability insurance and certain administrative services to us, including the provision of certain advisory and audit services. During the years ended December 31, 2002 and 2003, and for the period from January 1, 2004 through August 19, 2004, we incurred expenses related to such arrangements with The DIRECTV Group of approximately $1.4 million, $1.9 million and $1.3 million, respectively.

        Concurrently with the execution of the transaction agreement, PanAmSat entered into a tax separation agreement with The DIRECTV Group that supersedes four earlier tax-related agreements among ourselves, The DIRECTV Group and certain of its affiliates. PanAmSat and The DIRECTV Group have agreed to handle tax matters with respect to the tax periods covered by the tax separation agreement, including tax return preparation, audits, appeals and litigation, in a manner consistent with the past practice of The DIRECTV Group and ourselves before the acquisition. In addition, PanAmSat and The DIRECTV Group have agreed to cooperate in any tax audits, litigation or appeals that involve, directly or indirectly, periods ending on or prior to the day of the closing of the Recapitalization.

        Pursuant to the tax separation agreement, The DIRECTV Group agreed to indemnify PanAmSat for all federal and consolidated state and local income taxes a taxing authority may attempt to collect from PanAmSat regarding any liability for the federal or consolidated state or local income taxes of GM and The DIRECTV Group, except those income taxes PanAmSat is required to pay under the tax separation agreement. In addition, The DIRECTV Group has agreed to indemnify PanAmSat for any taxes (other than those taxes described in the preceding sentence) related to any periods or portions of such periods ending on or prior to the day of the closing of the Recapitalization in amounts equal to 80% of the first $75.0 million of such other taxes and 100% of any other taxes in excess of the first $75.0 million. As a result, our net tax liability related to these periods is capped at $15.0 million.

        The tax separation agreement became effective upon the consummation of the Recapitalization on August 20, 2004 and will remain effective until the expiration of the statute of limitations with respect to all taxes to which the tax separation agreement relates.

Transactions with The News Corporation and its Affiliates (Other than The DIRECTV Group)

        Until the consummation of the Recapitalization on August 20, 2004, The News Corporation and its affiliates were related parties of ours.

        We are a party to agreements with The News Corporation and certain of its subsidiaries and affiliates pursuant to which we provide satellite capacity, TT&C and other related services. Revenues derived from the The News Corporation and its affiliates were $55.1 million from January 1, 2004 through August 19, 2004, or 10.1% of our revenues for that period.

        In January 2004, we signed a multi-year, multi-satellite agreement with Fox Entertainment Group, Inc., a subsidiary of The News Corporation, the terms of which provide that Fox Entertainment Group, Inc. will consolidate its entire suite of U.S. cable and broadcast programming onto our global fleet for 15 years and move a significant portion of its international traffic onto the fleet for the next decade. Fox Entertainment Group will now be one of our largest media customers and one of our top five global customers.

Effect of the Recapitalization

        As a result of the Recapitalization, effective August 20, 2004, The DIRECTV Group and The News Corporation were no longer related parties of ours and the Sponsors and their affiliates became related parties of ours.

Transactions with The Sponsors and Their Affiliates

        Prior to the consummation of the Initial Public Offering, the Sponsors provided management and advisory services to us pursuant to management services agreements executed at the closing of the Recapitalization. The Sponsors charged us an aggregate management fee of $2 million annually for the provision of these services, subject to an annual increase of three percent. From August 20, 2004 through December 31, 2004, we recorded approximately $0.7 million of expense for these management fees, of which $0.1 million was paid through December 31, 2004. In addition, in consideration for structuring services rendered in connection with the Recapitalization, which services included financial advisory services and capital structure review, the Sponsors received an aggregate transaction fee of $50.0 million and were reimbursed for out-of-pocket expenses of approximately $1 million. The annual advisory fee did not include, and the Sponsors received additional compensation for providing, investment banking or other advisory services provided in connection with any specific acquisition or divestiture transactions or in the event the Sponsors performed services above and beyond those called for by the agreements.

        In connection with the Initial Public Offering, each of the Sponsors terminated their respective management services agreements for an aggregate consideration of $10.0 million.

        During 2004, we retained Capstone Consulting, or Capstone, to provide us with consulting services, primarily to identify and advise us on potential opportunities to reduce our costs and identify other potential opportunities to grow our business. Although neither KKR nor any entity affiliated with KKR owns any of the equity of Capstone, KKR has provided financing to Capstone. We recorded approximately $0.3 million of expenses during 2004 to Capstone, of which, approximately $0.2 million was paid through December 31, 2004.

        Certain compensated members of our board of directors are principals of or affiliated with the Sponsors. See "Management—Director Compensation".

        We provide satellite capacity, TT&C and other related services to affiliates of certain of the Sponsors. Revenues for these services were $3.7 million for the year ended December 31, 2004. As of December 31, 2004, we had receivables related to these affiliates of approximately $0.1 million.

        Included in our total contracted backlog of $4.90 billion as of December 31, 2004 is $5.1 million of contracted backlog from affiliates of the Sponsors. Contracted backlog represents future cash payments expected from customers under all long-term contractual agreements.

        The following table provides summary information relative to our accounts receivable from and accounts payable to the Sponsors and their affiliates as of December 31, 2004 (in thousands):

December 31, 2004
Due from affiliates	$74

Due to affiliates	$831

Recent Accounting Pronouncements

        In December 2004, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123 (Revised), "Share Based Payment" ("SFAS 123(R)"), which requires that compensation costs relating to share-based payment transactions be recognized in the financial statements and includes implementation guidance on measuring the fair value of share-based payments. SFAS 123(R) replaces SFAS No. 123, "Accounting for Stock-Based Compensation," and supersedes SFAS No. 148 "Accounting for Stock-Based Compensation—Transition and Disclosure—an Amendment of SFAS No. 123" and Accounting Principles Bulletin Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25). The provisions of SFAS 123(R) will be effective for our financial statements issued after June 15, 2005. The adoption of SFAS 123(R) will not have a material impact on our consolidated financial statements.

BUSINESS

Overview

        We are a leading global provider of video, corporate, Internet, voice and government communications services with a large and modern fleet of 23 in-orbit satellites. We lease transponder capacity on our satellites to a variety of customers, including: cable television systems, television broadcasters, DTH television systems, ISPs, telecommunications companies, governments and other corporations. The services that we provide to our customers are generally mission critical and our key customer relationships have been built over many years. Our customers include some of the world's leading media and communications companies, such as Time Warner, Inc. (including HBO, TBS and CNN), the BBC, The News Corporation (including the Fox family of channels and The DIRECTV Group), Sony, Viacom (including MTV and Nickelodeon), China Central Television, Doordarshan (India) Comcast and The Walt Disney Company (including ABC and ESPN) as well as civilian and military government agencies and contractors. Through our satellite-based video distribution business, we believe we distribute more television channels over our network than any other company in the world.

        We operate in the FSS segment, the most mature segment of the satellite communications business, historically characterized by steady and predictable revenue streams, strong cash flows from operations and substantial contracted backlog. In 2003, the FSS industry generated revenues of approximately $6.6 billion according to Euroconsult. As of December 31, 2004, we had approximately $4.90 billion in contracted backlog.

        We believe the FSS industry will benefit from, among other things, the increased transmission of HDTV signals and the increased reliance of governments on commercial satellite capacity for civilian and military applications. We believe that demand for large, cost effective private networks made possible through the combination of our satellite network's broad geographic coverage and the use of small, low-cost terrestrial satellite terminals, commonly referred to as VSATs, will be an additional source of growth, especially in international markets where terrestrial networks are not well developed.

        Our in-orbit fleet, which includes two in-orbit backup satellites, is one of the world's largest commercial GEO satellite networks, capable of reaching over 98% of the world's population. We are one of only a few companies worldwide capable of servicing a global footprint through a fleet of owned satellites. We have an extensive terrestrial network available to support the needs of our customers. We have seven technical facilities in the United States, which provide transmission, monitoring and control services for operating our fleet and transmission and other services for our customers. We lease such services outside of the United States to support the remainder of our worldwide satellite fleet.

        On August 20, 2004, affiliates of KKR, Carlyle and Providence completed a series of transactions resulting in an entity affiliated with KKR owning approximately 44% of PanAmSat's outstanding common stock and entities affiliated with Carlyle and Providence each owning approximately 27% of PanAmSat's common stock, with the remainder held by certain members of management and our board of directors.

        In September 2004, the Issuer was formed as a Delaware corporation that was owned by the Sponsors and certain members of management and our board of directors. On October 8, 2004, these stockholders contributed all of PanAmSat's common stock held by them to the Issuer in exchange for a pro rata share of the Issuer's common stock. As a result PanAmSat became a wholly-owned subsidiary of the Issuer. On March 22, 2005, the Issuer consummated an initial public offering of its common stock, after which the Sponsors remain in collective control of a majority of the Issuer's outstanding common stock. The Issuer does not have, apart from its ownership of PanAmSat, any independent operations.

Background

        We are a market leader in the FSS industry. FSS operators use satellites that are located in designated GEO slots 22,300 miles above the equator. The position of these satellites makes them appear to be at a fixed point above the earth. Receiving antennas, once pointed at a fixed satellite, need not be moved.

        GEO slots are points on the GEO arc where satellites are permitted to operate. The number of orbital slots is limited. The right to use a GEO slot must be authorized under national and international regulatory regimes for the frequency bands in which a satellite will operate, and satellites operating in the same frequency bands must be sufficiently far apart to avoid interference with one another. Certain slots may not provide coverage over an entire market. Other slots may not be available for all of the frequency bands needed to make the slot commercially viable. Satellites operating at adjacent GEO slots at similar frequencies are generally separated by two or more degrees. Most of the GEO slots are either currently in use or already subject to filings for use. Once the particular frequencies at a GEO slot have been licensed and coordinated, the use is protected against interference from other operations at the same or adjacent slots.

        The most important aspect of a GEO satellite is its ability to provide equally accessible coverage of a very large geographic area at once, in certain circumstances up to an entire hemisphere. Any antenna on the ground inside the satellite coverage area, or footprint, can receive the same transmission, and can be installed for the same incremental cost. GEO satellites receive radio communications from one or more origination points and distribute them to a single point or multiple receivers within the transmission range of the satellites' beams.

        GEO satellites are well suited for connecting a number of locations that cannot otherwise be connected efficiently.

        Because the cost of satellite services does not increase with distance or the number of receivers, GEO satellites are used for:

  •
  the distribution of television and radio signals to cable television operators, television network affiliates, local radio stations and other redistribution systems;

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  DTH transmissions of video and audio programming;

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  data networking services, which include voice, data and video transmissions within private networks;

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  Internet access and content distribution, including connecting international ISPs to the U.S. Internet backbone where there is a lack of terrestrial fiber, and distributing Internet Protocol content in a point-to-multipoint manner; and

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  international and domestic telecommunications services, complementing fiber optic and coaxial cable backbone networks.

        Once a satellite is in commercial service at a GEO slot, FSS operators generally lease capacity, or transponders, on the satellite to customers, including video programmers, telecommunications companies and ISPs. The most common frequency bands available for lease on GEO satellites are as follows:

        C-band.    These frequencies have traditionally been used for video broadcasting and data and voice communications. C-band frequencies have longer wavelengths and therefore are less susceptible to terrestrial and atmospheric interference but require large antennas, typically three to six meters in diameter, to transmit and receive signals.

        Ku-band.    These frequencies have shorter wavelengths and require more powerful transponders, thereby allowing customers to use smaller antennas, 60 to 180 centimeters in diameter. Ku-band has been used for such services as DTH broadcasting, video distribution and private data networks.

        Ka-band.    These frequencies have the shortest wavelength of the three principal commercial fixed satellite bands. Currently, Ka-band frequencies are not widely utilized. While Ka-band allows for very small antennas, it requires high-power beams to be concentrated on smaller geographical areas. New applications, such as certain types of two-way communications, are being developed for these frequencies.

Our Services

        Our operations are comprised of the following two segments:

        Fixed Satellite Services—Through FSS, we lease transponder capacity to customers for various applications, including broadcasting, news gathering, Internet access and transmission, private voice and data networks, business television, distance learning and DTH and provide TT&C and network services to customers.

        Government Services—Through G2, we provide global satellite and related telecommunications services to the U.S. government, international government entities and their contractors.

        We derive our revenues primarily from our video and network services. For the years ended December 31, 2002, 2003 and 2004, we derived our revenues from the following service areas:

	Year Ended December 31,
Services
	2002	2003	2004
Video services	66%	60%	57%
Network services	24	25	26
Government services	3	9	10
Other services	7	6	7

Total	100%	100%	100%

        Revenues derived from affiliates of The DIRECTV Group and The News Corporation comprised approximately 15% and 11%, respectively, of total revenues for the year ended December 31, 2004. No other customers provided us with revenues in excess of 10% of total revenues during this period.

Fixed Satellite Services segment

        Our FSS segment is comprised of the following:

  Video services

        We provide satellite transponder capacity and other satellite and terrestrial services for the transmission of entertainment, news, sports and educational programming for over 300 content providers worldwide. Our video services are comprised of four categories:

  •
  Video distribution services—full-time transmission of television programming to cable systems, network affiliates and other redistribution systems;

  •
  DTH television services—full-time transmission of multiple television channels for household reception;

  •
  Full-time contribution services—transmission of news, sports and entertainment segments to cable and broadcast centers around the world; and

  •
  Occasional use services—short-term satellite services that we provide to broadcasters when they need on-the-scene coverage of sporting events and breaking news.

        Video distribution services.    Our primary video distribution service is the full-time transmission of television programming to cable systems, network affiliates and other redistribution systems. Our video distribution services are characterized by long-term contracts with premier media companies and content providers. These companies lease dedicated transponder capacity from us, both on our satellites in orbit and those planned for launch in the future. We also offer bundled, value-added services that include satellite capacity, digital encoding of video channels and, if required, uplinking and downlinking services to and from our satellites and teleport facilities.

        We deliver television programming to virtually all cable systems in the United States. We also operate satellites for the distribution of television programming to cable and other redistribution systems in Latin America, Africa, Australia and the Asia Pacific and Indian Ocean regions. To attract and retain high quality customers, we have created "cable neighborhoods" in which popular television channels act as the "anchor tenants" on our satellites. Cable and other redistribution systems then install antennas to access these popular channels for their subscribers. Because these companies already have their antennas pointed toward these "cable neighborhoods," our experience has been that other programmers also want to distribute their programming through our satellites. The formation of cable neighborhoods has been an important driver of capacity utilization and revenues. Of our 23 satellites in orbit, 11 are part of cable neighborhoods around the world, with six serving the United States, two serving Latin America, two serving the Asia Pacific region and one serving the Indian Ocean region.

        To capitalize further on our cable neighborhood concept, in November 2000, we introduced our "Power of Five" program. Under this program, over 9,200 qualified cable head-ends in the United States are eligible to receive or have received free equipment. A cable "head-end" is a location which receives satellite transmissions and distributes them to a cable television company's subscribers. This equipment enables access to five Galaxy satellites in the U.S. cable neighborhood using just two antennas. The program expands our U.S. cable neighborhood to include Galaxy 3C and Galaxy 13/Horizons 1. Under this program we provide participating cable operators with the required equipment free of charge, which they are required to use exclusively to receive our satellite signals. Partly as a result of this program, as of December 31, 2003, cable operators representing nearly 100% of the cable subscribers in the U.S. were able to access three of these satellites and 70% of such cable operators were able to access all five of these satellites.

        DTH television services.    Most of our satellites are capable of providing DTH services through the use of high-powered, Ku-band spot beams that transmit over specific geographic areas. DTH service providers lease transponder capacity from us, and our satellites provide the platform for their services. These services deliver a package of television programming channels directly to a consumer's home from our satellites. Digital transmissions over DTH platforms offer television viewers superior picture and sound quality and increased channel capacity for programming and pay-per-view options. Our global system transmits more than 750 DTH television and audio channels worldwide for seven DTH operators through long-term contracts. Because their subscribers have their receiving equipment pointed at our satellites, the cost for a DTH service provider to switch to a different satellite would be significant.

        Full-time contribution services.    We provide broadcasters with satellite transmission services for the transmission of news, sports and entertainment segments to their network affiliates or broadcast centers within the United States or around the world. Broadcasters use our contribution capacity to consolidate programming from various locations and assemble it in one central location for the final programming product. This service provides broadcasters with a dedicated transmission pipeline for the full-time retrieval of programming segments.

        Occasional use services.    We provide broadcasters with satellite transmission services for the timely broadcast of news, sports and events coverage on a short-term basis. This service is designed to enable broadcasters to conduct on-the-scene transmissions using small, portable antennas and to receive the transmissions at their broadcast centers or affiliate stations. We conducted approximately 130,000, 110,000 and 100,000 hours of total special events transmissions in 2002, 2003 and 2004, respectively. For example, we delivered over 22,500 hours of live coverage for the 2004 Summer Olympics. In addition to short-term services for special events coverage, we have long-term transponder service agreements with certain satellite services resellers in the United States, who package domestic U.S. transponder capacity for their broadcast, business, educational and government customers.

        Our occasional use services help us take advantage of unutilized capacity on our satellites and are complementary to other services we offer. As these services are not typically long-term in nature, the revenues we derive from them are not typically reflected in our contracted backlog.

        Video service customers.    The following table lists some of the customers under contract for our video distribution, DTH and full-time contribution services:

Video Distribution Services	DTH Services	Full-time Contribution Services
BBC	DIRECTV Latin America	Australian Broadcasting Corporation
Comcast	MultiChoice (South Africa)	CNN
China Central Television	Sky Brazil	NHK
Doordarshan (India)	Sky Mexico	FOX
The News Corporation	Sky Multi-Country Partners	ABC
(including the Fox family of channels
and The DIRECTV Group)
NHK (Japan)
Sony
Starz!
Viacom
(including MTV and Nickelodeon)
The Walt Disney Company (including ABC and ESPN)
Time Warner, Inc.
(including HBO, Turner
Broadcasting System and CNN)

  Network services

        We provide satellite transponder capacity and other satellite and terrestrial network services to telecommunications carriers, multinational corporations and network service providers for relaying voice, video and data communications globally. Our network services are comprised of three categories:

  •
  Private business network services—satellite capacity that we provide for secure, high speed corporate data networks, such as VSATs, used in a variety of business functions;

  •
  Internet services—satellite capacity that we provide to ISPs for high data rate Internet connections and point-to-multipoint content distribution; and

  •
  Carrier services—satellite capacity that we provide to telecommunications carriers for voice, video or data communications networks for businesses and other users.

        Private business network services.    We provide satellite services to companies that furnish networks for end users in the United States, Latin America, Europe, Africa and Asia. We also provide capacity directly to owners-operators of networks. These rooftop-to-rooftop VSAT (very small aperture terminal) networks provide dedicated, proprietary one-way and two-way communications links among multiple business sites. VSAT network end users include retail chains for rapid credit card authorization and inventory control, banks for the connection of automated teller machines with processing computers and news agencies for the timely dissemination of news and financial information.

        A VSAT network consists of many VSAT remote sites, a central hub with a large antenna, which enables the connection of all VSATs in the network, and satellite transponder capacity. Our teleports have the capability of serving as the central hub for our customers' VSATs. We expect growth in the use of VSATs to continue, particularly in less developed countries, as more businesses realize the benefits of communicating by a VSAT network, principally due to the following benefits of VSATs:

  •
  high quality and dedicated transmission availability;

  •
  the capability of transmitting extremely large data flows;

  •
  fixed transmission costs, insensitive to distance or the number of receiving stations; and

  •
  the ability to rapidly and cost-effectively deploy VSAT networks in geographically isolated regions.

        Internet services.    We provide satellite services for the full-time delivery of Internet traffic around the world. Our satellite Internet services enable our customers to improve the quality of their Internet packet delivery, including audio and video, by bypassing shared and congested terrestrial links and to reduce expenses, especially for international ISPs, by enabling simultaneous delivery of content to wide geographic areas without requiring additional terrestrial infrastructure. Our Internet customers deliver content for direct-to-consumer Internet applications, entertainment content providers, ISPs, educational organizations and telecommunications companies. We see growth opportunities for our Internet services, particularly in markets without sufficient fiber optic connectivity.

        As part of our Internet services, we offer a bundled broadband satellite Internet connection package to ISP and corporate enterprise customers that we call SPOTbytes. The complete SPOTbytes service includes satellite capacity, teleport transmission, direct connectivity to Internet backbone providers, and dedicated operations support. SPOTbytes is available as a two-way platform or a one-way platform that utilizes a terrestrial link to provide return path connectivity.

        Carrier services.    We provide satellite services to eight telecommunications carriers in six countries to provide voice, video and data communications networks for businesses, governments and other users. Our satellites, which facilitate high volume information transmission and the ability to use VSATs on the ground, have enabled carriers in emerging countries to introduce competitive new telecommunications services in Latin America, Africa and Asia. In addition, we offer value-added satellite services for telecommunications customers that include satellite capacity and teleport services that connect customers to U.S. terrestrial networks. We currently do not expect carrier services to be a material part of our business, but we will continue to provide quality service to existing and potential customers.

        Network services customers.    Some of the customers for and users of our network services include Associated Press, General Communications Inc., Hughes Network Systems, Inc., Microspace and Telstra.

  TT&C and other services

        In addition to the TT&C services we perform for many of our satellites, we also provide TT&C services for satellites owned by other satellite operators. TT&C services include monitoring and maintaining the proper orbital location and orientation of a satellite, monitoring on-board systems, adjusting transponder levels and remotely bringing backup systems on-line in the event of a subsystem failure. Our other services include in-orbit backup service, which is backup transponder capacity that we make available to certain customers. Our FSS segment also provides our G2 segment with certain of its satellite capacity requirements.

Government Services segment

        Through our G2 segment, we provide global satellite and related telecommunications services to the U.S. government, international government entities and their contractors. Through our G2 segment we provide a "one-stop shopping" resource for government customers to obtain satellite bandwidth, ground terminals and related services, either as stand-alone components or as a complete, end-to-end service offering. We offer transponder capacity on our satellites as well as other mobile and fixed satellite systems.

        G2 serves three customer groups:

  •
  Federal agencies and organizations.    Through its Indefinite Delivery/Indefinite Quantity Government Wide Acquisition Contract with the General Services Administration, G2 offers U.S. government customers a flexible and streamlined procurement vehicle to request and purchase G2 products and services for military, civil and homeland security applications.

  •
  The U.S. Department of Defense.    G2 provides satellite and related telecommunications services to the Defense Information Systems Agency, its prime contractors for commercial satellite communications and the four U.S. uniformed military branches. G2 supports a variety of military applications, from distance learning to communications support for unmanned aerial vehicles.

  •
  Prime contractors and systems integrators managing major government contracts.    G2 provides satellite services and equipment that can address a specific government procurement or support a communications function within a larger program effort.

        We currently serve more than 100 military and government agencies and contractors worldwide, directly or as a sub-contractor, including the Army Corps of Engineers, The Boeing Company, the Federal Aviation Administration, the Federal Bureau of Investigation, NASA, the Government of Australia, Raytheon Company, the Transportation Security Administration and the U.S. Air Force, Army, Navy and Marine Corps.

        G2 is the combination of three organizations: our former government sales and service operation; HGS, a provider of satellite and related services to government users, which we acquired from The DIRECTV Group in March 2003; and Esatel, a telecommunications provider to the U.S. government, which we acquired in August 2003.

Our Strengths

        Our business is characterized by the following key strengths:

Strong cash flow generation

        Historically, we have been able to generate significant cash flows from our operating activities due to our stable and predictable revenues, high operating margins and prudent management of operating expenses and capital costs.

Substantial contracted backlog resulting from long-term contracts

        As of December 31, 2004, we had a contracted backlog for future services of approximately $4.90 billion, of which approximately $755.0 million was contracted for receipt in 2005. Contracted backlog represents the actual dollar amount (without discounting for present value) of the expected future cash payments to be received from customers under all long-term contractual agreements, including operating leases, sales-type leases and related service agreements. Of this amount, approximately $4.02 billion relates to contracts for our video distribution services, which are typically long-term and may extend to the end of life of the satellite or beyond to a replacement satellite. These contracts also are generally non-cancelable, with early termination or cancellation by the customer resulting in a significant cash obligation payable to us. Our contracted backlog as of December 31, 2004 included approximately $1.42 billion relating to future services on satellites to be launched.

Premier customer base and long-standing relationships

        Through our commitment to superior customer service and our global reach, we have built a premier customer base for our video and network services. Some of the customers with whom we have long-standing relationships include Time Warner Inc., Viacom, The News Corporation, The Walt Disney Company and Hughes Network Systems, Inc.

Leading North American video franchise

        Over the past 20 years, we have established ourselves as a leading transmission platform for the distribution of video programming to cable systems in North America, reaching all cable head-ends and cable households in the United States. Through a combination of our long-standing relationships with customers, key North American orbital slots and leading "anchor tenant" cable channels, we have been successful in creating "cable neighborhoods". These cable neighborhoods are a powerful tool in attracting and retaining customers and create high barriers to entry for competitors because terrestrial networks are specifically designed to receive information from our satellites, making switching costs significant.

High barriers to entry

        There are a number of regulatory, economic and other barriers to entry in our industry that help to preserve our position as one of the world's leading satellite service providers. One of the most significant barriers to entry is the need to obtain operating rights to an orbital slot, a costly and time-consuming process. Most of the commercially useful GEO slots are either currently in use or already subject to filings for use. Once the use of particular frequencies at an orbital slot has been licensed and coordinated, it is protected against interference from other operations at the same or adjacent slots. Even with access to orbital slots, significant time and expense is necessary to build, launch and insure satellites. We have invested approximately $3.9 billion in our existing satellite fleet and terrestrial networks through December 31, 2004. As of December 31, 2004 our satellite fleet, which we have recently upgraded, had an average estimated remaining useful life of approximately seven years, excluding satellites we classified as being in secondary operating service.

Market leading global network infrastructure

        With 23 owned and operated satellites currently in orbit and approximately 953 36 MHz equivalent transponders, we have one of the world's largest commercial GEO satellite networks, capable of reaching over 98% of the world's population. Our global reach and our ability to offer bundled services allow us to provide integrated worldwide distribution and delivery services, reducing our customers' risk of data loss or service interruptions. Through a carefully planned strategy of in-orbit spare satellites, on-board redundancies for critical systems and reserved capacity on our satellites, we believe we are well positioned to protect against service interruptions and to strategically manage our replacement costs. To complement our satellites, we have available to our customers an extensive terrestrial network including a technically advanced customer service center, teleports, a satellite operations control center and a fiber based terrestrial network. Our terrestrial network enables access to PanAmSat satellites from key locations throughout the world, thereby enhancing the overall reach of our satellites.

Diversified revenues and contracted backlog by satellite

        Our revenue base is diversified by satellite, which reduces our dependence on any one satellite. In 2004, no single satellite accounted for more than 12% of our total revenues (two satellites each accounted for more than 10% of total revenues) and as of December 31, 2004, one satellite accounted for approximately 15% of contracted backlog (no other satellite accounted for more than 10% of contracted backlog).

Experienced senior management team

        Our senior management team has operated together successfully since 2001. Our senior management team, which is currently comprised of six individuals and has more than 70 years of combined industry experience, is led by Joseph R. Wright who has been PanAmSat's Chief Executive Officer since August 2001 and a member of its board of directors since 1997.

Our Business Strategy

        Our goal is to be the world's leading provider of video, broadcasting and network distribution and delivery services through customer-driven, integrated, state-of-the-art satellite and terrestrial networks and to maximize our cash flow and income growth. To achieve these goals, we plan to increase the use of our existing satellite fleet, improve connectivity to our terrestrial network and continue to provide a 24/7 customer support organization that is capable of serving distributors of video entertainment, operators of business networks, government agencies and other customers around the world. Our strategy includes the following initiatives:

Commitment to maximizing cash flow

        We are focused on prudently managing capital expenditures in order to maximize cash flow available for debt service and dividend payments. We have pioneered the use of smaller satellites, like our Galaxy 12 satellite, as a way to optimize returns on capital spending while maintaining capacity in key orbital locations. We also intend to replace existing capacity only as needed, based upon factors such as our ability to pre-sell capacity prior to launch. We believe this approach is significantly different from the historical investment strategies of our principal competitors.

Continuing to increase the value of our U.S. and international video services

        Continue to capitalize on our cable neighborhoods.    Because of our ability to create cable neighborhoods, which concentrate premium cable channels such as the HBO family of channels, the Fox family of channels, TBS, The Disney Channel, ESPN, MTV and Nickelodeon in our orbital locations, we have been able to attract additional programmers to our satellites. These cable neighborhoods have been sustainable over multiple generations of satellites, and we plan to continue to develop and expand our cable neighborhoods in the United States, South America and the Asia-Pacific region. As cable operators build out their plant capacity, we have the opportunity to benefit as more channels, services and other data require satellite distribution to cable head-ends. As the number of channels grows, demand increases for our premium cable neighborhood satellites.

        Become a leader in HDTV distribution.    We believe demand for HDTV will experience significant growth in the coming years, which will result in the need for more satellite bandwidth. According to a 2004 report by the Yankee Group, the number of U.S. households viewing HDTV is forecasted to increase from 8.3 million in 2004 to 57.5 million by year-end 2008. To take advantage of this opportunity, we have implemented a marketing program to make our newest satellite, Galaxy 13/Horizons 1, an HDTV neighborhood and attract the newest and fastest growing cable television segment. We believe that we carry more HDTV channels than any of our competitors.

        Expand DTH services.    We believe that greater demand for satellite capacity will be required from U.S. DTH providers as a result of increased HDTV demand and increased local and ethnic programming. We believe these services will consume bandwidth beyond what is currently available to DTH operators and will cause them to rely more heavily on FSS services.

        Maintain market-leading position in traditional cable services.    Many of the nation's largest cable systems have made significant investments in plant upgrades. We expect this increased plant capacity to be filled primarily with additional linear channels, HDTV programming, interactive programming and other materials that are distributed via satellite to cable head-ends. We believe that the point-to-multipoint requirements of video programmers will continue to make satellites the best, if not only, choice for distribution of this type of content for the foreseeable future. We believe that the market for video distribution will continue to grow as more channels are offered and a greater variety of formats are used. This benefits us as the switchover from standard analog and enhanced digital video programming will take several years or longer. This means that cable systems will likely carry multiple feeds of the same content for a substantial period of time: an analog feed for its basic subscribers, a digital feed of similar programming potentially time-shifted for premium subscribers and an HDTV feed of the same programming for HDTV subscribers. We also believe that video programmers will offer more services or variations of their content requiring distribution (video-on-demand, short-format, interactivity, streaming video, among others). Our strategy is to continue to create application-specific solutions and technology that anticipate and support the unique needs of these customers.

        Integration of satellite with terrestrial networks.    We recognize that our satellite network represents a single component of a larger and more complex distribution network. Historically, in order for a customer to access any satellite, the customer would be required to either construct its own uplink capabilities or continually deliver content to a teleport facility for uplink to the satellite. Our managed fiber network provides our customers with access to our satellites from around the world, thereby integrating our satellite network with our customers' terrestrial networks. This capability, which we have branded PASPortSM, will continue to differentiate us from our competition and provide opportunities for the creation of new applications and revenue streams.

        Additional spectrum available for development.    In addition to our existing orbital slots, through various filings with regulatory agencies in the United States and other nations, we have the right to develop additional satellites and applications in order to expand our network or develop applications for growing markets in the future. At this time, we have not committed any capital to these growth opportunities.

Increasing sales to the U.S. government

        According to the United States General Accounting Office, the U.S. government is the single largest user of commercial satellite bandwidth in the world. Through our G2 segment, we offer a range of satellite and value-added services to support the requirements of the U.S. government. G2's strategy is to sell its services to the government and assist in the migration of government satellite usage onto PanAmSat capacity. We intend to leverage the skills acquired by G2 across our video and data networking customers, which we believe will further distinguish us from our competition.

Increasing VSAT sales

        We believe we are a leading provider of satellite capacity for VSAT applications. These proprietary network services allow our customers and their end users to connect many remote business sites to a large central antenna by satellite for one-way or two-way communications. This is particularly valuable in developing regions where terrestrial alternatives are not available. We expect growth in the use of VSATs to come from businesses that can benefit from widely distributed point-to-multipoint networks that facilitate data exchange and transaction-oriented services (such as credit card point-of-sale approvals). We believe that our strong knowledge of VSAT platforms, coupled with the availability of our international satellite capacity, position us as the preferred provider of VSAT services.

Using advanced Internet Protocol-based applications to meet increasing demand

        We believe that IP-based applications will continue to become more prevalent on a global basis and that the line between video and data will continue to blur as video programmers become more comfortable converting their content to IP format. In addition, we believe that satellite-based access to both the Internet and private networks will become common in most of the developing world, where we have significant satellite capacity available.

        Our SPOTbytes service provides customers with the ability to obtain a clear broadband Internet connection anywhere in the world. Although well-developed markets like the United States and Europe have multiple competing wireline options for broadband connectivity, in lesser-developed markets wireline connection options are unavailable. We believe that satellite-based Internet connectivity will continue to grow in these regions as the platform of choice due to its geographic flexibility, speed to market and lack of need for substantial capital spending versus wireline solutions.

Launching service extensions

        We have made substantial investments in our satellite and terrestrial networks and facilities. We continue to strive to maximize the output of these assets in innovative ways. Examples of asset maximizing activities undertaken recently include:

  •
  Consulting services:    In overseeing the construction and launch of dozens of our satellites, we have gained expertise in the management of satellite construction and launch programs which we market to third parties;

  •
  Shared payloads:    In certain circumstances, we can achieve economies of scale on launch and satellite construction costs by sharing satellite payloads among multiple parties; and

  •
  Ground networks:    Provision of the global communications networks used immediately following the launch of a new satellite, as well as hosting TT&C and production equipment for third-party network operators.

Selectively pursue complementary acquisitions

        Over the last several years, the FSS industry has been reshaped as a result of consolidation, deregulation, privatization and, more recently, through increased private equity ownership of satellite operators. We believe that these trends may present opportunities to selectively pursue complementary acquisitions and joint ventures, which would allow us to expand our scope and scale to meet the needs of our customers. We intend to pursue these opportunities in a disciplined manner consistent with our dividend policy, considering as one criterion the impact of any proposed acquisition on our ability to continue paying dividends on our common stock at anticipated levels.

Our Satellite Network and Terrestrial Fiber Optic Network

        We had invested approximately $3.9 billion in our existing satellite fleet and terrestrial fiber optic network through December 31, 2004, and we had approximately $113.0 million of expenditures remaining to be made under existing satellite construction and launch contracts as of December 31, 2004. Our fleet currently consists of 23 satellites in orbit, including two in-orbit spares.

        Our ground facilities also play a critical role in providing quality service to our customers. We operate seven technical facilities, all of which are staffed 24 hours a day, seven days a week. Through our ground facilities, we constantly monitor signal quality, protect bandwidth from piracy or other interference and maintain customer installed equipment. Our teleports operate nearly 100 antennas and are equipped to provide, among other things, analog and digital transmission services, tape play-out and time delay services, monitoring, downlinking of Internet services, connectivity to terrestrial links and network operations services.

        Our 23 satellites currently in-orbit contain approximately 953 36 MHz equivalent transponders. We are currently utilizing approximately 75% of our useable and available transponders, which excludes transponders dedicated to backup for our customers and those unavailable for regulatory or technical reasons.

        Once a satellite is placed at its orbital location, ground stations control it until the end of its in-orbit lifetime. We generally provide TT&C services for our own satellites, as well as for satellites owned by other satellite operators. Third parties provide TT&C services for our satellites currently in orbit that our existing teleport networks cannot reach. At the end of a satellite's useful life, the satellite is de-orbited in accordance with standard industry practice by using the on-board propulsion system to move it to a higher location above its normal orbiting position.

        Set forth below is a table containing certain basic information about our 23 in-orbit satellites. Under Spacecraft Model, "BSS" indicates a Boeing model, "SSL" indicates a Space Systems/Loral model and "ORB" indicates an Orbital Sciences model. For each satellite designated as being in primary operating service, we maintain some form of backup capacity. This backup capacity may include any one or more of the following: an in-orbit spare satellite, a ground-based spare satellite, designated reserve transponders on the satellite or interim restoration capacity on other satellites.

However, we do not maintain backups for all of our operating capacity. We believe that the availability of backup capacity addresses in part the operational risks relating to potential satellite anomalies, but backup capacity does not eliminate those risks. See "Risk Factors—Risks Relating or Our Industry—Once launched and properly deployed, satellites are subject to significant operational risks due to various types of potential anomalies". The estimated end of useful life shown below is determined using the lower of the satellite's design life and the estimated life of the satellite as determined by an engineering analysis. Under Position, "EL" indicates east longitude and "WL" indicates west longitude.

Satellite	Spacecraft Model	Launch Date	Estimated End of Useful Life(1)	Position	36 MHz Equivalent C-band Transponders	36 MHz Equivalent Ku-band Transponders	Geographic Coverage
North America
Galaxy 1R(2)	BSS 376	02/94	2005	133WL	24.0	—	North America
Galaxy 3C(2)	BSS 702	06/02	2017	95WL	24.0	42.7	North America; Latin America; Caribbean
Galaxy 3R(3)	BSS 601	12/95	2008	74WL	24.0	24.0	North America
Galaxy 4R(2)	BSS 601 HP	04/00	2007	99WL	24.0	24.0	North America
Galaxy 9(4)	BSS 376	06/96	2008	91WL	24.0	—	North America
Galaxy 10R(2)	BSS 601 HP	01/00	2008	123WL	24.0	24.0	North America
Galaxy 11(2)	BSS 702	12/99	2009	91WL	24.0	36.0	North America; Brazil
Galaxy 12(2)	ORB Star 2	4/03	2018	125WL	24.0	—	North America
Galaxy 13/Horizons1(2)	BSS 601 HP	9/03	2018	127WL	24.0	24.0	North America
SBS 6	BSS 393	10/90	2007	74WL	—	22.7	Continental U.S.
HGS-5(5)	BSS 376	08/84	2008	125WL	—	11.9	Continental U.S.

Subtotal					216.0	209.3

Atlantic Ocean Region
PAS-1R	BSS 702	11/00	2010	45WL	36.0	36.0	Americas; Caribbean
PAS-3R	BSS 601	01/96	2009	43WL	25.1	25.1	Americas; Caribbean
PAS-6B	BSS 601 HP	12/98	2008	43WL	—	32.0	South America; Americas
PAS-9	BSS 601 HP	07/00	2013	58WL	24.0	24.0	Caribbean; Europe

Subtotal					85.1	117.1

Indian Ocean Region
PAS-4(6)	BSS 601	08/95	2010	72EL	25.1	24.6	Asia; Africa; Middle East; Europe
PAS-5	BSS 601 HP	08/97	2012	26EL	24.0	24.0	Middle East; Asia; Africa
PAS-7	SSL FS 1300	09/98	2013	68.5EL	14.0	30.0	Middle East
HGS-3	BSS 601	01/96	2011	38EL	30.0	8.0	South Asia
PAS-l0(7)	BSS 601 HP	05/01	2016	68.5EL	24.0	24.0	Asia; Africa; Middle East; Europe

Subtotal					117.1	110.6

Pacific Ocean Region
PAS-2	BSS 601	07/94	2009	169EL	25.1	25.1	Asia-Pacific
PAS-8	SSL FS 1300	11/98	2014	166EL	24.0	24.0	Asia-Pacific; Pacific Ocean Region
Leasat F5(8)	BSS 381	01/90	2008	100EL	—	—

Subtotal					49.1	49.1

Total Bandwidth					467.3	486.1

(1)
See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Satellite Insurance—Uninsured satellites" for a discussion of our replacement expectations.

(2)
Galaxy 9 is available as an in-orbit backup for the C-band capacity on this satellite.

(3)
Galaxy 3R is operating in an inclined orbit.

(4)
Galaxy 9 is an in-orbit spare for the C-band capacity serving our U.S. cable customers.

(5)
HGS-5 is operated in an inclined orbit.

(6)
In addition to providing customer services, PAS-4 also provides back-up services.

(7)
PAS-4 is available as an in-orbit backup for portions of the capacity on this satellite.

(8)
Leasat F5 provides services in the X-band and L-band frequencies for military applications. It is operated in an inclined orbit.

Satellite Operations Risk Management

        We manage certain of the business risks inherent in the operation of a satellite fleet by insuring satellite launches, maintaining backup satellites and transponders, and insuring in-orbit satellites.

Satellite insurance

        We have obtained launch insurance for all of our satellite launches. Launch insurance coverage is typically in an amount equal to the fully capitalized cost of the satellite, which includes the construction costs, the portion of the insurance premium related to launch, the cost of the launch services and capitalized interest (but may exclude any unpaid incentive payments to the manufacturer). Launch insurance has historically covered claims arising after a launch for a period of up to three to five years, providing for payment of the full insured amount if, for example, the satellite is lost during launch or the satellite fails to achieve the proper orbital location, or if other failures occur during the in-orbit coverage period. Currently, as a result of market conditions in the satellite insurance industry, insurers are offering commercially reasonable launch policies that extend for no more than one year after launch. The terms of launch policies generally provide for payment of the full insured amount if the satellite fails to maintain orbit, the satellite fails to perform in accordance with certain design specifications or 75% or more of a satellite's communications capacity is lost. See "Risk Factors—Risks Relating to Our Industry".

        Certain satellites in our fleet are covered by in-orbit insurance. In-orbit insurance coverage may initially be for an amount comparable to launch insurance levels and generally decreases over time, based on the declining book value of the satellite. Historically, in-orbit policies have covered a period ranging from one to three years. As with launch insurance, insurers today are offering in-orbit policies that last for no more than one year. The in-orbit policies generally provide for partial payment for losses of less than 75% of the satellite's communications capacity, in each case subject to applicable deductibles and exclusions. We also maintain third-party liability insurance.

Backup satellites and transponders

        For each satellite designated as being in primary operating service, we maintain some form of backup capacity. This backup capacity may include any one or more of the following: an in-orbit spare satellite, a ground-based spare satellite, designated reserve transponders on the satellite or interim restoration capacity on other satellites. However, we do not maintain backups for all of our operating capacity. We believe that the availability of backup capacity addresses in part the operational risks relating to potential satellite anomalies, but backup capacity does not eliminate those risks. See "Risk Factors—Risks Relating or Our Industry—Once launched and properly deployed, satellites are subject to significant operational risks due to various types of potential anomalies". While these approaches do not provide a cash payment in the event of a loss or anomaly, they do offer certain protections against loss of business due to satellite failure. Because of the relatively high costs of insurance, a reduction in the number of satellites under insurance or a reduction in the amount of insurance coverage on satellites results in savings that can be applied towards the construction and launch of new satellites. New satellites or the satellites they replace may be available as in-orbit spares. The cost of an in-orbit spare that can provide backup support for multiple satellites may be comparable to the lifetime cost of in-orbit insurance for those satellites. We believe that using in-orbit backup satellites rather than having to build replacement satellites from proceeds received under typical insurance policies may help us better serve our customers, plan and control our replacement costs, protect our revenue streams and protect our rights to orbital slots. In addition, availability of in-orbit transponders and satellites as backup may also give us a competitive advantage, as it can take two years or more to replace a satellite with insurance proceeds.

Satellite risk management strategy

        As a result of the relatively high number of satellite and launch vehicle anomalies in the last few years, the cost of satellite insurance has increased, while the level of available coverage has decreased. In addition to higher premiums, there is a trend toward higher deductibles, shorter coverage periods and additional satellite health-related policy exclusions. Accordingly, as our existing satellite insurance policies expire, and in response to changes in the satellite insurance market, we will continue to consider, evaluate and implement the use of backup satellites and transponders and the purchase of in-orbit insurance with lower coverage amounts, more exclusions and greater deductibles so that we can better protect our business and control our costs.

Sales and Marketing

        For the majority of our services, including our video services, our sales and marketing efforts focus on developing long-term relationships with our customers. We assign an account representative to each customer who is responsible for understanding the customer's business and structure, as well as the markets that it may serve. We present comprehensive sales solutions to our customers that include multiple and diverse service offerings to address each customer's unique market and technical needs. As part of our selling efforts, we have a dedicated sales application engineering team that provides both pre-sale and post-sale technical advice and consultation to our customers to help them better utilize their contracted satellite capacity, integrate into our network and develop an efficient ground infrastructure.

        Most of our sales are conducted through direct sales channels to a limited group of customers. Some of our customers resell our capacity for private business networks and broadcast services.

The Fixed Satellite Services Industry

        Over the last several years, the FSS industry has been reshaped as a result of consolidation, privatization and deregulation. Many of these changes have important implications for FSS operators seeking to grow their core businesses.

        Until the mid-1990s, the FSS industry was fragmented, with many national and regional providers. In 1997, our merger with the Galaxy Satellite Services, or Galaxy, division of Hughes Communications, Inc., represented one of the first significant consolidations in the industry. That merger brought together Galaxy, which pioneered the cable neighborhood strategy, and PanAmSat International, the first privately held international satellite operator. Since then, there has been a continued trend towards consolidation in the FSS industry, driven by customers' demand for more robust distribution platforms with network redundancies and worldwide reach and by FSS operators' desire to secure and improve their market access in key regions. In addition, there has been a recent trend of increased private equity ownership in the satellite industry.

        Privatization took a significant step forward in 1998 when the intergovernmental organization Intelsat spun-off part of its business with the formation of New Skies Satellites N.V.. In July 2001, Intelsat and Eutelsat were both privatized and Intelsat is now owned by a group of private equity firms. Both Intelsat and Eutelsat are large satellite operators with extensive satellite fleets and a wide range of services. The privatization of these companies enables them to become more commercially focused. For example, in the past two years, Eutelsat has expanded its operations into other territories by acquiring a 27% stake in the Spanish regional FSS operator, Hispasat, and acquiring the French regional FSS operator, Stellat. In 2004, Intelsat acquired Loral Space and Communications Ltd.'s North American fleet.

        In recent years, many of the regulatory agencies governing satellite transmissions into their countries have liberalized regulations, creating new markets for commercial FSS operators. An example of how we benefit from local market deregulation occurred in July 2001, when we were granted approval to provide a full range of satellite services from our PAS-1R satellite in Brazil, a market that previously had been closed to foreign competition. Our Brazilian market opportunities were further expanded in 2003, when we obtained an authorization from the Brazilian government to provide Ku-band services with our PAS-9 satellite. Similarly, Mexico had been closed to foreign competition, but through our February 2001 joint venture with a Grupo Pegaso affiliate, we have gained access to the Mexican market through PanAmSat de México, which allows us to sell services for video, data and Internet applications in the Mexican telecommunications market. Other Latin American countries have also begun to deregulate their markets, increasing competition for the national satellite incumbents. Deregulation is also occurring in India, where the local telecommunications infrastructure is inadequate to support the expansion plans of television networks and communications providers. We were granted approval by the government of India to sell certain satellite services, and we opened an office there in December 2001. Recently, the Pakistani authorities have begun to permit the provision of international satellite services by foreign providers. Previously, only licensed domestic services providers were permitted to provide such services in Pakistan.

        While the FSS industry has historically serviced video, telephony and private network data traffic, the growth of the Internet has created a greater need for satellite bandwidth. Satellites are increasingly used in numerous Internet-related applications, owing primarily to key inherent characteristics, including their ability to:

  •
  establish high speed connections between two points or among multiple points within their broad footprints;

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  multicast streaming media from a single source to multiple sites; and

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  provide an alternative "bypass" network that does not rely on the limitations of the terrestrial Internet infrastructure.

        Some of the new applications that FSS operators have been providing include:

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  connecting international ISPs to the U.S. Internet backbone;

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  providing a platform for Internet content providers to distribute their data to ISPs for local storage or caching; and

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  providing a platform for streaming media content providers to deliver their streams real-time to broadband ISPs or directly to end users.

        As an FSS industry leader, we are well positioned to benefit from the recent changes in the FSS industry due to our size, scale, reach and diversity of services. We are able to address these changes and continue to serve our existing customers, while looking to gain new customers in new markets and applications.

        See "Risk Factors—Risks Relating to our Industry—The FSS industry is heavily regulated, both in the United States and elsewhere, and such regulation could impede us from executing our business plan."

Competition

Fixed satellite services

        Our principal global competitors in the FSS industry are:

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  Intelsat, a former intergovernmental agency privatized in 2001 that primarily provides telecommunications service to common carriers and other service providers, as well as the U.S. government and military. Intelsat reports a fleet of 33 owned GEO satellites. Intelsat is now owned by a group of private equity firms.

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  SES Global, the entity formed by the November 2001 acquisition of GE American Communications, Inc. by SES Astra, which has a strong presence in European DTH services and U.S. video distribution services. SES Global reports a GEO fleet of 24 wholly owned satellites and 14 additional satellites through joint ventures and partnerships.

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  New Skies Satellites N.V., a 1998 spin-off from Intelsat, which is owned by a private equity firm and has a fleet of five GEO satellites.

        We also compete with numerous companies and governments that operate domestic or regional satellite systems in the United States, Latin America, Europe, the Middle East, Africa and Asia. Competition from these satellite operators is usually limited to service within one country or region, depending on the operator's satellite coverage and market activities. These regional operators compete with us primarily on price because many are subsidized by local governments. In addition, some countries limit our access to their markets in order to protect their national satellite systems. As regulations in various foreign markets are liberalized, we believe that we will be better able to compete in those markets.

        Our principal regional competitors in the fixed satellite services industry are:

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  Asia Satellite Telecommunications Company Limited, also known as AsiaSat. AsiaSat provides network services and video distribution in the Asia-Pacific region. AsiaSat reports a fleet of three GEO satellites.

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  Satmex S.A. de C.V., which provides video distribution and network services in the Latin America region. Satmex reports a fleet of two GEO satellites.

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  Loral Space & Communications Ltd., which operates a fleet of five GEO satellites through joint marketing arrangements and provides services primarily to broadcasters.

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  Eutelsat, a former intergovernmental agency privatized in 2001 that primarily provides video and radio distribution services to the European market and into parts of the Middle East, Africa, South Asia and North and South America. Eutelsat operates a fleet of 20 GEO satellites.

        In addition to the above, we have many competitors for our government services, including Electronic Data Systems, Marshall Communications and AT&T Government Group. We compete with these and other satellite service providers primarily on coverage, services, access, reliability and price.

        In many situations, the satellite services provided by one operator may be indistinguishable from those provided by another. In such situations, pricing can be the most important competitive issue. In certain markets, the purchase of fixed satellite services may be influenced by factors in addition to price. Such competitive factors include: a satellite's technical capabilities, power, capacity, permitted frequencies of operation, broadcast coverage, health, estimated end of life and availability of additional capacity, the provision of ancillary services by the operator, and the other users of the satellite. In addition, purchase decisions may be based upon the satellite operator's country of origin and ownership.

        Competition is intensifying among the major FSS providers due to a variety of factors, including competition from terrestrial based fiber optic cable systems, oversupply of capacity in a number of markets and increased privatization. We have experienced pricing pressure in certain international markets due to overcapacity and the ability to charge market-based prices by privatized satellite operators. For instance, Intelsat and Eutelsat now have the freedom to charge market-based prices, as opposed to the uniform prices they previously charged as intergovernmental agencies. In addition, the combined SES Global is now capable of providing services in many of the markets we serve. These and other factors are intensifying competition in our industry.

Fiber optics

        Our satellite services also compete with certain of the services and products offered by providers of terrestrial fiber optic cables. Although we compete with land-based service providers for the transmission of video, voice and data, we believe that satellites have certain distinct advantages over fiber optic cables in both developed and underdeveloped areas of the world. In developed areas, FSS providers like us enjoy a significant competitive advantage over fiber optic cables because satellites provide point-to-multipoint broadcasting services and the ability to bypass shared and congested terrestrial links, thereby enhancing network performance. In underdeveloped areas, the population density is often not substantial enough to warrant the investment required to build fiber optic networks. For example, for a cable company to cost-effectively offer cable television services and Internet services in an underdeveloped region, it requires a critical mass of serviceable homes to connect to the local cable head-end. Satellite service providers are not similarly constrained in underdeveloped regions.

Government Regulation

        As an operator of a privately owned global satellite system, we are subject to:

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  the regulatory authority of the U.S. government;

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  the regulatory authority of certain other countries in which we operate; and

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  the frequency coordination process and other applicable regulations of the International Telecommunication Union.

U.S. regulation

        The FCC regulates the ownership and operation of our current satellite system. We are subject to the FCC's jurisdiction primarily for:

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  the licensing of our current fleet of satellites and our U.S.-based earth stations;

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  avoidance of interference with radio stations; and

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  compliance with FCC rules governing U.S.-licensed satellite systems.

        Violations of the FCC's rules can result in various sanctions including fines, loss of authorizations, or the denial of applications for new authorizations or to renew existing authorizations. We are not regulated as a common carrier and, therefore, are not subject to rate regulation or the obligation not to discriminate among customers, and we operate with minimal governmental scrutiny of our business decisions. We must pay FCC filing fees in connection with our space station and earth station applications; annual regulatory fees that are intended to defray the FCC's regulatory expenses; and, to the extent we are deemed to be providing interstate or international telecommunications, universal service contributions.

        FCC authorization to launch and operate GEO satellites.    The FCC authorizes satellite operators who meet its legal and technical qualification requirements to launch and operate satellites. In the case of GEO satellites, the FCC processes satellite applications on a first come, first served basis, and replacement satellite applications are eligible for streamlined processing if they are unopposed and propose technical characteristics consistent with those of the satellite that is being replaced.

        When the FCC grants a GEO satellite application, other than a replacement satellite application, it requires the filer to post a bond and to comply with milestones specifying deadlines for entering into a satellite construction contract, completing critical design review, beginning construction of the satellite, and launching and commencing operation of the satellite. The amount of the bond for GEO satellites is $3.0 million. Upon completion of each milestone, the required amount of the bond is reduced proportionately. A satellite licensee not satisfying a milestone must forfeit the remaining amount on its bond absent circumstances warranting a milestone extension under the FCC's rules and policies.

        Under the FCC's rules, a satellite operator may have no more than five GEO satellite applications and authorized but unlaunched GEO satellites in a frequency band at any given time. For purposes of this limit, the FCC counts both the satellite operator's own applications and unlaunched satellites and the applications and unlaunched satellites of other entities having overlapping ownership interests with the satellite operator above a specified "attribution" threshold. Licensees missing three milestones in any three year period, or engaging in a pattern of obtaining satellite licenses and surrendering them before a milestone deadline, are subject to a substantial reduction in the number of satellite applications and authorized but unbuilt satellites that they are permitted to have.

        Satellite licenses are currently issued for an initial fifteen-year term and the FCC gives licensees a "replacement expectancy" with respect to the replacement of their satellites. Most of our satellites were licensed for ten-year terms before the FCC changed to a fifteen-year policy, but the license terms for those satellites have been extended automatically to fifteen years.

        In June 2004, the FCC adopted rules for the first time requiring that, absent a waiver or exemption, GEO satellites be placed in a disposal orbit at end of life that is at a specified altitude above the GEO arc. The new rules do not apply, however, to in-orbit GEO satellites that were launched prior to March 18, 2002.

        We have final or temporary FCC authorization for all of our operating satellites in the C-band, the Ku-band or both bands. One of these final authorizations does not cover certain design changes that are the subject of a pending modification application. We have special temporary authority to operate the satellite as modified on an interim basis.

        From time to time, we file applications for additional or replacement satellites in the C-band and/or the Ku-band. We also occasionally seek and sometimes receive temporary grants of authority to relocate satellites.

        In January 2003, we returned to the FCC for cancellation of all but one of our U.S. authorizations to launch and operate Ka-band satellites. The remaining authorization was later transferred to another subsidiary of The DIRECTV Group.

        Coordination requirements.    The FCC requires applicants to demonstrate that their proposed satellites would be compatible with the operations of adjacent U.S.-licensed satellites. The FCC expects adjacent satellite operators to coordinate with one another to minimize frequency conflicts, and it does not become involved unless the operators are unable to resolve their conflicts.

        Other U.S. government regulation.    We must comply with U.S. export control laws and regulations, specifically the Arms Export Control Act, the International Traffic in Arms Regulations, the Export Administration Regulations and the trade sanctions laws and regulations administered by the U.S. Department of the Treasury's Office of Foreign Assets Control in the operation of our business. The export of satellites, satellite hardware, defense services and technical information relating to satellites to non-U.S. satellite manufacturing firms, launch services providers, insurers, customers, employees and other non-U.S. persons is regulated by the U.S. Department of State's Directorate of Defense Trade Controls under the International Traffic in Arms Regulations. Certain of our contracts for the manufacture, launch, operation and insurance of our satellites involve the export to non-U.S. persons of technical data or hardware regulated by the International Traffic in Arms Regulations. We have obtained all of the specific Directorate of Defense Trade Controls authorizations currently needed in order to fulfill our obligations under contracts with non-U.S. entities, and we believe that the terms of these licenses are sufficient given the scope and duration of the contracts to which they pertain.

        The U.S. Department of Commerce's Bureau of Industry and Security also regulates some of our activities under the Export Administration Regulations. The Bureau regulates our export of equipment to earth stations in our ground network located outside of the United States. It is our practice to obtain all licenses necessary for the furnishing of original or spare equipment for the operation of our TT&C earth station facilities in a timely manner in order to facilitate the shipment of this equipment when needed.

        We cannot provide services to certain countries subject to U.S. trade sanctions unless we first obtain the necessary authorizations from the Office of Foreign Assets Control. Where required, the Office of Foreign Assets Control has granted us the authorizations needed to provide satellite capacity and related administrative services to U.S.-sanctioned countries.

Regulation by foreign national telecommunications authorities

        U.S.-licensed satellites.    Even though the United States is the licensing jurisdiction for all of our operating satellites, we are nevertheless subject to regulation in many foreign countries in which we operate. Foreign laws and regulatory practices governing the provision of satellite services to licensed entities and directly to end users vary substantially. Among other things, we may be subject to national communications or broadcasting laws with respect to our provision of international satellite service. While these vary from country to country, national telecommunications authorities, with limited exceptions, typically have not required satellite operators to obtain licenses or regulatory authorizations in order to provide space segment capacity to licensed entities. "Space segment capacity" consists solely of capacity on a given satellite without any uplink, downlink or other value-added services.

        Many countries, particularly in Latin America, and increasingly in Europe, Africa and Asia, have liberalized their regulations to permit multiple entities to seek licenses to:

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  provide voice, data or video services for their own use or for third-party use;

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  own and operate private earth station equipment; and

  •
  choose a provider of satellite capacity.

        This trend should continue with the commitments by many World Trade Organization members, in the context of the WTO Agreement on Basic Telecommunications Services, to open their satellite markets to competition.

        Most countries permit satellite operators to provide space segment capacity without any prior licensing or authorization. In others, however, a license is required to provide space segment capacity or authorization is required for specific satellites. We have obtained such licenses in Argentina, Bolivia, Brazil, Colombia, Ecuador, Guatemala, Honduras, Nicaragua, Paraguay and Uruguay. Additionally, we have sought service-type licenses in order to provide certain space segment capacity directly to end users. We have obtained such licenses in Australia and Japan. In addition, PanAmSat de Mexico has been awarded a concession in Mexico that permits the resale of our space segment capacity in Mexico.

        Non-U.S. licensed satellites.    We and JSAT International Inc. are the sole members of Horizons Satellite LLC, and in 2002 the Japanese telecommunications ministry authorized Horizons to operate the Ku-band payload on the Galaxy 13/Horizons 1 satellite. In late 2003, the FCC added this Ku-band payload to its "Permitted Space Station List", enabling Horizons to use the payload to provide non-DTH services in the United States, and in May 2004 the FCC expanded this authority to include one-way DTH services. We are the exclusive owner of the C-band payload on Galaxy 13/Horizons 1, which the FCC has licensed us to operate. We also have Australian-issued licenses for a future C/Ku-band hybrid satellite in the Pacific Ocean region and nine future Ka-band satellites in various regions including the U.S. Galaxy 3R, which was originally an FCC-licensed satellite, is operating temporarily pursuant to Canadian authority at a Canadian orbital location.

        The International Telecommunication Union frequency coordination process.    Use of our orbital slots is subject to the frequency coordination and registration process of the ITU. In order to protect satellite systems from harmful radio frequency interference from other satellite systems, the ITU maintains a Master International Frequency Register of radio frequency assignments and their associated orbital locations. Each ITU notifying administration is required by treaty to give notice of, coordinate and register its proposed use of radio frequency assignments and associated orbital locations with the ITU's Radiocommunication Bureau.

        When the coordination process is completed, the ITU formally notifies all proposed users of the frequencies and orbital location in order to protect the registered user of the orbital slot from subsequent or nonconforming interfering uses by other nations. The ITU's Radio Regulations do not contain mandatory dispute resolution or enforcement mechanisms. The Radio Regulations' arbitration procedure is voluntary and neither the ITU specifically, nor international law generally, provides clear remedies if this voluntary process fails. Only nations have full standing as ITU members. Therefore, we must rely on governments to represent our interests before the ITU, including obtaining new rights to use orbital locations and resolving disputes relating to the ITU's rules and procedures.

        See "Risk Factors—Risks Relating to Our Industry—The FSS industry is heavily regulated, both in the United States and elsewhere, and such regulation could impede us from executing our business plan".

History

        PanAmSat is the product of the May 1997 merger of PanAmSat International and the Galaxy business of Hughes Communication, Inc., a subsidiary of The DIRECTV Group, into a new publicly held company, which retained the PanAmSat name. Prior to the Recapitalization, The DIRECTV Group beneficially owned approximately 80.4% of PanAmSat's outstanding common stock. The DIRECTV Group was owned by Fox Entertainment Group, Inc., an 82% owned subsidiary of The News Corporation. All of PanAmSat's outstanding common stock is now owned by the Issuer. Following the consummation of the Issuer's initial public offering, an entity affiliated with KKR now owns approximately 26% of our common stock, entities affiliated with Carlyle and Providence each now own approximately 16% of our common stock and certain members of management and our board of directors now own approximately 1%.

Employees

        As of December 31, 2004, we had approximately 613 full and part-time employees. We believe that our employee relations are good.

Environmental Matters

        Our operations are subject to various laws and regulations relating to the protection of the environment, including those governing the management, storage and disposal of hazardous materials and the cleanup of contamination. As an owner or operator of property and in connection with current and historical operations at some of our sites, we could incur significant costs, including cleanup costs, fines, sanctions and third-party claims, as a result of violations of or liabilities under environmental laws and regulations. For instance, some of our operations require continuous power supply, and, as a result, current and past operations at our teleport and other technical facilities include fuel storage and batteries for back-up generators. We believe, however, that our operations are in substantial compliance with environmental laws and regulations.

Properties

        Our principal executive offices are located in Wilton, Connecticut, pursuant to which we commenced a ten-year lease in July 2001. We have seven technical facilities in the U.S., which provide transmission, monitoring and control services for operating our fleet and teleport and other services for our customers. We currently operate five teleports, a satellite operations control center and a customer service center in conjunction with our global satellite network. We operate our primary teleport in Ellenwood, Georgia and operate regional teleports in Castle Rock, Colorado; Fillmore, California; Napa, California; and Silver

Spring, Maryland. We own our teleports in Ellenwood, Napa, and Fillmore. We own our customer service center in Ellenwood and our satellite operations control center in Long Beach, California. We lease our teleports in Castle Rock and Silver Spring. As part of an updating and restructuring of our terrestrial infrastructure, we closed our Homestead, Florida teleport during 2003 and closed our Spring Creek, New York teleport in June 2004. We sold our Spring Creek, New York facility in October 2004 and plan to sell our Homestead, Florida facility.

        We also lease office space in New York, New York; Ellenwood, Georgia; Washington, D.C.; Coral Gables, Florida; Chantilly, Virginia; Sydney, Australia; Johannesburg, South Africa; London, England; Tokyo, Japan; Hong Kong; Sao Paulo and Rio de Janeiro, Brazil; Mexico City, Mexico; Beijing, China; and Mumbai, India. Our leases have been entered into upon terms that we believe to be reasonable and customary.

Legal Proceedings

        We have outstanding tax claims related to withholding taxes assessed on revenues derived from broadcasters inside and outside of India who broadcast from or into India. The Indian government has assessed approximately $8.8 million (reduced from an initial assessment of $15.2 million) against one of our subsidiaries for the Indian tax year ended March 31, 1997. This assessment is being appealed to the Income Tax Appeals Tribunal. For Indian tax years ended March 31, 1996, 1998, 1999, 2000 and 2001, the Indian government has assessed approximately $39.2 million in the aggregate against us, including interest. This assessment has been appealed to the Commissioner of Income Tax (Appeals). We are contesting the imposition of such taxes. While this contest proceeds, we have been required to advance cash and provide a bank guarantee for a total of approximately $43.1 million. To date, we have paid cash of approximately $1.2 million related to these assessment years. If unsuccessful in our contest, we could be subject to comparable claims for subsequent years. The DIRECTV Group has agreed to indemnify us against certain withholding tax liabilities including foreign withholding tax obligations. See "Certain Relationships and Related Party Transactions".

        We periodically become involved in various claims and lawsuits that are incidental to our business. Other than the matter described above, we believe that no matters currently pending would, in the event of an adverse outcome, be material.

MANAGEMENT

Directors and Executive Officers

        Our executive officers, directors and director nominees and their ages as of December 31, 2004, are as follows:

Name	Age	Position
Joseph R. Wright, Jr.	66	Chief Executive Officer and Director
James B. Frownfelter	41	President and Chief Operating Officer
Michael Antonovich	46	Executive Vice President, Global Sales and Marketing
James W. Cuminale	5l	Executive Vice President Corporate Development, General Counsel and Secretary
Thomas E. Eaton, Jr.	49	Executive Vice President and President, G2 Satellite Solutions
Michael J. Inglese	43	Executive Vice President and Chief Financial Officer
Joseph Y. Bae	33	Director
Michael J. Connelly	53	Director
Michael J. Dominguez	35	Director
George M.C. Fisher	64	Director
James M. Hoak	60	Director
R.C. Johnstone, Jr.	58	Director
Alexander Navab	39	Director
Bruce E. Rosenblum	51	Director
Paul J. Salem	41	Director
Karl von der Heyden	68	Director

        Joseph R. Wright, Jr. has been Chief Executive Officer of PanAmSat since August 2001 and is presently a director of PanAmSat and the Issuer. Mr. Wright also held the office of President from August 2001 to December 2004. Prior to joining PanAmSat as Chief Executive Officer, Mr. Wright was Chairman of GRC International, which provides advanced IT, Internet and software technologies to government and commercial customers. From 1989 to 1994, Mr. Wright was Executive Vice President, Vice Chairman and Director of W.R. Grace & Co. In the 1980s, Mr. Wright served President Reagan in the U.S. government as Deputy Director and Director of the Federal Office of Management and Budget and as a member of the Cabinet and as Deputy Secretary of the Department of Commerce. Prior to his time in Washington D.C., Mr. Wright was President of two Citibank credit card subsidiaries and was a Partner of Booz Allen and Hamilton. Mr. Wright currently serves on the board of directors of Scientific Games Corporation and Terremark Worldwide. He is a member of the FCC's Network Reliability and Interoperability Counsel and Media Security and Reliability Counsel, and is on the National Security Telecommunications Advisory Committee. He has been a director since 1997.

        James B. Frownfelter has been President and Chief Operating Officer of PanAmSat since January 2005. Mr. Frownfelter previously served as Executive Vice President and Chief Operating Officer of PanAmSat, Executive Vice President and Chief Technology Officer of PanAmSat and Vice President and Senior Vice President of Space Systems. Prior to joining PanAmSat in 1998, Mr. Frownfelter was a senior manager at Philip A. Rubin & Associates, which provided consulting services to us. From 1991 to 1996, Mr. Frownfelter was the Director of Marketing at Fokker Aircraft U.S.A., Inc. Prior to that time, Mr. Frownfelter was an engineer for Hughes Aircraft Company.

        Michael Antonovich has been Executive Vice President, Global Sales and Marketing of PanAmSat since July 2004. Since joining PanAmSat in 1989, Mr. Antonovich has served in a wide range of sales leadership positions, including Senior Vice President of sales in the North American and Asia-Pacific regions. He most recently served as Senior Vice President, Global Sales. Previously, Mr. Antonovich worked in a variety of broadcast and satellite engineering and operations positions at Group W Satellite Communications and the ESPN sports network.

        James W. Cuminale has been Executive Vice President Corporate Development, General Counsel and Secretary of PanAmSat since April 1999. From May 1997 to April 1999, Mr. Cuminale was Senior Vice President, General Counsel and Secretary of PanAmSat. From January 1996 to May 1997, Mr. Cuminale was Senior Vice President and General Counsel of PanAmSat International, and from March 1995 to December 1995, he was General Counsel of PanAmSat International. From 1983 to 1995, Mr. Cuminale was a partner in the law firm of Ivey, Barnum & O'Mara.

        Thomas E. Eaton, Jr. has been Executive Vice President and President, G2 Satellite Solutions since August 2003. Mr. Eaton previously served as Executive Vice President, Global Sales and Marketing of PanAmSat since October 2001, initially joining PanAmSat as Executive Vice President, Global Sales in November 2000. From 1996 to 2000, Mr. Eaton was the Senior Vice President of INTELSAT's Global Sales and Customer Support, heading the sales and support of all of INTELSAT's services worldwide. From 1992 to 1996, Mr. Eaton was the Vice President, Sales and Marketing for Integrated Network Services, Inc., a start-up company he helped form. Mr. Eaton was Director of Marketing for Sprint Communication Corp.'s video services division from 1989 to 1992 and held various management positions with Nortel Networks from 1984 to 1989.

        Michael J. Inglese has been Executive Vice President and Chief Financial Officer of PanAmSat since January 2002. From June 2000 to January 2002, Mr. Inglese served as Senior Vice President of Finance and Chief Financial Officer of PanAmSat and from May 1998 to June 2000 he served as Vice President of Finance. Prior to joining us in May 1998, Mr. Inglese was Chief Financial Officer for DIRECTV Japan, Inc., where he was responsible for the financial management and control of the broadcasting and customer service center operations. Prior to 1997, Mr. Inglese was a senior manager of corporate development at Hughes Electronics.

        Joseph Y. Bae is a Director at KKR. Prior to joining KKR in 1996, Mr. Bae was with Goldman Sachs & Co. in its Principal Investment Area where he was involved in a wide range of merchant banking transactions. Mr. Bae is also a director of Primedia Inc. and Visant Holding Corp. He has been a director since 2004.

        Michael J. Connelly is a managing director of Carlyle, focused on U.S. buyout transactions in the telecommunications and media sectors. Prior to joining Carlyle, Mr. Connelly was a managing director at Credit Suisse First Boston and, since 1992, a managing director at Donaldson, Lufkin & Jenrette in the media and telecommunications group. Before DLJ, he was in the mergers and acquisitions group at The First Boston Corporation. Mr. Connelly is also a director of Loews Cineplex Entertainment Corporation. He has been a director since 2004.

        Michael J. Dominguez is a Principal of Providence. He has been involved in many of Providence's investment activities in magazine and book publishers, cable television, newspaper publishers, local exchange carriers and other areas. Prior to joining Providence, Mr. Dominguez worked for Salomon Smith Barney in corporate finance, where he focused on the communications industry. He has been a director since 2004.

        George M. C. Fisher is a senior advisor to KKR. He served as Chairman of the Board of Eastman Kodak Company from December 1993 to December 2000 and was CEO from December 1993 to January 2000. Before joining Kodak, Mr. Fisher was Chairman of the Board and Chief Executive Officer of Motorola, Inc. He is currently a director of Eli Lilly and Company and General Motors Corporation and a past member of the boards of AT&T, American Express Company, Comcast Corporation, Delta Air Lines, Inc., Hughes Electronics Corporation, Minnesota Mining & Manufacturing, Brown University and The National Urban League, Inc. He is a member of The Business Council as well as an elected fellow of the American Academy of Arts & Sciences and of the

International Academy of Astronautics. Mr. Fisher was also an appointed member of the President's Advisory Council for Trade Policy and Negotiations from 1993 through 2002. He has been a director since 2004.

        James M. Hoak is Chairman of Hoak Media, LLC (a television broadcaster) and Chairman and a Principal of Hoak Capital Corporation (a private equity investment company). Mr. Hoak is a former Chairman of HBW Holdings, Inc. (an investment bank), which position he held from July 1996 to November 1999. He served as Chairman of Heritage Media Corporation, a broadcasting and marketing services firm, from its inception in August 1987 to its sale in August 1997. Mr. Hoak was Chief Executive Officer of Crown Media, Inc., a cable television company, from February 1991 to January 1995. Mr. Hoak is a member of the board of directors of Pier 1 Imports, Inc., Texas Industries, Inc., Da-Lite Screen Company and Grande Communications, Inc. From May 1997 to August 2004, Mr. Hoak was a director of PanAmSat Corporation.

        R.C. Johnstone, Jr. is a senior advisor to KKR. Prior to his retirement in 1998, Mr. Johnstone was a director of Bechtel Group Inc. and was President of several Bechtel companies including space and defense, nuclear fuel cycle, environmental, telecommunications, industrial and domestic infra-structure. Mr. Johnstone is currently a private investor and a member of the board of directors of NuVox, Inc. and Accel-KKR and an advisory director of Divco West Properties. He has been a director since 2004.

        Alexander Navab is a Member of KKR. He joined KKR in 1993 and oversees KKR's North American efforts in media and telecommunications. Prior to joining KKR, Mr. Navab was with James D. Wolfensohn Incorporated, where he was involved in merger and acquisition transactions as well as corporate finance advisory assignments. From 1987 to 1989, he was with Goldman, Sachs & Co. in the Investment Banking division. Mr. Navab is also a director of Visant Holding Corp. He has been a director since 2004.

        Bruce E. Rosenblum is a managing director of Carlyle, focused on U.S. buyout transactions in the telecommunications and media industries. Prior to joining Carlyle, Mr. Rosenblum was a partner and executive committee member at the law firm of Latham & Watkins LLP, where he practiced for 18 years, specializing in mergers and acquisitions and corporate finance. Mr. Rosenblum is on the board of directors of Dex Media, Inc., The Relizon Company and Rexnord Corporation. He has been a director since 2004.

        Paul J. Salem is a Senior Managing Director and Co-Founder of Providence. Prior to Providence, Mr. Salem worked for Morgan Stanley & Co. Incorporated in corporate finance and mergers and acquisitions. Prior to that time, Mr. Salem spent four years with Prudential Investment Corporation, an affiliate of Prudential Insurance, where his responsibilities included leveraged buyout transactions and establishing Prudential's European Investment office. He has been a director since 2004.

        Karl von der Heyden, who is currently retired, was the Vice Chairman of the Board of Directors of PepsiCo from September 1996 until February 2001 and its vice chairman and chief financial officer from September 1996 to February 1998. Between December 1993 and August 1994 he was president and chief executive officer of Metallgesellschaft Corp. In May 1993 he retired as co-chairman and chief executive officer of RJR Nabisco Inc. He is a director of Federated Department Stores, Inc. and Aramark Corporation.

Board of Directors

  Composition of the Board of Directors

        Our board of directors currently consists of eleven directors, including two independent directors. We will add a third independent member by March 2006.

        We have availed ourselves of the "controlled company" exception under the corporate governance rules of the New York Stock Exchange. Accordingly, we will not have a majority of independent directors on our board of directors nor will we have compensation and nominating committees composed entirely of independent directors.

  Committees of the Board of Directors

        Audit Committee.    Our audit committee currently consists of Karl von der Heyden, James M. Hoak, R.C. Johnstone, Jr. and Bruce E. Rosenblum. We will add a third new independent member by March 2006 to replace an existing member so that all of our audit committee members will be independent as such term is defined in Rule 10A-3(b)(i) under the Exchange Act and under the NYSE Rule 303(A).

        In addition, one of them will be determined to be an "audit committee financial expert" as such term is defined in Item 401(h) of Regulation S-K.

        Our audit committee will be responsible for (1) selecting the independent auditors, (2) approving the overall scope of the audit, (3) assisting the board in monitoring the integrity of our financial statements, the independent accountant's qualifications and independence, the performance of the independent accountants and our internal audit function and our compliance with legal and regulatory requirements, (4) annually reviewing an independent auditors' report describing the auditing firms' internal quality-control procedures, any material issues raised by the most recent internal quality-control review, or peer review, of the auditing firm, (5) discussing the annual audited financial and quarterly statements with management and the independent auditor, (6) discussing earnings press release, as well as financial information and earnings guidance provided to analysts and rating agencies, (7) discussing policies with respect to risk assessment and risk management, (8) meeting separately, periodically, with management, internal auditors and the independent auditor, (9) reviewing with the independent auditor any audit problems or difficulties and managements' response, (10) setting clear hiring policies for employees or former employees of the independent auditors, (11) handling such other matters that are specifically delegated to the audit committee by the board of directors from time to time and (12) reporting regularly to the full board of directors.

        Our board of directors will adopt a written charter for the audit committee which will be available on our website.

        Compensation Committee.    Our current compensation committee consists of Alexander Navab, Joseph Y. Bae, Michael J. Connelly and Michael J. Dominguez. Our compensation committee is responsible for (1) reviewing key employee compensation policies, plans and programs, (2) reviewing and approving the compensation of our executive officers, (3) reviewing and approving employment contracts and other similar arrangements between us and our executive officers, (4) reviewing and consulting with the chief executive officer on the selection of officers and evaluation of executive performance and other related matters, (5) administration of stock plans and other incentive compensation plans and (6) such other matters that are specifically delegated to the compensation committee by the board of directors from time to time.

        Executive Committee.    Our current executive committee consists of George M.C. Fisher, Alexander Navab, Bruce E. Rosenblum, Paul J. Salem and Joseph R. Wright, Jr. Our executive committee has authority to handle any matters that the board of directors delegates to the committee from time to time.

        Compensation Committee Interlocks and Insider Participation.    The compensation levels of our executive officers are currently determined by our board of directors. None of our executive officers has served as a director or member of the compensation committee, or other committee serving an equivalent function, of any entity of which an executive officer is expected to serve as a member of our compensation committee.

Executive Compensation

        It is expected that the executive officers of the Issuer will be compensated by PanAmSat in connection with their services to PanAmSat and no additional compensation will be paid to such executive officers by PanAmSat or the Issuer in connection with services rendered for the Issuer. The following table provides certain summary information concerning compensation earned by our Chief Executive Officer and other executive officers (the "Named Executive Officers") for services rendered in such capacities to PanAmSat during each of the last three fiscal years:

		Annual Compensation				Long-Term Compensation
						Awards		Payouts
Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Other Annual Compensation ($)		Restricted Stock Awards ($)	Securities Underlying Options/SARs (#)(2)	LTIP Payout ($)	All Other Compensation ($)
Joseph R. Wright, Jr. Chief Executive Officer	2004 2003 2002	685,000 645,000 625,000	753,500 762,000 770,000	74,692 85,150 78,827	(3)	— 346,000 —	— — 287,688	470,000 — —	2,838,903 806,532 55,000	(4)
James B. Frownfelter President and Chief Operating Officer	2004 2003 2002	448,000 425,000 415,000	492,800 391,000 332,000	17,360 725,907 200,075	(5)	— 294,100 —	— 172,612	399,500 — —	1,561,620 30,764 24,332	(6)
James W. Cuminale Executive Vice President Corporate Development, General Counsel and Secretary	2004 2003 2002	338,000 338,000 338,000	241,700 220,000 270,000	34,625 17,202 252,085	(7)	— 224,900 —	— — 172,612	305,500 — —	1,222,840 24,421 19,780	(8)
Thomas E. Eaton, Jr. Executive Vice President and President, G2 Satellite Solutions	2004 2003 2002	312,000 312,000 312,000	202,800 180,000 249,000	33,020 36,909 241,506	(9)	— 224,900 —	— — 172,612	305,500 — —	20,160 22,440 6,800	(10)
Michael J. Inglese Executive Vice President and Chief Financial Officer	2004 2003 2002	321,000 312,000 290,000	229,500 244,000 232,000	31,025 40,933 159,030	(11)	— 224,900 —	— — 172,612	305,500 — —	1,023,080 22,044 16,258	(12)

(1)
Bonuses for 2004 were paid on March 4, 2005.

(2)
In connection with the Recapitalization, on August 20, 2004 PanAmSat's board of directors effected a 4.37 for 1 stock split of PanAmSat's common stock and on March 1, 2005, the Issuer effected a 1 for approximately 1.52 reverse stock split of its common stock.

(3)
This amount includes a transportation allowance of $28,292 and $43,910 for financial planning services, which amounts include payments for income tax obligations with respect to such benefits.

(4)
This amount includes a cash payment of $750,000 made in January 2005 in connection with Mr. Wright's prior employment agreement and a $2,000,000 transaction bonus paid in connection with the Recapitalization. In addition, this amount represents a contribution to the Supplemental Savings Plan of $80,703 and a contribution to the PanAmSat Retirement Savings Plan (the "401(k) Plan") of $8,200.

(5)
This amount includes a transportation allowance of $12,000 and $3,415 for financial planning services, which amounts include payments for income tax obligations with respect to such benefits.

(6)
This amount includes a $1,500,000 transaction bonus paid in connection with the Recapitalization. In addition, this amount represents a contribution to the Supplemental Savings Plan of $53,420 and a contribution to the 401(k) Plan of $8,200.

(7)
This amount includes a transportation allowance of $15,600 and $17,080 for financial planning services, which amounts include payments for income tax obligations with respect to such benefits.

(8)
This amount includes a $1,200,000 transaction bonus paid in connection with the Recapitalization. In addition, this amount represents a contribution to the Supplemental Savings Plan of $14,640 and a contribution to the 401(k) Plan of $8,200.

(9)
This amount includes a transportation allowance of $12,000 and $17,080 for financial planning services, which amounts include payments for income tax obligations with respect to such benefits.

(10)
This amount represents a contribution to the Supplemental Savings Plan of $11,960 and a contribution to the 401(k) Plan of $8,200.

(11)
This amount includes a transportation allowance of $12,000 and $18,870 for financial planning services, which amounts include payments for income tax obligations with respect to such benefits.

(12)
This amount includes a $1,000,000 transaction bonus paid in connection with the Recapitalization. In addition, this amount represents a contribution to the Supplemental Savings Plan of $14,880 and a contribution to the 401(k) Plan of $8,200.

Option Grants in Last Fiscal Year

	Individual Grants
	Number of Securities Underlying Options/SARs Granted				Potential Realizable Value at Assumed Rates of Stock Price Appreciation For Option Term
		Percent of Total Options/SARs Granted to Employees in Fiscal Year
Name			Exercise or Base Price	Expiration Date
					5%	10%
Joseph R. Wright, Jr.	1,624,880	43.67%	$4.21	August 20, 2014	$4,298,632	$10,893,577
James B. Frownfelter	859,000	23.08%	$4.21	August 20, 2014	$2,272,494	$5,758,946
James W. Cuminale	552,330	14.84%	$4.21	August 20, 2014	$1,461,194	$3,702,952
Thomas E. Eaton, Jr.	—	0.00%	$—	—	$—	$—
Michael J. Inglese	305,569	8.21%	$4.21	August 20, 2014	$808,385	$2,048,607

Long-Term Incentive Plan Awards

        No restricted stock awards were granted to the Named Executive Officers during the fiscal year ended December 31, 2004.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

			Number of Securities Underlying Unexercised Options/SARs at FY End		Value of Unexercised In-the-money Options/SARs(1)
Name	Shares Acquired on Exercise
		Value Realized	Exercisable	Unexercisable	Exercisable	Unexercisable
Joseph R. Wright, Jr.	—	—	287,688	1,624,880	$4,191,008	$22,412,614
James B. Frownfelter	129,492	$74,550	129,460	859,000	$1,859,740	$11,848,528
James W. Cuminale	—	—	172,612	552,330	$2,514,604	$7,618,512
Thomas E. Eaton, Jr.	172,656	$135,000	—	—	$0.00	$0.00
Michael J. Inglese	—	—	172,612	305,569	$2,514,604	$4,214,835

(1)
Value of unexercised options is based on the exercise price of the options and the $18 per share offering price.

Director Compensation

        During 2004, on election to the board of directors, for services rendered as a member of the board of directors of PanAmSat, each non-employee director was awarded options to purchase 65,849 shares of PanAmSat's common stock (subsequently converted to options for the Issuer's common stock) and received an annual fee of $50,000, pro rated. In addition, the Chairman of the board of directors received an additional annual fee of $100,000, pro rated. We reimburse directors for reasonable travel expenses incurred in connection with their duties as our directors.

        In connection with his purchase of 65,849 shares of the Issuer's common stock, Mr. Fisher received additional options to purchase 65,849 shares of the Issuer's common stock.

        Following the completion of the offering, the members of our board of directors shall be compensated as follows: Each non-employee director will receive an annual fee of $35,000 in cash and $35,000 in grants of common stock. In addition, the board chairman will receive $100,000, the audit committee chairman will receive $20,000, the compensation committee chairman will receive $10,000, audit committee members (other than the chairman) will receive $7,500 and compensation committee members (other than the chairman) will receive $5,000, each annually and in cash.

Employment Contracts and Termination of Employment and Change-In-Control Arrangements

Employment agreement with Joseph R. Wright

        On August 20, 2004, PanAmSat entered into an employment agreement with Joseph R. Wright, Jr. pursuant to which Mr. Wright agreed to continue to serve as President and Chief Executive Officer of PanAmSat. The agreement provides for a one-year term of employment that automatically renews annually unless either party gives notice, with an annual base salary of $685,000 (subject to increase at the discretion of the Board) and an annual target bonus amount equal to 100% of the annual base salary, based on the achievement of performance targets and/or other bonus criteria established by our board of directors. Mr. Wright is entitled to participate in our employee benefit and retirement plans.

        If Mr. Wright is terminated without "cause" or resigns for "good reason" (each as defined in his agreement), or if we do not renew his agreement at the end of any one-year term, he is entitled to receive a severance amount equal to two and one-half times the sum of his base salary plus the greater of the most recent bonus paid to him or the bonus target in effect at the time of termination. In addition, we will pay the costs of Mr. Wright's (and his eligible dependents') participation in our health and insurance benefits until the earlier of 30 months following his termination and the date on which Mr. Wright secures alternate employment. In the event that any amount or distribution to Mr. Wright would be subject to the excise tax imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), then we will pay Mr. Wright the amount necessary to fully reimburse him for such taxes.

        As a condition precedent to the receipt of any severance payment or benefits, Mr. Wright must execute a written waiver and release of claims against us. In addition, Mr. Wright has agreed that during the term of the agreement and for a period of 18 months after the termination of his employment, he will not compete with us or solicit any key employees to accept employment with any of our competitors.

Employment agreement with James B. Frownfelter

        On August 20, 2004, PanAmSat entered into an employment agreement with James B. Frownfelter, pursuant to which Mr. Frownfelter agreed to continue to serve as Executive Vice President and Chief Operating Officer. The employment agreement provides for a one-year term of employment that automatically renews annually unless either party gives notice, with an annual base salary of $448,000 (subject to increase at the discretion of the Board) and an annual target bonus amount equal to 100% of the annual base salary, based on the achievement of performance targets and/or other bonus criteria established by the board of directors. Mr. Frownfelter is entitled to participate in our employee benefit and retirement plans.

        If Mr. Frownfelter is terminated without "cause" or resigns for "good reason" (each as defined in his agreement), or if we do not renew his agreement at the end of any one-year term, he is entitled to receive a severance amount equal to two times the sum of his base salary plus the greater of the most recent bonus paid to him or the bonus target in effect at the time of termination. In addition, we will pay the costs of Mr. Frownfelter's (and his eligible dependents') participation in our health and insurance benefits until the earlier of 24 months following his termination and the date on which Mr. Frownfelter secures alternate employment. In the event that any amount or distribution to Mr. Frownfelter would be subject to the excise tax imposed under Section 4999 of the Internal Revenue Code of 1986, as amended, then we will pay Mr. Frownfelter the amount necessary to fully reimburse him for such taxes.

        As a condition precedent to the receipt of any severance payment or benefits, Mr. Frownfelter must execute a written waiver and release of claims against us. In addition, Mr. Frownfelter has agreed that during the term of the agreement and for a period of 18 months after the termination of his employment, he will not compete with us or solicit any key employees to accept employment with any of our competitors.

Severance Pay Plan

        Our Severance Pay Plan (as amended and currently in effect, the "Severance Pay Plan") provides severance pay to eligible employees upon certain separations of employment. Each of our regular full-time employees is a participant in the Severance Pay Plan. An employee terminated for any reason other than for cause (as defined in the Severance Pay Plan) who signs and delivers to us a release of all claims which the employee may have by reason of employment with us or the termination thereof shall be eligible to receive severance benefits pursuant to the Severance Pay Plan. Severance benefits are calculated based upon the employee's level of compensation and the number of years with us, with a minimum of 12 weeks salary and a maximum of 52 weeks salary for executive employees, a minimum of 6 weeks salary and a maximum of 40 weeks salary for exempt employees, and a minimum of four weeks salary and a maximum of 29 weeks salary for non-exempt employees. The terminated employee is also entitled to participate in our group health, dental and life insurance plans for the number of weeks calculated above. In the event that due to and within two years after a change in control (as defined in the Severance Pay Plan), an employee either resigns for good reason (as defined in the Severance Pay Plan) or is terminated pursuant to a layoff (as determined by our Chief Executive Officer in his sole discretion), then severance benefits shall instead be calculated based upon the employee's level of compensation, with a minimum for all eligible employees of 26 weeks salary and a maximum of 52 weeks salary, and the employee is entitled to participate in our group health, dental and life insurance plans for three months after such resignation or layoff. The severance benefit is paid as soon as practicable after execution and effectiveness of a signed waiver and release by the employee, at our option, either (i) in a lump sum, or (ii) in accordance with our payroll practices, in each case, less applicable deductions and withholdings. The consummation of the Recapitalization constituted such a change in control.

        Under the terms of the Severance Pay Plan, the Chief Executive Officer or his designee has the power to determine all ambiguities arising under the Severance Pay Plan, and any decision regarding any matter within the discretion of the Chief Executive Officer and made by him in good faith is binding on all persons. We have reserved the right through our board of directors to amend the Severance Pay Plan or to terminate the Severance Pay Plan at any time without prior notice, provided that the Severance Pay Plan shall not be terminated with respect to any Terminated Employee (as defined in the Severance Pay Plan) or amended in a way that is adverse to the interests of any Terminated Employee.

        Under the Severance Pay Plan, the Named Executive Officers would receive a minimum of 12 weeks salary and a maximum of 52 weeks salary as severance, depending upon years of service. Such severance compensation would be in lieu of any other payments or benefits in the nature of severance pay or benefits which the Executive would receive or will receive from us or any of our affiliates including, without limitation, payments under another severance plan or any severance agreement between us and the Executive. Any other arrangement, plan or program providing severance benefits shall be deemed to be amended to eliminate any obligation for benefits to be provided thereunder.

Executive Change-in-Control Severance Agreements

        In March 2002, effective as of October 15, 2001, PanAmSat entered into executive change-in-control severance agreements (the "Severance Agreements") with each of James W. Cuminale, Thomas E. Eaton, Jr., Michael J. Inglese and James B. Frownfelter (the "Retained Officers"). The Severance Agreements provide for payments by us to the Retained Officers in the event we terminate such officer's employment without cause or the Retained Officer terminates his employment for good reason (an "Involuntary Termination"), in each case within three years after a change-in-control (as defined in the Severance Agreements). As a change-in-control of both The DIRECTV Group and PanAmSat have occurred, these agreements will apply if an involuntary termination of the executive occurs during the period specified by the agreement. Mr. Frownfelter's Severance Agreement was superceded by the employment agreement described above, which contains provisions substantially similar to those contained in the Severance Agreements.

        In the event of an Involuntary Termination of a Retained Officer, we will pay to such Retained Officer all accrued compensation in an amount equal to the sum of (i) the unpaid annual base salary earned as of the date of termination, (ii) an amount equal to the higher of (x) the Retained Officer's unpaid targeted annual bonus established for the fiscal period in which the Involuntary Termination occurs or (y) the actual bonus paid or payable to the Retained Officer in respect of our most recent full fiscal year, in each case multiplied by a fraction, the numerator of which is the number of days elapsed in the current fiscal period to the date of termination, and the denominator of which is 365 and (iii) an amount equal to the Retained Officer's accrued balance under our "paid time off" program (or successor or replacement program), calculated based on the Retained Officer's annual base salary.

        The Severance Agreements also require that we pay to such Retained Officer severance compensation upon Involuntary Termination in an amount equal to two times the sum of (i) the Retained Officer's annual base salary for the year in which the Involuntary Termination occurs plus (ii) the higher of (x) the Retained Officer's targeted annual bonus established for the fiscal period in which the Involuntary Termination occurs or (y) the actual bonus paid or payable to the Retained Officer in respect of our most recent full fiscal year. Payment of the severance compensation is conditioned upon receipt of a written release from the Retained Officer of any claims against us or our subsidiaries. Payment of such severance compensation is due within 10 days following the effective date of such release. Under the Severance Agreements, all payments thereunder are subject to the Retained Officer's compliance with covenants not to compete with GM, The DIRECTV Group and us for two years following termination, not to solicit our employees for two years following termination, and not to disclose any of our confidential information.

        The Severance Agreements also provide that (i) any unvested stock options, restricted stock units and other awards ("Stock Awards") granted prior to the change-in-control under our Long-Term Stock Incentive Plan (or successor or replacement plan) held by a Retained Officer shall immediately become vested and exercisable, and any restrictions thereon shall lapse upon the change-in-control and, to the extent such Stock Awards are assumed, substituted or continued, following any Involuntary Termination such Stock Awards shall be exercisable under the terms and conditions of our Long-Term Stock Incentive Plan and any award agreements thereunder for a period equal to the lesser of (x) five years from the date of the Retained Officer's Involuntary Termination or (y) the term of such Stock Award, (ii) the Retained Officer and the Retained Officer's dependents shall be entitled to participate on the same basis as active employees and their dependents, respectively, in our group health, dental and life insurance plans (including premium payments and credit dollars paid by us), or we shall make available comparable benefits (but not any other welfare benefit plans or any retirement plans, except as described below) for a period of two years following an Involuntary Termination of employment, (iii) the Retained Officer shall be entitled to reimbursement for actual payments made for professional outplacement services, not to exceed $25,000 and (iv) the Retained Officer shall be entitled to reimbursement for all outstanding unreimbursed business expenses incurred prior to the Involuntary Termination.

        If any amounts or other benefits payable to a Retained Officer under the Severance Agreements or otherwise become subject to an excise tax imposed under Section 4999 of the Code or any other similar tax or assessment, we will pay the Retained Officer the amount necessary to fully reimburse such Retained Officer for these taxes, unless the Retained Officer would not receive a net after-tax benefit of at least $50,000, in which case his severance would be reduced so as to avoid the imposition of any excise taxes. The Severance Agreements also provide that we reimburse a Retained Officer for attorneys' fees and other costs necessary to enforce or defend his rights under the relevant Severance Agreement.

        We continue to provide Messrs. Inglese and Cuminale with the severance payments and benefits available under their respective Severance Agreements until the expiration of such agreements. Mr. Frownfelter receives similar severance benefits under his new employment agreement. Thereafter, we will provide severance benefits to Messrs. Inglese and Cuminale for one year in the event we terminate employment without cause or any of Messrs. Inglese or Cuminale terminates his employment for good reason. Messrs. Wright, Frownfelter, Inglese and Cuminale have agreed to 18-month post-termination non-competition and non-solicitation covenants.

        On August 20, 2004, PanAmSat amended the terms of the Severance Agreements with Messrs. Cuminale and Inglese to indefinitely extend the period in which a qualifying severance of such Retained Officer will trigger severance benefits. The severance payment for this extended period (beyond the period contemplated by the Severance Agreement) is an amount equal to the sum of (i) the Retained Officer's annual base salary for the year in which the Involuntary Termination occurs plus (ii) the higher of (x) the Retained Officer's targeted annual bonus established for the fiscal period in which the Involuntary Termination occurs or (y) the actual bonus paid or payable to the Retained Officer in respect of our most recent full fiscal year.

New Stock Option Plan

        We have established a new stock option plan, which governs the grant of options to purchase our common shares to members of management, including those granted to Messrs. Wright, Frownfelter, Inglese, Cuminale and Fisher in connection with the Recapitalization. Each grant under the option plan would specify the applicable option exercise period, option exercise price, vesting requirements and such other terms and conditions as the committee deems appropriate. The options granted to Messrs. Wright, Frownfelter, Inglese and Cuminale generally vest as follows: 40% of the shares subject to new options granted vest over five years, and 60% of the shares subject to new options would vest at the end of eight years, unless accelerated by the achievement of performance targets established by our board of directors. Options granted under the option plan expire ten years from the date of the grant.

Transaction Bonuses

        In connection with the Recapitalization, PanAmSat paid a transaction bonus to certain of its executives and other employees. The pool is for an aggregate amount of $6.5 million, with $5.0 million paid by PanAmSat, and $1.5 million reimbursed by The DIRECTV Group, with awards payable in cash. In connection with the Recapitalization, Messrs. Wright, Frownfelter, Inglese and Cuminale invested a portion of their transaction bonuses, of $5.7 million in the aggregate, in shares of PanAmSat's common stock (or common stock equivalents). The purchase price for these shares was $21.84 per share (on an unadjusted basis), the same as the purchase price paid by the Sponsors in connection with the Recapitalization. The subscription agreements for the purchase of stock contain customary representations, warranties and covenants.

        In addition, our Deferred Compensation Plan and Supplemental Savings Plan have been amended in connection with the Recapitalization to permit certain executives to use their account balances to purchase shares of our common stock (or common stock equivalents).

PRINCIPAL STOCKHOLDERS

        The following table and accompanying footnotes show information regarding the beneficial ownership of the Issuer's common stock as of March 31, 2005 by:

  •
  each person known by us to beneficially own more than 5% of the outstanding shares of the Issuer's common stock;

  •
  each of our directors;

  •
  each named executive officer; and

  •
  all directors and executive officers as a group.

        Unless otherwise indicated, the address of each person named in the table below is c/o PanAmSat, 20 Westport Road, Wilton, Connecticut 06897.

	Shares of the Issuer's Common Stock(1) Beneficially Owned	Percentage of the Issuer's Common Stock Beneficially Owned(2)
Name and Address of Beneficial Owner
KKR Millennium GP LLC(3)	31,932,251	25.89%
TCG Holdings, L.L.C.(4)	19,691,554	15.96%
Providence Equity Partners IV, L.L.C.(5)	19,691,554	15.96%
Joseph R. Wright, Jr.(6)	799,682	*
James B. Frownfelter(7)	229,151	*
James W. Cuminale(8)	350,376	*
Thomas E. Eaton, Jr.	—	—
Michael J. Inglese(9)	277,061	*
Joseph Y. Bae(3)	31,932,251	25.89%
Michael J. Connelly(4)	19,691,554	15.96%
Michael J. Dominguez(5)	19,691,554	15.96%
George M.C. Fisher(3)	31,998,099	25.94%
R.C. Johnstone, Jr.(3)	31,932,251	25.89%
Alexander Navab(3)	31,932,251	25.89%
Bruce E. Rosenblum(4)	19,691,554	15.96%
Paul J. Salem(5)	19,691,554	15.96%
James M. Hoak	—	—
Karl von der Heyden	—	—
Directors and executive officers as a group (14 persons)	73,050,645	59.23%

*
Less than one percent

(1)
The amounts and percentages of the Issuer's common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a "beneficial owner" of a security if that person has or shares "voting power," which includes the power to vote or to direct the voting of such security, or "investment power," which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed to be a beneficial owner of such securities as to which such person has an economic interest.

(2)
Assumes no exercise of the over-allotment option.

(3)
Shares of the Issuer's common stock shown as beneficially owned by KKR Millennium GP LLC reflect shares of common stock of the Issuer owned of record by KKR Millennium Fund L.P. KKR Millennium GP LLC is the general partner of KKR Associates Millennium L.P., which is the general partner of the KKR Millennium Fund L.P. Messrs. Henry R. Kravis, George R. Roberts, James H. Greene, Jr., Paul E. Raether, Michael W. Michelson, Perry Golkin, Scott Stuart, Edward A. Gilhuly, Johannes P. Huth, Todd A. Fisher, Alexander Navab, Marc Lipschultz and Jacques Garaialde, as members of KKR Millennium GP LLC, may be deemed to share beneficial ownership of any shares beneficially owned by KKR Millennium GP LLC, but disclaim such beneficial ownership. Messrs. Joseph Y. Bae, George M.C. Fisher, R.C. Johnstone, Jr. and Alexander Navab are directors of PanAmSat Corporation and PanAmSat Holding Corporation and executives of KKR. They disclaim beneficial ownership of any shares of the Issuer's common stock beneficially owned by KKR. The address of KKR Millennium GP LLC and each individual listed above is c/o Kohlberg Kravis Roberts & Co. L.P., 9 West 57th Street, New York, New York 10019.

(4)
Carlyle Partners III—Telecommunications, L.P. and CPIII Coinvestment, L.P., which we collectively refer to as the Carlyle Funds, collectively indirectly hold 19,691,554 shares of the Issuer's common stock. TC Group, L.L.C. exercises investment discretion and control over the shares indirectly held by each of the Carlyle Funds through its indirect subsidiary TC Group III, L.P., which is the sole general partner of each of the Carlyle Funds. TCG Holdings, L.L.C. is the managing member of TC Group, L.L.C. TC Group, L.L.C. is the sole managing member of TC Group III, L.L.C. TC Group III, L.L.C is the sole general partner of TC Group III, L.P. Messrs. Michael J. Connelly and Bruce E. Rosenblum are directors of PanAmSat and the Issuer and executives of The Carlyle Group. They disclaim beneficial ownership of any PanAmSat Holding Corporation shares beneficially owned by the Carlyle Group. TCG Holdings, L.L.C. is managed by a three-person managing board, and all board action relating to the voting or disposition of these shares requires approval of a majority of the board. William E. Conway, Jr., Daniel A. D'Aniello and David M. Rubenstein, as the managing members of TCG, may be deemed to share beneficial ownership of the shares shown as beneficially owned by TCG. Such persons disclaim such beneficial ownership. The Carlyle Group's address is 1001 Pennsylvania Avenue, N.W., Suite 220 South, Washington, D.C. 20004.

(5)
Represents 19,628,246 shares of the Issuer's common stock owned of record by PEP PAS, L.L.C. and 63,308 shares of common stock owned of record by PEOP PAS, L.L.C. The foregoing numbers represent shares for which PEP PAS, L.L.C. and PEOP PAS, L.L.C. each has sole dispositive and voting power. Such shares may be deemed to be beneficially owned, respectively, by Providence Equity Partners IV L.P. ("PEP4"), the sole member of PEP PAS, L.L.C. and Providence Equity Operating Partners IV, L.P. ("PEOP4"), the sole member of PEOP PAS, L.L.C., Providence Equity GP IV L.P. ("PEGP4"), the sole general partner of both PEP4 and PEOP4, Providence Equity Partners IV L.L.C. (the "LLC"), the sole general partner of PEGP4, and Jonathan M. Nelson, a 50% owner of LLC. Each of PEP4, PEOP4, PEGP4, LLC and Jonathan M. Nelson have specifically disclaimed beneficial ownership in the common stock beneficially owned by PEP PAS, L.L.C. and PEOP PAS, L.L.C., except to the extent of its pecuniary interest therein. Messrs. Michael J. Dominguez and Paul J. Salem are directors of PanAmSat and the Issuer and executives of Providence Equity Partners. They disclaim beneficial ownership of any shares of the Issuer's common stock beneficially owned by Providence Equity Partners.

(6)
Includes options to purchase 287,688 shares and 511,994 shares held by the Joseph R. Wright, Jr. 2005 Retained Annuity Trust over which Mr. Wright exercises investment and voting control.

(7)
Includes options to purchase 129,460 shares.

(8)
Includes options to purchase 172,612 shares.

(9)
Includes options to purchase 172,612 shares.

THE TRANSACTIONS

        On April 20, 2004, PanAmSat entered into a definitive transaction agreement with The DIRECTV Group, PAS Merger Sub, Inc. ("Merger Sub"), a wholly owned subsidiary of The DIRECTV Group, and Constellation LLC ("Constellation") providing for Constellation's acquisition of all of PanAmSat's shares of common stock beneficially owned by The DIRECTV Group. Constellation is controlled by investment funds affiliated with KKR. On May 17, 2004, Constellation assigned the right to purchase a portion of the shares of PanAmSat common stock beneficially held by The DIRECTV Group to limited liability companies affiliated with Carlyle and Providence.

        On August 12, 2004, The DIRECTV Group entered into a letter agreement (the "letter agreement") with the Sponsors, pursuant to which The DIRECTV Group agreed to reduce the amount payable for the shares of PanAmSat's common stock beneficially owned by it by $200.0 million to approximately $2.6 billion. This letter agreement did not affect the per share purchase price to be paid to our other stockholders. As a result of this purchase price reduction, the principal amount of PanAmSat's Term Loan B Facility was reduced by $200.0 million to $1,660.0 million.

        In addition, in connection with the letter agreement, The DIRECTV Group and its affiliates entered into or extended additional contractual arrangements with PanAmSat. These contractual arrangements extend additional transponder lease agreements with Hughes Network Systems, Inc. and include two new TT&C services agreements with DIRECTV Operations LLC. In addition, in connection with the letter agreement, The DIRECTV Group paid PanAmSat for additional past due receivables from our customer Sky Multi-Country Partners, an affiliate of The News Corporation.

        Pursuant to the terms of the transaction agreement, Merger Sub merged with and into PanAmSat, with PanAmSat being the surviving entity in the merger. As of the effective time of the merger, holders of shares of PanAmSat's common stock (other than The DIRECTV Group and members of management who agreed not to have certain of their equity interests cashed out in the merger) had no further ownership interest in PanAmSat. Instead, each holder of PanAmSat's common stock outstanding immediately prior to the effective time of the merger (other than The DIRECTV Group and members of management who agreed not to have certain of their equity interests cashed out in the merger) received $23.50 in cash per share of PanAmSat's common stock (on an unadjusted basis).

        PanAmSat was deconsolidated from The DIRECTV Group consolidated tax group upon consummation of the Recapitalization. As a result of the deconsolidation, during the third quarter of 2004, our net operating losses and foreign tax credits (net of valuation allowance) were decreased and the tax basis in our satellites was increased. Also, our tax basis in our satellites was increased through a taxable transfer of our satellites to newly formed operating companies prior to the Recapitalization. The total net decrease in our deferred tax liabilities resulting from the Recapitalization was approximately $301.9 million. During 2004 subsequent to the Recapitalization, the Issuer has incurred net operating losses that it expects are fully recoverable based on the taxable income within the next several years. These net operating losses were primarily the result of transaction costs incurred in connection with the Recapitalization, accelerated depreciation on our satellites currently in-orbit, the extraterritorial income exclusion related to certain of our satellites and interest expense deductions. The Issuer does not expect a tax impact from the completion of its initial public offering other than to reduce future interest expense deductions as a result of lower debt that results from the use of a portion of the proceeds of its initial public offering to pay down debt.

        Two business days after the effective time of the merger, PanAmSat repurchased a portion of the shares of its common stock beneficially owned by The DIRECTV Group at a purchase price of approximately $21.84 in cash per share (on an unadjusted basis). Following the repurchase, The DIRECTV Group sold all of the remaining shares of PanAmSat's common stock that it owned to the Sponsors at a purchase price of $21.84 in cash per share (on an unadjusted basis).

        Prior to the consummation of the Recapitalization, The DIRECTV Group beneficially owned 80.4% of PanAmSat's common stock and, through the merger of its wholly-owned subsidiary into PanAmSat, the DIRECTV Group became the owner of all of PanAmSat's outstanding shares other than certain shares owned by management. As a result of the merger, PanAmSat's common stock was no longer publicly traded. The purpose of the Recapitalization was to fulfill The DIRECTV Group's strategy to refocus its business plan on its direct-to-home satellite business, to provide liquidity to The DIRECTV Group, to provide PanAmSat's unaffiliated stockholders cash for their shares and to permit the Sponsors to gain control of us in an orderly fashion.

        In connection with the Recapitalization, on August 20, 2004, PanAmSat's board of directors approved the retirement of the 95,742,728 shares of PanAmSat's common stock (on an unadjusted basis) repurchased from these affiliates of The DIRECTV Group and approved an approximately 4.37 for 1 stock split of PanAmSat's common stock. The $23.50 per share received by each holder of PanAmSat's common stock (other than The DIRECTV Group and members of management who have agreed not to have certain of their equity interest cashed out in the merger) was $5.38 per share after giving effect to the stock split. The $21.84 per share paid to The DIRECTV Group and members of management who agreed not to have certain of their equity interest cashed out in the merger was $5.00 per share after giving effect to the stock split. PanAmSat undertook the stock split in order to reduce the effective per share price of its common stock to $5.00 per share, which is a more typical stock price level for a private company. The stock split did not affect PanAmSat's financial statements other than to the extent it increased the number of outstanding shares and correspondingly reduced per share information.

        Immediately following the Recapitalization, each stock option issued and outstanding under PanAmSat's Long-Term Stock Incentive Plan, whether or not then vested, was canceled and converted into the right to receive a payment from PanAmSat (subject to any applicable withholding taxes) equal to the product of (a) the total number of shares of PanAmSat's common stock subject to such stock option and (b) the excess of $5.38 over the option exercise price for such stock option, payable in cash. Immediately before the effective time of the merger, all restrictions on restricted shares and restricted stock units granted under PanAmSat's Long-Term Stock Incentive Plan lapsed, and the unvested restricted shares and restricted stock units vested and were canceled and the holders of those securities received $5.38 per share, less applicable withholding taxes. Certain members of PanAmSat's management did not have certain of their equity interests cashed out in the merger; existing options, restricted shares and restricted stock units granted to such individuals remained outstanding as options and shares of the surviving corporation.

        In connection with the Recapitalization, PanAmSat entered into senior secured credit facilities, consisting of an $800.0 million Term Loan A Facility, a $1,660.0 million Term Loan B Facility and a $250.0 million revolving credit facility, and issued the $1,010.0 million aggregate principal amount of 9% senior notes.

        PanAmSat incurred approximately $306.2 million of costs related to the Recapitalization, of which approximately $155.1 million was expensed within PanAmSat's consolidated statement of operations during the third quarter of 2004 with the remainder capitalized to debt issuance costs and stockholders equity within PanAmSat's consolidated balance sheet.

        On August 22, 2004, PanAmSat completed a tender offer and consent solicitation to purchase any and all of the outstanding $800.0 million aggregate principal amount of its 8 1/2% Senior Notes due 2012 for cash. PanAmSat has approximately $1.2 million aggregate principal amount of its 8 1/2% Senior Notes due 2012 outstanding after completing the tender offer and consent solicitation. PanAmSat has repaid an equal amount under its Term Loan A Facility.

        On August 22, 2004, PanAmSat completed a tender offer to purchase any and all of the outstanding $275.0 million aggregate principal amount of its 6 1/8% Senior Notes due 2005 for cash.

PanAmSat redeemed the remaining $24.2 million outstanding principal amount of 6 1/8% Senior Notes due 2005 that were not purchased in the tender offer on October 22, 2004 with cash on hand and cash from operations.

        Subsequent to the Recapitalization, on October 8, 2004, the Sponsors and certain members of PanAmSat's management and board of directors contributed all of PanAmSat's common stock held by them to the Issuer in exchange for a pro rata share of the Issuer's common stock. In addition, options and all other equity rights for PanAmSat's common stock were converted to similar rights for the Issuer's common stock. As a result, PanAmSat became a wholly-owned subsidiary of the Issuer. On October 19, 2004, the Issuer issued the $416.0 million aggregate principal amount at maturity of 10 3/8% senior discount notes and used the approximately $245.8 million in net proceeds to pay a dividend to the Issuer's then existing stockholders. These transactions enabled us to return value to our stockholders through the implementation of an efficient debt structure.

        On March 1, 2005, we effected a 1 for approximately 1.52 reverse stock split of our outstanding shares of common stock. The purpose of the reverse stock split was to increase the effective per share price of our common stock to a more typical stock price level for a public company. The reverse stock split did not affect our financial statements other than to the extent that it reduced the number of outstanding shares and correspondingly increased per share information.

        Concurrent with the Issuer's initial public offering, we amended PanAmSat's senior secured credit facilities.

About Our Sponsors

Kohlberg Kravis Roberts & Co. L.P.

        KKR is one of the world's oldest and most experienced private equity firms specializing in management buyouts. KKR's investment approach is focused on acquiring attractive business franchises and working closely with management over the long-term to design and implement value creating strategies. Over the past 28 years, KKR has raised approximately $25.0 billion in private equity funds and invested over $19.0 billion of equity in more than 115 transactions.

The Carlyle Group

        Carlyle is a global private equity firm with more than $18.9 billion under management. Carlyle invests in buyouts, venture, real estate, leveraged finance, and turnarounds in North America, Europe, and Asia, focusing on aerospace & defense, automotive & transportation, consumer, energy & power, healthcare, industrial, technology & business services and telecommunications & media. Since 1987, the firm has invested more than $12.0 billion of equity in over 350 transactions.

Providence Equity Partners, Inc.

        Providence is one of the world's leading private investment firms specializing in equity investments in media and communications companies. The principals of Providence manage funds with over $9.0 billion in equity commitments, including Providence Equity Partners IV, a $2.8 billion private equity fund, and have invested in more than 80 companies operating in over 20 countries since the firm's inception in 1991. Current and previous areas of investment include cable television content and distribution, wireless and wireline telephony, publishing, radio and television broadcasting and other media and communications sectors.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Transactions with Sponsors

Amended and Restated Stockholders Agreement

        The Issuer is party to an amended and restated stockholders agreement with an entity affiliated with KKR, entities affiliated with Carlyle and entities affiliated with Providence (each a "Sponsor Entity" and together the "Sponsor Entities") that effective upon completion of the Issuer's initial public offering provides for, among other things,

    •
    a right of each of the Sponsor Entities to designate a certain number of directors to the Issuer's board of directors for so long as they hold a certain amount of the Issuer's common stock. Of the nine members of the Issuer's board, KKR initially has the right to designate four directors, and Carlyle and Providence each initially have the right to designate two directors;

    •
    the addition of independent directors to the Issuer's board of directors such that, within a year of the completion of the offering, the Issuer will have at least three independent directors;

    •
    changes to the composition of the Issuer's board of directors in the event that the Issuer ceases to be a "controlled company" within the meaning of applicable stock exchange rules. In such situation, KKR will no longer have the right to designate more than two directors; Carlyle and Providence will no longer have the right to designate more than one director each; the Chief Executive Officer will continue to be a member of the board of directors; and a number of directors will be added so that a majority will be independent;

    •
    certain limitations on transfers of the Issuer's common stock held by the Sponsor Entities for a period of five years after the completion of the Recapitalization, provided that, following the offering, any Sponsor Entity may sell pursuant to its registration rights as described below; and

    •
    the ability of the Sponsor Entities to "tag-along" their shares of the Issuer's common stock to sales by any other Sponsor Entity, and the ability of the Sponsor Entities to "drag-along" the Issuer's common stock held by the other Sponsor Entities under certain circumstances.

Management Services Agreements

        In connection with the Recapitalization, PanAmSat entered into management services agreements with the Sponsors pursuant to which the Sponsors will provide certain structuring, consulting and management advisory services to us. These services include (i) advice regarding the structure, distribution, and timing of debt and equity offerings, (ii) advice regarding our business strategy, (iii) general advice regarding dispositions and/or acquisitions and (iv) other services of the type customarily performed by the Sponsors. The annual advisory fee under these agreements is $2.0 million, such amount to increase by 3% per year, as well as reimbursement of reasonable out-of-pocket expenses. In addition, in consideration for structuring services rendered in connection with the Recapitalization, which services included financial advisory services and capital structure review, the Sponsors received an aggregate transaction fee of $50.0 million. The annual advisory fee does not include, and the Sponsors may receive additional compensation for providing, investment banking or other advisory services provided in connection with any specific acquisition or divestiture transactions or in the event the Sponsors perform services above and beyond those called for by the agreements. PanAmSat indemnifies the Sponsors and their affiliates, directors, officers and representatives for losses relating to the services contemplated by the management services agreements and the engagement of the Sponsors pursuant to, and the performance by the Sponsors of the services contemplated by, the management services agreements.

        In connection with, and effective upon completion of, the Issuer's initial public offering, each of the Sponsors terminated their respective management services agreements for an aggregate consideration of $10.0 million.

Amended and Restated Registration Rights Agreement

        The Issuer is party to an amended and restated registration rights agreement with the Sponsor Entities pursuant to which the Sponsor Entities are entitled to certain demand and piggyback rights with respect to the registration and sale of the Issuer's common stock held by them after the Issuer's initial public offering. The amended and restated registration rights agreement permits KKR to make up to eight demands and each of Carlyle and Providence to make up to four demands on the Issuer to register the shares of common stock held by them. The Issuer is required to pay all registration expenses incurred in connection with each such demand registration, which expenses exclude underwriting discounts and commissions. Without the consent of the holders of a majority of the shares of common stock entitled to the registration rights, the Issuer is not required to file a registration statement pursuant to any demand made within 180 days of the effectiveness of any other request for registration or any registration pursuant to which the Sponsor Entities were entitled to piggyback registration rights described below. In connection with the Issuer's initial public offering, the Sponsor Entities entered into certain lock-up agreements with the underwriters which restrict their sales of our common stock for a certain period following the offering. Pursuant to the amended and restated registration rights agreement, the Sponsor Entities are also entitled to certain piggyback registration rights in connection with other registered offerings by the Issuer.

        In addition, under the amended and restated registration rights agreement, in connection with a registered underwritten offering, the Sponsor Entities have agreed not to effect any public sale or distribution pursuant to Rule 144 under the Securities Act, of any equity securities of the Issuer, or of any security convertible into or exchangeable or exercisable for any equity security of the Issuer, within seven days before, or such period not to exceed 90 days (or 180 days in the case of an initial public offering) as the underwriting agreement may require (or such lesser period as the managing underwriters may permit) after, the effective date of such registration, and the Issuer has agreed to cause other holders of any equity security of the Issuer purchased from the Issuer (at any time other than in a public offering) to so agree.

Capacity Purchases

        We provide satellite capacity, TT&C and other related services to affiliates of certain Sponsors. Revenues for these services were $3.7 million for the year ended December 31, 2004. As of December 31, 2004, we had receivables related to these affiliates of approximately $0.1 million. In addition, included in our total contracted backlog of $4.90 billion as of December 31, 2004 is $5.1 million of contracted backlog from affiliates of the Sponsors.

Transactions with Management

Amended and Restated Management Stockholders' Agreement

        The Issuer is party to an amended and restated management stockholders' agreement with certain management stockholders who purchased shares of the Issuer's common stock, including all of the Issuer's executive officers and certain other officers. The amended and restated management stockholders' agreement generally restricts the ability of participating members of management to transfer shares held by them for five years after the closing of the Recapitalization.

        If a management stockholder's employment is terminated, the Issuer would have the right to purchase the shares held by such person in accordance with the amended and restated management stockholders' agreement. If a management stockholder's employment is terminated as a result of death or disability, such stockholder or, in the event of such stockholder's death, the estate of such stockholder has the right to force the Issuer to purchase his shares, on terms specified in the amended and restated management stockholders' agreement.

        The amended and restated management stockholders' agreement also permits these members of management under certain circumstances to participate in registrations by the Issuer of the Issuer's equity securities. These "piggyback" registration rights of the management stockholders are subject to limitations as to the maximum number of shares that may be registered. Each management stockholder will be permitted to sell a number of shares of common stock equal to the lesser of (i) the number of shares owned by the management stockholder, including shares issuable upon the exercise of vested unexercised options, multiplied by the percentage of the total number of shares owned by the Sponsor Entities being sold by such Sponsor Entities in the registration and (ii) the maximum number of shares that may be registered in the offering without an adverse effect on the offering in the view of the managing underwriters.

Sale Participation Agreement

        Each management stockholder is party to a sale participation agreement, which grants to the management stockholder the right to participate in any sale of shares of common stock by the Sponsors occurring prior to the fifth anniversary of the Issuer's initial public offering on the same terms as the Sponsors, and grants the Sponsors a similar right to compel the participation of each management stockholder in such a sale. In order to participate in any such sale, the management stockholder may be required, among other things, to become a party to any agreement under which the common stock is to be sold, and to grant certain powers with respect to the proposed sale of common stock to custodians and attorneys-in-fact.

Other Relationships

        We utilize the consulting and lobbying services of R. Thompson & Co., which is owned by Robert J. Thompson, Chairman of Jefferson Consulting Group. Mr. Wright, our Chief Executive Officer, owns a minority interest in Jefferson Consulting Group. Mr. Wright does not have any ownership or financial interest directly or indirectly in R. Thompson & Co. During 2004, we paid approximately $140,000 in expenses for services provided by R. Thompson & Co. Mr. Wright disclaims any interest in the payments for such services.

        During 2004, we retained Capstone Consulting to provide us with consulting services, primarily to identify and advise on potential opportunities to reduce our costs and identify other potential opportunities to grow our business. Although neither KKR nor any entity affiliated with KKR owns any of the equity of Capstone, KKR has provided financing to Capstone.

Transactions with The DIRECTV Group

        For a description of historical transactions with The DIRECTV Group and The News Corporation and its affiliates, please see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Certain Relationships and Related Transactions".

Tax Separation Agreement

        Concurrently with the execution of the transaction agreement, PanAmSat entered into a tax separation agreement with The DIRECTV Group that supersedes four earlier tax-related agreements among ourselves, The DIRECTV Group and certain of its affiliates. PanAmSat and The DIRECTV

Group have agreed to handle tax matters with respect to the tax periods covered by the tax separation agreement, including tax return preparation, audits, appeals and litigation, in a manner consistent with the past practice of The DIRECTV Group and PanAmSat before the acquisition. In addition, PanAmSat and The DIRECTV Group have agreed to cooperate in any tax audits, litigation or appeals that involve, directly or indirectly, periods ending on or prior to the day of the closing of the Recapitalization.

        Pursuant to the tax separation agreement, The DIRECTV Group agreed to indemnify PanAmSat for all federal and consolidated state and local income taxes a taxing authority may attempt to collect from PanAmSat regarding any liability for the federal or consolidated state or local income taxes of GM and The DIRECTV Group, except those income taxes PanAmSat is required to pay under the tax separation agreement. In addition, The DIRECTV Group has agreed to indemnify PanAmSat for any taxes (other than those taxes described in the preceding sentence) related to any periods or portions of such periods ending on or prior to the day of the closing of the Recapitalization in amounts equal to 80% of the first $75.0 million of such other taxes and 100% of any other taxes in excess of the first $75.0 million. As a result, PanAmSat's tax exposure after indemnification related to these periods is capped at $15.0 million.

        The tax separation agreement became effective upon the consummation of the Recapitalization on August 20, 2004 and will remain effective until the expiration of the statute of limitations with respect to all taxes to which the tax separation agreement relates.

Transition Services Agreement

        Concurrently with the execution of the transaction agreement, PanAmSat entered into a transition services agreement with The DIRECTV Group and one of its wholly owned subsidiaries. The transition services agreement is effective until the termination of the ground lease for our Castle Rock, Colorado broadcast facility. Pursuant to the transition services agreement, The DIRECTV Group provides support services to our facility.

Commercial Arrangements with The DIRECTV Group

        In connection with the Recapitalization, The DIRECTV Group and affiliates entered into, amended and in some cases extended certain contractual arrangements with us. These contractual arrangements include the extension of transponder lease agreements with Hughes Network Systems, Inc., the extension of The DIRECTV Group guarantees of our transponder lease agreements with DIRECTV Latin America, the purchase of additional transponder capacity for DTH Services in Latin America, and the extension of existing and the entering into of new TT&C services agreements with DIRECTV Operations LLC. In addition, in connection with the Recapitalization, The DIRECTV Group paid PanAmSat for certain past due receivables from, and guaranteed certain future obligations of, our customer Sky Multi-Country Partners, an affiliate of The News Corporation. Management believes that these guarantees and other contractual arrangements substantially reduce credit risks associated with the two Latin American DTH platforms in our contracted backlog and protect us against the possible impact of future consolidation of those platforms.

DESCRIPTION OF CERTAIN INDEBTEDNESS

Senior Secured Credit Facilities

        Contemporaneously with the Issuer's initial public offering, PanAmSat amended its existing senior secured credit facilities. Pursuant to the amendment, Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley Senior Funding, Inc. acted as joint lead arrangers and joint bookrunners. Citicorp USA, Inc. currently acts and will continue to act as administrative agent under the senior secured credit facilities. Merrill Lynch, Pierce, Fenner & Smith Incorporated acted as syndication agent and Morgan Stanley Senior Funding, Inc. acts as documentation agent following the effectiveness of the amendment.

        The amendment to PanAmSat's senior secured credit facilities permits, among other things, greater availability for payment of dividends under the restricted payments covenant and eliminate mandatory prepayments with excess each flow. The amendment also replaced the Term Loan B Facility with a new Term Loan B Facility. The amendment of PanAmSat's senior secured credit facilities was conditioned upon consummation of the Issuer's initial public offering.

        The descriptions of the senior secured credit facilities below reflect the amendments made concurrently with the Issuer's initial public offering.

        PanAmSat's senior secured credit facilities consist of:

  •
  $800.0 million senior secured Term Loan A Facility (of which $384.3 million is currently outstanding) with a five-year maturity;

  •
  $1,647.5 million senior secured Term Loan B Facility (all of which is currently outstanding) with a seven-year maturity; and

  •
  $250.0 million senior secured revolving credit facility with a five-year maturity.

        On November 19, 2004, we made a voluntary prepayment of approximately $137.0 million under PanAmSat's senior secured credit facilities. Approximately $124.5 million of this prepayment reduced borrowings under the Term Loan A Facility, while the remaining $12.5 million reduced borrowings under the Term Loan B Facility.

        We repaid approximately $265.0 million of the borrowings under the Term Loan A Facility with a portion of the net proceeds from the Issuer's initial public offering and made a voluntary prepayment of $25.0 million on the Term Loan A Facility from available cash on hand on March 22, 2005.

Security and guarantees

        PanAmSat's obligations under its senior secured credit facilities are unconditionally and irrevocably guaranteed jointly and severally by its current and future domestic subsidiaries.

        PanAmSat's obligations under its senior secured credit facilities, and the guarantees of those obligations, are secured by substantially all of PanAmSat's assets and substantially all of the assets of each of its current and future domestic subsidiaries, including but not limited to:

  •
  all the capital stock and certain intercompany notes of each of its existing and future direct and indirect subsidiaries; except that with respect to foreign subsidiaries such lien and pledge shall be limited to 65% of the capital stock of "first-tier" foreign subsidiaries; and

  •
  substantially all of its and its existing and future domestic subsidiaries' tangible and intangible assets.

        Certain of the collateral pledged to secure PanAmSat's obligations under its senior secured credit facilities is shared with the holders of PanAmSat's $150.0 million 6 3/8% Senior Notes due 2008 and $125.0 million 6 7/8% Senior Debentures due 2028.

Interest rates and fees

        Borrowings under the senior secured credit facilities bear interest as follows:

  •
  Revolving Credit Facility: at PanAmSat's option, at either adjusted LIBOR plus 2.50% each year or the alternate base rate plus 1.50% each year, such applicable margins are subject to reduction if PanAmSat attains certain leverage ratios;

  •
  Term Loan A Facility: at PanAmSat's option, at either adjusted LIBOR plus 2.50% each year or the alternate base rate plus 1.50% each year, with such applicable margins subject to reduction if PanAmSat attains certain leverage ratios; and

  •
  Term Loan B Facility: at PanAmSat's option, at either adjusted LIBOR plus 2.25% each year or the alternate base rate plus 1.25% each year, such applicable margins are subject to reduction if PanAmSat attains a certain leverage ratio.

        The senior secured credit facilities also provide for the payment to the lenders of a commitment fee on average daily unused commitments under the revolving credit facility and the Term Loan A Facility (if any) at a rate equal to 0.50% per annum. After delivery of financial statements to the lenders for the quarter ended at least six months from the closing date of the Recapitalization, such commitment fee will be subject to reduction if PanAmSat attains certain leverage ratios.

Scheduled amortization payments and mandatory prepayments

        The Term Loan A Facility provides for substantial quarterly amortization payments. The Term Loan B Facility provides for quarterly amortization payments in an aggregate annual amount equal to 1% of the original principal amount thereof during the first 6 3/4 years, with the balance of the facility to be repaid at final maturity.

        In addition, the senior secured credit facilities require PanAmSat to prepay outstanding term loans (and, after the term loans have been repaid in full, to permanently reduce commitments under the revolving credit facility), subject to certain exceptions, with:

  •
  100% of the net proceeds of certain casualty events, asset sales or other dispositions (including certain sale/leaseback transactions); and

  •
  100% of the net proceeds of certain debt issuances.

Voluntary prepayments

        The senior secured credit facilities provide for voluntary prepayments of the loans and voluntary reductions of the unutilized portion of the commitments under the revolving credit facility, without penalty, subject to certain conditions pertaining to minimum notice and payment/reduction amounts.

Covenants

        The senior secured credit facilities contain financial, affirmative and negative covenants that we believe are usual and customary for a senior secured credit agreement. The covenants in the senior secured credit facilities include limitations (each of which shall be subject to customary exceptions) on PanAmSat's ability to:

  •
  incur liens;

  •
  incur additional debt (including debt incurred by direct or indirect subsidiaries, and obligations in respect of foreign currency exchange and other hedging arrangements) or issue preferred stock;

  •
  pay dividends, or make redemptions and repurchases, with respect to capital stock;

  •
  prepay, or make redemptions and repurchases, of subordinated debt;

  •
  make loans and investments;

  •
  reduce our satellite insurance coverage below a certain level;

  •
  engage in mergers, acquisitions, asset sales, and sale/leaseback transactions;

  •
  change the business conducted by the surviving corporation and its subsidiaries; and

  •
  amend the terms of subordinated debt.

        In addition, the credit agreement contains customary financial covenants including maximum total leverage, minimum interest coverage and limitations on capital expenditures.

        Adjusted EBITDA is used to determine compliance with the total leverage and interest coverage financial covenant ratios contained in the credit agreement and with other financial covenant ratios contained in the indenture governing the Issuer's senior discount notes and the indenture governing PanAmSat's 9% senior notes. The calculation of Adjusted EBITDA in this prospectus is in accordance with the definitions contained in the credit agreement and the indentures governing the Issuer's senior discount notes and PanAmSat's 9% senior notes.

        Adjusted EBITDA is defined to be:

  •
  income (loss) before taxes, excluding extraordinary items and excluding the cumulative effect of changes in accounting principles; plus

  •
  interest expense; depreciation and amortization; extraordinary losses and unusual or non-recurring charges (including, without limitation, severance, relocation costs and one-time compensation charges); non-cash charges; losses on asset sales; restructuring charges or reserves (including, without limitation, costs related to the closure of facilities); any expenses or charges incurred in connection with any issuance of debt, equity securities or any refinancing transaction or any amendment or other modification of any debt instrument; any fees and expenses related to permitted acquisitions; deductions for minority interests; the amount of management, monitoring, consulting and advisory fees and related expenses paid to the Sponsors; any impairment charge or asset write-off pursuant to Financial Accounting Standards Board Statement No. 142 or No. 144 and the amortization of intangibles arising pursuant to No. 141; foreign withholding taxes paid or accrued in such period; any amounts receivable for such period in connection with contracts that are attributable to Globo Comunicacos e Participacoes, Ltda involvement in arrangements with Sky Multi-Country Partners; non-cash charges related to stock compensation expense; and loss from the early extinguishment of indebtedness or certain hedging obligations or other derivative instruments; and collections on investments in sale-type leases during such period; less

  •
  extraordinary gains and non-recurring gains; non-cash gains; gains on asset sales; any gross profit on sales-type leases included in net income (loss) for such period; and any income from the early extinguishment of indebtedness or certain hedging obligations on other derivative instruments.

Events of default

        The senior secured credit facilities contain certain customary events of default, including:

  •
  nonpayment of principal or interest;

  •
  breach of covenants (with notice and cure periods);

  •
  material breach of the representations or warranties;

  •
  cross-default and cross-acceleration to other material indebtedness;

  •
  bankruptcy or insolvency;

  •
  material judgments;

  •
  certain ERISA violations;

  •
  actual or asserted invalidity of any material collateral or guarantee; and

  •
  a change of control (as defined in the senior secured credit facilities).

PanAmSat's Senior Notes

9% Senior Notes due 2014

        In connection with the Recapitalization, PanAmSat issued $1,010.0 million of 9% Senior Notes due 2014. Interest on these notes are payable semi-annually on February 15 and August 15 of each year, beginning February 15, 2005. These notes mature on August 15, 2014. Prior to August 15, 2009, PanAmSat has the option to redeem all or a portion of these notes at a price equal to 100% of the principal amount thereof plus a "make-whole" premium. PanAmSat may also redeem these notes on or after August 15, 2009 at par plus accrued interest plus a premium equal to 4 1/2%, which premium shall decline ratably on each yearly anniversary of the date of issuance to zero on the date that is two years prior to the maturity date of these notes. In addition, until August 15, 2007, PanAmSat may redeem up to 35% of the original principal amount of these notes with the proceeds of certain equity offerings. Upon a change of control (as defined in the indenture governing these notes), PanAmSat will be required to make an offer to repurchase these notes at 101% of the aggregate principal amount, plus accrued and unpaid interest and Special Interest (as defined in the 9% senior notes), if any. In addition, if PanAmSat makes certain asset sales, PanAmSat may be required to offer to repurchase some or all of these notes at a purchase price equal to 100% of the principal amount plus accrued and unpaid interest and Special Interest (as defined in the 9% senior notes), if any.

        On April 1, 2005, we redeemed $353.5 million, or 35%, of PanAmSat's 9% senior notes and paid a related redemption premium thereon with a portion of the net proceeds from the Issuer's initial public offering.

        The indenture governing these notes limits PanAmSat's ability and the ability of its restricted subsidiaries to incur or guarantee additional debt or issue disqualified stock or preferred stock; pay dividends or make other equity distributions; repurchase or redeem capital stock; make investments or other restricted payments; create liens; enter into sale and lease-back transactions; sell assets or consolidate or merge with or into other companies; create limitations on the ability of PanAmSat's restricted subsidiaries to make dividends or distributions to PanAmSat; and engage in transactions with affiliates. Subject to certain exceptions, the indenture permits PanAmSat and its restricted subsidiaries to incur additional indebtedness, including secured indebtedness.

8 1/2% Senior Notes due 2012

        PanAmSat has approximately $1.2 million aggregate principal amount of its 8 1/2% Senior Notes due 2012 outstanding after completing the tender offer for those bonds. In connection with the tender offer, PanAmSat also received the consent of the holders of these notes to eliminate substantially all of the restrictive covenants contained in the indenture related thereto. The remaining notes rank equal in right of payment with PanAmSat's 9% senior notes.

6 1/8% Senior Notes due 2005

        On August 22, 2004, PanAmSat completed a tender offer to purchase any and all of the outstanding $275.0 million aggregate principal amount of PanAmSat's 6 1/8% Senior Notes due 2005 for cash. We redeemed the remaining $24.2 million outstanding principal amount of 6 1/8% Senior Notes due 2005 that were not purchased in the tender offer on October 22, 2004 with cash on hand and cash from operations.

6 3/8% Senior Notes due 2008 and 6 7/8% Senior Debentures due 2028

        The 6 3/8% Senior Notes due 2008 and 6 7/8% Senior Debentures due 2028 were issued pursuant to an indenture, dated January 16, 1998, between PanAmSat and JPMorgan Chase Bank, N.A. (f/k/a The Chase Manhattan Bank), as Trustee. The 6 3/8% Senior Notes due 2008 are limited to $150.0 million aggregate principal amount and the 6 7/8% Senior Debentures due 2028 are limited to $125.0 million aggregate principal amount, in each case all of which is presently outstanding. The indenture governing these securities contains limitations on PanAmSat's ability to incur liens and enter into sale and lease- back transactions. These notes and debentures are secured equally and ratably with respect to certain pledged collateral under PanAmSat's senior secured credit facilities.

THE EXCHANGE OFFER

General

        We hereby offer, upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal (which together constitute the exchange offer), to exchange up to $416 million aggregate principal amount at maturity of our 10 3/8% Senior Discount Notes due 2014, which we refer to in this prospectus as the outstanding notes, for a like aggregate principal amount of our 10 3/8% Senior Discount Exchange Notes due 2014, which we refer to in this prospectus as the exchange notes, properly tendered on or prior to the expiration date and not withdrawn as permitted pursuant to the procedures described below. The exchange offer is being made with respect to all of the outstanding notes.

        As of the date of this prospectus $255.1 million aggregate principal amount of the outstanding notes is outstanding. This amount will accrete to $416 million aggregate principal amount at maturity. This prospectus, together with the letter of transmittal, is first being sent on or about April 18, 2005 to all holders of outstanding notes known to us. Our obligation to accept outstanding notes for exchange pursuant to the exchange offer is subject to certain conditions set forth under "—Certain Conditions to the Exchange Offer" below. We currently expect that each of the conditions will be satisfied and that no waivers will be necessary.

Purpose and Effect of the Exchange Offer

        We have entered into a registration rights agreement with the initial purchaser of the outstanding notes in which we agreed, under some circumstances, to file a registration statement relating to an offer to exchange the outstanding notes for exchange notes. We also agreed to use all commercially reasonable efforts to cause the exchange offer registration statement to become effective under the Securities Act no later than 180 days after the closing date and to keep the exchange offer open for a period of 30 days. The exchange notes will have terms substantially identical to the outstanding notes, except that the exchange notes will not contain terms with respect to transfer restrictions, registration rights and special interest for failure to observe certain obligations in the registration rights agreement. The outstanding notes were issued on October 19, 2004.

        Under certain circumstances set forth in the registration rights agreement, we will use all commercially reasonable efforts to cause the SEC to declare effective a shelf registration statement with respect to the resale of the outstanding notes and keep the registration statement effective for up to two years after the date on which such shelf registration statement becomes effective.

        If we fail to comply with certain obligations under the registration rights agreement, we will be required to pay special interest to holders of the outstanding notes.

        Each holder of outstanding notes that wishes to exchange outstanding notes for transferable exchange notes in the exchange offer will be required to make the following representations:

  •
  any exchange notes will be acquired in the ordinary course of its business;

  •
  the holder will have no arrangements or understanding with any person to participate in the distribution of the exchange notes within the meaning of the Securities Act;

  •
  the holder is not an "affiliate," as defined in Rule 405 of the Securities Act, of the Issuer or if it is an affiliate, that it will comply with applicable registration and prospectus delivery requirements of the Securities Act to the extent applicable;

  •
  if the holder is not a broker-dealer, that it is not engaged in, and does not intend to engage in, the distribution of the exchange notes; and

  •
  if the holder is a broker-dealer, that it will receive exchange notes for its own account in exchange for outstanding notes that were acquired as a result of market-making activities or other trading activities and that it will be required to acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. See "Plan of Distribution."

Resale of Exchange Notes

        Based on interpretations of the SEC staff set forth in no action letters issued to unrelated third parties, we believe that exchange notes issued under the exchange offer in exchange for outstanding notes may be offered for resale, resold and otherwise transferred by any exchange note holder without compliance with the registration and prospectus delivery provisions of the Securities Act, if:

  •
  the holder is not an "affiliate" of the Issuer within the meaning of Rule 405 under the Securities Act;

  •
  the exchange notes are acquired in the ordinary course of the holder's business; and

  •
  the holder does not intend to participate in the distribution of the exchange notes.

        Any holder who tenders in the exchange offer with the intention of participating in any manner in a distribution of the exchange notes:

  •
  cannot rely on the position of the staff of the SEC set forth in Morgan Stanley & Co. Incorporated (available June 5, 1991) and Exxon Capital Holdings Corporation (available May 13, 1988), as interpreted in the SEC's letter to Shearman & Sterling, dated July 2, 1993, or similar no-action letters; and

  •
  must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

        This prospectus may be used for an offer to resell, for the resale or for other retransfer of exchange notes only as specifically set forth in this prospectus. With regard to broker-dealers, only broker-dealers that acquired the outstanding notes as a result of market-making activities or other trading activities may participate in the exchange offer. Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where the outstanding notes were acquired by the broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. Please read the section captioned "Plan of Distribution" for more details regarding the transfer of exchange notes.

Terms of the Exchange Offer

        Upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, we will accept for exchange any outstanding notes properly tendered and not withdrawn prior to the expiration date. We will issue $1,000 principal amount of exchange notes in exchange for each $1,000 principal amount of outstanding notes surrendered under the exchange offer. Outstanding notes may be tendered only in integral multiples of $1,000.

        The form and terms of the exchange notes will be substantially identical to the form and terms of the outstanding notes except the exchange notes will be registered under the Securities Act, will not bear legends restricting their transfer and will not provide for any additional amounts upon our failure to fulfill our obligations under the registration rights agreement to file, and cause to be effective, a registration statement. The exchange notes will evidence the same debt as the outstanding notes. The exchange notes will be issued under and entitled to the benefits of the same indenture that authorized the issuance of the outstanding notes. Consequently, the outstanding notes and the exchange notes will be treated as a single class of debt securities under the indenture.

        The exchange offer is not conditioned upon any minimum aggregate principal amount of outstanding notes being tendered for exchange.

        As of the date of this prospectus, $255.1 million aggregate principal amount of the outstanding notes are outstanding. This amount will accrete to $416 million aggregate principal amount at maturity. This prospectus and a letter of transmittal are being sent to all registered holders of outstanding notes. There will be no fixed record date for determining registered holders of outstanding notes entitled to participate in the exchange offer.

        We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement, the applicable requirements of the Securities Act and the Securities Exchange Act of 1934, or Securities Exchange Act, and the rules and regulations of the SEC. Outstanding notes that are not tendered for exchange in the exchange offer will remain outstanding and continue to accrue interest and will be entitled to the rights and benefits the holders have under the indenture relating to the outstanding notes and the registration rights agreement, except for any rights under the registration rights agreement that by their terms terminate upon the consummation of the exchange offer.

        We will be deemed to have accepted for exchange properly tendered outstanding notes when we have given oral or written notice of the acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders for the purposes of receiving the exchange notes from us and delivering exchange notes to the holders. Under the terms of the registration rights agreement, we reserve the right to amend or terminate the exchange offer, and not to accept for exchange any outstanding notes not previously accepted for exchange, upon the occurrence of any of the conditions specified below under the caption "—Certain Conditions to the Exchange Offer."

        Holders who tender outstanding notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of outstanding notes. We will pay all charges and expenses, other than certain applicable taxes described below, in connection with the exchange offer. It is important that you read the section labeled "—Fees and Expenses" below for more details regarding fees and expenses incurred in the exchange offer.

Expiration Date; Extensions; Amendments

        The exchange offer will expire at 5:00 p.m., New York City time on May 17, 2005, unless in our sole discretion we extend it.

        In order to extend the exchange offer, we will notify the exchange agent orally or in writing of any extension. We will notify the registered holders of outstanding notes of the extension by press release or other public announcement no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date.

        We reserve the right, in our sole discretion:

  •
  to delay accepting for exchange any outstanding notes;

  •
  to extend the exchange offer or to terminate the exchange offer and to refuse to accept outstanding notes not previously accepted if any of the conditions set forth below under
  "—Certain Conditions to the Exchange Offer" have not been satisfied, by giving oral or written notice of the delay, extension or termination to the exchange agent; or

  •
  under the terms of the registration rights agreement, to amend the terms of the exchange offer in any manner.

        Any delay in acceptance, extension, termination, or amendment will be followed as promptly as practicable by oral or written notice to the registered holders of outstanding notes. If we amend the exchange offer in a manner that we determine constitutes a material change, we will promptly disclose the amendment in a manner reasonably calculated to inform the holder of outstanding notes of the amendment.

        Without limiting the manner in which we may choose to make public announcements of any delay in acceptance, extension, termination or amendment of the exchange offer, we will have no obligation to publish, advertise, or otherwise communicate any public announcement, other than by making a timely release to a financial news service.

Certain Conditions to the Exchange Offer

        Despite any other term of the exchange offer, we will not be required to accept for exchange, or issue any exchange notes for, any outstanding notes, and we may terminate the exchange offer as provided in this prospectus before accepting any outstanding notes for exchange if in our reasonable judgment:

  •
  the exchange notes to be received will not be tradable by the holder without restriction under the Securities Act, the Securities Exchange Act, and without material restrictions under the blue sky or securities laws of substantially all of the states of the United States;

  •
  the exchange offer, or the making of any exchange by a holder of outstanding notes, violates applicable law or any applicable interpretation of the staff of the SEC; or

  •
  any action or proceeding has been instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer that, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer.

        In addition, we will not be obligated to accept for exchange the outstanding notes of any holder that has not made to us:

  •
  the representations described under "—Purpose and Effect of the Exchange Offer," "—Procedures for Tendering" and "Plan of Distribution"; and

  •
  such other representations as may be reasonably necessary under applicable SEC rules, regulations or interpretations to make available to it an appropriate form for registration of the exchange notes under the Securities Act.

        We expressly reserve the right, at any time or at various times, to extend the period of time during which the exchange offer is open. Consequently, we may delay acceptance of any outstanding notes by giving oral or written notice of the extension to their holders. During any such extensions, all notes previously tendered will remain subject to the exchange offer, and we may accept them for exchange. We will return any outstanding notes that we do not accept for exchange for any reason without expense to their tendering holder as promptly as practicable after the expiration or termination of the exchange offer.

        We expressly reserve the right to amend or terminate the exchange offer, and to reject for exchange any outstanding notes not previously accepted for exchange, upon the occurrence of any of the conditions of the exchange offer specified above. We will give oral or written notice of any extension, amendment, nonacceptance, or termination to the holders of the outstanding notes as promptly as practicable. In the case of any extension, such notice will be issued no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date.

        These conditions are for our sole benefit and we may assert them regardless of the circumstances that may give rise to them or waive them in whole or in part at any or at various times in our sole discretion. If we fail at any time to exercise any of the foregoing rights, this failure will not constitute a waiver of this right. Each right will be deemed an ongoing right that we may assert at any time or at various times.

        In addition, we will not accept for exchange any outstanding notes tendered, and will not issue exchange notes in exchange for any outstanding notes, if at the time any stop order will be threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939.

Procedures for Tendering

        Only a holder of outstanding notes may tender the outstanding notes in the exchange offer. To tender in the exchange offer, a holder must:

  •
  complete, sign and date the accompanying letter of transmittal, or a facsimile of the letter of transmittal; have the signature on the letter of transmittal guaranteed if the letter of transmittal so requires; and mail or deliver the letter of transmittal or facsimile to the exchange agent prior to the expiration date; or

  •
  comply with DTC's Automated Tender Offer Program procedures described below.

        In addition, either:

  •
  the exchange agent must receive certificates for the outstanding notes along with the accompanying letter of transmittal prior to the expiration date; or

  •
  the exchange agent must receive, prior to the expiration date, a timely confirmation of book-entry transfer of the outstanding notes into the exchange agent's account at DTC according to the procedures for book-entry transfer described below or a properly transmitted agent's message; or

  •
  the holder must comply with the guaranteed delivery procedures described below.

        To be tendered effectively, the exchange agent must receive any physical delivery of a letter of transmittal and other required documents at the address set forth below under "—Exchange Agent" prior to the expiration date.

        The tender by a holder that is not withdrawn prior to the expiration date will constitute an agreement between the holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal.

        The method of delivery of outstanding notes, the letter of transmittal and all other required documents to the exchange agent is at the holder's election and risk. Rather than mail these items, we recommend that holders use an overnight or hand delivery service. In all cases, holders should allow sufficient time to assure delivery to the exchange agent before the expiration date. Holders should not send the letter of transmittal or outstanding notes to us. Holders may request their respective brokers, dealers, commercial banks, trust companies or other nominees to effect the above transactions for them.

        Any beneficial owner whose outstanding notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct it to tender on the owner's behalf. If the beneficial owner wishes to tender on its own behalf, it must, prior to completing and executing the accompanying letter of transmittal and delivering its outstanding notes either:

  •
  make appropriate arrangements to register ownership of the outstanding notes in such owner's name; or

  •
  obtain a properly completed bond power from the registered holder of outstanding notes.

        The transfer of registered ownership may take considerable time and may not be completed prior to the expiration date.

        Signatures on a letter of transmittal or a notice of withdrawal described below must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the

United States or another "eligible institution" within the meaning of Rule 17Ad-15 under the Exchange Act, unless the outstanding notes are tendered:

  •
  by a registered holder who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the accompanying letter of transmittal; or

  •
  for the account of an eligible institution.

        If the accompanying letter of transmittal is signed by a person other than the registered holder of any outstanding notes listed on the outstanding notes, the outstanding notes must be endorsed or accompanied by a properly completed bond power. The bond power must be signed by the registered holder as the registered holder's name appears on the outstanding notes and an eligible institution must guarantee the signature on the bond power.

        If the accompanying letter of transmittal or any outstanding notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, these persons should so indicate when signing. Unless waived by us, they should also submit evidence satisfactory to us of their authority to deliver the accompanying letter of transmittal.

        The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC's system may use DTC's Automated Tender Offer Program to tender. Participants in the program may, instead of physically completing and signing the accompanying letter of transmittal and delivering it to the exchange agent, transmit their acceptance of the exchange offer electronically. They may do so by causing DTC to transfer the outstanding notes to the exchange agent in accordance with its procedures for transfer. DTC will then send an agent's message to the exchange agent. The term "agent's message" means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, to the effect that:

  •
  DTC has received an express acknowledgment from a participant in its Automated Tender Offer Program that is tendering outstanding notes that are the subject of the book-entry confirmation;

  •
  the participant has received and agrees to be bound by the terms of the accompanying letter of transmittal, or, in the case of an agent's message relating to guaranteed delivery, that the participant has received and agrees to be bound by the applicable notice of guaranteed delivery; and

  •
  the agreement may be enforced against that participant.

        We will determine in our sole discretion all outstanding questions as to the validity, form, eligibility, including time or receipt, acceptance of tendered outstanding notes and withdrawal of tendered outstanding notes. Our determination will be final and binding. We reserve the absolute right to reject any outstanding notes not properly tendered or any outstanding notes the acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular outstanding notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the accompanying letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of outstanding notes must be cured within such time as we will determine. Although we intend to notify holders of defects or irregularities with respect to tenders of outstanding notes, neither we, the exchange agent, nor any other person will incur any liability for failure to give the notification. Tenders of outstanding notes will not be deemed made until any defects or irregularities have been cured or waived. Any outstanding notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned to the exchange agent without cost to the tendering holder, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

        In all cases, we will issue exchange notes for outstanding notes that we have accepted for exchange under the exchange offer only after the exchange agent timely receives:

  •
  outstanding notes or a timely book-entry confirmation of the outstanding notes into the exchange agent's account at DTC; and

  •
  a properly completed and duly executed letter of transmittal and all other required documents or a properly transmitted agent's message.

        By signing the accompanying letter of transmittal or authorizing the transmission of the agent's message, each tendering holder of outstanding notes will represent or be deemed to have represented to us that, among other things:

  •
  any exchange notes that the holder receives will be acquired in the ordinary course of its business;

  •
  the holder has no arrangement or understanding with any person or entity to participate in the distribution of the exchange notes;

  •
  if the holder is not a broker-dealer, that it is not engaged in and does not intend to engage in the distribution of the exchange notes;

  •
  if the holder is a broker-dealer that will receive exchange notes for its own account in exchange for outstanding notes that were acquired as a result of market-making activities or other trading activities, that it will deliver a prospectus, as required by law, in connection with any resale of any exchange notes. See "Plan of Distribution"; and

  •
  the holder is not an "affiliate," as defined in Rule 405 of the Securities Act, of ours or, if the holder is an affiliate, it will comply with any applicable registration and prospectus delivery requirements of the Securities Act.

Book-Entry Transfer

        The exchange agent will make a request to establish an account with respect to the outstanding notes at DTC for purposes of the exchange offer promptly after the date of this prospectus. Any financial institution participating in DTC's system may make book-entry delivery of outstanding notes by causing DTC to transfer the outstanding notes into the exchange agent's account at DTC in accordance with DTC's procedures for transfer. Holders of outstanding notes who are unable to deliver confirmation of the book-entry tender of their outstanding notes into the exchange agent's account at DTC or all other documents required by the letter of transmittal to the exchange agent on or prior to the expiration date must tender their outstanding notes according to the guaranteed delivery procedures described below.

Guaranteed Delivery Procedures

        Holders wishing to tender their outstanding notes but whose outstanding notes are not immediately available or who cannot deliver their outstanding notes, the accompanying letter of transmittal or any other available required documents to the exchange agent or comply with the applicable procedures under DTC's Automated Tender Offer Program prior to the expiration date may tender if:

  •
  the tender is made through an eligible institution;

  •
  prior to the expiration date, the exchange agent receives from the eligible institution either a properly completed and duly executed notice of guaranteed delivery, by facsimile transmission, mail or hand delivery, or a properly transmitted agent's message and notice of guaranteed delivery: setting forth the name and address of the holder, the registered number(s) of the outstanding notes and the principal amount of outstanding notes tendered: stating that the tender is being made thereby; and guaranteeing that, within three New York Stock Exchange trading days after the expiration date, the accompanying letter of transmittal, or facsimile thereof, together with the outstanding notes or a book-entry confirmation, and any other documents required by the accompanying letter of transmittal will be deposited by the eligible institution with the exchange agent; and

  •
  the exchange agent receives the properly completed and executed letter of transmittal, or facsimile thereof, as well as all tendered outstanding notes in proper form for transfer or a book-entry confirmation and all other documents required by the accompanying letter of transmittal, within three New York Stock Exchange trading days after the expiration date.

        Upon request to the exchange agent, a notice of guaranteed delivery will be sent to holders who wish to tender their outstanding notes according to the guaranteed delivery procedures set forth above.

Withdrawal of Tenders

        Except as otherwise provided in this prospectus, holders of outstanding notes may withdraw their tenders at any time prior to the expiration date.

        For a withdrawal to be effective:

  •
  the exchange agent must receive a written notice of withdrawal, which notice may be by telegram, telex, facsimile transmission or letter of withdrawal at one of the addresses set forth below under "—Exchange Agent", or

  •
  holders must comply with the appropriate procedures of DTC's Automated Tender Offer Program system.

        Any notice of withdrawal must:

  •
  specify the name of the person who tendered the outstanding notes to be withdrawn;

  •
  identify the outstanding notes to be withdrawn, including the principal amount of the outstanding notes; and

  •
  where certificates for outstanding notes have been transmitted, specify the name in which the outstanding notes were registered, if different from that of the withdrawing holder.

        If certificates for outstanding notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of the certificates, the withdrawing holder must also submit:

  •
  the serial numbers of the particular certificates to be withdrawn; and

  •
  a signed notice of withdrawal with signatures guaranteed by an eligible institution unless the holder is an eligible institution.

        If outstanding notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn outstanding notes and otherwise comply with the procedures of that facility. We will determine all questions as to the validity, form and eligibility, including time of receipt, of the notices, and our determination will be final and binding on all parties. We will deem any outstanding notes so withdrawn not to have been validly tendered for exchange for purposes of the exchange offer. Any outstanding notes that have been tendered for exchange but that are not exchanged for any reason will be returned to their holder without cost to the holder, or, in the case of outstanding notes tendered by book-entry transfer into the exchange agent's account at DTC according to the procedures described above, the outstanding notes will be credited to an account maintained with DTC for outstanding notes, as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn, outstanding notes may be retendered by following one of the procedures described under "—Procedures for Tendering" above at any time on or prior to the expiration date.

Exchange Agent

        The Bank of New York has been appointed as exchange agent for the exchange offer. You should direct questions and requests for assistance, requests for additional copies of this prospectus or for the letter of transmittal and requests for the notice of guaranteed delivery to the exchange agent as follows:

By Mail or Overnight Delivery:	By Facsimile:	By Hand Delivery:

The Bank of New York Reorganization Unit 101 Barclay Street, 7E New York, NY 10286 Attention: Randolph Holder	The Bank of New York Reorganization Unit 101 Barclay Street, 7E New York, NY 10286 Attention: Randolph Holder (212) 298-1915 Confirm Receipt of Facsimile by telephone (212) 815-5098	The Bank of New York Reorganization Unit 101 Barclay Street, 7E New York, NY 10286 Attention: Randolph Holder

        Delivery of the letter of transmittal to an address other than as set forth above or transmission via facsimile other than as set forth above does not constitute a valid delivery of the letter of transmittal.

Fees and Expenses

        We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, we may make additional solicitations by telephone or in person by our officers and regular employees and those of our affiliates.

        We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to broker-dealers or others soliciting acceptance of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and reimburse it for its related reasonable out-of-pocket expenses.

        We will pay the cash expenses to be incurred in connection with the exchange offer. The expenses are estimated in the aggregate to be approximately $545,000. They include:

  •
  SEC registration fees;

  •
  fees and expenses of the exchange agent and Trustee;

  •
  accounting and legal fees and printing costs; and

  •
  related fees and expenses.

Transfer Taxes

        We will pay all transfer taxes, if any, applicable to the exchange of outstanding notes under the exchange offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

  •
  certificates representing outstanding notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of outstanding notes tendered;

  •
  tendered outstanding notes are registered in the name of any person other than the person signing the letter of transmittal; or

  •
  a transfer tax is imposed for any reason other than the exchange of outstanding notes under the exchange offer.

        If satisfactory evidence of payment of the taxes is not submitted with the letter of transmittal, the amount of the transfer taxes will be billed to that tendering holder.

Consequences of Failure to Exchange

        Holders of outstanding notes who do not exchange their outstanding notes for exchange notes under the exchange offer will remain subject to the restrictions on transfer of the outstanding notes:

  •
  as set forth in the legend printed on the notes as a consequence of the issuance of the outstanding notes under the exemption from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws; and

  •
  otherwise as set forth in the prospectus distributed in connection with the private offering of the outstanding notes.

        In general, you may not offer or sell the outstanding notes unless they are registered under the Securities Act, or if the offer or sale is exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the outstanding notes under the Securities Act. Based on interpretations of the SEC staff, exchange notes issued in the exchange offer may be offered for resale, resold or otherwise transferred by their holders (other than any holder that is our "affiliate" within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the holders acquired the exchange notes in the ordinary course of the holders' business and the holders have no arrangement or understanding with respect to the distribution of the exchange notes to be acquired in the exchange offer. Any holder who tenders in the exchange offer for the purpose of participating in a distribution of the exchange notes:

  •
  cannot rely on the applicable interpretations of the SEC; and

  •
  must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

Accounting Treatment

        We will record the exchange notes in our accounting records at the same carrying value as the outstanding notes, which is the aggregate principal amount, as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes in connection with the exchange offer. We will record the expenses of the exchange offer as incurred.

Other

        Participation in the exchange offer is voluntary, and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your own decision on what action to take.

        We may in the future seek to acquire untendered outstanding notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plans to acquire any outstanding notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered outstanding notes.

DESCRIPTION OF THE NOTES

General

        The outstanding notes were, and the exchange notes will be, issued under an indenture (the "Indenture"), dated as of October 19, 2004, among PanAmSat Holding Corporation, as Issuer and The Bank of New York, as Trustee. Copies of the form of the Indenture may be obtained from the Issuer upon request. The terms of the notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act. The following summary of the material provisions of the Indenture does not purport to be complete and is qualified in its entirety by reference to the provisions of the Indenture, including the definitions therein of certain terms used below. The definitions of certain terms used in the following summary are set forth below under "—Certain Definitions." We urge you to read the Indenture and the Registration Rights Agreement because they, not this description, define your rights as holders of the notes. For purposes of this "Description of the Notes", the terms "Issuer," "we" and "our" refer only to PanAmSat Holding Corporation, and not to any of its Subsidiaries or parent companies and the term "notes" refers to the outstanding notes and the exchange notes.

        The notes:

  •
  are unsecured senior obligations of the Issuer;

  •
  are senior in right of payment to any future Subordinated Indebtedness of the Issuer; and

  •
  are structurally subordinated in right of payment to all Indebtedness of the Issuer's Subsidiaries.

Ranking; Holding Company Structure

        The indebtedness evidenced by the notes will be unsecured and will rank pari passu in right of payment to the senior Indebtedness of the Issuer. The notes will not be guaranteed by any of the Issuer's Subsidiaries. The Issuer is a newly formed corporation and has no Indebtedness other than the Notes.

        The notes are unsecured obligations of the Issuer. Secured debt and other secured obligations of the Issuer will be effectively senior to the notes to the extent of the value of the assets securing such debt or other obligations.

        The Issuer is a holding company and does not have any material assets or operations other than ownership of Capital Stock of PanAmSat. All of the Issuer's operations are conducted through its Subsidiaries. Claims of creditors of such Subsidiaries, including trade creditors, and claims of preferred stockholders (if any) of such Subsidiaries generally will have priority with respect to the assets and earnings of such Subsidiaries over the claims of the Issuer's creditors, including holders of the notes. The notes, therefore, will be structurally subordinated to creditors (including trade creditors) and preferred stockholders (if any) of our Subsidiaries, including PanAmSat. As of December 31, 2004, on a pro forma basis, the notes would have been structurally junior to Indebtedness of approximately $2.99 billion outstanding, including $2.33 billion of secured Indebtedness (excluding intercompany indebtedness) of PanAmSat and its subsidiaries. Although the indenture limits the incurrence of Indebtedness and the issuance of preferred stock of our Restricted Subsidiaries, such limitation is subject to a number of significant qualifications. Moreover, the Indenture does not impose any limitation on the incurrence by such Restricted Subsidiaries of liabilities that are not considered Indebtedness under the Indenture. See "Risk Factors."

Principal, Maturity and Interest

        The notes will mature on November 1, 2014. The Issuer may issue additional notes from time to time after this offering of notes under the Indenture ("Additional Notes"). Any offering of Additional

Notes is subject to the covenant described below under the caption "—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock." The outstanding notes, the exchange notes and any Additional Notes subsequently issued under the Indenture will be treated as a single class for all purposes under the Indenture, including waivers, amendments, redemptions and offers to purchase. Unless the context requires otherwise, references to "notes" for all purposes of the Indenture and this "Description of the Notes" include any Additional Notes that are actually issued.

        The notes have an initial accreted value of $601.03 per $1,000 principal amount at maturity. Until November 1, 2009, interest will accrue on the notes at the rate of 10 3/8% per annum in the form of an increase in the Accreted Value (representing amortization of original issue discount) between the date of issuance of the outstanding notes to but not including November 1, 2009, on a semi-annual basis using a 360-day year comprised of twelve 30-day months, such that the Accreted Value shall be equal to the full principal amount at maturity of the notes on November 1, 2009 (the "Full Accretion Date"). Beginning on the Full Accretion Date, cash interest on the notes will accrue at the rate of 10 3/8% per annum and will be payable semiannually on May 1 and November 1 of each year to holders of record at the close of business on the April 15 or October 15 immediately preceding such interest payment dates, commencing May 1, 2010.

        No cash interest will accrue on the notes prior to the Full Accretion Date, although for U.S. federal income tax purposes a significant amount of original issue discount, taxable as ordinary income, will be recognized by a Holder as such discount accretes. See "Certain United States Federal Income and Estate Tax Consequences" for a discussion regarding the taxation of such original issue discount.

        Additional, or special, interest may accrue on the notes in certain circumstances pursuant to the Registration Rights Agreement. All references in the Indenture, in any context, to any interest or other amount payable on or with respect to the notes shall be deemed to include any Special Interest pursuant to the Registration Rights Agreement.

        Principal of, premium, if any, and interest on the notes will be payable at the office or agency of the Issuer maintained for such purpose within the City and State of New York or, at the option of the Issuer, payment of interest may be made by check mailed to the Holders of the notes at their respective addresses set forth in the register of Holders; provided that all payments of principal, premium, if any, and interest with respect to notes represented by one or more permanent global notes registered in the name of or held by DTC or its nominee will be made by wire transfer of immediately available funds to the accounts specified by the Holder or Holders thereof. Until otherwise designated by the Issuer, the Issuer's office or agency in New York will be the office of the trustee maintained for such purpose. The notes will be issued in denominations of $1,000 principal amount at maturity and integral multiples thereof.

Mandatory Redemption; Offers to Purchase; Open Market Purchases

        We are not required to make any mandatory redemption or sinking fund payments with respect to the notes. However, under certain circumstances, we may be required to offer to purchase notes as described under the caption "—Repurchase at the Option of Holders". We may at any time and from time to time purchase notes in the open market or otherwise.

Optional Redemption

        At any time prior to November 1, 2009, the Issuer may redeem all or a part of the notes, upon not less than 30 nor more than 60 days' prior notice mailed by first-class mail to each Holder's registered address, at a redemption price equal to 100% of the Accreted Value of notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest and Special Interest, if any, to the date of redemption (the "Redemption Date"), subject to the rights of Holders of notes on the relevant record date to receive interest due on the relevant interest payment date.

        On and after November 1, 2009, the Issuer may redeem the notes, in whole or in part, upon not less than 30 nor more than 60 days' prior notice by first class mail, postage prepaid, with a copy to the Trustee, to each Holder of notes to the address of such Holder appearing in the security register at the redemption prices (expressed as percentages of principal amount at maturity thereof) set forth below, plus accrued and unpaid interest thereon and Special Interest, if any, to the applicable Redemption Date, subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date, if redeemed during the twelve-month period beginning on November 1 of each of the years indicated below:

Year	Percentage
2009	105.188%
2010	103.458%
2011	101.729%
2012 and thereafter	100.000%

        In addition, prior to November 1, 2007, the Issuer may, at its option, redeem up to 35% of the aggregate principal amount at maturity of notes issued under the Indenture at a redemption price equal to 110.375% of the Accreted Value thereof at the Redemption Date, plus Special Interest, if any, to the applicable Redemption Date, subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date, with the net cash proceeds of one or more Equity Offerings of the Issuer or any direct or indirect parent of the Issuer to the extent such net cash proceeds are contributed to the Issuer; provided that at least 65% of the sum of the aggregate principal amount at maturity of notes originally issued under the Indenture and any Additional Notes issued under the Indenture after the Issue Date remains outstanding immediately after the occurrence of each such redemption; provided further that each such redemption occurs within 90 days of the date of closing of each such Equity Offering.

        The Trustee shall select the notes to be purchased in the manner described under "—Repurchase at the Option of Holders—Selection and Notice".

Book-Entry, Delivery and Form

        The exchange notes will be represented by one or more global notes in registered, global form without interest coupons (collectively, the "Global Exchange Notes"). The Global Exchange Notes initially will be deposited upon issuance with the Trustee as custodian for The Depository Trust Company ("DTC"), in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant as described below.

        Except as set forth below, the Global Exchange Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Exchange Notes may not be exchanged for exchange notes in certificated form except in the limited circumstances describe below. See "—Exchange of Global Exchange Notes for Certificated Notes." In addition, transfer of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear and Clearstream), which may change from time to time.

        The notes may be presented for registration of transfer and exchange at the offices of the registrar.

  Depositary Procedures

        The following description of the operations and procedures of DTC is provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. We take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.

        DTC has advised us that DTC is a limited-purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participating organizations (collectively, the "participants") and to facilitate the clearance and settlement of transactions in those securities between participants through electronic book-entry changes in accounts of its participants. The participants include securities brokers and dealers (including the initial purchaser), banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly (collectively, the "indirect participants"). Persons who are not participants may beneficially own securities held by or on behalf of DTC only through the participants or the indirect participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the participants and indirect participants.

        DTC has also advised us that, pursuant to procedures established by it:

            (1)   upon deposit of the Global Exchange Notes, DTC will credit the accounts of participants designated by the initial purchaser with portions of the principal amount of the Global Exchange Notes; and

            (2)   ownership of these interests in the Global Exchange Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the participants) or by the participants and the indirect participants (with respect to other owners of beneficial interests in the Global Exchange Notes).

        Investors in the Global Exchange Notes who are participants in DTC's system may hold their interests therein directly through DTC. Investors in the Global Exchange Notes who are not participants may hold their interests therein indirectly through organizations which are participants in such system. All interests in a Global Exchange Note may be subject to the procedures and requirements of DTC. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Exchange Note to such Persons will be limited to that extent. Because DTC can act only on behalf of participants, which in turn act on behalf of indirect participants, the ability of a Person having beneficial interests in a Global Exchange Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

        Except as described below, owners of an interest in the Global Exchange Notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or "holders" thereof under the Indenture for any purpose.

        Payments in respect of the principal of, and interest and premium and additional interest, if any, on a Global Exchange Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the Indenture. Under the terms of the Indenture, the Issuer and the Trustee will treat the Persons in whose names the notes, including the Global Exchange Notes, are registered as the owners of the notes for the purpose of receiving payments and for all other purposes. Consequently, neither the Issuer, the Trustee nor any agent of the Issuer or the Trustee has or will have any responsibility or liability for:

          (1)   any aspect of DTC's records or any participant's or indirect participant's records relating to or payments made on account of beneficial ownership interests in the Global Exchange Notes or for maintaining, supervising or reviewing any of DTC's records or any participant's or indirect participant's records relating to the beneficial ownership interests in the Global Exchange Notes; or

          (2)   any other matter relating to the actions and practices of DTC or any of its participants or indirect participants.

        DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the participants and the indirect participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the participants or the indirect participants and will not be the responsibility of DTC, the Trustee or the Issuer. Neither the Issuer nor the Trustee will be liable for any delay by DTC or any of its participants in identifying the beneficial owners of the notes, and the Issuer and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

        Subject to the transfer restrictions set forth under "Transfer Restrictions", transfers between participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds.

        DTC has advised the Issuer that it will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose account DTC has credited the interests in the Global Exchange Notes and only in respect of such portion of the aggregate principal amount of the notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the Global Exchange Notes for legended notes in certificated form, and to distribute such notes to its participants.

        Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Exchange Notes among participants, it is under no obligation to perform such procedures, and such procedures may be discontinued or changed at any time. Neither the Issuer nor the Trustee nor any of their respective agents will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

  Exchange of Global Exchange Notes for Certificated Notes

        A Global Exchange Note is exchangeable for definitive notes in registered certified form ("Certificated Notes") if:

        (1)   DTC (A) notifies the Issuer that it is unwilling or unable to continue as depositary for the Global Exchange Notes or (B) has ceased to be a clearing agency registered under the Exchange Act and, in each case, a successor depositary is not appointed; or

        (2)   there has occurred and is continuing a Default with respect to the notes.

        In addition, beneficial interests in a Global Exchange Note may be exchanged for Certificated Notes upon prior written notice given to the Trustee by or on behalf of DTC in accordance with the Indenture. In all cases, Certificated Notes delivered in exchange for any Global Exchange Note or beneficial interests in Global Exchange Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures) and will bear the applicable restrictive legend referred to in "Transfer Restrictions", unless that legend is not required by applicable law.

  Exchange of Certificated Notes for Global Exchange Notes

        Certificated Notes may not be exchanged for beneficial interests in any Global Exchange Note unless the transferor first delivers to the Trustee a written certificate (in the form provided in the Indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such Notes. See "Transfer Restrictions".

  Same Day Settlement and Payment

        The Issuer will make payments in respect of the notes represented by the Global Exchange Notes (including principal, premium, if any, interest and additional interest, if any) by wire transfer of immediately available funds to the accounts specified by the Global Exchange Note holder. The Issuer will make all payments of principal, interest and premium and additional interest, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such holder's registered address. The notes represented by the Global Exchange Notes are expected to be eligible to trade in the PORTAL market and to trade in DTC's Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. The Issuer expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.

Repurchase at the Option of Holders

  Change of Control

        If a Change of Control occurs, the Issuer will make an offer to purchase all of the notes pursuant to the offer described below (the "Change of Control Offer") at a price in cash (the "Change of Control Payment") equal to 101% of the Accreted Value thereof plus accrued and unpaid interest and Special Interest, if any, to the date of purchase, subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date. Within 60 days following any Change of Control, the Issuer will send notice of such Change of Control Offer by first class mail, with a copy to the Trustee, to each Holder of notes to the address of such Holder appearing in the security register with a copy to the Trustee, with the following information:

  (1)
  a Change of Control Offer is being made pursuant to the covenant entitled "Change of Control", and that all notes properly tendered pursuant to such Change of Control Offer will be accepted for payment;

  (2)
  the purchase price and the purchase date, which will be no earlier than 30 days nor later than 60 days from the date such notice is mailed (the "Change of Control Payment Date");

  (3)
  any note not properly tendered will remain outstanding and continue to accrue interest;

  (4)
  unless the Issuer defaults in the payment of the Change of Control Payment, all notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest on the Change of Control Payment Date;

  (5)
  Holders electing to have any notes purchased pursuant to a Change of Control Offer will be required to surrender the notes, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the notes completed, to the paying agent specified in the notice at the address specified in the notice prior to the close of business on the third business day preceding the Change of Control Payment Date;

  (6)
  Holders will be entitled to withdraw their tendered notes and their election to require the Issuer to purchase such notes, provided that the paying agent receives, not later than the close of business on the last day of the Offer Period, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder of the notes, the principal amount of notes tendered for purchase, and a statement that such Holder is withdrawing his tendered notes and his election to have such notes purchased; and

  (7)
  that Holders whose notes are being purchased only in part will be issued new notes equal in principal amount to the unpurchased portion of the notes surrendered, which unpurchased portion must be equal to $1,000 principal amount at maturity or an integral multiple thereof.

        While the notes are in global form and the Issuer makes an offer to purchase all of the notes pursuant to the Change of Control Offer, a Holder may exercise its option to elect for the purchase of the notes through the facilities of DTC, subject to its rules and regulations.

        The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of the notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture, the Issuer will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the Indenture by virtue thereof.

        On the Change of Control Payment Date, the Issuer will, to the extent permitted by law,

  (1)
  accept for payment all notes or portions thereof properly tendered pursuant to the Change of Control Offer,

  (2)
  deposit with the paying agent an amount equal to the aggregate Change of Control Payment in respect of all notes or portions thereof so tendered and

  (3)
  deliver, or cause to be delivered, to the Trustee for cancellation the notes so accepted together with an Officers' Certificate stating that such notes or portions thereof have been tendered to and purchased by the Issuer.

        The paying agent will promptly mail to each Holder of the notes the Change of Control Payment for such notes, and the Trustee will promptly authenticate and mail to each Holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any, provided, that each such new note will be in a principal amount at maturity of $1,000 or an integral multiple thereof. The Issuer will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

        The Change of Control purchase feature of the notes may in certain circumstances make more difficult or discourage a sale or takeover of the Issuer and, thus, the removal of incumbent management. The Change of Control purchase feature is a result of negotiations between the Issuer and the Initial Purchaser. We have no present intention to engage in a transaction involving a Change of Control, although it is possible that we could decide to do so in the future. Subject to the limitations discussed below, we could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings. Restrictions on our ability to incur additional Indebtedness are contained in the covenants described under "—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock", "—Certain Covenants—Limitation on Liens" and "—Certain Covenants—Limitation on Sale and Lease-Back Transactions". Such restrictions can only be waived with the consent of the holders of a majority in principal amount at maturity of the notes then outstanding. Except for the limitations contained in such covenants, however, the Indenture will not contain any covenants or provisions that may afford holders of the notes protection in the event of a highly leveraged transaction.

        The Senior Credit Facilities contain, and existing and future indebtedness of the Issuer and its Subsidiaries may contain, prohibitions on the occurrence of certain events that would constitute a Change of Control or require such indebtedness to be repaid or purchased upon a Change of Control. There can be no assurance that sufficient funds will be available when necessary to make any required purchases. The Senior Credit Facilities do not, and other future Indebtedness may not, permit the Issuer's Subsidiaries to pay dividends or make distributions to the Issuer for the purpose of purchasing notes in the event of a Change of Control. Even if sufficient funds were otherwise available, the terms of certain of the Issuer's Indebtedness and other future Indebtedness could prohibit the prepayment of notes prior to their scheduled maturity. Consequently, if the Issuer is not able to prepay such Indebtedness, it will be unable to fulfill its repurchase obligations if holders of notes exercise their repurchase rights following a Change of Control. The failure to make or consummate the Change of Control Offer or pay the purchase price when due will give the trustee and the Holders the rights described under "Events of Default." In the event that the Issuer is required to purchase outstanding notes pursuant to a Change of Control Offer, the Issuer expects to seek third party financing to the extent they lack available funds to meet its purchase obligations. However, there can be no assurance that we would be able to obtain such financing.

        The existence of a Holder's right to require the Issuer to repurchase such Holder's notes upon the occurrence of a Change of Control may deter a third party from seeking to acquire the Issuer in a transaction that would constitute a Change of Control.

        The definition of "Change of Control" includes a disposition of all or substantially all of the assets of the Issuer to any Person. Although there is a limited body of case law interpreting the phrase "substantially all", there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of "all or substantially all" of the assets of the Issuer. As a result, it may be unclear as to whether a Change of Control has occurred and whether a holder of notes may require the Issuer to make an offer to repurchase the notes as described above.

        The provisions under the Indenture relative to our obligation to make an offer to repurchase the notes as a result of a Change of Control may be waived or modified with the written consent of the holders of a majority in principal amount of the notes.

  Asset Sales

        The Indenture provides that the Issuer will not, and will not permit any Restricted Subsidiary to, cause, make or suffer to exist an Asset Sale, unless

  (1)
  the Issuer or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value (as determined in good faith by the Board of Directors of the Issuer) of the assets sold or otherwise disposed of and

  (2)
  except in the case of a Permitted Asset Swap, at least 75% of the consideration therefor received by the Issuer or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents; provided that the amount of

  (a)
  any liabilities (as shown on the Issuer's, or such Restricted Subsidiary's, most recent balance sheet or in the footnotes thereto) of the Issuer or any Restricted Subsidiary, other than liabilities that are by their terms subordinated to the notes, that are assumed by the transferee of any such assets and for which the Issuer and all Restricted Subsidiaries have been validly released by all creditors in writing,

    (b)
    any securities received by the Issuer or such Restricted Subsidiary from such transferee that are converted by the Issuer or such Restricted Subsidiary into cash (to the extent of the cash received) within 180 days following the closing of such Asset Sale and

    (c)
    any Designated Noncash Consideration received by the Issuer or any Restricted Subsidiary in such Asset Sale having an aggregate fair market value, taken together with all other Designated Noncash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed an amount equal to 7.5% of Total Assets at the time of the receipt of such Designated Noncash Consideration, with the fair market value of each item of Designated Noncash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall be deemed to be cash for purposes of this provision and for no other purpose.

        Within 485 days after the Issuer's or any Restricted Subsidiary's receipt of the Net Proceeds of any Asset Sale (or Event of Loss Proceeds), the Issuer or such Restricted Subsidiary, at its option, may apply the Net Proceeds from such Asset Sale (together with any Event of Loss Proceeds required to be applied as provided in "—Certain Covenants—Maintenance of Insurance" below)

  (1)
  to permanently reduce (x) Obligations under Pari Passu Indebtedness (other than Disqualified Stock), and to correspondingly reduce commitments with respect thereto (other than Obligations owed to the Issuer or a Restricted Subsidiary of the Issuer), provided that if the Issuer shall so reduce Obligations under any Pari Passu Indebtedness (other than Obligations under any Pari Passu Indebtedness secured by a Lien on the assets of the Issuer or any Restricted Subsidiary), it will equally and ratably reduce Obligations under the notes if the notes are then prepayable or, if the notes may not then be prepaid, the Issuer shall make an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all Holders to purchase their notes at 100% of the Accreted Value thereof, plus the amount of accrued but unpaid interest, if any, on the amount of notes that would otherwise be prepaid or (y) Indebtedness of a Restricted Subsidiary (other than Indebtedness owed to the Issuer or another Restricted Subsidiary); provided, that if an offer to purchase any Indebtedness of PanAmSat or any of its Restricted Subsidiaries is made in accordance with the terms of such Indebtedness, the obligation to permanently reduce Indebtedness of a Restricted Subsidiary will be deemed satisfied to the extent of the amount of the offer, whether or not accepted by the holders thereof and no Net Proceeds in the amount of such offer will be deemed to exist following such offer, or

  (2)
  to an investment in (a) any one or more businesses, provided that such investment in any business is in the form of the acquisition of Capital Stock and results in the Issuer or a Restricted Subsidiary, as the case may be, owning an amount of the Capital Stock of such business such that it constitutes a Restricted Subsidiary, (b) capital expenditures or (c) acquisitions of other assets, in each of (a), (b) and (c), used or useful in a Similar Business, or

  (3)
  to an investment in (a) any one or more businesses, provided that such investment in any business is in the form of the acquisition of Capital Stock and results in the Issuer or a Restricted Subsidiary, as the case may be, owning an amount of the Capital Stock of such business such that it constitutes a Restricted Subsidiary, (b) properties or (c) other assets that, in each of (a), (b) and (c) replace the businesses, properties and assets that are the subject of such Asset Sale;

provided, that in the case of clauses (2) and (3) above, a binding commitment shall be treated as a permitted application of the Net Proceeds from the date of such commitment so long as the Issuer or such Restricted Subsidiary enters into such commitment with the good faith expectation that such Net Proceeds will be applied to satisfy such commitment (an "Acceptable Commitment") and, in the event any Acceptable Commitment is later canceled or terminated for any reason before such Net Proceeds are so applied, the Issuer or such Restricted Subsidiary enters into another Acceptable Commitment within nine months of such cancellation or termination.

        Any Net Proceeds from the Asset Sale (and Event of Loss Proceeds) that are not invested or applied as provided and within the time period set forth in the first sentence of the preceding paragraph will be deemed to constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $30.0 million, the Issuer shall make an offer to all Holders of the notes, and, if required by the terms of any Pari Passu Indebtedness, to the holders of such Pari Passu Indebtedness (an "Asset Sale Offer"), to purchase the maximum principal amount at maturity of notes and such Pari Passu Indebtedness, that is an integral multiple of $1,000 principal amount at maturity that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the Accreted Value thereof, plus accrued and unpaid interest and Special Interest, if any, to the date fixed for the closing of such offer, in accordance with the procedures set forth in the Indenture. The Issuer will commence an Asset Sale Offer with respect to Excess Proceeds within ten business days after the date that Excess Proceeds exceeds $30.0 million by mailing the notice required pursuant to the terms of the Indenture, with a copy to the Trustee. To the extent that the aggregate Accreted Value of notes and principal amount or accreted value of such Pari Passu Indebtedness tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Issuer may use any remaining Excess Proceeds for general corporate purposes, subject to other covenants contained in the Indenture. If the aggregate Accreted Value of notes or the accreted value or principal amount of Pari Passu Indebtedness surrendered by such holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the notes and such Pari Passu Indebtedness to be purchased on a pro rata basis based on the Accreted Value or principal amount of the notes or such Pari Passu Indebtedness tendered. Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

        Pending the final application of any Net Proceeds (or Event of Loss Proceeds) pursuant to this covenant, the Issuer or the applicable Restricted Subsidiary may apply such Net Proceeds (or Event of Loss Proceeds) temporarily to reduce Indebtedness outstanding under a revolving credit facility or otherwise invest such Net Proceeds (or Event of Loss Proceeds) in any manner not prohibited by the Indenture.

        The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of the notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture, the Issuer will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the Indenture by virtue thereof.

        The Senior Credit Facilities prohibit (subject to limited exceptions), and future credit agreements or other agreements relating to Pari Passu Indebtedness to which the Issuer or any Restricted Subsidiary becomes a party may prohibit, the Issuer from purchasing any notes pursuant to this Asset Sales covenant. In the event the Issuer is prohibited from purchasing the notes, the Issuer could seek the consent of its lenders to the purchase of the notes or could attempt to refinance the borrowings that contain such prohibition. If the Issuer does not obtain such consent or repay such borrowings, it will remain prohibited from purchasing the notes. In such case, the Issuer's failure to purchase tendered notes would constitute an Event of Default under the Indenture.

  Selection and Notice

        If less than all of the notes or such Pari Passu Indebtedness are to be redeemed at any time, selection of such notes for redemption will be made by the Trustee on a pro rata basis to the extent practicable; provided that no notes of $1,000 principal amount at maturity or less shall be purchased or redeemed in part.

        Notices of purchase or redemption shall be mailed by first class mail, postage prepaid, at least 30 but not more than 60 days before the purchase or redemption date to each Holder of notes to be purchased or redeemed at such Holder's registered address. If any note is to be purchased or redeemed in part only, any notice of purchase or redemption that relates to such note shall state the portion of the principal amount at maturity thereof that has been or is to be purchased or redeemed.

        A new note in principal amount at maturity equal to the unpurchased or unredeemed portion of any note purchased or redeemed in part will be issued in the name of the Holder thereof upon cancellation of the original note. On and after the purchase or redemption date, unless the Issuer defaults in payment of the purchase or redemption price, Accreted Value will cease to accrete and interest shall cease to accrue, as the case may be, on notes or portions thereof purchased or called for redemption.

Certain Covenants

        Set forth below are summaries of certain covenants contained in the Indenture. During any period of time that: (i) the notes have Investment Grade Ratings from both Rating Agencies and (ii) no Default or Event of Default has occurred and is continuing under the Indenture (the occurrence of the events described in the foregoing clauses (i) and (ii) being collectively referred to as a "Covenant Suspension Event"), the Issuer and the Restricted Subsidiaries will not be subject to the following provisions of the Indenture:

  (1)
  "—Limitation on Restricted Payments";

  (2)
  "—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock";

  (3)
  "—Transactions with Affiliates";

  (4)
  "—Limitation on Guarantees of Indebtedness by Restricted Subsidiaries";

  (5)
  "—Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries";

  (6)
  clauses (a)(i) and (b) of the first paragraph of "—Limitation on Sale and Lease-Back Transactions";

  (7)
  "—Repurchase at the Option of Holders—Asset Sales";

  (8)
  clause (4) of the first paragraph of "—Merger, Consolidation or Sale of All or Substantially All Assets"; and

  (9)
  "—Maintenance of Insurance"

(collectively, the "Suspended Covenants"). Upon the occurrence of a Covenant Suspension Event (the "Suspension Date") the amount of Excess Proceeds from Net Proceeds (and Event of Loss Proceeds) shall be set at zero. In the event that the Issuer and the Restricted Subsidiaries are not subject to the Suspended Covenants for any period of time as a result of the foregoing, and on any subsequent date (the "Reversion Date") one or both of the Rating Agencies withdraws its Investment Grade Rating or downgrades the rating assigned to the notes below an Investment Grade Rating or a Default or Event of Default occurs and is continuing, then the Issuer and the Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants with respect to future events. The period of time between the Suspension Date and the Reversion Date is referred to in this description as the "Suspension Period". Notwithstanding that the Suspended Covenants may be reinstated, no Default or Event of Default will be deemed to have occurred as a result of a failure to comply with the Suspended Covenants during the Suspension Period (or upon termination of the Suspension Period or after that time based solely on events that occurred during the Suspension Period).

        On the Reversion Date, all Indebtedness incurred, or Disqualified Stock issued, during the Suspension Period will be classified to have been incurred or issued pursuant to the first paragraph of "—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock" below or one of the clauses set forth in the second paragraph of "—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock" below (to the extent such Indebtedness or Disqualified Stock would be permitted to be incurred or issued thereunder as of the Reversion Date and after giving effect to Indebtedness incurred or issued prior to the Suspension Period and outstanding on the Reversion Date). To the extent such Indebtedness or Disqualified Stock would not be so permitted to be incurred or issued pursuant to the first or second paragraph of "—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock", such Indebtedness or Disqualified Stock will be deemed to have been outstanding on the Issue Date, so that it is classified as permitted under clause (c) of the second paragraph of "—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock". Calculations made after the Reversion Date of the amount available to be made as Restricted Payments under "—Limitation on Restricted Payments" will be made as though the covenant described under "—Limitation on Restricted Payments" had been in effect since the Issue Date and throughout the Suspension Period. Accordingly, Restricted Payments made during the Suspension Period will reduce the amount available to be made as Restricted Payments under the first paragraph of "—Limitation on Restricted Payments".

  Limitation on Restricted Payments

        The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly:

  (1)
  declare or pay any dividend or make any distribution on account of the Issuer's or any Restricted Subsidiary's Equity Interests, including any dividend or distribution payable in connection with any merger or consolidation other than

  (A)
  dividends or distributions by the Issuer payable in Equity Interests (other than Disqualified Stock) of the Issuer or in options, warrants or other rights to purchase such Equity Interests or

  (B)
  dividends or distributions by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Subsidiary other than a Wholly-Owned Subsidiary, the Issuer or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities;

  (2)
  purchase, redeem, defease or otherwise acquire or retire for value any Equity Interests of the Issuer or any direct or indirect parent of the Issuer, including in connection with any merger or consolidation;

  (3)
  make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value in each case, prior to any scheduled repayment, sinking fund payment or maturity, any Subordinated Indebtedness, other than

  (A)
  Indebtedness permitted under clauses (g) and (h) of the covenant described under "—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock" or

  (B)
  the purchase, repurchase or other acquisition of Subordinated Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase or acquisition; or

  (4)
  make any Restricted Investment;

(all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as "Restricted Payments"), unless, at the time of such Restricted Payment:

    (a)
    no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

    (b)
    [Reserved]; and

    (c)
    such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Issuer and its Restricted Subsidiaries after August 20, 2004 (including Restricted Payments permitted by clauses (1), (2) (with respect to the payment of dividends on Refunding Capital Stock pursuant to clause (b) thereof only), (5), (6)(A) and (C) and (9) of the next succeeding paragraph, but excluding all other Restricted Payments permitted by the next succeeding paragraph), is less than the amount equal to the difference between (1) the Cumulative Credit and (2) 1.3 times Cumulative Interest Expense (it being understood that for purposes of calculating Cumulative Interest Expense for this purpose only, any of the Issuer's non-cash interest expense and amortization of original issue discount shall be excluded).

        The foregoing provisions will not prohibit:

  (1)
  the payment of any dividend within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of the Indenture;

  (2)
  (a) the redemption, repurchase, retirement or other acquisition of any Equity Interests ("Retired Capital Stock") or Subordinated Indebtedness of the Issuer, or any Equity Interests of any direct or indirect parent corporation of the Issuer, in exchange for, or out of the proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary) of, Equity Interests of the Issuer (in each case, other than any Disqualified Stock) ("Refunding Capital Stock") and (b) if immediately prior to the retirement of Retired Capital Stock, the declaration and payment of dividends thereon was permitted under clause (6) of this paragraph, the declaration and payment of dividends on the Refunding Capital Stock (other than Refunding Capital Stock the proceeds of which were used to redeem, repurchase, retire or otherwise acquire any Equity Interests of any direct or indirect parent corporation of the Issuer) in an aggregate amount per year no greater than the aggregate amount of dividends per annum that was declarable and payable on such Retired Capital Stock immediately prior to such retirement;

  (3)
  the redemption, repurchase or other acquisition or retirement of Subordinated Indebtedness of the Issuer made by exchange for, or out of the proceeds of the substantially concurrent sale of, new Indebtedness of the Issuer which is incurred in compliance with "—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock" so long as

  (A)
  the principal amount of such new Indebtedness does not exceed the principal amount of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired for value, plus the amount of any reasonable premium required to be paid under the terms of the instrument governing the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired,

  (B)
  such Indebtedness is subordinated to Pari Passu Indebtedness at least to the same extent as such Subordinated Indebtedness so purchased, exchanged, redeemed, repurchased, acquired or retired for value,

  (C)
  such Indebtedness has a final scheduled maturity date equal to or later than the final scheduled maturity date of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired and

    (D)
    such Indebtedness has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired;

  (4)
  a Restricted Payment to pay for the repurchase, retirement or other acquisition or retirement for value of common Equity Interests of the Issuer or any of its direct or indirect parent corporations held by any future, present or former employee, director or consultant of the Issuer, any of its Subsidiaries or any of its direct or indirect parent corporations pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement; provided, however, that the aggregate Restricted Payments made under this clause (4) do not exceed in any calendar year $25.0 million (with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum (without giving effect to the following proviso) of $50.0 million in any calendar year); provided further that such amount in any calendar year may be increased by an amount not to exceed

  (A)
  the cash proceeds from the sale of Equity Interests of the Issuer and, to the extent contributed to the Issuer, Equity Interests of any of the Issuer's direct or indirect parent corporations, in each case to members of management, directors or consultants of the Issuer, any of its Subsidiaries or any of its direct or indirect parent corporations that occurs after August 20, 2004, to the extent the cash proceeds from the sale of such Equity Interests have not otherwise been applied to the payment of Restricted Payments by virtue of clause (1) of the definition of the term "Cumulative Credit"; plus

  (B)
  the cash proceeds of key man life insurance policies received by the Issuer and its Restricted Subsidiaries after August 20, 2004; less

  (C)
  the amount of any Restricted Payments previously made pursuant to clauses (A) and (B) of this clause (4);

    and provided further that cancellation of Indebtedness owing to the Issuer from members of management of the Issuer, any of its direct or indirect parent corporations or any Restricted Subsidiary in connection with a repurchase of Equity Interests of the Issuer or any of its direct or indirect parent corporations will not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provision of the Indenture;

  (5)
  the declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Issuer or any other Restricted Subsidiary issued in accordance with the covenant described under "—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock" to the extent such dividends are included in the definition of Cumulative Interest Expense;

  (6)
  (A)  the declaration and payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued by the Issuer or PanAmSat after the Issue Date;

  (B)
  the declaration and payment of dividends to a direct or indirect parent corporation of the Issuer, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) of such parent corporation issued after the Issue Date, provided that the amount of dividends paid pursuant to this clause (B) shall not exceed the aggregate amount of cash actually contributed to the Issuer from the sale of such Designated Preferred Stock; or

  (C)
  the declaration and payment of dividends on Refunding Capital Stock in excess of the dividends declarable and payable thereon pursuant to clause (2);

    provided, however, in the case of each of (A), (B) and (C) of this clause (6), that for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock or the declaration of such dividends on Refunding Capital Stock, after giving effect to such issuance or declaration on a pro forma basis, with respect to the declaration and payments of dividends by PanAmSat, PanAmSat would have a Debt to Adjusted EBITDA Ratio less than or equal to 5.5 to 1.0;

  (7)
  Investments in Unrestricted Subsidiaries having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (7) that are at the time outstanding, without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash or marketable securities, not to exceed $75.0 million at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

  (8)
  repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

  (9)
  the payment of dividends on the Issuer's common stock, following the first public offering of the Issuer's common stock or the common stock of any of its direct or indirect parent corporations after the Issue Date, of up to 6% per annum of the net cash proceeds received by or contributed to the Issuer in or from any such public offering, other than public offerings with respect to the Issuer's common stock registered on Form S-8 and other than any public sale constituting an Excluded Contribution;

  (10)
  Investments that are made with Excluded Contributions;

  (11)
  other Restricted Payments in an aggregate amount not to exceed $200.0 million;

  (12)
  distributions or payments of Receivables Fees;

  (13)
  any Restricted Payment used to fund the Transactions and the fees and expenses related thereto or owed to Affiliates, in each case to the extent permitted by the covenant described under "—Transactions with Affiliates";

  (14)
  the repurchase, redemption or other acquisition or retirement for value of any Subordinated Indebtedness pursuant to the provisions similar to those described under the captions "—Repurchase at the Option of Holders—Change of Control" and "—Repurchase at the Option of Holders—Asset Sales;" provided that all notes tendered by holders of the notes in connection with a Change of Control Offer or Asset Sale Offer, as applicable, have been repurchased, redeemed or acquired for value;

  (15)
  the declaration and payment of dividends by the Issuer to, or the making of loans to, any direct or indirect parent in amounts required for any direct or indirect parent corporations to pay

  (A)
  franchise taxes and other fees, taxes and expenses required to maintain their corporate existence,

  (B)
  federal, state and local income taxes, to the extent such income taxes are attributable to the income of the Issuer and the Restricted Subsidiaries and, to the extent of the amount actually received from its Unrestricted Subsidiaries, in amounts required to pay such taxes to the extent attributable to the income of such Unrestricted Subsidiaries,

  (C)
  customary salary, bonus and other benefits payable to officers and employees of any direct or indirect parent corporation of the Issuer to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of the Issuer and the Restricted Subsidiaries, and

    (D)
    general corporate overhead expenses of any direct or indirect parent corporation of the Issuer to the extent such expenses are attributable to the ownership or operation of the Issuer and the Restricted Subsidiaries; and

  (16)
  the declaration and payment of dividends to any direct parent of the Issuer with the net proceeds received by the Issuer from the sale of the notes on the Issue Date;

provided however, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (5), (6), and (11), no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof.

        As of the time of issuance of the notes, all of the Issuer's Subsidiaries will be Restricted Subsidiaries. The Issuer will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the last sentence of the definition of "Unrestricted Subsidiary." For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Issuer and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments in an amount determined as set forth in the last sentence of the definition of "Investment." Such designation will be permitted only if a Restricted Payment in such amount would be permitted at such time, whether pursuant to the first paragraph of this covenant or under clauses (7), (10) or (11), or pursuant to the definition of "Permitted Investments," and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. Unrestricted Subsidiaries will not be subject to any of the restrictive covenants set forth in the Indenture.

  Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock

        The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise (collectively, "incur" and collectively, an "incurrence") with respect to any Indebtedness (including Acquired Indebtedness) and the Issuer will not issue any shares of Disqualified Stock and will not permit any Restricted Subsidiary to issue any shares of Disqualified Stock or preferred stock; provided, however, that (i) the Issuer or any Restricted Subsidiary of the Issuer (other than PanAmSat or any Restricted Subsidiary of PanAmSat) may incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock, if the Issuer's Debt to Adjusted EBITDA Ratio would be less than or equal to 7.00 to 1.0 and (ii) PanAmSat and any Restricted Subsidiary of PanAmSat may incur Indebtedness (including Acquired Indebtedness), issue shares of Disqualified Stock and issue shares of preferred stock, if PanAmSat's Debt to Adjusted EBITDA Ratio would be less than or equal to 6.75 to 1.0, in each case, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock or preferred stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such four-quarter period;

        The foregoing limitations will not apply to:

        (a)   the incurrence of Indebtedness under Credit Facilities by the Issuer or any of the Restricted Subsidiaries and the issuance and creation of letters of credit and bankers' acceptances thereunder (with letters of credit and bankers' acceptances being deemed to have a principal amount equal to the face amount thereof), up to an aggregate principal amount of $3,210.0 million outstanding at any one time;

        (b)   the incurrence by the Issuer and any Guarantor of Indebtedness represented by the notes (including any Guarantee) (other than any Additional Notes);

        (c)   Existing Indebtedness (other than Indebtedness described in clauses (a) and (b) above);

        (d)   Indebtedness (including Capitalized Lease Obligations and Indebtedness related to Sale and Lease-Back Transactions), Disqualified Stock and preferred stock incurred by the Issuer or any of its Restricted Subsidiaries, to finance the purchase, lease or improvement of property (real or personal) or equipment that is used or useful in a Similar Business, whether through the direct purchase of assets or the Capital Stock of any Person owning such assets, in an aggregate principal amount which, when aggregated with the principal amount of all other Indebtedness, Disqualified Stock and preferred stock then outstanding and incurred pursuant to this clause (d) and including all Refinancing Indebtedness incurred to refund, refinance or replace any other Indebtedness, Disqualified Stock and preferred stock incurred pursuant to this clause (d), does not exceed the greater of (x) $250 million and (y) 4.5% of Total Assets;

        (e)   Indebtedness incurred by the Issuer or any Restricted Subsidiary constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including letters of credit in respect of workers' compensation claims, or other Indebtedness with respect to reimbursement type obligations regarding workers' compensation claims; provided, however, that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence;

        (f)    Indebtedness arising from agreements of the Issuer or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided, however, that

          (1)   such Indebtedness is not reflected on the balance sheet of the Issuer or any Restricted Subsidiary (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (f)(1)) and

          (2)   the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds including non-cash proceeds (the fair market value of such non-cash proceeds being measured at the time received and without giving effect to any subsequent changes in value) actually received by the Issuer and the Restricted Subsidiaries in connection with such disposition;

        (g)   Indebtedness (including Indebtedness related to Sale and Lease-Back Transactions) of the Issuer to a Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Issuer or another Restricted Subsidiary) shall be deemed, in each case to be an incurrence of such Indebtedness;

        (h)   Indebtedness (including Indebtedness related to Sale and Lease-Back Transactions) of a Restricted Subsidiary to the Issuer or another Restricted Subsidiary; provided that any such Indebtedness is made pursuant to an intercompany note; provided further that any subsequent transfer of any such Indebtedness (except to the Issuer or another Restricted Subsidiary) shall be deemed, in each case to be an incurrence of such Indebtedness;

        (i)    shares of preferred stock of a Restricted Subsidiary issued to the Issuer or another Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of preferred stock (except to the Issuer or another Restricted Subsidiary) shall be deemed in each case to be an issuance of such shares of preferred stock;

        (j)    Hedging Obligations (excluding Hedging Obligations entered into for speculative purposes) for the purpose of limiting interest rate risk or exchange rate risk with respect to any Indebtedness permitted to be incurred pursuant to "—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock";

        (k)   obligations in respect of performance, bid, appeal and surety bonds and completion guarantees provided by the Issuer or any Restricted Subsidiary in the ordinary course of business;

        (l)    Indebtedness, Disqualified Stock and preferred stock of the Issuer or any Restricted Subsidiary not otherwise permitted hereunder in an aggregate principal amount or liquidation preference, which when aggregated with the principal amount and liquidation preference of all other Indebtedness, Disqualified Stock and preferred stock then outstanding and incurred pursuant to this clause (l), does not at any one time outstanding exceed the sum of (x) $250.0 million and (y) 100% of the net cash proceeds received by the Issuer since immediately after August 20, 2004 from the issue or sale of Equity Interests of the Issuer or cash contributed to the capital of the Issuer (in each case other than proceeds of Disqualified Stock or sales of Equity Interests to the Issuer or any of its Subsidiaries) as determined in accordance with the definition of the term "Cumulative Credit" to the extent such net cash proceeds or cash have not been applied pursuant to such clauses to make Restricted Payments or to make other investments, payments or exchanges pursuant to the second paragraph of "—Limitation on Restricted Payments" or to make Permitted Investments (other than Permitted Investments specified in clauses (a) and (c) of the definition thereof) (it being understood that any Indebtedness, Disqualified Stock or preferred stock incurred pursuant to this clause (l) shall cease to be deemed incurred or outstanding for purposes of this clause (l) but shall be deemed incurred for the purposes of the first paragraph of this covenant from and after the first date on which the Issuer or such Restricted Subsidiary could have incurred such Indebtedness, Disqualified Stock or preferred stock under the first paragraph of this covenant without reliance on this clause (l));

        (m)  the incurrence by the Issuer or any Restricted Subsidiary of Indebtedness, Disqualified Stock or preferred stock which serves to refund or refinance any Indebtedness, Disqualified Stock or preferred stock incurred as permitted under the first paragraph of this covenant and clauses (b) and (c) above, this clause (m) and clause (n) below or any Indebtedness, Disqualified Stock or preferred stock issued to so refund or refinance such Indebtedness, Disqualified Stock or preferred stock including additional Indebtedness, Disqualified Stock or preferred stock incurred to pay premiums and fees in connection therewith (the "Refinancing Indebtedness") prior to its respective maturity; provided, however, that such Refinancing Indebtedness

          (1)   has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred which is not less than the remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Stock or preferred stock being refunded or refinanced,

          (2)   to the extent such Refinancing Indebtedness refinances (i) Indebtedness subordinated or pari passu to the notes, such Refinancing Indebtedness is subordinated or pari passu to the notes at least to the same extent as the Indebtedness being refinanced or refunded or (ii) Disqualified Stock or preferred stock, such Refinancing Indebtedness must be Disqualified Stock or preferred stock, respectively and

          (3)   shall not include

            (x)   Indebtedness, Disqualified Stock or preferred stock of a Subsidiary that refinances Indebtedness, Disqualified Stock or preferred stock of the Issuer, or

            (y)   Indebtedness, Disqualified Stock or preferred stock of the Issuer or a Restricted Subsidiary that refinances Indebtedness, Disqualified Stock or preferred stock of an Unrestricted Subsidiary;

      and provided further that subclause (1) of this clause (m) will not apply to any refunding or refinancing of any Indebtedness outstanding under the Senior Credit Facilities;

        (n)   Indebtedness, Disqualified Stock or preferred stock of Persons that are acquired by the Issuer or any Restricted Subsidiary or merged into the Issuer or a Restricted Subsidiary in accordance with the terms of the Indenture; provided that such Indebtedness, Disqualified Stock or preferred stock is not incurred in contemplation of such acquisition or merger; and provided further that after giving effect to such acquisition or merger, either

          (1)   in the case of Indebtedness, Disqualified Stock or preferred stock of the Issuer or any Restricted Subsidiary of the Issuer (other than PanAmSat or any Restricted Subsidiary of PanAmSat), (A) the Issuer would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Debt to Adjusted EBITDA Ratio test set forth in the first sentence of this covenant or (B) the Issuer's Debt to Adjusted EBITDA Ratio is less than immediately prior to such acquisition or merger;

          (2)   in the case of Indebtedness, Disqualified Stock or preferred stock of PanAmSat or any of its Restricted Subsidiaries, (A) PanAmSat would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Debt to Adjusted EBITDA Ratio test set forth in the first sentence of this covenant or (B) PanAmSat's Debt to Adjusted EBITDA Ratio is less than immediately prior to such acquisition or merger;

        (o)   Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided that such Indebtedness is extinguished within two Business Days of its incurrence;

        (p)   Indebtedness of the Issuer or any Restricted Subsidiary supported by a letter of credit issued pursuant to the Senior Credit Facilities, in a principal amount not in excess of the stated amount of such letter of credit; and

        (q)(1)    any guarantee by the Issuer or a Restricted Subsidiary of Indebtedness or other obligations of any Restricted Subsidiary so long as the incurrence of such Indebtedness incurred by such Restricted Subsidiary is permitted under the terms of the Indenture, or

          (2)   any guarantee by a Restricted Subsidiary of Indebtedness of the Issuer, provided that such guarantee is incurred in accordance with the covenant described below under "—Limitation on Guarantees of Indebtedness by Restricted Subsidiaries".

For purposes of determining compliance with this covenant:

        (a)   in the event that an item of Indebtedness, Disqualified Stock or preferred stock meets the criteria of more than one of the categories of permitted Indebtedness, Disqualified Stock or preferred stock described in clauses (a) through (q) above or is entitled to be incurred pursuant to the first paragraph of this covenant, the Issuer, in its sole discretion, will classify or reclassify such item of Indebtedness, Disqualified Stock or preferred stock (or any portion thereof) and will only be required to include the amount and type of such Indebtedness, Disqualified Stock or preferred stock in one of the above clauses; provided, that all Indebtedness outstanding under the Credit Facilities after the application of the net proceeds from the sale of the notes will be treated as incurred on the Issue Date under clause (a) of the preceding paragraph and the Issuer shall not be permitted to reclassify all or any portion of such Indebtedness outstanding on the Issue Date; and

        (b)   at the time of incurrence, the Issuer will be entitled to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described above.

Accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness, Disqualified Stock or preferred stock will not be deemed to be an incurrence of Indebtedness, Disqualified Stock or preferred stock for purposes of this covenant.

        For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced.

        The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

  Limitation on Liens

        The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or suffer to exist any Lien (except Permitted Liens) that secures any Obligations under any Indebtedness of the Issuer against or on any asset or property now owned or hereafter acquired by the Issuer or any such Restricted Subsidiary, or any income or profits therefrom, or assign or convey any right to receive income therefrom, unless:

          (1)   in the case of Liens securing Indebtedness that is Subordinated Indebtedness, the notes are secured by a Lien on such property or assets that is senior in priority to such Liens; and

          (2)   in all other cases, the notes are equally and ratably secured; provided that any Lien which is granted to secure the notes under this covenant shall be discharged at the same time as the discharge of the Lien that gave rise to the obligation to so secure the notes.

  Merger, Consolidation or Sale of All or Substantially All Assets

        The Issuer may not consolidate or merge with or into or wind up into (whether or not the Issuer is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to any Person unless:

          (1)   the Issuer is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than the Issuer) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such Person, as the case may be, being herein called the "Successor Company");

          (2)   the Successor Company, if other than the Issuer, expressly assumes all the obligations of the Issuer under the Indenture and the notes pursuant to supplemental indentures or other documents or instruments in form reasonably satisfactory to the Trustee;

          (3)   immediately after such transaction no Default or Event of Default exists;

          (4)   immediately after giving pro forma effect to such transaction, as if such transaction had occurred at the beginning of the applicable four-quarter period,

            (A)  the Successor Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Debt to Adjusted EBITDA Ratio test of the Issuer set forth in clause (i) of the first sentence of the covenant described under "—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock" or

            (B)  the Debt to Adjusted EBITDA Ratio for the Successor Company and the Restricted Subsidiaries would be less than such Ratio for the Issuer and the Restricted Subsidiaries immediately prior to such transaction;

          (5)   the Issuer shall have delivered to the Trustee an Officers' Certificate and an opinion of counsel, each stating that such consolidation, merger or transfer and such supplemental indentures, if any, comply with the Indenture.

        The Successor Company will succeed to, and be substituted for the Issuer under the Indenture and the notes. Notwithstanding the foregoing clauses (3) and (4),

            (a)   any Restricted Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to the Issuer and

            (b)   the Issuer may merge with an Affiliate of the Issuer solely for the purpose of reincorporating the Issuer in another State of the United States so long as the amount of Indebtedness of the Issuer and the Restricted Subsidiaries is not increased thereby.

  Transactions with Affiliates

        The Issuer will not, and will not permit any Restricted Subsidiary to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Issuer (each of the foregoing, an "Affiliate Transaction") involving aggregate payments or consideration in excess of $5.0 million, unless

        (a)   such Affiliate Transaction is on terms that are not materially less favorable to the Issuer or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Issuer or such Restricted Subsidiary with an unrelated Person and

        (b)   the Issuer delivers to the Trustee with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate payments or consideration in excess of $10.0 million, a resolution adopted by the majority of the Board of Directors of the Issuer approving such Affiliate Transaction and set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with clause (a) above.

        The foregoing provisions will not apply to the following:

        (1)   Transactions between or among the Issuer or any of the Restricted Subsidiaries;

        (2)   Restricted Payments permitted by the provisions of the Indenture described above under the covenant "—Limitation on Restricted Payments" and the definition of "Permitted Investments;"

        (3)   the payment of management, consulting, monitoring and advisory fees and related expenses to the Investors;

        (4)   the payment of reasonable and customary fees paid to, and indemnities provided on behalf of, officers, directors, employees or consultants of the Issuer, any of its direct or indirect parent corporations or any Restricted Subsidiary;

        (5)   transactions in which the Issuer or any Restricted Subsidiary, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Issuer or such Restricted Subsidiary from a financial point of view or meets the requirements of clause (a) of the preceding paragraph;

        (6)   any agreement as in effect as of the August 20, 2004, or any amendment thereto (so long as any such amendment is not disadvantageous to the holders in any material respect);

        (7)   the existence of, or the performance by the Issuer or any of its Restricted Subsidiaries of its obligations under the terms of, any stockholders agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Issue Date and any similar agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Issuer or any Restricted Subsidiary of obligations under any future amendment to any such existing agreement or under any similar agreement entered into after the Issue Date shall only be permitted by this clause (7) to the extent that the terms of any such amendment or new agreement are not otherwise disadvantageous to the Holders in any material respect;

        (8)   the Transactions and the payment of all fees and expenses related to the Transactions, in each case as disclosed in this prospectus;

        (9)   transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the Indenture which are fair to the Issuer and the Restricted Subsidiaries, in the reasonable determination of the Board of Directors of the Issuer or the senior management thereof, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

        (10) the issuance of Equity Interests (other than Disqualified Stock) of the Issuer to any Permitted Holder or to any director, officer, employee or consultant;

        (11) sales of accounts receivable, or participations therein, in connection with any Receivables Facility;

        (12) payments by the Issuer or any Restricted Subsidiary to any of the Investors made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures which payments are approved by a majority of the Board of Directors of the Issuer in good faith; and

        (13) payments or loans (or cancellation of loans) to employees or consultants of the Issuer, any of its direct or indirect parent corporations or any Restricted Subsidiary which are approved by a majority of the Board of Directors of the Issuer in good faith.

  Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

        The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any such Restricted Subsidiary to:

        (a)    (1)    pay dividends or make any other distributions to the Issuer or any Restricted Subsidiary

    •
    on its Capital Stock or

    •
    with respect to any other interest or participation in, or measured by, its profits or

    (2)
    pay any Indebtedness owed to the Issuer or any Restricted Subsidiary;

  (b)
  make loans or advances to the Issuer or any Restricted Subsidiary; or

  (c)
  sell, lease or transfer any of its properties or assets to the Issuer or any Restricted Subsidiary, except (in each case) for such encumbrances or restrictions existing under or by reason of:

          (1)   contractual encumbrances or restrictions in effect on the Issue Date, including pursuant to the Senior Credit Facilities and the related documentation and the Existing Notes;

          (2)   the Indenture and the notes;

          (3)   purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature discussed in clause (c) above on the property so acquired;

          (4)   applicable law or any applicable rule, regulation or order;

          (5)   any agreement or other instrument of a Person acquired by the Issuer or any Restricted Subsidiary in existence at the time of such acquisition (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired;

          (6)   contracts for the sale of assets, including customary restrictions with respect to a Subsidiary pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary;

          (7)   secured Indebtedness otherwise permitted to be incurred pursuant to the covenants described under "—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock" and "—Limitation on Liens" that limit the right of the debtor to dispose of the assets securing such Indebtedness;

          (8)   restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

          (9)   other Indebtedness, Disqualified Stock or preferred stock of Restricted Subsidiaries permitted to be incurred subsequent to the Issue Date pursuant to the provisions of the covenant described under "—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock" and, with respect to PanAmSat only, either (A) the provisions relating to such encumbrance or restriction contained in such Indebtedness are no less favorable to the Issuer, taken as a whole, as determined by the Board of Directors of the Issuer in good faith, than the provisions contained in the Senior Credit Facilities or in the indentures governing the Existing Notes, in each case, as in effect on the Issue Date or (B) any such encumbrance or restriction contained in such Indebtedness does not prohibit (except upon a default or event of default thereunder) the payment of dividends in an amount sufficient, as determined by the Board of Directors of the Issuer in good faith, to make scheduled payments of cash interest of the notes when due;

          (10) customary provisions in joint venture agreements and other similar agreements;

          (11) customary provisions contained in leases and other agreements entered into in the ordinary course of business;

          (12) any encumbrances or restrictions of the type referred to in clauses (a), (b) and (c) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (11) above, provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Issuer's board of directors, no more restrictive with respect to such encumbrance and other restrictions than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing; and

          (13) restrictions created in connection with any Receivables Facility that, in the good faith determination of the board of directors of the Issuer, are necessary or advisable to effect such Receivables Facility.

  Limitation on Sale and Lease-Back Transactions

        The Issuer will not enter into any Sale and Lease-Back Transaction; provided that the Issuer may enter into a Sale and Lease-Back Transaction if:

          (a)   the Issuer could have:

            (1)   incurred any Indebtedness relating to such Sale and Lease-Back Transaction under "—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock" above; and

            (2)   incurred a Lien to secure such Indebtedness pursuant to "—Limitation on Liens" above without equally and ratably securing the notes pursuant to the covenant described under such covenant;

          (b)   the consideration received by the Issuer in that Sale and Lease-Back Transaction is at least equal to the fair market value of the property sold and otherwise complies with "—Repurchase at the Option of Holders—Asset Sales" above; and

          (c)   the transfer of assets in that Sale and Lease-Back Transaction is permitted by, and the Issuer applies the proceeds of such transaction in compliance with "—Repurchase at the Option of Holders—Asset Sales" above;

provided, however, that clauses (b) and (c) shall not apply to any Sale and Lease-Back Transaction between the Issuer and any Restricted Subsidiary.

  Limitation on Guarantees of Indebtedness by Restricted Subsidiaries

        The Issuer will not permit any Restricted Subsidiary that is a Domestic Subsidiary, other than a Guarantor of the notes or a special-purpose Restricted Subsidiary formed in connection with Receivables Facilities, to guarantee the payment of any Indebtedness of the Issuer unless:

          (a)   such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture to the Indenture providing for a Guarantee by such Restricted Subsidiary, except that with respect to a guarantee of Indebtedness of the Issuer if such Indebtedness is by its express terms subordinated in right of payment to the notes any such guarantee of such Restricted Subsidiary with respect to such Indebtedness shall be subordinated in right of payment to such Restricted Subsidiary's Guarantee with respect to the notes substantially to the same extent as such Indebtedness is subordinated to the notes;

          (b)   such Restricted Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Issuer or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Guarantee; and

          (c)   such Restricted Subsidiary shall deliver to the Trustee an opinion of counsel to the effect that

            (1)   such Guarantee has been duly executed and authorized and

            (2)   such Guarantee constitutes a valid, binding and enforceable obligation of such Restricted Subsidiary, except insofar as enforcement thereof may be limited by bankruptcy, insolvency or similar laws (including, without limitation, all laws relating to fraudulent transfers) and except insofar as enforcement thereof is subject to general principles of equity;

provided that this covenant shall not be applicable to any guarantee of any Restricted Subsidiary that existed at the time such Person became a Restricted Subsidiary and was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary.

        A Guarantee of a Guarantor will be automatically released upon:

            (a)   the sale, disposition or other transfer (including through merger or consolidation) of the Capital Stock (including any sale, disposition or other transfer following which the applicable Guarantor is no longer a Restricted Subsidiary), or all or substantially all the assets, of the applicable Guarantor if such sale, disposition or other transfer is made in compliance with the indenture,

            (b)   the Issuer designating such Guarantor to be an Unrestricted Subsidiary is accordance with the provisions set forth under "—Certain Covenants—Limitation on Restricted Payments" and the definition of "Unrestricted Subsidiary,"

            (c)   the release or discharge of the guarantee by such Restricted Subsidiary of Indebtedness of the Issuer or the repayment of the Indebtedness or Disqualified Stock, in each case, which resulted in the obligation to guarantee the notes; and

            (d)   the Legal Defeasance of the Notes, or the Covenant Defeasance of the Notes, or if the Issuer's obligations under the Indenture are discharged in accordance with the terms thereof.

  Maintenance of Insurance

        The Issuer and each Restricted Subsidiary will obtain, maintain and keep in full force and effect at all times (i) with respect to each Satellite to be launched by the Issuer or any Restricted Subsidiary, launch insurance with respect to each such Satellite covering the launch of such Satellite and a period thereafter, but only to the extent, if at all, and on such terms (including period, exclusions, limitations on coverage and coverage amount) as is determined by the Board of Directors of the Issuer to be in the best interests of the Issuer and evidenced by a Board Resolution delivered to the Trustee, (ii) with respect to each Satellite it currently owns or has risk of loss for, other than any Excluded Satellite or any In-orbit Spare Satellite (but only to the extent that such In-orbit Spare Satellite is not expected or intended, in the good faith determination of the Board of Directors of the Issuer and evidenced by a Board Resolution delivered to the Trustee, to earn revenues in excess of $25.0 million for the immediately succeeding twelve calendar months), In-Orbit Insurance in an amount based on a percentage of the book value of such Satellite as specified in clause (2) of the proviso below and (iii) at all times subsequent to the coverage period of the launch insurance described in clause (i) above, if any, or if launch insurance is not procured, at all times subsequent to the initial completion of in-orbit testing, in each case other than in the case of any such Satellite that is an Excluded Satellite or an In-orbit Spare Satellite (but only to the extent that such In-orbit Spare Satellite is not expected or intended, in the good faith determination of the Board of Directors of the Issuer and evidenced by a Board Resolution delivered to the Trustee, to earn revenues in excess of $25.0 million for the immediately succeeding twelve calendar months), In-Orbit Insurance in an amount as provided for in clause (ii) above; provided, however, that at any time with respect to a Satellite that the Issuer or any Restricted Subsidiary owns or has risk of loss for,

          (1)   the Issuer and each Restricted Subsidiary may at its option in lieu of procuring or maintaining the In-Orbit Insurance described in clauses (ii) and (iii) above elect to provide an In-orbit Spare Satellite for one or more Satellites (or the C-band or Ku-band payloads separately on a hybrid C/Ku-band Satellite, provided both payloads on such Satellite are protected by In-orbit Spare Satellites or by In-Orbit Insurance in accordance with this covenant); provided that

            (y)   no more than two Satellites (or the C-band or Ku-band payloads separately on a hybrid C/Ku-band Satellite that is protected by an In-orbit Spare Satellite) protected by the same In-orbit Spare Satellite may, at any time, each be subject to a partial loss that has resulted in the reduction of commercially usable transponders on the Satellite (or on the

    C-band or Ku-band payloads separately on a hybrid C/Ku-band satellite that is protected by an In-orbit Spare Satellite) exceeding 37.5% of each such Satellite's (or such C-band or Ku-band payload's) total number of commercially usable transponders; provided, however, that up to three Satellites (or the C-band or Ku-band payloads separately on a hybrid C/Ku-band Satellite that is protected by an In-orbit Spare Satellite) protected by the same In-orbit Spare Satellite may, at any time, each be subject to a partial loss that has resulted in the reduction of commercially usable transponders on the Satellite (or on the C-band or Ku-band payloads separately on a hybrid C/Ku-band Satellite that is protected by an In-orbit Spare Satellite) exceeding 37.5% of each such Satellite's (or such C-band or Ku-band payload's) total number of commercially usable transponders if such In-orbit Spare Satellite is at such time functioning as an In-orbit Spare Satellite for six Satellites and the Issuer or the applicable Restricted Subsidiary shall maintain or procure within 120 days In-Orbit Insurance complying with the provisions of clause (ii) or (iii) above, as applicable, on the three Satellites not subject to such partial loss; and

            (z)   at no single time shall any Satellite act as an In-orbit Spare Satellite for more than six Satellites and in no event shall such Satellites be within a geostationary orbital arc of greater than 60 contiguous degrees of longitude; and

          (2)   the Issuer shall not be required to maintain In-Orbit Insurance in excess of 33% of the aggregate book value of all Satellites insured pursuant to clause (i) above (but included in such calculation only to the extent such Satellite has successfully completed its in-orbit testing phase) and otherwise required to be insured pursuant to clauses (ii) and (iii) above (it being understood that any Satellite protected by an In-orbit Spare Satellite shall be deemed to be insured for 100% of its book value) (with the allocation of such insurance among such Satellites being in the Issuer's discretion). In the event of any loss, damage or failure affecting a Satellite insured pursuant to clauses (i), (ii) or (iii) above or the expiration and non-renewal of an insurance policy for such a Satellite resulting from a claim of loss under such policy causes a failure to comply with this clause (2), the Issuer shall be deemed to be in compliance with this clause (2) for the 120 days immediately following such loss, damage or failure or policy expiration, provided that the Issuer procures such insurance or In-orbit Spare Satellite as necessary to comply with this clause (2) within such 120 day period.

        The insurance policies required by the foregoing paragraph shall

          (i)    contain no exclusions other than

            (A)  Acceptable Exclusions and such other exclusions or limitations of coverage as may be applicable to all Satellites of the same model or relating to systemic anomalies as are then customary in the Satellite insurance market and

            (B)  such specific exclusions applicable to the performance of the Satellite being insured as are reasonably accepted by the Board of Directors of the Issuer in order to obtain insurance for a price that is, and on other terms and conditions that are, commercially reasonable and

          (ii)   provide coverage for all risks of loss of and damage to the Satellite including for partial loss, constructive total loss and total loss. The insurance required by this covenant shall name the Issuer or the applicable Restricted Subsidiary as the named insured.

        In the event of the unavailability of an In-orbit Spare Satellite for any reason, the Issuer shall, subject to clause (2) of the proviso to the first paragraph above, within 120 days of such loss or unavailability, be required to have in effect In-Orbit Insurance complying with clauses (ii) or (iii) of the first paragraph above, as applicable, with respect to all Satellites that the In-orbit Spare Satellite was intended to protect so long as an In-orbit Spare Satellite is unavailable, provided that the Issuer and its

Restricted Subsidiaries shall be considered in compliance with this insurance covenant for the 120 days immediately following such loss or unavailability, as the case may be.

        In the event that the Issuer or its Restricted Subsidiaries receive proceeds from any Satellite insurance covering any Satellite owned by the Issuer or any of its Restricted Subsidiaries, or in the event that the Issuer or any of its Restricted Subsidiaries receives proceeds from any insurance maintained for it by any Satellite manufacturer or any launch provider covering any of such Satellites (the event resulting in the payment of such proceeds, an "Event of Loss"), all Event of Loss Proceeds in respect of such Event of Loss shall be applied in the manner provided for in clause (iii) of the first paragraph under "—Repurchase at the Option of Holders—Asset Sales".

Reports and Other Information

        Following its initial public offering, the Issuer is subject to the reporting requirements of Section 13 of the Exchange Act and is required to report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the SEC. Furthermore, the Indenture will require the Issuer to file with the SEC (and make available to the Trustee and Holders of the notes (without exhibits), without cost to each Holder, within 15 days after it files them with the SEC),

          (a)   within 90 days (or the successor time period then in effect under the rules and regulations of the Exchange Act) after the end of each fiscal year, annual reports on Form 10-K, or any successor or comparable form, containing the information required to be contained therein, or required in such successor or comparable form;

          (b)   within 45 days (or the successor time period then in effect under the rules and regulations of the Exchange Act) after the end of each of the first three fiscal quarters of each fiscal year, reports on Form 10-Q, containing the information required to be contained therein, or any successor or comparable form;

          (c)   promptly from time to time after the occurrence of an event required to be therein reported, such other reports on Form 8-K, or any successor or comparable form; and

          (d)   any other information, documents and other reports which the Issuer would be required to file with the SEC if it were subject to Section 13 or 15(d) of the Exchange Act;

provided that the Issuer shall not be so obligated to file such reports with the SEC if the SEC does not permit such filing, in which event the Issuer will make available such information to prospective purchasers of notes, in addition to providing such information to the Trustee and the Holders of the notes, in each case within 15 days after the time the Issuer would be required to file such information with the SEC, if it were subject to Sections 13 or 15(d) of the Exchange Act.

        In the event that any direct or indirect parent company of the Issuer becomes a Guarantor of the notes, the Indenture will permit the Issuer to satisfy its obligations in this covenant with respect to financial information relating to the Issuer by furnishing financial information relating to such parent; provided that the same is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such parent, on the one hand, and the information relating to the Issuer and the Restricted Subsidiaries on a standalone basis, on the other hand.

        Notwithstanding the foregoing, such requirements shall be deemed satisfied prior to the commencement of the exchange offer or the effectiveness of the shelf registration statement by the filing with the SEC of the exchange offer registration statement or shelf registration statement within the time periods specified in the Registration Rights Agreement, and any amendments thereto, with such financial information that satisfies Regulation S-X of the Securities Act.

Events of Default and Remedies

        The following events constitute Events of Default under the Indenture:

          (1)   default in payment when due and payable, upon redemption, acceleration or otherwise, of principal of, or premium, if any, on the notes issued under the Indenture;

          (2)   default for 30 days or more in the payment when due of interest on or with respect to the notes issued under the Indenture;

          (3)   failure by the Issuer to comply with its obligations under the first paragraph of "—Certain Covenants—Merger, Consolidation or Sale of All or Substantially All Assets";

          (4)   failure by the Issuer to comply for 30 days after notice by the Trustee or the holders of not less than 30% in principal amount at maturity of the Notes then outstanding with any of its obligations in the covenants described above under "—Repurchase at the Option of Holders—Change of Control" (other than a failure to purchase Notes) or "—Repurchase at the Option of Holders—Asset Sales" (other than a failure to purchase Notes) or under "—Certain Covenants" under "—Limitation on Restricted Payments", "—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock", "—Limitation on Liens", "—Limitation on Guarantees of Indebtedness by Restricted Subsidiaries", "—Transactions with Affiliates", "—Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries", "—Limitation on Sale and Lease-Back Transactions", "—Maintenance of Insurance" or "—Reports and Other Information";

          (5)   failure by the Issuer for 60 days after receipt of written notice given by the Trustee or the Holders of not less than 30% in principal amount at maturity of the notes then outstanding and issued under the Indenture to comply with any of its other agreements contained in the Indenture or the notes;

          (6)   default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by the Issuer or any Restricted Subsidiary or the payment of which is guaranteed by the Issuer or any Restricted Subsidiary, other than Indebtedness owed to the Issuer or a Restricted Subsidiary, whether such Indebtedness or guarantee now exists or is created after the issuance of the notes, if both

            (A)  such default either

        •
        results from the failure to pay any such Indebtedness at its stated final maturity (after giving effect to any applicable grace periods) or

        •
        relates to an obligation other than the obligation to pay principal of any such Indebtedness at its stated final maturity and results in the holder or holders of such Indebtedness causing such Indebtedness to become due prior to its stated maturity and

            (B)  the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at stated final maturity (after giving effect to any applicable grace periods), or the maturity of which has been so accelerated, aggregate $50.0 million or more at any one time outstanding;

          (7)   failure by the Issuer or any Significant Subsidiary to pay final judgments aggregating in excess of $50.0 million, which final judgments remain unpaid, undischarged and unstayed for a period of more than 60 days after such judgment becomes final, and in the event such judgment is covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed; or

          (8)   certain events of bankruptcy or insolvency with respect to the Issuer or any Significant Subsidiary.

        If any Event of Default (other than of a type specified in clause (8) above) occurs and is continuing under the Indenture, the Trustee or the Holders of at least 30% in principal amount at maturity of the then outstanding notes issued under the Indenture may declare the Accreted Value, premium, if any, interest and any other monetary obligations on all the then outstanding notes issued under the Indenture to be due and payable immediately.

        Upon the effectiveness of such declaration, such Accreted Value and interest will be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising under clause (8) of the first paragraph of this section, the Accreted Value of, principal and interest on all outstanding notes will become due and payable without further action or notice. The Indenture provides that the Trustee may withhold from Holders notice of any continuing Default or Event of Default, except a Default or Event of Default relating to the payment of Accreted Value, premium, if any, or interest, if it determines that withholding notice is in their interest. In addition, the Trustee shall have no obligation to accelerate the notes if in the best judgment of the Trustee acceleration is not in the best interest of the Holders of such notes.

        The Indenture provides that the Holders of a majority in aggregate principal amount at maturity of the then outstanding notes issued thereunder by notice to the Trustee may on behalf of the Holders of all of such notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest on, premium, if any, or the principal of any such note held by a non-consenting Holder. In the event of any Event of Default specified in clause (6) above, such Event of Default and all consequences thereof (excluding any resulting payment default) shall be annulled, waived and rescinded, automatically and without any action by the Trustee or the Holders, if within 20 days after such Event of Default arose

            (x)   the Indebtedness or guarantee that is the basis for such Event of Default has been discharged, or

            (y)   the holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default, or

            (z)   if the default that is the basis for such Event of Default has been cured.

        Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the holders of the notes unless such holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no holder of a note may pursue any remedy with respect to the Indenture or the notes unless:

          (1)   such holder has previously given the Trustee notice that an Event of Default is continuing;

          (2)   holders of at least 30% in principal amount at maturity of the outstanding notes have requested the Trustee to pursue the remedy;

          (3)   such holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense;

          (4)   the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

          (5)   holders of a majority in principal amount at maturity of the outstanding notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

        Subject to certain restrictions, the holders of a majority in principal amount at maturity of the outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other holder of a Note or that would involve the Trustee in personal liability.

        The Indenture provides that the Issuer is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Issuer is required, within five Business Days, upon becoming aware of any Default or Event of Default or any default under any document, instrument or agreement representing Indebtedness of the Issuer, to deliver to the Trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

        No director, officer, employee, incorporator or stockholder of the Issuer or any Guarantor, if any, or any of their parent companies shall have any liability for any obligations of the Issuer or the Guarantors, if any, under the notes, the Guarantees, if any, or the Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation to the extent permitted by applicable law. Each Holder by accepting a note waives and releases all such liability to the extent permitted by applicable law. The waiver and release are part of the consideration for issuance of the notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

Legal Defeasance and Covenant Defeasance

        The obligations of the Issuer and the Guarantors, if any, under the Indenture will terminate (other than certain obligations) and will be released upon payment in full of all of the notes issued under the Indenture. The Issuer may, at its option and at any time, elect to have all of its obligations discharged with respect to the notes issued under the Indenture and have each Guarantor's obligation discharged with respect to its Guarantee, if any, ("Legal Defeasance") and cure all then existing Events of Default except for

          (1)   the rights of Holders of notes issued under the Indenture to receive payments in respect of the Accreted Value of, premium, if any, and interest on such notes when such payments are due solely out of the trust created pursuant to the Indenture,

          (2)   the Issuer's obligations with respect to notes issued under the Indenture concerning issuing temporary notes, registration of such notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust,

          (3)   the rights, powers, trusts, duties and immunities of the Trustee, and the Issuer's obligations in connection therewith, and

          (4)   the Legal Defeasance provisions of the Indenture.

        In addition, the Issuer may, at its option and at any time, elect to have its obligations and those of each Guarantor, if any, released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including bankruptcy, receivership, rehabilitation and insolvency events pertaining to the Issuer) described under "Events of Default" will no longer constitute an Event of Default with respect to the notes.

        In order to exercise either Legal Defeasance or Covenant Defeasance with respect to the notes issued under the Indenture:

          (1)   the Issuer must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the Accreted Value of, premium, if any, and interest due on the notes issued under the Indenture on the stated maturity date or on the redemption date, as the case may be, of such Accreted Value, premium, if any, or interest on the notes;

          (2)   in the case of Legal Defeasance, the Issuer shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions,

            (A)  the Issuer has received from, or there has been published by, the United States Internal Revenue Service a ruling or

            (B)  since the issuance of the notes, there has been a change in the applicable U.S. federal income tax law,

in either case to the effect that, and based thereon such opinion of counsel in the United States shall confirm that, subject to customary assumptions and exclusions, the Holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

          (3)   in the case of Covenant Defeasance, the Issuer shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions, the Holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to such tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

          (4)   no Default or Event of Default (other than that resulting from borrowing funds to be applied to make such deposit) shall have occurred and be continuing on the date of such deposit;

          (5)   such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the Credit Facilities or any other material agreement or instrument (other than the Indenture) to which, the Issuer or any Guarantor, if any, is a party or by which the Issuer or any Guarantor, if any, is bound;

          (6)   the Issuer shall have delivered to the Trustee an opinion of counsel to the effect that, as of the date of such opinion and subject to customary assumptions and exclusions following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally under any applicable U.S. federal or state law, and that the Trustee has a perfected security interest in such trust funds for the ratable benefit of the Holders;

          (7)   the Issuer shall have delivered to the Trustee an Officers' Certificate stating that the deposit was not made by the Issuer with the intent of defeating, hindering, delaying or defrauding any creditors of the Issuer or any Guarantor, if any, or others; and

          (8)   the Issuer shall have delivered to the Trustee an Officers' Certificate and an opinion of counsel in the United States (which opinion of counsel may be subject to customary assumptions and exclusions) each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance, as the case may be, have been complied with.

Satisfaction and Discharge

        The Indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when either

          (a)   all such notes theretofore authenticated and delivered, except lost, stolen or destroyed notes which have been replaced or paid and notes for whose payment money has theretofore been deposited in trust, have been delivered to the Trustee for cancellation; or

    (b)    (1) all such notes not theretofore delivered to such Trustee for cancellation have become due and payable by reason of the making of a notice of redemption or otherwise or will become due and payable within one year or are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the

    Trustee in the name, and at the expense, of the Issuer and the Issuer or any Guarantor, if any, has irrevocably deposited or caused to be deposited with such Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest to pay and discharge the entire indebtedness on such notes not theretofore delivered to the Trustee for cancellation for Accreted Value, premium, if any, and accrued interest to the date of maturity or redemption;

            (2)   no Default or Event of Default (other than that resulting from borrowing funds to be applied to make such deposit) with respect to the Indenture or the notes issued thereunder shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit and such deposit will not result in a breach or violation of, or constitute a default under the Credit Facilities or any other material agreement or instrument (other than the Indenture) to which the Issuer is a party or by which the Issuer or any Guarantor, if any, is bound;

            (3)   the Issuer has paid or caused to be paid all sums payable by it under the Indenture; and

            (4)   the Issuer has delivered irrevocable instructions to the Trustee under the Indenture to apply the deposited money toward the payment of such notes at maturity or the redemption date, as the case may be.

        In addition, the Issuer must deliver an Officers' Certificate and an opinion of counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Transfer and Exchange

        A Holder may transfer or exchange notes in accordance with the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Issuer may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Issuer is not required to transfer or exchange any note selected for redemption. Also, the Issuer is not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

        The registered Holder of a note will be treated as the owner of the note for all purposes.

Amendment, Supplement and Waiver

        Except as provided in the next two succeeding paragraphs, the Indenture, any related guarantee and the notes issued thereunder may be amended or supplemented with the consent of the Holders of at least a majority in aggregate principal amount at maturity of the notes then outstanding and issued under the Indenture, including consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes, and any existing Default or Event of Default or compliance with any provision of the Indenture or the notes issued thereunder may be waived with the consent of the Holders of a majority in aggregate principal amount at maturity of the then outstanding notes issued under the Indenture, other than notes beneficially owned by the Issuer or its Affiliates (including consents obtained in connection with a purchase of or tender offer or exchange offer for notes).

        The Indenture provides that, without the consent of each Holder affected, an amendment or waiver may not, with respect to any notes issued under the Indenture and held by a non-consenting Holder:

          (1)   reduce the principal amount at maturity of notes whose Holders must consent to an amendment, supplement or waiver,

          (2)   reduce the Accreted Value of or change the fixed maturity of any such note or alter or waive the provisions with respect to the redemption of the notes (other than provisions relating to the covenants described above under the caption "—Repurchase at the Option of Holders"),

          (3)   reduce the rate of or change the time for payment of interest on any note,

          (4)   waive a Default or Event of Default in the payment of principal or Accreted Value of or premium, if any, or interest on the notes issued under the Indenture, except a rescission of acceleration of the notes by the Holders of at least a majority in aggregate principal amount at maturity of the notes and a waiver of the payment default that resulted from such acceleration, or in respect of a covenant or provision contained in the Indenture or any guarantee which cannot be amended or modified without the consent of all Holders,

          (5)   make any note payable in money other than that stated in the notes,

          (6)   make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of Holders to receive payments of principal or Accreted Value of or premium, if any, or interest on the notes,

          (7)   make any change in these amendment and waiver provisions,

          (8)   impair the right of any Holder to receive payment of principal or Accreted Value of, or interest on such Holder's notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder's notes, or

          (9)   change the method of calculation of Accreted Value except as provided in the Indenture.

        Notwithstanding the foregoing, without the consent of any Holder, the Issuer and the Trustee may amend or supplement the Indenture or the notes:

          (1)   to cure any ambiguity, omission, defect or inconsistency;

          (2)   to provide for uncertificated notes in addition to or in place of certificated notes;

          (3)   to comply with the covenant relating to mergers, consolidations and sales of assets;

          (4)   to provide the assumption of the Issuer's or any guarantor's obligations to Holders;

          (5)   to make any change that would provide any additional rights or benefits to the Holders or that does not adversely affect the legal rights under the Indenture of any such Holder;

          (6)   to add covenants for the benefit of the Holders or to surrender any right or power conferred upon the Issuer or any guarantor;

          (7)   to comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act;

          (8)   to evidence and provide for the acceptance and appointment under the Indenture of a successor Trustee pursuant to the requirements thereof;

          (9)   to provide for the issuance of exchange notes or private exchange notes, which are identical to exchange notes except that they are not freely transferable;

          (10) to add a guarantor under the Indenture;

          (11) to conform the text of the Indenture or the notes to any provision of this "Description of the Notes" to the extent that such provision in this "Description of the Notes" was intended to be a verbatim recitation of a provision of the Indenture or the notes; or

          (12) making any amendment to the provisions of the Indenture relating to the transfer and legending of notes; provided, however, that (i) compliance with the Indenture as so amended would not result in notes being transferred in violation of the Securities Act or any applicable securities law and (ii) such amendment does not materially and adversely affect the rights of Holders to transfer notes.

        The consent of the Holders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

Notices

        Notices given by publication will be deemed given on the first date on which publication is made and notices given by first-class mail, postage prepaid, will be deemed given five calendar days after mailing.

Concerning the Trustee

        The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Issuer, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

        The Indenture provides that the Holders of a majority in aggregate principal amount at maturity of the outstanding notes issued thereunder will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of the notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Governing Law

        The Indenture, the notes and any Guarantee will be governed by and construed in accordance with the laws of the State of New York.

Certain Definitions

        Set forth below are certain defined terms used in the Indenture. For purposes of the Indenture, unless otherwise specifically indicated, the term "consolidated" with respect to any Person refers to such Person consolidated with its Restricted Subsidiaries, and excludes from such consolidation any Unrestricted Subsidiary as if such Unrestricted Subsidiary were not an Affiliate of such Person.

        "Acceptable Exclusions" means

          (1)   war, invasion, hostile or warlike action in time of peace or war, including action in hindering, combating or defending against an actual, impending or expected attack by:

            (a)   any government or sovereign power (de jure or de facto),

            (b)   any authority maintaining or using a military, naval or air force,

            (c)   a military, naval, or air force, or

            (d)   any agent of any such government, power, authority or force;

          (2)   any anti-satellite device, or device employing atomic or nuclear fission or fusion, or device employing laser or directed energy beams;

          (3)   insurrection, strikes, labor disturbances, riots, civil commotion, rebellion, revolution, civil war, usurpation, or action taken by a government authority in hindering, combating or defending against such an occurrence, whether there be declaration of war or not;

          (4)   confiscation, nationalization, seizure, restraint, detention, appropriation, requisition for title or use by or under the order of any government or governmental authority or agent (whether secret or otherwise or whether civil, military or de facto) or public or local authority or agency;

          (5)   nuclear reaction, nuclear radiation, or radioactive contamination of any nature, whether such loss or damage be direct or indirect, except for radiation naturally occurring in the space environment;

          (6)   electromagnetic or radio frequency interference, except for physical damage to the Satellite directly resulting from such interference;

          (7)   willful or intentional acts of the directors or officers of the named insured, acting within the scope of their duties, designed to cause loss or failure of the Satellite;

          (8)   an act of one or more individuals, whether or not agents of a sovereign power, for political or terrorist purposes and whether the loss, damage or failure resulting therefrom is accidental or intentional;

          (9)   any unlawful seizure or wrongful exercise of control of the Satellite made by any individual or individuals acting for political or terrorist purposes, (x) loss of revenue, incidental damages or consequential loss;

          (10) loss of revenue, incidental damages or consequential loss;

          (11) extra expenses, other than the expenses insured under this policy;

          (12) third party liability;

          (13) loss of a redundant component(s) that does not cause a transponder failure; and

          (14) such other similar exclusions as may be customary for policies of such type as of the date of issuance or renewal of such coverage.

        "Accreted Value" means, as of any date (the "Specified Date"), the amount provided below for each $1,000 principal amount at maturity of notes:

          (1)   if the Specified Date occurs on one of the following dates (each, a "Semi-Annual Accrual Date"), the Accreted Value will equal the amount set forth below for such Semi-Annual Accrual Date:

Semi-Annual Accrual Date	Accreted Value
May 1, 2005	$634.34
November 1, 2005	$667.25
May 1, 2006	$701.86
November 1, 2006	$738.27
May 1, 2007	$776.57
November 1, 2007	$816.86
May 1, 2008	$859.23
November 1, 2008	$903.80
May 1, 2009	$950.69
November 1, 2009	$1,000.00

        The foregoing Accreted Values shall be increased, if necessary, to reflect any accretion of premium payable as described in "Registered Exchange Offer; Registration Rights."

          (2)   if the Specified Date occurs before the first Semi-Annual Accrual Date, the Accreted Value will equal the sum of (A) the original issue price of a note (which, for purposes of this definition is deemed to be $601.03 per $1,000 principal amount at maturity of the notes) and (B) an amount equal to the product of (x) the Accreted Value for the first Semi-Annual Accrual Date less such original issue price multiplied by (y) a fraction, the numerator of which is the number of days from the Issue Date to the Specified Date, using a 360-day year of twelve 30-day months, and the denominator of which is the number of days elapsed from the Issue Date to the first Semi-Accrual Date, using a 360-day year of twelve 30-day months;

          (3)   if the Specified Date occurs between two Semi-Accrual Dates, the Accreted Value will equal the sum of (A) the Accreted Value for the Semi-Annual Accrual Date immediately preceding such Specified Date and (B) an amount equal to the product of (x) the Accreted Value for the immediately following Semi-Annual Accrual Date less the Accreted Value for the Semi-Annual Accrual Date immediately preceding such Specified Date multiplied by (y) a fraction, the numerator of which is the number of days from the immediately preceding Semi-Annual Accrual Date to the Specified Date, using a 360-day year of twelve 30-day months, and the denominator of which is 180; or

          (4)   if the Specified Date occurs on or after the Full Accretion Date, the Accreted Value will equal $1,000.

        "Acquired Indebtedness" means, with respect to any specified Person,

          (1)   Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Restricted Subsidiary of such specified Person, and

          (2)   Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

        "Adjusted EBITDA" means, with respect to any Person and its Restricted Subsidiaries, on a consolidated basis, for any period, an amount equal to Consolidated Net Income for such period

          (1)   increased (without duplication) by:

            (a)   Consolidated Income Tax Expense accrued for such period to the extent deducted in determining Consolidated Net Income for such period; plus

            (b)   Consolidated Interest Expense (including interest under Satellite Purchase Agreements for such period to the extent excluded in determining Consolidated Interest Expense for such period) for such period to the extent deducted in determining Consolidated Net Income for such period; plus

            (c)   Consolidated Depreciation and Amortization Expense of such Person for such period to the extent such depreciation and amortization were deducted in computing Consolidated Net Income; plus

            (d)   collections on investments in sales-type leases during such period, to the extent not otherwise included in Consolidated Net Income for such period; plus

            (e)   to the extent deducted in arriving at Consolidated Net Income, foreign withholding taxes paid or accrued in such period; plus

            (f)    any amounts receivable for such period in connection with contracts that are attributable to Globo Comunicacões e Participacöes, Ltda.'s involvement in arrangements with Sky Multi-Country Partners; plus

            (g)   any expenses or charges related to any Equity Offering, Permitted Investment, acquisition, disposition, recapitalization or Indebtedness permitted to be incurred by the Indenture including a refinancing thereof (whether or not successful), including (i) such fees, expenses or charges related to the offering of the notes and the Credit Facilities and (ii) any amendment or other modification of the notes or the Credit Facilities, and, in each case, deducted in computing Consolidated Net Income; plus

            (h)   the amount of any restructuring charge deducted in such period in computing Consolidated Net Income, including any one-time costs incurred in connection with acquisitions after the Issue Date and costs related to closure of facilities; plus

            (i)    any other non-cash charges reducing Consolidated Net Income for such period, excluding any such charge that represents an accrual or reserve for a cash expenditure for a future period; plus

            (j)    the amount of any minority interest expense deducted in calculating Consolidated Net Income (less the amount of any cash dividends paid to the holders of such minority interests); plus

            (k)   the amount of management, monitoring, consulting and advisory fees and related expenses paid to the Investors;

          (2)   decreased by (without duplication):

            (a)   any gross profit on sales-type leases included in Consolidated Net Income for such period, except for collections on investments in sales-type leases during such period, to the extent included in Consolidated Net Income for such period; and

            (b)   non-cash items increasing Consolidated Net Income of the Issuer and the Restricted Subsidiaries for such period, excluding any items which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period; and

          (3)   increased or decreased by (without duplication):

            (a)   any net loss or gain resulting from currency exchange risk Hedging Obligations; plus or minus, as applicable

            (b)   without duplication, the Historical Adjustments.

        "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

        "Applicable Premium" means, with respect to any note on any Redemption Date, the greater of:

  (1)
  1.0% of the Accreted Value of the note; and

  (2)
  the excess of:

  (a)
  the present value at such redemption date of the redemption price of the note at November 1, 2009 (such redemption price being set forth in the table appearing above under the caption "—Optional Redemption") computed using a discount rate equal to the Treasury Rate as of such Redemption Date plus 50 basis points; over

    (b)
    the Accreted Value of the note.

        "Asset Sale" means

  (1)
  the sale, conveyance, transfer or other disposition, whether in a single transaction or a series of related transactions, of property or assets (including by way of a Sale and Lease-Back Transaction) of the Issuer or any Restricted Subsidiary (each referred to in this definition as a "disposition") or

  (2)
  the issuance or sale of Equity Interests of any Restricted Subsidiary, whether in a single transaction or a series of related transactions, in each case, other than:

  (a)
  a disposition of Cash Equivalents or Investment Grade Securities or obsolete or worn out equipment in the ordinary course of business or inventory (including the sale or leasing including by way of sales-type lease, of transponder capacity and the leasing or licensing of teleports);

  (b)
  the disposition of all or substantially all of the assets of the Issuer in a manner permitted pursuant to the provisions described above under "—Certain Covenants—Merger, Consolidation or Sale of All or Substantially All Assets" or any disposition that constitutes a Change of Control pursuant to the Indenture;

  (c)
  the making of any Restricted Payment or Permitted Investment that is permitted to be made, and is made, under the covenant described above under "—Certain Covenants—Limitation on Restricted Payments";

  (d)
  any disposition of assets or issuance or sale of Equity Interests of any Restricted Subsidiary in any transaction or series of transactions with an aggregate fair market value of less than $25.0 million;

  (e)
  any disposition of property or assets or issuance of securities by a Restricted Subsidiary to the Issuer or by the Issuer or a Restricted Subsidiary to a Restricted Subsidiary;

  (f)
  to the extent allowable under Section 1031 of the Internal Revenue Code of 1986, any exchange of like property (excluding any boot thereon) for use in a Similar Business;

  (g)
  the lease, assignment or sub-lease of any real or personal property in the ordinary course of business;

  (h)
  any sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary (with the exception of Investments in Unrestricted Subsidiaries acquired pursuant to clause (h) of the definition of Permitted Investments);

  (i)
  foreclosures on assets;

  (j)
  sales of accounts receivable (including in respect of sales-type leases) and related assets (including contract rights) which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable (including in respect of sales-type leases), or participations therein, in connection with any Receivables Facility;

  (k)
  any financing transaction with respect to property built or acquired by the Issuer or any Restricted Subsidiary after the Issue Date, including Sale and Lease-Back Transactions and asset securitizations permitted by the Indenture;

  (l)
  any Event of Loss; and

    (m)
    any sale of an Excluded Satellite; provided, that any cash and Cash Equivalents received in connection with the sale of an Excluded Satellite shall be treated as Net Proceeds of an Asset Sale and shall be applied as provided for under the provisions described under "—Repurchase at the Option of Holders—Asset Sales".

        "Board Resolution" means with respect to the Issuer, a duly adopted resolution of the Board of Directors of the Issuer or any committee thereof.

        "Business Day" means each day which is not a Legal Holiday.

        "Capital Stock" means

  (1)
  in the case of a corporation, corporate stock,

  (2)
  in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock,

  (3)
  in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited), and

  (4)
  any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

        "Capitalized Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP. For purposes of the covenant described under "—Certain Covenants—Limitation on Liens", a Capitalized Lease Obligation will be deemed to be secured by a Lien on the property being leased.

        "Cash Equivalents" means

  (1)
  United States dollars,

  (2)
  pounds sterling,

  (3)
  (a) euro, or any national currency of any participating member state in the European Union or,

  (b)
  in the case of any Foreign Subsidiary that is a Restricted Subsidiary, such local currencies held by them from time to time in the ordinary course of business,

  (4)
  securities issued or directly and fully and unconditionally guaranteed or insured by the United States government or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 24 months or less from the date of acquisition,

  (5)
  certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers' acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus of not less than $250.0 million in the case of domestic banks and $100.0 million (or the U.S. dollar equivalent as of the date of determination) in the case of foreign banks,

  (6)
  repurchase obligations for underlying securities of the types described in clauses (4) and (5) above, entered into with any financial institution meeting the qualifications specified in clause (5) above,

  (7)
  commercial paper rated at least P-1 by Moody's or at least A-1 by S&P and in each case maturing within 12 months after the date of creation thereof,

  (8)
  marketable short-term money market and similar funds (x) either having assets in excess of $250.0 million or (y) having a rating of at least P-2 or A-2 from either Moody's or S&P, respectively (or, if at any time neither Moody's nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency),

  (9)
  investment funds investing 95% of their assets in securities of the types described in clauses (1) through (8) above,

  (10)
  readily marketable direct obligations issued by any state of the United States of America or any political subdivision thereof having one of the two highest rating categories obtainable from either Moody's or S&P with maturities of 24 months or less from the date of acquisition and

  (11)
  Indebtedness or preferred stock issued by Persons with a rating of "A" or higher from S&P or "A2" or higher from Moody's with maturities of 12 months or less from the date of acquisition.

        Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clauses (1) through (3) above, provided that such amounts are converted into any currency listed in clauses (1) through (3) above as promptly as practicable and in any event within ten Business Days following the receipt of such amounts.

        "Change of Control" means the occurrence of any of the following:

  (1)
  the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the assets of the Issuer and its Subsidiaries, taken as a whole, to any Person other than a Permitted Holder; or

  (2)
  the Issuer becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than the Permitted Holders, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) of 50% or more of the total voting power of the Voting Stock of the Issuer or any of its direct or indirect parent corporations.

        "Consolidated Depreciation and Amortization Expense" means with respect to any Person for any period, the total amount of depreciation and amortization expense, including the amortization of deferred financing fees and other related noncash charges, excluding any noncash item that represents an accrual or reserve for a cash expenditure for a future period, of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

        "Consolidated Income Tax Expense" means, with respect to any Person for any period, the provision for federal, state, local and foreign taxes based on income or profits (including franchise taxes) payable by such Person and its Restricted Subsidiaries, for such period as determined on a consolidated basis in accordance with GAAP.

        "Consolidated Interest Expense" means, with respect to any Person for any period, the sum, without duplication, of:

    (a)
    consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted in computing Consolidated Net Income

      (including amortization of original issue discount resulting from the issuance of Indebtedness at less than par, non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of Hedging Obligations or other derivative instruments pursuant to Financial Accounting Standards Board Statement No. 133—"Accounting for Derivative Instruments and Hedging Activities"), the interest component of Capitalized Lease Obligations and net payments, if any, pursuant to interest rate Hedging Obligations, and excluding amortization of deferred financing fees, any expensing of bridge or other financing fees and any interest under Satellite Purchase Agreements),

    (b)
    (i) all cash dividend payments (excluding items eliminated in consolidation) on any series of preferred stock (including any Designated Preferred Stock) or any Refunding Capital Stock of such Person made during such period and (ii) all cash dividend payments (excluding items eliminated in consolidation) on any series of Disqualified Stock made during such period, and

    (c)
    consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued less

    (d)
    interest income for such period.

        For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

        "Consolidated Net Income" means, with respect to any Person for any period, the aggregate of the Net Income, of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided, however, that

  (1)
  any net after-tax extraordinary, non-recurring or unusual gains or losses (less all fees and expenses relating thereto) or expenses (including relating to severance, relocation costs, new product introductions, one-time compensation charges and the Transactions) shall be excluded,

  (2)
  the Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period,

  (3)
  any net after-tax income (loss) from disposed or discontinued operations and any net after-tax gains or losses on disposal of disposed or discontinued operations shall be excluded,

  (4)
  any net after-tax gains or losses (less all fees and expenses relating thereto) attributable to asset dispositions other than in the ordinary course of business, as determined in good faith by the Board of Directors of the Issuer, shall be excluded,

  (5)
  the Net Income for such period of any Person that is not a Subsidiary, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be excluded; provided that Consolidated Net Income of the Issuer shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash) to the referent Person or a Restricted Subsidiary thereof in respect of such period,

  (6)
  solely for the purpose of determining the amount of Cumulative Credit, the Net Income for such period of any Restricted Subsidiary (other than a Guarantor) shall be excluded if the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its Net Income is not at the date of determination wholly permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless (x) such restriction with respect to the payment of dividends or in similar distributions has been legally waived or (y) such restriction is permitted by the covenant described under "Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries", provided that Consolidated Net Income of the Issuer will be increased by the amount of dividends or other distributions or other payments actually paid in cash (or to the extent converted into cash) to the Issuer or a Restricted Subsidiary thereof in respect of such period, to the extent not already included therein,

  (7)
  effects of adjustments in any line item in such Person's consolidated financial statements required or permitted by the Financial Accounting Standards Board Statement Nos. 141 and 142 resulting from the application of purchase accounting in relation to the Transactions or any acquisition that is consummated after the Issue Date, net of taxes, shall be excluded,

  (8)
  any net after-tax income (loss) from the early extinguishment of Indebtedness or Hedging Obligations or other derivative instruments shall be excluded,

  (9)
  any impairment charge or asset write-off pursuant to Financial Accounting Standards Board Statement No. 142 and No. 144 and the amortization of intangibles arising pursuant to No. 141 shall be excluded, and

  (10)
  any non-cash compensation expense recorded from grants of stock appreciation or similar rights, stock options or other rights to officers, directors or employees shall be excluded.

        Notwithstanding the foregoing, for the purpose of the covenant described under "—Certain Covenants—Limitation on Restricted Payments" only, there shall be excluded from Consolidated Net Income any income arising from any sale or other disposition of Restricted Investments made by the Issuer and the Restricted Subsidiaries, any repurchases and redemptions of Restricted Investments from the Issuer and the Restricted Subsidiaries, any repayments of loans and advances which constitute Restricted Investments by the Issuer or any Restricted Subsidiary, any sale of the stock of an Unrestricted Subsidiary or any distribution or dividend from an Unrestricted Subsidiary, in each case only to the extent such amounts increase the amount of Restricted Payments permitted under such covenant pursuant to the definition of the term Cumulative Credit.

        "Consolidated Secured Debt Ratio" as of any date of determination means, the ratio of (a) Consolidated Total Indebtedness of any Person and its Restricted Subsidiaries that is secured by Liens as of the end of the most recent fiscal period for which financial reports have been filed with the SEC or provided to the Trustee, to (b) the aggregate amount of Adjusted EBITDA for the then most recent four fiscal quarters for which reports have been filed with the SEC or provided to the Trustee, in each case with such pro forma adjustments to Consolidated Total Indebtedness and Adjusted EBITDA as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of Debt to Adjusted EBITDA Ratio.

        "Consolidated Total Indebtedness" means, as at any date of determination, an amount equal to the sum of (1) the aggregate amount of all outstanding Indebtedness of any Person and its Restricted Subsidiaries and (2) the aggregate amount of all outstanding Disqualified Stock of such Person and all preferred stock of the Restricted Subsidiaries, with the amount of such Disqualified Stock and preferred stock equal to the greater of their respective voluntary or involuntary liquidation preferences and maximum fixed repurchase prices, in each case determined on a consolidated basis in accordance with GAAP.

        For purposes hereof, the "maximum fixed repurchase price" of any Disqualified Stock or preferred stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock or preferred stock as if such Disqualified Stock or preferred stock were purchased on any date on which Consolidated Total Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Stock or preferred stock, such fair market value shall be determined reasonably and in good faith by the Board of Directors of the Issuer.

        "Contingent Obligations" means, with respect to any Person, any obligation of such Person guaranteeing any leases (other than any lease or leases entered into in connection with any Sale Lease-Back Transaction), dividends or other obligations that do not constitute Indebtedness ("primary obligations") of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent,

  (1)
  to purchase any such primary obligation or any property constituting direct or indirect security therefor,

  (2)
  to advance or supply funds

  (A)
  for the purchase or payment of any such primary obligation or

  (B)
  to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, or

  (3)
  to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

        "Credit Facilities" means, with respect to the Issuer or any of its Restricted Subsidiaries, one or more debt facilities, including the Senior Credit Facilities, or commercial paper facilities with banks or other institutional lenders or investors or indentures providing for revolving credit loans, term loans, receivables financing, including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against receivables, letters of credit or other long-term indebtedness, including any guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements or refundings thereof and any indentures or credit facilities or commercial paper facilities with banks or other institutional lenders or investors that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount borrowable thereunder or alters the maturity thereof (provided that such increase in borrowings is permitted under "—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock").

        "Cumulative Credit" means the sum of (without duplication):

  (1)
  the aggregate net cash proceeds, and the fair market value of marketable securities or other property other than cash (as determined in good faith by the Board of Directors of the Issuer), received by the Issuer from the issue or sale (other than to a Restricted Subsidiary) of any class of Equity Interests, including Retired Capital Stock, in the Issuer after August 20, 2004, other than (A) Disqualified Stock, (B) Equity Interests to the extent the net cash proceeds therefrom are applied as provided for in clause (4) of the second paragraph under "—Certain Covenants—Limitation on Restricted Payments", (C) Designated Preferred Stock, (D) Refunding Capital Stock and (E) Excluded Contributions; plus

  (2)
  100% of any cash and the fair market value of marketable securities or other property other than cash (as determined in good faith by the Board of Directors of the Issuer) received by the Issuer as a capital contribution from its shareholders subsequent to August 20, 2004 other than any Excluded Contributions; plus

  (3)
  the principal amount (or accreted amount (determined in accordance with GAAP), if less) of any Indebtedness, or the liquidation preference or maximum fixed repurchase price, as the case may be, of any Disqualified Stock, of the Issuer or any Restricted Subsidiary issued after August 20, 2004 (other than any such Indebtedness or Disqualified Stock to the extent issued to a Restricted Subsidiary), which has been converted into or exchanged for Equity Interests in the Issuer (other than Disqualified Stock); plus

  (4)
  cumulative Adjusted EBITDA from and after July 1, 2004 to the end of the fiscal quarter immediately preceding the date of the proposed Restricted Payment, or, if cumulative Adjusted EBITDA for such period is negative, minus the amount by which cumulative Adjusted EBITDA is less than zero; plus

  (5)
  to the extent not already included in Adjusted EBITDA, 100% of the aggregate net cash proceeds received by the Issuer or a Restricted Subsidiary since August 20, 2004 from (A) Investments (other than Permitted Investments), whether through interest payments, principal payments, dividends or other distributions and payments, or the sale or other disposition (other than to the Issuer or a Restricted Subsidiary) thereof made by the Issuer and its Restricted Subsidiaries and (B) a cash dividend from, or the sale (other than to the Issuer or a Restricted Subsidiary) of the stock of, an Unrestricted Subsidiary; plus

  (6)
  if any Unrestricted Subsidiary is redesignated as a Restricted Subsidiary, the fair market value of all Investments by the Issuer and its Restricted Subsidiaries in such Subsidiary, as determined in good faith by the Board of Directors of the Issuer.

        Notwithstanding anything to the contrary above, any repayments of Restricted Payments made pursuant to clause (11) of the second paragraph of "—Certain Covenants—Limitation on Restricted Payments" shall be excluded from the calculation of Cumulative Credit.

        "Cumulative Interest Expense" means, in respect of any Restricted Payment, the sum of the aggregate amount of Consolidated Interest Expense of any Person and its Restricted Subsidiaries for the period from and after July 1, 2004 to the end of the fiscal quarter immediately preceding the proposed Restricted Payment.

        "Debt to Adjusted EBITDA Ratio" means, with respect to any Person for any period, such Person's ratio of (1) Consolidated Total Indebtedness as of the date of calculation (the "Determination Date") to (2) the Adjusted EBITDA for the four full consecutive fiscal quarters immediately preceding such Determination Date for which financial information is available (the "Measurement Period"). In the event that such Person or any Restricted Subsidiary incurs, assumes, guarantees or redeems any Indebtedness or issues or redeems Disqualified Stock or preferred stock subsequent to the commencement of the Measurement Period for which the Debt to Adjusted EBITDA Ratio is being calculated but prior to the Determination Date, then the Debt to Adjusted EBITDA Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee or redemption of Indebtedness, or such issuance or redemption of Disqualified Stock or preferred stock, as if the same had occurred at the beginning of the applicable four-quarter period.

        For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, consolidations and disposed operations (as determined in accordance with GAAP) that have been made by such Person or any Restricted Subsidiary during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Determination Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, consolidations and disposed operations (and the change in any associated obligations and the change in Adjusted EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into such Person or any Restricted Subsidiary since the beginning of such period) shall have made any Investment, acquisition, disposition, merger, consolidation or disposed operation that would have required adjustment pursuant to this definition, then the Debt to Adjusted EBITDA Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger, consolidation or disposed operation had occurred at the beginning of the applicable four-quarter period.

        For purposes of this definition, whenever pro forma effect is to be given to a transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Issuer. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Determination Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Issuer to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Issuer may designate.

        "Default" means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

        "Designated Noncash Consideration" means the fair market value of noncash consideration received by the Issuer or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Noncash Consideration pursuant to an Officers' Certificate, setting forth the basis of such valuation, executed by an executive vice president and the principal financial officer of the Issuer, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of such Designated Noncash Consideration.

        "Designated Preferred Stock" means preferred stock of the Issuer, PanAmSat or any parent corporation of the Issuer or PanAmSat (in each case other than Disqualified Stock) that is issued for cash (other than to a Restricted Subsidiary) and is so designated as Designated Preferred Stock, pursuant to an Officers' Certificate executed by an executive vice president and the principal financial officer of the Issuer or the applicable parent corporation thereof, as the case may be, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in the definition of the term "Cumulative Credit".

        "Disqualified Stock" means, with respect to any Person, any Capital Stock of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is putable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable, other than as a result of a change of control or asset sale, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, other than as a result of a change of control or asset sale, in whole or in part, in each case prior to the date 91 days after the earlier of the maturity date of the notes or the date the notes are no longer outstanding; provided, however, that if such Capital Stock is issued to any plan for the benefit of employees of the Issuer or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Issuer or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

        "Domestic Subsidiary" means, with respect to any Person, any Restricted Subsidiary of such Person other than a Foreign Subsidiary.

        "EMU" means economic and monetary union as contemplated in the Treaty on European Union.

        "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.

        "Equity Offering" means any public or private sale of common stock or preferred stock of the Issuer or any of its direct or indirect parent corporations (excluding Disqualified Stock), other than

  (1)
  public offerings with respect to the Issuer's or any direct or indirect parent corporation's common stock registered on Form S-8 and

  (2)
  any such public or private sale that constitutes an Excluded Contribution.

        "euro" means the single currency of participating member states of the EMU.

        "Event of Loss" is defined under "—Certain Covenants—Maintenance of Insurance."

        "Event of Loss Proceeds" means, with respect to any Event of Loss, all Satellite insurance proceeds received by the Issuer or any of the Restricted Subsidiaries in connection with such Event of Loss, after

  (1)
  provision for all income or other taxes measured by or resulting from such Event of Loss,

  (2)
  payment of all reasonable legal, accounting and other reasonable fees and expenses related to such Event of Loss,

  (3)
  payment of amounts required to be applied to the repayment of Indebtedness secured by a Lien on the Satellite that is the subject of such Event of Loss,

  (4)
  provision for payments to Persons who own an interest in the Satellite (including any transponder thereon) in accordance with terms of the agreement(s) governing the ownership of such interest by such Person (other than payments to insurance carriers required to be made based on the future revenues generated from such Satellite), and

  (5)
  deduction of appropriate amounts to be provided by the Issuer or such Restricted Subsidiary as a reserve, in accordance with GAAP, against any liabilities associated with the Satellite that was the subject of the Event of Loss.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

        "Excluded Contribution" means net cash proceeds, marketable securities or Qualified Proceeds received by the Issuer from

    (a)
    contributions to its common equity capital, and

    (b)
    the sale (other than to a Subsidiary of the Issuer or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of the Issuer) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of the Issuer,

in each case designated as Excluded Contributions pursuant to an officers' certificate executed by an executive vice president and the principal financial officer of the Issuer on the date such capital contributions are made or the date such Equity Interests are sold, as the case may be, which are excluded from the calculation set forth in the definition of the term "Cumulative Credit".

        "Excluded Satellite" means (a) the Satellites of the Issuer and its Restricted Subsidiaries identified as PAS-4, PAS-5, PAS-7, PAS-1R, PAS-6B, SBS-6, Galaxy 3R, Galaxy 4R, Galaxy 11 and Galaxy 10R and (b) any other Satellite that (i) is not expected or intended, in the good faith determination of the Board of Directors of the Issuer and evidenced by a Board Resolution delivered to the Trustee, to earn future revenues from the operation of such Satellite in excess of $25.0 million in any fiscal year, and (ii) has suffered loss or damage such that (1) the procurement of In-Orbit Insurance therefor in the amount and on the terms required by the Indenture would not be available for a price that is, and on other terms and conditions that are, commercially reasonable or (2) such In-Orbit Insurance would be subject to exclusions or limitations of coverage that would make the terms of the insurance commercially unreasonable, in either case, as determined in good faith by the Board of Directors of the Issuer and evidenced by a Board Resolution delivered to the Trustee.

        "Existing Indebtedness" means Indebtedness of the Issuer or the Restricted Subsidiaries in existence on the Issue Date, plus interest accruing thereon.

        "Existing Notes" means the 8 1/2% Senior Notes due 2012, the 6 1/2% Senior Notes due 2005, 6 3/8% Senior Notes due 2008, the 6 7/8% Senior Debentures due 2028 and the 9% Senior Notes due 2014 (the "2014 Notes"), in each case, of PanAmSat Corporation.

        "Foreign Subsidiary" means, with respect to any Person, any Restricted Subsidiary of such Person that is not organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof.

        "GAAP" means generally accepted accounting principles in the United States which are in effect on August 20, 2004.

        "Government Securities" means securities that are

          (a)   direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged, or

          (b)   obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuers thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depository receipt.

        "guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.

        "Guarantee" means any guarantee by any Person of the Issuer's Obligations under the Indenture.

        "Guarantor" means any Restricted Subsidiary that is a Domestic Subsidiary that executes a Guarantee under the covenant described under the caption "—Certain Covenants—Limitation on Guarantees of Indebtedness by Restricted Subsidiaries".

        "Hedging Obligations" means, with respect to any Person, the obligations of such Person under any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, foreign exchange contract, currency swap agreement or similar agreement providing for the transfer or mitigation of interest rate or currency risks either generally or under specific contingencies.

        "Historical Adjustments" means with respect to any Person, without duplication, the following items to the extent incurred prior to August 20, 2004:

          (1)   adjustment of sales-type leases to operating leases;

          (2)   elimination of new sales-type leases;

          (3)   loss on conversion of sales-type leases;

          (4)   impairment charges from satellite write-downs;

          (5)   gain on satellite insurance claims;

          (6)   restructuring charges;

          (7)   reserves for long-term receivables and sales-type lease adjustments, including customer-related long-term receivables evaluated as uncollectible;

          (8)   reversal of allowance for customer credits, including any amounts receivable for such period in connection with contracts that are attributable to Globo Comunicacões e Participacöes, Ltda.'s involvement in arrangements with Sky Multi-Country Partners;

          (9)   change in reserve estimates related to two of the Issuer's minority Investments based on the Issuer's assessment of the investee's market value;

          (10) leaseback expense net of deferred gain;

          (11) other non-operating items consisting of (i) transaction related fees and expenses including management retention bonuses, (ii) fees and expenses related to prior acquisitions and due diligence for acquisitions not consummated, (iii) non-cash stock compensation expense, (iv) gain or loss on disposals and non-cash write-offs of other property and equipment, (v) non-cash losses from an investment accounted for by the equity method, (vi) reserve adjustments and (vii) gain on termination of the Galaxy 8-iR construction contract.

        "Holder" means a holder of the notes.

        "Indebtedness" means, with respect to any Person,

          (1)   any indebtedness (including principal and premium) of such Person, whether or not contingent

            (a)   in respect of borrowed money,

            (b)   evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers' acceptances (or, without double counting, reimbursement agreements in respect thereof),

            (c)   representing the balance deferred and unpaid of the purchase price of any property (including Capitalized Lease Obligations and the present value (discounted at the interest rate borne by the notes, compounded annually) of total obligations of the lessee for rental payments during the remaining term of the lease included in any Sale and Lease-Back Transaction (including any period for which such lease has been extended)), except any such balance that constitutes a trade payable or similar obligation to a trade creditor, in each case accrued in the ordinary course of business, or

            (d)   representing any Hedging Obligations,

    if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP,

          (2)   to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the obligations of the type referred to in clause (1) of another Person (whether or not such items would appear upon the balance sheet of the such obligor or guarantor), other than by endorsement of negotiable instruments for collection in the ordinary course of business, and

          (3)   to the extent not otherwise included, the obligations of the type referred to in clause (1) of another Person secured by a Lien on any asset owned by such Person, whether or not such Indebtedness is assumed by such Person;

  provided, however, that notwithstanding the foregoing, Indebtedness shall be deemed not to include (A) Contingent Obligations incurred in the ordinary course of business; (B) obligations under or in respect of Receivables Facilities; (C) deferred or prepaid revenues; (D) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller; (E) obligations to make payments to one or more insurers under satellite insurance policies in respect of premiums or the requirement to remit to such insurer(s) a portion of the future revenues generated by a satellite which has been declared a constructive total loss, in each case in accordance with the terms of the insurance policies relating thereto; or (F) any obligations to make progress or incentive payments under any satellite manufacturing contract or to make payments under satellite launch contracts in respect of launch services provided thereunder, in each case, to the extent not overdue by more than 90 days.

        "Independent Financial Advisor" means an accounting, appraisal, investment banking firm or consultant to Persons engaged in Similar Businesses of nationally recognized standing that is, in the good faith judgment of the Issuer, qualified to perform the task for which it has been engaged.

        "Initial Purchaser" means Citigroup Global Markets Inc.

        "In-Orbit Insurance" means, with respect to any Satellite, insurance for risk of loss of and damage to such Satellite attaching upon the expiration of the launch insurance therefor and renewing, during the commercial in-orbit service of such Satellite, prior to the expiration of the immediately preceding corresponding In-Orbit Insurance policy, subject to the terms and conditions set forth in the Indenture.

        "In-Orbit Spare Satellite" means a Satellite that:

          (1)   shall meet or exceed the performance requirements to which the customer would be entitled pursuant to its service agreement with respect to each Satellite being protected (or the C-band or Ku-band payloads separately on a hybrid C/Ku-band Satellite, provided both payloads on such Satellite are so protected or insured by insurance in accordance with "—Certain Covenants—Maintenance of Insurance"); and

          (2)   to the extent necessary to serve the present and future intended customer base for the Satellite being protected (or the C-band or Ku-band payloads separately on a hybrid C/Ku-band Satellite, provided both payloads on such Satellite are so protected or insured by insurance in accordance with "—Certain Covenants—Maintenance of Insurance"), shall have a similar or better footprint coverage and power levels and similar operating radio frequencies when compared to each Satellite (or the C-band or Ku-band payloads separately on a hybrid C/Ku-band Satellite, provided both payloads on such Satellite are so protected or insured by insurance in accordance with "—Certain Covenants—Maintenance of Insurance") for which it shall be maintained as an In-orbit Spare Satellite;

provided that a Satellite that has both C-band and Ku-band payloads, shall be deemed to be an "In-orbit Spare Satellite" with respect to each payload as to which it meets the foregoing criteria as applied to such payload separately.

        "Investment Grade Rating" means a rating equal to or higher than Baa3 (or the equivalent) by Moody's and BBB- (or the equivalent) by S&P, or an equivalent rating by any other Rating Agency.

        "Investment Grade Securities" means

          (1)   securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents),

          (2)   debt securities or debt instruments with a rating of BBB- or higher by S&P or Baa3 or higher by Moody's or the equivalent of such rating by such rating organization, or, if no rating of S&P or Moody's then exists, the equivalent of such rating by any other nationally recognized securities rating agency, but excluding any debt securities or instruments constituting loans or advances among the Issuer and its Subsidiaries,

          (3)   investments in any fund that invests exclusively in investments of the type described in clauses (1) and (2) above which fund may also hold immaterial amounts of cash pending investment or distribution, and

          (4)   corresponding instruments in countries other than the United States customarily utilized for high quality investments.

        "Investments" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit, advances to customers, commission, travel and similar advances to officers and employees, in each case made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet (excluding the footnotes) of the Issuer in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. For purposes of the definition of "Unrestricted Subsidiary" and the covenant described under "—Certain Covenants—Limitation on Restricted Payments,"

          (1)   "Investments" shall include the portion (proportionate to the Issuer's equity interest in such Subsidiary) of the fair market value of the net assets of a Subsidiary of the Issuer at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Issuer shall be deemed to continue to have a permanent "Investment" in an Unrestricted Subsidiary in an amount (if positive) equal to

            (x)   the Issuer's "Investment" in such Subsidiary at the time of such redesignation less

            (y)   the portion (proportionate to the Issuer's equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and

          (2)   any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors of the Issuer.

Notwithstanding the foregoing, payments made under contracts to construct, launch, operate or insure Satellites which contracts are entered into in the ordinary course of business shall not constitute Investments.

        "Investors" means Kohlberg Kravis Roberts & Co. L.P., TC Group, L.L.C. (which operates under the trade name "The Carlyle Group") and Providence Equity Partners and their respective Affiliates.

        "Issue Date" means October 19, 2004.

        "Issuer" means PanAmSat Holding Corporation, a Delaware corporation, and its successors.

        "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided that in no event shall an operating lease be deemed to constitute a Lien.

        "Legal Holiday" means a Saturday, a Sunday or a day on which banking institutions are not required to be open in the State of New York.

        "Moody's" means Moody's Investors Service, Inc. and any successor to its rating agency business.

        "Net Income" means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends.

        "Net Proceeds" means the aggregate cash proceeds received by the Issuer or any Restricted Subsidiary in respect of any Asset Sale, including any cash received upon the sale or other disposition of any Designated Noncash Consideration received in any Asset Sale, net of the direct costs relating to such Asset Sale and the sale or disposition of such Designated Noncash Consideration, including legal, accounting and investment banking fees, and brokerage and sales commissions, any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of principal, premium, if any, and interest on Pari Passu Indebtedness required (other than required by clause (1) of the second paragraph of "—Repurchase at the Option of Holders—Asset Sales") to be paid as a result of such transaction and any deduction of appropriate amounts to be provided by the Issuer as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Issuer after such sale or other disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

        "Net Transponder Capacity" means the aggregate transponder transmission capacity for all in-orbit transponders then owned by the Issuer and the Restricted Subsidiaries less the amount of capacity relating to transponders which are not at such time available for use whether due to legal, regulatory, technical or contractual restrictions or otherwise.

        "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and banker's acceptances), damages and other liabilities, and guarantees of payment of such principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Indebtedness.

        "Officer" means the Chairman of the Board, the Chief Executive Officer, the President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of the Issuer.

        "Officers' Certificate" means a certificate signed on behalf of the Issuer by two Officers of the Issuer, one of whom must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Issuer that meets the requirements set forth in the Indenture.

        "Opinion of Counsel" means a written opinion from legal counsel. The counsel may be an employee of or counsel to the Issuer.

        "PanAmSat" means PanAmSat Corporation, a Delaware corporation, and its successors.

        "Pari Passu Indebtedness" means with respect to any Person:

          (1)   Indebtedness of such Person, whether outstanding on the Issue Date or thereafter incurred; and

          (2)   all other Obligations of such Person (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to such Person whether or not post-filing interest is allowed in such proceeding) in respect of Indebtedness described in clause (1) above, unless, in the case of clauses (1) and (2), in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such Indebtedness or other Obligations are subordinate in right of payment to the notes, provided, however, that Pari Passu Indebtedness shall not include:

          (A)  any obligation of such Person to the Issuer or any Subsidiary;

          (B)  any liability for Federal, state, local or other taxes owed or owing by such Person;

          (C)  any accounts payable or other liability to trade creditors arising in the ordinary course of business; or

          (D)  any Indebtedness or other Obligation of such Person which is subordinate or junior in any respect to any other Indebtedness or other Obligation of such Person.

        "Permitted Asset Swap" means the concurrent purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets (including transponders or transponder capacity) and cash or Cash Equivalents between the Issuer or any of its Restricted Subsidiaries and another Person; provided, that any cash or Cash Equivalents received must be applied in accordance with the covenant described in "—Repurchase at the Option of Holders—Asset Sales".

        "Permitted Holders" means each of Kohlberg Kravis Roberts & Co. L.P., TC Group, L.L.C. (which operates under the trade name "The Carlyle Group") and Providence Equity Partners and their respective Affiliates and members of management of the Issuer who are shareholders of the Issuer on the Issue Date.

        "Permitted Investments" means

          (a)   any Investment in the Issuer or any Restricted Subsidiary;

          (b)   any Investment in cash and Cash Equivalents or Investment Grade Securities;

          (c)   any Investment by the Issuer or any Restricted Subsidiary of the Issuer in a Person that is engaged in a Similar Business if as a result of such Investment

            (1)   such Person becomes a Restricted Subsidiary or

            (2)   such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Issuer or a Restricted Subsidiary;

          (d)   any Investment in securities or other assets not constituting cash or Cash Equivalents and received in connection with an Asset Sale made pursuant to the provisions of "—Repurchase at the Option of Holders—Asset Sales" or any other disposition of assets not constituting an Asset Sale;

          (e)   any Investment existing on August 20, 2004;

          (f)    any Investment acquired by the Issuer or any Restricted Subsidiary

            (1)   in exchange for any other Investment or accounts receivable held by the Issuer or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the Issuer of such other Investment or accounts receivable or

            (2)   as a result of a foreclosure by the Issuer or any Restricted Subsidiary with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

          (g)   Hedging Obligations permitted under clause (j) of the covenant described in "—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock" covenant;

          (h)   any Investment in a Similar Business having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (h) that are at that time outstanding (without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash or marketable securities), not to exceed the greater of (x) $250.0 million and (y) 4.5% of Total Assets at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

          (i)    Investments the payment for which consists of Equity Interests of the Issuer, or any of its direct or indirect parent corporations (exclusive of Disqualified Stock); provided, however, that such Equity Interests will not increase the amount available for Restricted Payments under the calculation set forth in the definition of the term "Cumulative Credit".

          (j)    guarantees of Indebtedness permitted under the covenant described in "—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock;"

          (k)   any transaction to the extent it constitutes an investment that is permitted and made in accordance with the provisions of the second paragraph of the covenant described under "—Certain Covenants—Transactions with Affiliates" (except transactions described in clauses (2), (5) and (9) of such paragraph);

          (l)    Investments consisting of purchases and acquisitions of inventory, supplies, material or equipment;

          (m)  additional Investments having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (m) that are at that time outstanding (without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash or marketable securities), not to exceed the greater of (x) $125.0 million and (y) 2.25% of Total Assets at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

          (n)   Investments relating to any special purpose Wholly-Owned Subsidiary of the Issuer organized in connection with a Receivables Facility that, in the good faith determination of the Board of Directors of the Issuer, are necessary or advisable to effect such Receivables Facility;

          (o)   Investments in Subsidiaries or joint ventures formed for the purpose of selling or leasing transponder capacity to third party customers in the ordinary course of business of the Issuer and its Restricted Subsidiaries which Investments are in the form of transfers to such Subsidiaries or joint ventures for fair market value of transponders or transponder capacity sold or to be sold or leased or to be leased by such Subsidiaries or joint ventures; provided that all such Investments in Subsidiaries and joint ventures do not exceed 10% of Net Transponder Capacity;

          (p)   advances to employees not in excess of $25.0 million outstanding at any one time, in the aggregate;

          (q)   loans and advances to officers, directors and employees for business-related travel expenses, moving expenses and other similar expenses, in each case incurred in the ordinary course of business; and

          (r)   Investments in any joint venture in existence as of August 20, 2004; provided that all such Investments made after August 20, 2004 pursuant to this clause (r) in all such joint ventures do not exceed $10.0 million.

        "Permitted Liens" means, with respect to any Person:

          (1)   pledges or deposits by such Person under workmen's compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case incurred in the ordinary course of business;

          (2)   Liens imposed by law, such as carriers', warehousemen's and mechanics' Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review;

        (3)   Liens for taxes, assessments or other governmental charges not yet due or payable or subject to penalties for nonpayment or which are being contested in good faith by appropriate proceedings;

        (4)   Liens in favor of issuers of performance and surety bonds or bid bonds or with respect to other regulatory requirements or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business;

        (5)   minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or Liens incidental, to the conduct of the business of such Person or to the ownership of its properties which were not incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

        (6)   Liens securing Indebtedness permitted to be incurred pursuant to clause (a), (d) or (l) of the second paragraph under "—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock;"

        (7)   Liens existing on the Issue Date;

        (8)   Liens on property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided, however, such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming such a subsidiary; provided, further, however, that such Liens may not extend to any other property owned by the Issuer or any Restricted Subsidiary;

        (9)   Liens on property at the time the Issuer or a Restricted Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into the Issuer or any Restricted Subsidiary; provided, however, that such Liens are not created or incurred in connection with, or in contemplation of, such acquisition; provided, further, however, that the Liens may not extend to any other property owned by the Issuer or any Restricted Subsidiary;

        (10) Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Issuer or another Restricted Subsidiary permitted to be incurred in accordance with the covenant described under "—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock;"

        (11) Liens securing Hedging Obligations so long as the related Indebtedness is, and is permitted under the Indenture to be, secured by a Lien on the same property securing such Hedging Obligations;

        (12) Liens on specific items of inventory of other goods and proceeds of any Person securing such Person's obligations in respect of bankers' acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

        (13) leases and subleases of real property which do not materially interfere with the ordinary conduct of the business of the Issuer or any of the Restricted Subsidiaries;

        (14) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Issuer and its Restricted Subsidiaries in the ordinary course of business;

        (15) Liens (including Liens in connection with Sale and Lease-Back Transactions) in favor of the Issuer or any Restricted Subsidiary;

        (16) Liens on equipment of the Issuer or any Restricted Subsidiary granted in the ordinary course of business to the Issuer's client at which such equipment is located;

        (17) Liens on accounts receivable and related assets incurred in connection with a Receivables Facility;

        (18) Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancing, refunding, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (6), (7), (8), (9), (10), (11) and (15); provided however, that (x) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property), and (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (6), (7), (8), (9), (10), (11) and (15) at the time the original Lien became a Permitted Lien under the Indenture, and (B) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement;

        (19) deposits made in the ordinary course of business to secure liability to insurance carriers;

        (20) other Liens securing obligations incurred in the ordinary course of business which obligations do to exceed $25 million at any one time outstanding;

        (21) Liens incurred to secure Obligations in respect of term loans or revolving loans (including principal, premium, interest, penalties, fees, indemnifications, reimbursements and other amounts relating thereto) under any Credit Facilities or Indebtedness related to any Sale and Lease-Back Transaction; provided that, at the time of incurrence and after giving pro forma effect thereto, the Consolidated Secured Debt Ratio would be no greater than 4.5 to 1.0.

        For purposes of this definition, the term "Indebtedness" shall be deemed to include interest on such Indebtedness.

        "Person" means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

        "preferred stock" means any Equity Interest with preferential rights of payment of dividends or upon liquidation, dissolution, or winding up.

        "Qualified Proceeds" means assets that are used or useful in, or Capital Stock of any Person engaged in, a Similar Business; provided that the fair market value of any such assets or Capital Stock shall be determined by the board of directors in good faith.

        "Rating Agencies" mean Moody's and S&P or if Moody's or S&P or both shall not make a rating on the notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Issuer (as certified by a Board Resolution) which shall be substituted for Moody's or S&P or both, as the case may be.

        "Receivables Facility" means one or more receivables financing facilities, as amended from time to time, the Indebtedness of which is non-recourse (except for standard representations, warranties, covenants and indemnities made in connection with such facilities) to the Issuer and the Restricted Subsidiaries pursuant to which the Issuer or any of its Restricted Subsidiaries sells its accounts receivable to a Person that is not a Restricted Subsidiary.

        "Receivables Fees" means distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Receivables Facility.

        "Registration Rights Agreement" means the Registration Rights Agreement dated as of October 19, 2004, between the Issuer and the Initial Purchaser.

        "Related Business Assets" means assets (other than cash or Cash Equivalents) used or useful in a Similar Business, provided that any assets received by the Issuer or a Restricted Subsidiary in exchange for assets transferred by the Issuer or a Restricted Subsidiary shall not be deemed to be Related Business Assets if they consist of securities of a Person, unless upon receipt of the securities of such Person, such Person would become a Restricted Subsidiary.

        "Restricted Investment" means an Investment other than a Permitted Investment.

        "Restricted Subsidiary" means, at any time, any direct or indirect Subsidiary of the Issuer (including any Foreign Subsidiary) that is not then an Unrestricted Subsidiary; provided, however, that upon the occurrence of an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of "Restricted Subsidiary."

        "S&P" means Standard & Poor's, a division of The McGraw-Hill Companies, Inc., and any successor to its rating agency business.

        "Sale and Lease-Back Transaction" means any arrangement with any Person providing for the leasing by the Issuer or any Restricted Subsidiary of any real or tangible personal property, which property has been or is to be sold or transferred by the Issuer or such Restricted Subsidiary to such Person in contemplation of such leasing.

        "Satellite" means any satellite owned by, or leased to, the Issuer or any of its Restricted Subsidiaries and any satellite purchased pursuant to the terms of a Satellite Purchase Agreement, whether such satellite is in the process of manufacture, has been delivered for launch or is in orbit (whether or not in operational service).

        "Satellite Manufacturer" means, with respect to any Satellite, the prime contractor and manufacturer of such Satellite.

        "Satellite Purchase Agreement" means, with respect to any Satellite, the agreement between the applicable Satellite Purchaser and the applicable Satellite Manufacturer relating to the manufacture, testing and delivery of such Satellite.

        "Satellite Purchaser" means the Issuer or Restricted Subsidiary that is a party to a Satellite Purchase Agreement.

        "SEC" means the Securities and Exchange Commission.

        "Securities Act" means the Securities Act of 1933 and the rules and regulations of the SEC promulgated thereunder.

        "Senior Credit Facilities" means the Credit Agreement dated as of August 20, 2004 by and among PanAmSat, the Restricted Subsidiaries, the lenders party thereto in their capacities as lenders thereunder, Citicorp North America, Inc., as Administrative Agent, Credit Suisse First Boston, as

Syndication Agent, and Bear Stearns Corporate Lending Inc. and Lehman Commercial Paper Inc., as Co-Documentation Agents, including any guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements or refundings thereof and any indentures or credit facilities or commercial paper facilities with banks or other institutional lenders or investors that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount borrowable thereunder or alters the maturity thereof (provided that such increase in borrowings is permitted under "—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock" above).

        "Significant Subsidiary" means any Restricted Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such regulation is in effect on the date hereof.

        "Similar Business" means any business conducted or proposed to be conducted by the Issuer and its Restricted Subsidiaries on the Issue Date or any business that is similar, reasonably related, incidental or ancillary thereto.

        "Special Interest" means all liquidated damages then owing pursuant to the Registration Rights Agreement.

        "Subordinated Indebtedness" means any Indebtedness of the Issuer which is by its terms subordinated in right of payment to the notes.

        "Subsidiary" means, with respect to any Person,

        (1)   any corporation, association, or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof and

        (2)   any partnership, joint venture, limited liability company or similar entity of which (x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise, and (y) such Person or any Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

        "Total Assets" means the total assets of the Issuer and the Restricted Subsidiaries, as shown on the most recent balance sheet of the Issuer.

        "Transaction Agreement" means collectively, the Transaction Agreement dated April 20, 2004, among Constellation, LLC, the Issuer, The DIRECTV Group, Inc. and PAS Merger Sub, Inc., the Letter Agreement dated May 17, 2004, among Constellation, LLC, Carlyle PanAmSat I, L.L.C. and Carlyle PanAmSat II L.L.C., the Letter Agreement dated May 17, 2004 among Constellation, LLC, PEP PAS, LLC and PEOP PAS, LLC, and the Letter Agreement dated August 12, 2004, between The DIRECTV Group, Inc. and Constellation, LLC and acknowledged by the Issuer.

        "Transactions" means the transactions contemplated by (i) the Transaction Agreement, (ii) the offering of the 2014 Notes, (iii) the Senior Credit Facilities and (iv) the offering of the notes and the use of proceeds therefrom.

        "Treasury Rate" means, as of any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to November 1, 2009; provided, however, that if the period from the redemption date to November 1, 2009, is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

        "Trustee" means The Bank of New York, a New York banking corporation, until a successor replaces it and, thereafter, means the successor.

        "Unrestricted Subsidiary" means

        (1)   any Subsidiary of the Issuer which at the time of determination is an Unrestricted Subsidiary (as designated by the Board of Directors of the Issuer, as provided below) and

        (2)   any Subsidiary of an Unrestricted Subsidiary.

        The Board of Directors of the Issuer may designate any Subsidiary of the Issuer (including any existing Subsidiary and any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on, any property of, the Issuer or any Subsidiary of the Issuer (other than any Subsidiary of the Subsidiary to be so designated), provided that

          (a)   any Unrestricted Subsidiary must be an entity of which shares of the capital stock or other equity interests (including partnership interests) entitled to cast at least a majority of the votes that may be cast by all shares or equity interests having ordinary voting power for the election of directors or other governing body are owned, directly or indirectly, by the Issuer,

          (b)   such designation complies with the covenants described under "—Certain Covenants—Limitation on Restricted Payments" and

          (c)   each of

            (1)   the Subsidiary to be so designated and

            (2)   its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Issuer or any Restricted Subsidiary.

        The Board of Directors of the Issuer may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that, immediately after giving effect to such designation no Default or Event of Default shall have occurred and be continuing and either

        (1)   in the case of any Subsidiary of the Issuer that is not also a Subsidiary of PanAmSat, (A) the Issuer could incur at least $1.00 of additional Indebtedness pursuant to the Debt to Adjusted EBITDA Ratio test of the Issuer described in clause (i) of the first sentence under "—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock" or (B) the Debt to Adjusted EBITDA Ratio for the Issuer would be less than such ratio for the Issuer immediately prior to such designation, in each case on a pro forma basis taking into account such designation.

        (2)   in the case of PanAmSat and any Restricted Subsidiary of PanAmSat, (A) PanAmSat could incur at least $1.00 of additional Indebtedness pursuant to the Debt to Adjusted EBITDA Ratio test of PanAmSat described in clause (ii) of the first sentence under "—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock" or (B) the Debt to Adjusted EBITDA

Ratio for PanAmSat would be less than such ratio for PanAmSat immediately prior to such designation, in each case on a pro forma basis taking into account such designation.

        Any such designation by the Board of Directors of the Issuer shall be notified by the Issuer to the Trustee by promptly filing with the Trustee a copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions.

        "Voting Stock" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

        "Weighted Average Life to Maturity" means, when applied to any Indebtedness, Disqualified Stock or preferred stock, as the case may be, at any date, the quotient obtained by dividing:

            (1)   the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or preferred stock multiplied by the amount of such payment, by

            (2)   the sum of all such payments.

        "Wholly-Owned Subsidiary" of any Person means a Subsidiary of such Person, 100% of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person.

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES
OF THE EXCHANGE OFFER

        The exchange of outstanding notes for exchange notes in the exchange offer will not constitute a taxable event to holders for United States federal income tax purposes. Consequently, no gain or loss will be recognized by a holder upon receipt of an exchange note, the holding period of the exchange note will include the holding period of the outstanding note exchanged therefor and the basis of the exchange note will be the same as the basis of the outstanding note immediately before the exchange.

        In any event, persons considering the exchange of outstanding notes for exchange notes should consult their own tax advisors concerning the United States federal income tax consequences in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction.

PLAN OF DISTRIBUTION

        Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where the outstanding notes were acquired as a result of market-making activities or other trading activities. To the extent any such broker-dealer participates in the exchange offer and so notifies us, or causes us to be so notified in writing, we have agreed that for a period of 180 days after the consummation of the exchange offer or until such broker-dealer has sold all exchange notes held by it, we will make this prospectus, as amended or supplemented, available to such broker-dealer for use in connection with any such resale, and will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal.

        We will not receive any proceeds from any exchange of outstanding notes for exchange notes or from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own accounts pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of these methods of resale, at market prices prevailing at the time of resale, at prices related to the prevailing market prices or negotiated prices. Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer or the purchasers of any exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of the exchange notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any resale of exchange notes and any commissions or concessions received by these persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

        We have agreed to pay all expenses incident to the exchange offer other than commissions or concessions of any brokers or dealers and, except in certain circumstances, the expenses of counsel and other advisors of the holders and will indemnify the holders of outstanding notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act.

INDUSTRY AND MARKET DATA

        We obtained the industry, market and competitive position data used throughout this prospectus from our own internal estimates and research as well as from industry and general publications and research, surveys and studies conducted by third parties.

AVAILABLE INFORMATION

        PanAmSat Holding Corporation has filed with the Securities and Exchange Commission, or SEC, a registration statement on Form S-4 under the Securities Act with respect to the exchange notes being offered hereby. This prospectus, which forms a part of the registration statement, does not contain all of the information set forth in the registration statement. For further information with respect to us and the exchange notes, reference is made to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete, and, where such contract or other document is an exhibit to the registration statement, each such statement is qualified by the provisions in such exhibit, to which reference is hereby made.

        PanAmSat Holding Corporation is currently subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files annual, quarterly and current reports and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-888-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's website at www.sec.gov or from our website at www.panamsat.com. However, neither the information we file with the SEC nor the information on our website constitutes a part of this prospectus.

LEGAL MATTERS

        The validity of the exchange notes offered hereby will be passed upon for us by Simpson Thacher & Bartlett LLP, New York, New York. Certain partners of Simpson Thacher & Bartlett LLP, members of their families, related persons and other have an indirect interest, through limited partnerships that are investors in the KKR Millennium Fund L.P., in less than 1% of PanAmSat Holding Corporation's common stock.

EXPERTS

        The consolidated financial statements of PanAmSat Holding Corporation and subsidiaries as of December 31, 2003 and 2004, and for each of the three years in the period ended December 31, 2004, included in this prospectus and the related financial statement schedules included elsewhere in the registration statement have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports appearing herein and elsewhere in the registration statement, and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of PanAmSat Holding Corporation

We have audited the accompanying consolidated balance sheets of PanAmSat Holding Corporation and subsidiaries (the "Company") as of December 31, 2003 and 2004, and the related consolidated statements of operations, changes in stockholders' equity and comprehensive income (loss), and of cash flows for each of the three years in the period ended December 31, 2004. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of PanAmSat Holding Corporation and subsidiaries as of December 31, 2003 and 2004, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2004, in conformity with accounting principles generally accepted in the United States of America.

/s/  DELOITTE & TOUCHE LLP

Stamford, Connecticut
February 17, 2005
(April 11, 2005 as to Note 17)

PANAMSAT HOLDING CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(In Thousands, Except per Share Data)

	Years Ended December 31,
	2002	2003	2004
REVENUES:
Operating leases, satellite services and other	$792,691	$814,006	$811,124
Outright sales and sales-type leases	19,599	17,005	15,946

Total revenues	812,290	831,011	827,070

OPERATING COSTS AND EXPENSES:
Cost of outright sales and sales-type leases	—	—	2,224
Depreciation and amortization	335,717	312,833	294,822
Direct operating costs (exclusive of depreciation and amortization)	126,387	149,696	157,354
Selling, general and administrative expenses	101,983	86,081	111,906
Satellite impairment loss	—	—	99,946
Facilities restructuring and severance costs	13,708	4,227	6,192
Gain on insurance claims	(40,063)	—	(9,090)
Loss on termination of sales-type leases	18,690	—	—
Gain on sale of teleport	—	—	(11,113)
Transaction-related costs	—	—	155,131

Total operating costs and expenses	556,422	552,837	807,372

INCOME FROM OPERATIONS	255,868	278,174	19,698
INTEREST EXPENSE—Net	142,470	143,632	191,987

INCOME (LOSS) BEFORE INCOME TAXES	113,398	134,542	(172,289)
INCOME TAX EXPENSE (BENEFIT)	28,350	35,010	(93,301)

NET INCOME (LOSS)	$85,048	$99,532	$(78,988)

NET INCOME (LOSS) PER SHARE—basic and diluted	$0.20	$0.23	$(0.26)

See notes to consolidated financial statements.

PANAMSAT HOLDING CORPORATION

CONSOLIDATED BALANCE SHEETS

(In Thousands, Except Share Data)

	December 31,
		2004
	2003	Actual	Pro-forma (unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$176,087	$38,982	$38,982
Short-term investments	374,097	—	—
Accounts receivable—net	77,006	69,380	69,380
Net investment in sales-type leases	23,068	24,776	24,776
Prepaid expenses and other (principally prepaid insurance)	20,428	26,595	26,595
Deferred income taxes	7,688	7,817	7,817
Insurance claim receivable	260,000	—	—
Assets held for sale	—	3,300	3,300

Total current assets	938,374	170,850	170,850

SATELLITES AND OTHER PROPERTY AND EQUIPMENT—Net	2,306,705	1,955,664	1,955,664
NET INVESTMENT IN SALES-TYPE LEASES	116,653	74,990	74,990
GOODWILL	2,243,611	2,244,131	2,244,131
DEFERRED CHARGES AND OTHER ASSETS—Net	129,534	326,296	326,296

TOTAL ASSETS	$5,734,877	$4,771,931	$4,771,931

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable and accrued liabilities	$71,794	$69,456	$69,456
Current portion of long-term debt	3,500	4,100	4,100
Current portion of satellite incentive obligations	12,654	13,148	13,148
Accrued interest payable	45,462	45,589	45,589
Deferred gains and revenues	22,436	26,618	26,618
Dividend payable	—	—	200,000

Total current liabilities	155,846	158,911	358,911

LONG-TERM DEBT	1,696,500	3,859,038	3,859,038
DEFERRED INCOME TAXES	430,512	31,779	31,779
DEFERRED CREDITS AND OTHER (principally customer deposits, deferred revenue and incentive payments)	273,261	271,100	271,100

TOTAL LIABILITIES	2,556,119	4,320,828	4,520,828

COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
Common stock, $0.01 par value—1,150,751,215 and 131,697,822 shares authorized, at December 31, 2003 and 2004, respectively, and 431,879,417 and 72,580,647 shares outstanding at December 31, 2003 and 2004, respectively	4,319	726	726
Additional paid-in capital	2,538,515	131,690	131,690
Retained earnings	645,625	320,883	120,883
Accumulated other comprehensive (loss) income	(1,567)	1,222	1,222
Other stockholders' equity	(8,134)	(3,418)	(3,418)

Total stockholders' equity	3,178,758	451,103	251,103

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$5,734,877	$4,771,931	$4,771,931

See notes to consolidated financial statements.

PANAMSAT HOLDING CORPORATION
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
AND COMPREHENSIVE INCOME (LOSS)
(In Thousands, Except Share Data)

	Common Stock				Accumulated Other Comprehensive Income (loss), net of tax
							Treasury Stock, at Cost
		Par Value Amount	Additional Paid-In Capital	Retained Earnings		Other Stockholders' Equity				Comprehensive Income (Loss)
	Shares						Shares	Amount	Total
BALANCE, JANUARY 1, 2002	431,161,336	$4,311	$2,527,245	$461,045	$—	$(41)	—	$—	$2,992,560
Additional issuance of common stock	276,802	3	2,316	—	—	—	—	—	2,319
Unrealized loss on cash flow hedge	—	—	—	—	(1,546)	—	—	—	(1,546)	$(1,546)
Unrealized gain on short-term investments	—	—	—	—	1	—	—	—	1	1
Foreign currency translation adjustment	—	—	—	—	(840)	—	—	—	(840)	(840)
Deferred compensation	—	—	9	—	—	(9)	—	—	—	—
Net income	—	—	—	85,048	—	—	—	—	85,048	85,048

BALANCE, DECEMBER 31, 2002	431,438,138	4,314	2,529,570	546,093	(2,385)	(50)	—	—	3,077,542	$82,663

Additional issuance of common stock	441,279	5	2,289	—	—	—	—	—	2,294
Unrealized gain on cash flow hedge	—	—	—	—	204	—	—	—	204	$204
Unrealized loss on short-term investments	—	—	—	—	(2)	—	—	—	(2)	(2)
Foreign currency translation adjustment	—	—	—	—	616	—	—	—	616	616
Acquisition of Hughes Global Services	—	—	—	—	—	(3,418)	—	—	(3,418)	—
Deferred compensation	—	—	6,622	—	—	(6,752)	—	—	(130)	—
Amortization of deferred compensation	—	—	34	—	—	2,086	—	—	2,120	—
Net income	—	—	—	99,532	—	—	—	—	99,532	99,532

BALANCE, DECEMBER 31, 2003	431,879,417	4,319	2,538,515	645,625	(1,567)	(8,134)	—	—	3,178,758	$100,350

Additional Issuances of common stock	891,246	9	6,265	—	—	—	—	—	6,274
Purchase of treasury shares	—	—	(57)	—	—	—	(360,190,016)	(2,783,742)	(2,783,799)
Retirement of treasury shares	(275,440,151)	(2,754)	(2,088,702)	—	—	—	275,440,151	2,091,456	—
Cancellation of treasury shares	(84,749,865)	(848)	(691,438)	—	—	—	84,749,865	692,286	—
Realized and unrealized net gain on cash flow hedge	—	—	—	—	2,002	—	—	—	2,002	$1,452
Unrealized gain on short-term investments	—	—	—	—	1	—	—	—	1	1
Foreign currency translation adjustment	—	—	—	—	786	—	—	—	786	786
Deferred compensation	—	—	—	—	—	(197)	—	—	(197)	—
Stock compensation	—	—	478	—	—	1,929	—	—	2,407	—
Net customer guarantee received pursuant to the Transactions and related tax effect	—	—	3,623	—	—	—	—	—	3,623	—
Transaction costs capitalized to equity	—	—	(8,776)	—	—	—	—	—	(8,776)	—
Modification of options	—	—	1,237	—	—	—	—	—	1,237	—
Tax basis step-up and tax indemnification	—	—	377,068	—	—	—	—	—	377,068	—
Dividends paid to stockholders	—	—	—	(245,754)	—	—	—	—	(245,754)	—
Cashing out of restricted stock units	—	—	(6,523)	—	—	2,984	—	—	(3,539)	—
Net loss	—	—	—	(78,988)	—	—	—	—	(78,988)	(78,988)

BALANCE, DECEMBER 31, 2004	72,580,647	$726	$131,690	$320,883	$1,222	$(3,418)	—	$—	$451,103	$(76,749)

See notes to consolidated financial statements.

PANAMSAT HOLDING CORPORATION
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
AND COMPREHENSIVE INCOME (LOSS) (Continued)
(In Thousands)

OTHER STOCKHOLDERS' EQUITY:

	December 31, 2003	December 31, 2004
Excess of purchase price over historical cost basis of net assets acquired	$(3,418)	$(3,418)
Deferred compensation, net	(4,716)	—

TOTAL OTHER STOCKHOLDERS' EQUITY	$(8,134)	$(3,418)

See notes to consolidated financial statements.

PANAMSAT HOLDING CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS
(In Thousands)

	Years Ended December 31,
	2002	2003	2004
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$85,048	$99,532	$(78,988)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	335,717	312,833	294,822
Deferred income taxes	38,107	14,722	(99,969)
Amortization of debt issuance costs and other deferred charges	12,474	9,731	14,203
Provision for uncollectible receivables	12,616	(1,632)	31,226
Loss on early extinguishment of debt	3,309	10,663	25,751
Satellite impairment loss	—	—	99,946
Gain on sale of teleport	—	—	(11,113)
Accretion on senior discount notes	—	—	5,110
Effect of Galaxy 10R XIPS anomaly	—	—	9,090
Reversal of sales-type lease liabilities	—	—	(3,727)
Other non-cash items	—	2,756	(2,290)
Gain on disposal of fixed assets	—	—	(1,332)
Gain on insurance claims	(40,063)	—	(9,090)
Loss on termination of sales-type leases	18,690	—	—
Facilities restructuring and severance costs	13,708	4,227	6,093
Changes in assets and liabilities, net of acquired assets and liabilities:
Collections on investments in sales-type leases	22,523	22,858	25,770
Operating lease and other receivables	(3,840)	(19,949)	760
Prepaid expenses and other assets	(10,888)	21,946	(648)
Accounts payable and accrued liabilities	27,123	(11,465)	(14,513)
Deferred gains and revenues	4,723	7,159	4,182

NET CASH PROVIDED BY OPERATING ACTIVITIES	519,247	473,381	295,283

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(294,313)	(104,082)	(178,713)
Net sales (purchases) of short-term investments	(378,416)	21,318	374,097
Insurance proceeds from satellite recoveries	215,000	102,649	362,230
Proceeds from sale of teleport	—	—	14,370
Proceeds from satellite manufacturer	—	69,500	1,264
Acquisitions, net of cash acquired	—	(20,151)	(549)

NET CASH (USED IN) PROVIDED BY INVESTING ACTIVITIES	(457,729)	69,234	572,699

CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance of long-term debt	1,800,000	—	3,762,643
Repayments of long-term debt	(1,771,542)	(850,000)	(1,604,615)
Dividends to stockholders	—	—	(245,754)
Capitalized transaction and debt issuance costs	(41,355)	(1,456)	(157,594)
New incentive obligations	22,706	5,642	20,824
Repayments of incentive obligations	(10,717)	(11,781)	(12,645)
Repurchase of common stock	—	—	(2,783,799)
Capital contributed by affiliate	—	—	9,200
Other equity related transactions	2,328	2,328	5,721

NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	1,420	(855,267)	(1,006,019)

EFFECT OF EXCHANGE RATE CHANGES ON CASH	(839)	374	932

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	62,099	(312,278)	(137,105)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	426,266	488,365	176,087

CASH AND CASH EQUIVALENTS, END OF PERIOD	$488,365	$176,087	$38,982

See notes to consolidated financial statements.

PANAMSAT HOLDING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.    Basis of Presentation, Formation and Description of Business

Basis of Presentation

        Within these consolidated financial statements, PanAmSat Holding Corporation and its subsidiaries are referred to as "Holdco", "we", "us" and "our". The term "PanAmSat" refers to PanAmSat Corporation.

        On September 22, 2004, Holdco was formed by the then existing stockholders of PanAmSat. On October 8, 2004, all of PanAmSat's outstanding common stock held by its then existing stockholders was contributed to Holdco in exchange for an equal number of shares of Holdco common stock, par value $.01 per share. As a result of, and immediately following that contribution, PanAmSat's then existing stockholders owned Holdco in equal proportion to their prior ownership interest in PanAmSat, and PanAmSat became a wholly-owned subsidiary of Holdco.

        The contribution of PanAmSat to Holdco was accounted for as a recapitalization because neither a change in control nor a business combination occurred and Holdco was not a substantive operating entity. Accordingly, there was no change in the basis of the assets and liabilities of PanAmSat. Therefore, all operations of PanAmSat prior to the contribution to Holdco are reflected herein at their historical amounts.

        Pro-forma (unaudited)—Upon the closing of an initial public offering of 50 million shares of our common stock on March 22, 2005, the Company paid a dividend of approximately $200 million to its shareholders of record prior to the closing of the initial public offering. The net proceeds of the initial public offering were approximately $850 million (net of underwriting discounts, fees and expenses associated with the initial public offering) and were used to repay debt of approximately $618.5 million, pay a related redemption premium of approximately $32 million and pay the dividend of approximately $200 million. (See Note 17 "Subsequent Events—Initial Public Offering"). The pro-forma balance sheet reflects the accrual of the $200 million dividend payable and resulting reduction in stockholders' equity to reflect the impact of the planned dividend, but not the net proceeds of the initial public offering.

Formation

        Effective May 16, 1997, PanAmSat International Systems, Inc. (then operating under its previous name, PanAmSat Corporation) and the Galaxy Satellite Services division of Hughes Communications, Inc. (a wholly-owned subsidiary of General Motors Corporation, or GM), were merged (the "1997 Merger"). The merged company was renamed PanAmSat Corporation. The DIRECTV Group (formerly Hughes Electronics Corporation) indirectly owned approximately 80.4% of our then outstanding common stock.

        On April 9, 2003, GM, The DIRECTV Group and The News Corporation Limited, or The News Corporation, announced the signing of definitive agreements that provided for, among other things, the split-off of The DIRECTV Group from GM and the indirect acquisition by The News Corporation of approximately 34% of the outstanding capital stock of The DIRECTV Group, or The News Corporation Transactions. These transactions were consummated on December 22, 2003. Upon completion of these transactions, The News Corporation transferred its interest in The DIRECTV Group to its 82% owned subsidiary, Fox Entertainment Group, Inc., or Fox Entertainment.

        On April 20, 2004, PanAmSat entered into a definitive transaction agreement with The DIRECTV Group, Inc., or The DIRECTV Group, PAS Merger Sub, Inc., or Merger Sub, a wholly-owned subsidiary of The DIRECTV Group, and Constellation, LLC, or Constellation, an affiliate of Kohlberg Kravis Roberts & Co. L.P., or KKR, for the merger of PanAmSat with Merger Sub, or the Merger, and subsequent sale to Constellation. On May 17, 2004, Constellation assigned the right to purchase a portion of the shares of PanAmSat's common stock to limited liability companies affiliated with The Carlyle Group, or Carlyle, and Providence Equity Partners, Inc., or Providence, and Providence, who together with KKR and Carlyle, are referred to as the Sponsors. On August 12, 2004, The DIRECTV Group entered into a letter agreement with the Sponsors which amended certain terms of the transactions, including the purchase price paid to The DIRECTV Group. The Merger, the purchase transactions, the related financing transactions and the related contractual arrangements entered into with The DIRECTV Group described below are referred to collectively as the "Recapitalization."

        Pursuant to the terms of the transaction agreement, on August 18, 2004, Merger Sub merged with and into us, with PanAmSat as the surviving entity. As of the effective time of the Merger, holders of shares of our common stock (other than The DIRECTV Group and members of management who agreed not to have certain of their equity interests cashed out in the Merger) had no further ownership interest in us. Instead, such holders of our common stock received $23.50 in cash per share of our common stock. The $23.50 per share paid to certain holders of our common stock was $8.17 per share after giving effect to the approximately 4.37 to 1 stock split effected on August 20, 2004 and the 1 for approximately 1.52 reverse stock split effected on March 1, 2005.

        On August 20, 2004, as part of the Recapitalization, a portion of the shares of our common stock beneficially owned by The DIRECTV Group was repurchased by us at a purchase price of $21.84 in cash per share. Following the repurchase, The DIRECTV Group sold all of its remaining shares of our common stock to the Sponsors at a purchase price of $21.84 in cash per share. The $21.84 per share purchase price was $7.59 per share after giving effect to the approximately 4.37 to 1 stock split effected on August 20, 2004 and the 1 for approximately 1.52 reverse stock split effected on March 1, 2005. Following that sale, The DIRECTV Group and The News Corporation, were no longer related parties of ours. (See Note 3 "PanAmSat Merger, Subsequent Sale and Related Transactions").

        As a result of and immediately following the Recapitalization, entities affiliated with KKR owned approximately 44% of our common stock, entities affiliated with Carlyle and Providence each owned approximately 27% of our common stock and certain executive officers and directors had beneficial ownership of the remainder of our common stock.

        On October 8, 2004, all of PanAmSat's outstanding common stock held by its then existing stockholders was contributed to Holdco in exchange for an equal number of shares of Holdco common stock, par value $0.01 per share. In addition, options and other equity rights for PanAmSat common stock were converted to similar rights for Holdco common stock. As a result of, and immediately following, that contribution, PanAmSat's then existing stockholders owned Holdco in equal proportion to their prior ownership interest in PanAmSat, and PanAmSat became a wholly-owned subsidiary of Holdco. On October 11, 2004, certain members of PanAmSat's management purchased additional shares of Holdco common stock and were granted options to purchase Holdco common stock.

        On October 19, 2004, Holdco issued $416.0 million aggregate principal amount at maturity of 10 3/8% Senior Discount Notes pursuant to Rule 144A under the Securities Act of 1933, as amended. PanAmSat is not an obligor under or a guarantor of these notes and Holdco is structurally junior in right of payment to all of PanAmSat's existing and future indebtedness. All of the proceeds of the offering of the Senior Discount Notes, less discounts, commissions and expenses, or approximately $245.8 million, were paid on October 19, 2004 as a dividend to the stockholders of Holdco.

        On October 19, 2004, we reduced the option exercise price of existing stock options by $3.39 per share to reflect the decrease in fair value of the underlying stock that resulted from the additional debt incurred and dividend paid as described above. There are no changes to previously estimated compensation expense as a result of this modification.

        Description of the Business—Holdco is a Delaware corporation, which was formed on September 22, 2004 and is owned by affiliates of KKR, Carlyle and Providence and certain members of PanAmSat Corporation's management and board of directors. Holdco does not have, apart from its ownership of PanAmSat Corporation, any independent operations.

        PanAmSat is a leading global provider of video, corporate, Internet, voice and government communications services with a large and modern fleet of 23 satellites currently in-orbit. PanAmSat leases transponder capacity on our satellites, which it owns and operates, and delivers entertainment and information to cable television systems, television broadcasters, direct-to-home, or DTH, television operators, Internet service providers, or ISPs, telecommunications companies, governments and other corporations. PanAmSat also provides satellite services and related technical support for live transmissions for news and special events coverage. In addition, PanAmSat provides satellite services to telecommunications carriers, corporations and ISPs for the provision of satellite-based communications networks, including private corporate networks employing very small aperture antennas and international access to the U.S. Internet backbone.

        With 23 satellites currently in orbit, including two in-orbit backup satellites, PanAmSat has one of the world's largest commercial geostationary earth orbit, or GEO, satellite networks, capable of reaching over 98% of the world's population. PanAmSat is one of only a few companies worldwide capable of servicing a global footprint through an owned fleet of satellites. PanAmSat has one of the most sophisticated ground infrastructure networks available to support the needs of its customers. PanAmSat has seven technical facilities in the U.S., which provide transmission, monitoring and control services for operating its fleet and transmission and other services for their customers. PanAmSat leases such services outside of the United States to support the remainder of its worldwide satellite fleet.

2.    Significant Accounting Policies

        Principles of Consolidation—The consolidated financial statements include our accounts and those of our subsidiary PanAmSat. All significant intercompany balances and transactions have been eliminated.

        Use of Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect amounts reported therein. Due to the inherent uncertainty involved in making estimates, actual results reported in future periods may be based upon amounts that differ from those estimates.

        Revenue Recognition—We enter into contracts to provide satellite capacity and related services. Revenues are generated from outright sale, sales-type lease and operating lease contracts with customers to provide satellite transponders and transponder capacity and, in certain cases, earth station and teleport facilities, for periods typically ranging from one year to the life of the satellite. Almost all contracts stipulate payment terms in U.S. dollars.

        Pursuant to an outright sale contract, all rights and title to a transponder are purchased. In connection with an outright sale, we recognize the sale amount as revenue and the cost basis of the transponder is charged to cost of outright sales and sales-type leases.

        Lease contracts qualifying for capital lease treatment (typically based, among other factors, on the term of the lease) are accounted for as sales-type leases. For sales-type lease transactions, we recognize as revenue the net present value of the future minimum lease payments. The cost basis of the transponder is charged to cost of outright sales and sales-type leases. During the life of the lease, we recognize as revenue in each respective period, that portion of each periodic lease payment deemed to be attributable to interest income. The balance of each periodic lease payment, representing principal repayment, is recognized as a reduction of the net investment in sales-type leases. Interest income from sales-type leases of approximately $19.6 million, $17.0 million and $15.9 million is included in sales-type lease revenues for the years ended December 31, 2002, 2003 and 2004, respectively.

        Lease contracts that do not qualify as sales-type leases are accounted for as operating leases. Operating lease revenues are generally recognized on a straight-line basis over the lease term unless collectability is not reasonably assured (refer to "Accounts Receivable" below). Differences between operating lease payments received and revenues recognized are deferred as, or amortized from, operating lease receivables. Revenues for occasional services are recognized as services are performed. We have certain obligations, including providing spare or substitute capacity if available, in the event of satellite service failure under certain long-term agreements. If no spare or substitute capacity is available, the agreements may be terminated. Except for certain deposits, we are not obligated to refund operating lease payments previously made.

        Sales-type lease agreements and contracts for the sale of transponders typically include a telemetry, tracking and control ("TT&C") service agreement with the customer, which require the customer to pay monthly service fees which are recognized and billable as the services are performed. We also earn revenues for TT&C services in relation to our operating lease agreements with customers. Fees for such services are either included in the customer's monthly lease payment or billed separately.

        We also record revenues related to equipment sales to customers. These equipment sales represent equipment purchased, constructed or developed on behalf of our customers. We recognize revenue related to these equipment sales upon the transfer to the customer of title to the equipment.

        During 2003, we entered into a long-term construction arrangement with a customer to construct an L-Band navigational payload on our Galaxy 1R replacement satellite (Galaxy 15). We recognize revenue utilizing the percentage-of-completion accounting method for such long-term construction contracts, which extend beyond one year. Revenue in relation to these contracts is recognized based upon the completion of pre-established milestones. The costs incurred to meet these milestones are recognized upon the completion of each milestone.

        Fair Value of Financial Instruments—The carrying amounts of cash, accounts receivable, short-term investments, accounts payable and accrued liabilities approximate their fair values generally due to the short maturity of these items. The carrying amount of the net investment in sales-type leases approximates fair value based on the interest rates implicit in the leases.

        At December 31, 1997, in connection with debt refinancing activities at that time, we entered into certain U.S. Treasury rate lock contracts to reduce our exposure to fluctuations in interest rates. The aggregate nominal value of these contracts was $375.0 million and these contracts were accounted for as hedges because they were applied to a specific refinancing plan that was consummated shortly after December 31, 1997. The cost to unwind these instruments in 1998 was $9.1 million. As of December 31, 2004, $4.3 million of these costs and the related accumulated amortization of $2.2 million are recorded within deferred charges and other assets within our consolidated balance sheet and are being amortized to interest expense over the terms of the related debt securities.

        Derivative Instruments and Hedging Activities—We account for derivative instruments under Statement of Financial Accounting Standards No. 133 "Accounting for Derivative Instruments and Hedging Activities" (SFAS 133). SFAS 133 requires all derivatives to be recorded on the balance sheet at fair value. SFAS 133 also establishes rules for hedging instruments which, depending on the nature of the hedge, require that changes in the fair value of the derivatives either be offset against the change in fair value of assets or liabilities through earnings, or be recognized in other comprehensive income until the hedged item is recognized in earnings. We use derivative financial instruments, including interest rate swaps to manage market risks. We entered into a three-year interest rate swap agreement in relation to $100.0 million of the outstanding borrowings under our old senior secured credit facility during the third quarter of 2002. In June of 2004, in connection with the repayment of our old term B facility, our cash flow hedge became undesignated and therefore changes in the fair value of the interest rate swap have been recorded within earnings from that time (See Note 8 "Long-Term Debt" and Note 17 "Subsequent Events—Interest Rate Hedge Agreement").

        Concentration of Credit Risk—We provide satellite transponders and related services and extend credit to a large number of customers in the commercial satellite communications market. Management monitors the exposure to credit losses and maintains allowances for anticipated losses that are charged to selling, general and administrative expenses and allowances for customer credits that are charged against revenues (see "Accounts Receivable" below). Revenues derived from affiliates of The DIRECTV Group and The News Corporation comprised approximately 15% and 11%, respectively, of total revenues in 2004. No other customers provide us with revenues in excess of 10% of total revenues.

        Cash and Cash Equivalents—Cash and cash equivalents consists of cash on hand and highly liquid investments with maturities at date of acquisition of three months or less.

        Supplemental cash flow information for 2002, 2003 and 2004 is as follows (in thousands):

	Year Ended December 31,
	2002	2003	2004
Cash received from interest	$17,999	$13,603	$7,640

Cash paid for interest	$142,723	$158,723	$166,951

Cash paid for taxes	$2,668	$4,846	$5,498

Cash received from tax refunds	$21,220	$13,042	$804

        Short-Term Investments—We had short-term investments of $374.1 million and $0 at December 31, 2003 and 2004, respectively. The short-term investments primarily consisted of commercial paper and auction rate securities representing funds available for current operations. In accordance with Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities," we classified these short-term investments as available-for-sale. These securities were carried at estimated fair market value. The aggregate unrealized gains and losses related to these investments, net of taxes, were reflected as a part of other comprehensive income within stockholders' equity.

        For all periods presented herein investments in auction rate certificates have been reclassified from cash and cash equivalents to short-term investments on the consolidated balance sheet. The reclassification was effected because the certificates had stated maturities beyond three months. The amount of the investments in auction rate certificates as of December 31, 2001, 2002, 2003 and 2004 was $17.0 million, $295.6 million, $335.2 million and $0.0 million, respectively. The reclassification resulted in changes in the consolidated statements of cash flows within the net sales (purchases) of short-term investments and the cash and cash equivalents balances.

        Accounts Receivable—Accounts receivable include amounts earned under service agreements and occasional services which are billable as performed. An allowance for doubtful accounts is maintained in the amount of approximately $6.4 million and $4.1 million at December 31, 2003 and 2004, respectively. If collectability of the receivable is not reasonably assured at the time services are performed, we do not initially record the revenue, but rather record an allowance for customer credits to offset the receivable. If there is a change in the customer's financial status or the receivable is collected, revenue is recorded at that time. During the years ended December 31, 2003 and 2004, we recorded $5.1 million and $5.2 million, respectively, of net customer credits. The total allowance for customer credits was $18.1 million and $8.9 million as of December 31, 2003 and 2004, respectively. Approximately $14.4 million of the allowance for customer credits was written-off in 2004 in connection with contractual arrangements that were entered into in relation to the Recapitalization. (See Note 3 "PanAmSat Merger, Subsequent Sale and Related Transactions").

        Satellites and Other Property and Equipment—Satellites and other property and equipment are stated at historical cost, or in the case of certain satellites acquired in connection with the 1997 Merger, the fair value at the date of acquisition. The capitalized cost of satellites includes all construction costs, incentive obligations, launch costs, launch insurance, and capitalized interest. Substantially all other property and equipment consists of our teleport facilities.

        Depreciation and amortization are provided using the straight-line method over the estimated useful lives of the respective assets as follows:

Estimated Lives (Years)
Satellite systems under construction	—
Satellites in service	12–15
Communications equipment	3–15
General support equipment	5–10
Buildings	25
Leasehold improvements	3–12

        The estimated useful lives of our satellites are based upon the lower of the satellite's design life or the estimated life of the satellite as determined by an engineering analysis performed during initial in-orbit testing. As the telecommunications industry is subject to rapid technological change and our satellites have been subject to certain health related anomalies, we may be required to revise the estimated useful lives of our satellites and communications equipment or to adjust their carrying amounts. Accordingly, the estimated useful lives of our satellites are periodically reviewed using current engineering data. If a significant change in the estimated useful lives of our satellites is identified, we account for the effects of such changes on depreciation expense on a prospective basis. Reductions in the estimated useful lives of our satellites would result in additional depreciation expense in future periods. If the reduction in the estimated useful life of a satellite results in undiscounted future cash flows for the satellite, which are less than the carrying value of the satellite and other associated costs grouped together, an impairment charge would be recorded.

        Deferred Charges and Other Assets—net—Our Deferred Charges and Other Assets are summarized as follows (in millions):

	December 31,
	2003	2004
Long-Term Receivables-net	$54.8	$102.0
Customer Incentive Programs-net	26.0	25.4
Debt Issuance Costs-net	25.3	138.2
Other Assets-net	15.0	13.1
Prepaid Insurance	4.7	2.0
Investments	3.7	45.6

Total Deferred Charges and Other Assets	$129.5	$326.3

        Long-Term Receivables—net—Our long-term receivables primarily represent long-term receivables due from The DIRECTV Group of approximately $73 million in relation to tax indemnification agreements entered into in connection with the Recapitalization (see Note 3 "PanAmSat Merger, Subsequent Sale and Related Transactions"), receivables with payment terms extending beyond one year and receivables from operating leases with escalating payment terms that are recognized on a straight-line basis into revenue over the lease term. Differences between operating lease payments received and revenues recognized are deferred as, or amortized from, operating lease receivables. These long-term receivables are net of an allowance for doubtful accounts of approximately $4.9 million and $0.6 million as of December 31, 2003 and 2004, respectively.

        Customer Incentive Programs—net—Deferred charges related to customer incentive programs are amortized against revenue over the terms of the respective customer contracts. Deferred charges related to customer contracts were $33.0 million and $34.7 million at December 31, 2003 and 2004, respectively. These costs primarily represent the cost of antennas provided to cable operators without charge pursuant to certain customer contractual arrangements as well as certain other contractual costs incurred by us in order to secure customer leases. These costs are being amortized against the related revenue recorded pursuant to the terms of the contracts and the accumulated amortization at December 31, 2003 and 2004 amounted to $7.0 million and $9.3 million, respectively.

        Debt Issuance Costs—net—Debt issuance costs of $53.9 million and $148.0 million as of December 31, 2003 and 2004, respectively, represent costs incurred by us to secure debt financing. These costs are being amortized to interest expense on a straight-line basis over the life of the related indebtedness. Accumulated amortization related to these debt issuance costs at December 31, 2003 and 2004 amounted to $28.6 million and $9.8 million, respectively. Debt issuance costs capitalized in 2003 and 2004 were $1.5 million and $148.8 million, respectively. Included in interest expense during 2003 and 2004 were approximately $10.7 million and $25.8 million, respectively, associated with the write-offs of unamortized debt issuance costs as a result of debt prepayments made in 2003 and 2004 (See Note 8 "Long-term Debt").

        Other Assets—net—Other assets-net consists of prepayments of installation at the facilities of third parties that provide TT&C services to us under long-term service agreements, as well as identifiable intangible assets and other miscellaneous deferred charges and other assets. The prepaid installation costs are necessary for third parties to provide services to us over the term of the related services agreement. These prepaid costs are amortized on a straight-line basis over the respective contract periods. Included in other assets-net as of December 31, 2003 and 2004 are $3.2 million and $1.2 million, respectively, of customer lists. Also included in other assets—net are $1.6 million for Indefeasible Rights of Use Agreements, or IRUs, at December 31, 2004. As of December 31, 2003 and 2004, customer lists and IRUs are net of accumulated amortization of $0.6 million and $1.6 million, respectively. See "Identifiable Intangible Assets" below.

        Prepaid Insurance—We amortize prepaid insurance costs to expense over the terms of the respective insurance policies.

        Investments—We have investments in certain equity securities, which represent less than a 10% ownership interest. These investments are accounted for by us under the cost method and are carried at the lower of cost or market. The carrying value of our cost method investments was $3.7 million at each of December 31, 2003 and 2004. In addition, we have an investment in Horizons, our joint venture with JSAT International, Inc., which we account for under the equity method. The carrying value of our investment in this joint venture at December 31, 2004 was $41.9 million. We recorded our portion of the losses on this investment of approximately $0.1 million within selling, general and administrative expenses in our 2004 consolidated statement of operations.

        Goodwill—We adopted Statement of Financial Accounting Standards No. 142 "Goodwill and Other Intangible Assets" (SFAS 142) effective January 1, 2002. Pursuant to SFAS 142, we discontinued the amortization of goodwill beginning January 1, 2002. SFAS 142 also requires at least an annual assessment of recorded goodwill for impairment. The initial annual impairment test had to be completed by December 31, 2002. Any impairment charges resulting from an annual impairment test would be recorded in operating results. We have established the fourth quarter of each year as the timeframe for annual impairment assessment. No impairment charges were recorded in 2002, 2003 or 2004 as a result of these assessments (See Note 7 "Goodwill").

        As of both December 31, 2003 and 2004, we had goodwill of approximately $2.244 billion. Goodwill increased slightly during 2004 by approximately $0.5 million. This increase was attributable to adjustments to the purchase accounting for our Esatel Communications, Inc. and Sonic Telecommunications International Ltd. acquisitions completed in August and November 2003 (See Note 10 "Acquisitions").

        Identifiable Intangible Assets—Our identifiable intangible assets include customer lists and IRUs. We amortize our customer lists and IRUs using the straight-line method over their estimated useful lives ranging from 6 to 36 months and approximately 16 years, respectively. Amortization expense for identifiable intangible assets was $0, $0.6 million and $1.1 million for 2002, 2003 and 2004, respectively (See "Deferred Charges and Other Assets-net" above).

        Evaluation of Long-Lived Assets—We evaluate potential impairment loss relating to long-lived assets, including satellites, annually or when a change in circumstances occurs, by assessing whether the unamortized carrying amount can be recovered over the remaining life through undiscounted future expected cash flows generated by the underlying assets (excluding interest payments). If the undiscounted future cash flows were less than the carrying value of the asset or group of assets, an impairment charge would be recorded. We assess the recoverability of certain of our deferred charges and other assets by comparing the remaining net book value of the deferred charges and other assets at each period end with the expected future undiscounted cash flows to be generated pursuant to the customer contract that gave rise to the deferred charges. The recoverability analysis is performed for each individual deferred charge and the undiscounted cash flows are the cash flows associated with the specific customer contract that gave rise to the deferred charges. The undiscounted cash flows, as determined within the specific contractual arrangement with that customer, would be utilized to assess the recoverability of the deferred charge. The impairment charge would be measured as the excess of the carrying value of the asset or group of assets over the present value of estimated expected future cash flows related to the asset or asset group using a discount rate commensurate with the risks involved.

        We also assess the recoverability of our long-lived assets pursuant to paragraph 10 of Statement of Financial Accounting Standards No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets" (SFAS 144). The costs of specific satellites are grouped together with other associated assets when assessing recoverability. Periodically and when a change in circumstances occurs, this group of assets is compared with the expected future undiscounted cash flows to be generated by us from the related satellite. Any excess of the net book value for this group of assets over the expected future undiscounted cash flows of the related satellite would result in an impairment charge that would be recorded within our consolidated statement of operations in the period the determination is made. The impairment charge would be measured as the excess of the carrying value of the asset or group of assets over the present value of estimated expected future cash flows related to the asset or asset group using a discount rate commensurate with the risks involved.

        In the event a portion of a satellite was rendered inoperative and/or incapable of performing its intended function, we would apply SFAS 144 in the determination of whether an impairment loss had occurred. If an impairment loss were indicated, such amount would be recognized in the period of occurrence, net of any insurance proceeds to be received so long as such amounts are determinable and receipt is probable. If no impairment loss was indicated in accordance with SFAS 144 and we received insurance proceeds, the proceeds would offset the carrying value of the satellite. In the event that the insurance proceeds received exceeded the carrying value of the satellite, the excess of the proceeds over the carrying value of the satellite would be recognized in the consolidated statement of operations.

        Deferred Revenues, Credits and Other—We enter into agreements with our customers under which they make prepayments for services to be rendered over a specific period. Payments received are deferred and amortized over the periods of performance. Deposits we have received from customers are deferred and are recognized as revenue in the last month of the customer's contractual service period or applied against amounts owed by the customer for services provided. Also included in this account category are satellite performance incentive obligations, reserves for tax contingencies (most of which are indemnified by The DIRECTV Group) and deferred compensation liabilities.

        Transponder Insurance—We accrue an obligation for the present value of estimated in-orbit performance insurance costs on transponder sales, sales-type leases and other agreements with performance warranty provisions, concurrently with the recognition of the related revenue. We also purchase insurance for certain of our owned satellites for all or some portion of the satellite's book value (See Note 14 "Commitments and Contingencies"). Premiums paid relative to such insurance are amortized to expense over the insurance policy terms, which are typically one to five years.

        Other Comprehensive Income (Loss)—Other comprehensive income (loss) refers to revenues, expenses, gains and losses that under accounting principles generally accepted in the United States of America are included in other comprehensive income (loss) but are excluded from net income (loss) as these amounts are recorded directly as an adjustment to stockholders' equity, net of tax. Our other comprehensive income (loss) is composed of unrealized gains and losses on available-for-sale securities, unrealized losses on our cash flow hedge, and foreign currency translation adjustments.

        Foreign Currency Translation—Assets and liabilities of our foreign subsidiaries, where the functional currency is the local currency, are translated into U.S. dollars using year-end exchange rates. Revenues and expenses of foreign subsidiaries are translated at the average exchange rates in effect during the year. Adjustments resulting from financial statement translations are included as a component of stockholders' equity. Gains and losses resulting from foreign currency transactions are recorded within the consolidated statement of operations when recognized.

        Income Taxes—The provision for income taxes is based upon reported income before income taxes. Deferred income tax assets and liabilities reflect the impact of temporary differences between the amounts of assets and liabilities recognized for financial reporting purposes and such amounts recognized for tax purposes, as measured by applying currently enacted tax rates.

        Beginning on May 1, 1998 through December 22, 2003, our subsidiaries joined with The DIRECTV Group and GM in filing a consolidated U.S. Federal income tax return. On December 22, 2003, The DIRECTV Group split-off from GM and as a result The DIRECTV Group no longer files a U.S. federal income tax return with GM. Up to the date of the Transactions (See Note 3 "PanAmSat

Merger, Subsequent Sale and Related Transactions"), under the tax sharing agreements with The DIRECTV Group, the portion of the The DIRECTV Group's consolidated tax amounts recorded by us is generally equivalent to the amounts we would have incurred on a separate return basis. In accordance with such agreements, we provided for current and deferred income taxes as if we were the common parent of an affiliated group that is not included in the consolidated federal income tax return that includes The DIRECTV Group. As of the date of the Transactions, PanAmSat is no longer part of The DIRECTV Group and no longer files tax returns on that basis.

        During 2004 subsequent to the Recapitalization, we incurred net operating losses and expect to incur net operating losses in the future. These net operating losses were primarily the result of transaction costs incurred in connection with the Recapitalization, accelerated depreciation on our satellites currently in-orbit, the extraterritorial income exclusion related to certain of our satellites and interest expense deductions. Management does not believe a valuation allowance is necessary as of December 31, 2004.

        Concurrently with the execution of the transaction agreement in April 2004, we entered into a tax separation agreement with The DIRECTV Group that superseded four earlier tax-related agreements among ourselves, The DIRECTV Group and certain of its affiliates. We and The DIRECTV Group have agreed to handle tax matters with respect to the tax periods covered by the tax separation agreement, including tax return preparation, audits, appeals and litigation, in a manner consistent with the past practice of The DIRECTV Group and ourselves before the acquisition. In addition, we and The DIRECTV Group have agreed to cooperate in any tax audits, litigation or appeals that involve, directly or indirectly, periods ending on or prior to the day of the closing of the PanAmSat Recapitalization.

        Pursuant to the tax separation agreement, The DIRECTV Group has agreed to indemnify us for all federal and consolidated state and local income taxes a taxing authority may attempt to collect from us regarding any liability for the federal or consolidated state or local income taxes of GM and The DIRECTV Group, except those income taxes we are required to pay under the tax separation agreement. In addition, The DIRECTV Group has agreed to indemnify us for any taxes (other than those taxes described in the preceding sentence) related to any periods or portions of such periods ending on or prior to the day of the closing of the PanAmSat Recapitalization in amounts equal to 80% of the first $75.0 million of such other taxes and 100% of any other taxes in excess of the first $75.0 million. As a result, our tax exposure after indemnification related to these periods is capped at $15.0 million.

        The tax separation agreement with DIRECTV was effective from the day of the closing of the Transactions until the expiration of the statute of limitations with respect to all taxes to which the tax separation agreement relate.

        PanAmSat was deconsolidated from The DIRECTV Group consolidated tax group upon consummation of the PanAmSat Recapitalization. As a result of the deconsolidation, during the third quarter of 2004, our net operating losses and foreign tax credits (net of valuation allowances) were eliminated and the tax basis in our satellites was increased resulting in a substantial net decrease to our net deferred tax liabilities. Also, our tax basis in our satellites was increased through a taxable transfer of our satellites to newly formed operating companies prior to the Recapitalization. The total net decrease in our deferred tax liabilities resulting from the Recapitalization was approximately $301.9 million.

        At December 31, 2004, our balance sheet includes a deferred tax asset in the amount of $87.7 million, attributable to the future benefit from the utilization of certain net operating tax loss carryforwards generated subsequent to the PanAmSat Recapitalization and alternative minimum tax credits.

        Our income tax provision, prior to and including 2004, includes estimates of potential tax expense for the possible reduction upon the Internal Revenue Service ("IRS") audit of the tax benefits we derived from a deduction for the Extraterritorial Income Exclusion ("ETI") and its predecessor regime (the Foreign Sales Corporation) as well as for the potential tax expense that may arise from an adverse outcome from our foreign tax withholding issues. For all years prior to and including 2004, we have assessed our minimum and maximum exposure for federal tax issues, including Foreign Sales Corporation and ETI issues, as well as foreign tax withholding issues, and have provided taxes in the amount of our estimated exposure.

        Various foreign governments have asserted that we are subject to income withholding taxes on the revenue derived from broadcasters who are outside their territory, broadcast into their territory and remit payments directly to us in the United States. We have vigorously contested these assertions under all applicable U.S. and foreign tax laws. We provided additional taxes in 2004 that affected our effective tax rate. We consider our accruals adequate for any exposure we may have for potential income withholding taxes on this broadcaster revenue. If we are unsuccessful in our defense of any such claims, we could be exposed to a substantial cash payment liability.

        Business Segment and Geographic Information—We have organized our business into two operating segments based upon the types of customers served, services provided and economic characteristics of each segment. Our operating segments are our Fixed Satellite Services segment and our Government Services segment ("G2 Satellite Solutions" or "G2") (See Note 15 "Operating Segments").

        Substantially all of our operating facilities are located in the United States. The geographic distribution of our revenues for the years ended December 31, 2002, 2003 and 2004 as follows:

	Year Ended December 31,
	2002	2003	2004
United States	42%	44%	44%
Latin America	23	19	17
Asia	16	15	13
Africa	8	9	10
Other	11	13	16

	100%	100%	100%

        Revenue By Service Type—For the years ended December 31, 2002, 2003 and 2004, our revenues were $812.3 million, $831.0 million, and $827.1 million, respectively. Our revenues were derived from the following service areas:

	Year Ended December 31,
	2002	2003	2004
Video services	66%	60%	57%
Network services	24	25	26
Government services	3	9	10
Other services	7	6	7

Total	100%	100%	100%

        Earnings Per Share—We report our earnings per share in accordance with Statement of Financial Accounting Standards No. 128, "Earnings Per Share". Basic earnings (loss) per share is calculated by dividing net income (loss) by the weighted average number of shares of common stock outstanding during the period. Diluted earnings (loss) per share is calculated by adding the potentially dilutive weighted average number of shares of common stock from stock options, restricted stock and other forms of deferred stock-based compensation during the period to the basic weighted average number of common shares outstanding.

        In connection with the Recapitalization, on August 20, 2004, PanAmSat's Board of Directors effected an approximately 4.37 for 1 stock split of PanAmSat common stock. On March 1, 2005, we amended and restated our certificate of incorporation to effect a 1 for approximately 1.52 reverse stock split of our common stock. All share and per share amounts, as well as the par value amounts and additional paid in capital amounts related to these shares within these consolidated financial statements have been restated for all periods to give retroactive effect to the stock split and the reverse stock split.

        A summary of the weighted average number of shares of common stock outstanding used to calculate earnings (loss) per share during the years ended December 31, 2002, 2003 and 2004 follows:

	December 31,
	2002	2003	2004
Basic weighted average shares of common stock outstanding	431,319,959	431,702,014	301,469,392
Dilutive effect of stock options, restricted stock units and other deferred stock-based compensation	9,439	748,860	—

Diluted weighted average shares of common stock outstanding	431,329,398	432,450,874	301,469,392

        The inclusion of the weighted average effect of the dilutive stock options, restricted stock units and other deferred stock-based compensation had no impact on earnings (loss) per share.

        For the purpose of calculating diluted loss per share for the year ended December 31, 2004, the impact on weighted average shares outstanding of 762,372 stock options, 30,021 restricted stock units (outstanding through October 7, 2004) and 202,213 shares related to other deferred compensation arrangements have been excluded from the calculation of weighted average shares outstanding, as their inclusion would have had an anti-dilutive effect on diluted loss per share.

        Stock-Based Compensation—Effective January 1, 2003, we adopted the fair value recognition provision of Statement of Financial Accounting Standards No. 123, "Accounting for Stock Based Compensation," (SFAS 123) prospectively, to all employee awards granted on or after January 1, 2003, pursuant to Statement of Financial Accounting Standards No. 148, "Accounting for Stock-Based Compensation-Transition and Disclosure" (SFAS 148). Therefore, we recorded compensation expense for employee stock options granted after December 31, 2002, but not in relation to previous awards granted. Awards granted prior to January 1, 2003 were accounted for in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25). (See Note 12 "Retirement and Incentive Plans").

        Recent Accounting Pronouncements—In December 2004, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123 (Revised), "Share Based Payment" (SFAS 123(R)), which requires that compensation costs relating to share-based payment transactions be recognized in the financial statements and includes implementation guidance on measuring the fair value of share-based payments. SFAS 123(R) replaces SFAS 123, and supersedes SFAS 148 and APB 25. The provisions of SFAS 123(R) will be effective for the Company's financial statements issued after June 15, 2005. The adoption of SFAS 123(R) will not have a material impact on the Company's consolidated financial statements.

        Reclassifications—Certain prior period amounts have been reclassified to conform with the current period's presentation.

3.    PanAmSat Merger, Subsequent Sale and Related Transactions

        On August 20, 2004, we completed the Recapitalization, as described above in Note 1. "Basis of Presentation, Formation and Description of Business". As a result of and immediately following the Recapitalization, entities affiliated with KKR owned approximately 44% of our common stock, entities affiliated with Carlyle and Providence each owned approximately 27% of our common stock and certain executive officers and directors had beneficial ownership of the remainder of our common stock.

        Immediately following the Recapitalization, each stock option issued and outstanding under our 1997 Long-Term Incentive Plan, whether or not then vested, was canceled and converted into the right to receive a payment from us (subject to any applicable withholding taxes) equal to the product of (a) the total number of shares of our common stock subject to such stock option and (b) the excess of $23.50 per share over the option exercise price for such stock option, payable in cash. Immediately before the effective time of the Merger, all restrictions on restricted shares and restricted stock units granted under our 1997 Long-Term Incentive Plan lapsed, and the unvested restricted shares and restricted stock units vested and were canceled and the holders of those securities received $23.50 per share, less applicable withholding taxes. The $23.50 per share paid to certain holders of our common stock was $8.17 per share after giving effect to the stock split and the reverse stock split. Certain members of our management agreed not to have certain of their equity interests cashed out in the Merger; existing options, restricted shares and restricted stock units granted to such individuals remained outstanding as options and shares.

        The Recapitalization has been accounted for as a leveraged recapitalization, whereby the historical basis of our assets and liabilities have been maintained.

        Also in connection with the Recapitalization, we (i) entered into senior secured credit facilities consisting of an $800.0 million Term Loan A Facility, a $1,660.0 million Term Loan B Facility and a $250.0 million revolving credit facility, of which $42.6 million was drawn; (ii) issued $1,010.0 million of our 9% senior notes due 2014 pursuant to Rule 144A under the Securities Act of 1933, as amended; (iii) terminated and repaid our old senior secured credit facility (the "Old Credit Facility"); (iv) completed a tender offer for substantially all of our $275.0 million 6.125% Notes due 2005 and our $800.0 million 8 1/2% Senior Notes due 2012; and (v) completed the redemption of our remaining 6.125% Notes due 2005 in October 2004 (See Note 8 "Long-term Debt").

        We incurred approximately $306.2 million of costs related to the Recapitalization, of which approximately $155.1 million have been expensed within Transaction-related costs in our consolidated statement of operations during the year ended December 31, 2004, with the remainder being capitalized to debt issuance costs and stockholders' equity within our consolidated balance sheet.

Transaction-related costs for the year ended December 31, 2004 consist of $138.4 million of costs related to our debt tender offers, $9.5 million of costs resulting from the cashing out of restricted stock units and stock options, $5.0 million of costs from transaction related bonuses paid to certain of our executives and $2.2 million of costs related to the proxy solicitation and other costs.

        Concurrently with the execution of the transaction agreement, we entered into a tax separation agreement with The DIRECTV Group that superseded four earlier tax-related agreements among ourselves, The DIRECTV Group and certain of its affiliates (See Note 2 "Significant Accounting Policies—Income taxes").

        Also in connection with the Recapitalization, we entered into new contractual arrangements with affiliates of The DIRECTV Group at rates, which we believe, approximate market rates. These contractual arrangements include the extension of transponder lease agreements with Hughes Network Systems, Inc., or HNS, the extension of The DIRECTV Group guarantees of our transponder lease agreements with DIRECTV Latin America LLC, or DTVLA, the purchase of additional transponder capacity for direct-to-home, or DTH, services in Latin America, and the extension of existing and the entering into of new telemetry, tracking and control, or TT&C, service agreements with DIRECTV Operations LLC. In addition, in connection with the Recapitalization, The DIRECTV Group paid us for certain past due receivables from, and guaranteed certain future obligations of, our customer Sky Multi-Country Partners, an affiliate of The News Corporation. Certain of the new contractual arrangements we entered into in connection with the Recapitalization increased our contracted backlog by approximately $687 million. Management believes that these guarantees and other contractual arrangements will substantially reduce credit risks associated with the two Latin American DTH platforms in our contracted backlog and protect us against the possible impact of future consolidation of those platforms.

        Certain of our executives have change-in-control severance agreements, which provide for, among other things, the payment of severance and other benefits upon the termination of the executive without cause or for good reason within three years after a change in control of PanAmSat, as defined in their respective agreements. In addition, our Severance Pay Plan allows for the payment of enhanced severance to employees laid off or who resign for good reason (as defined in such plan) due to, and within two years following, a change-in-control (See Note 14 "Commitments and Contingencies").

        On August 20, 2004, in conjunction with the Recapitalization, our board of directors approved the retirement of the 275,440,151 shares of our common stock repurchased from affiliates of The DIRECTV Group and cancelled 84,749,865 shares of our common stock repurchased from other stockholders.

4.    Operating Leases and Net Investment in Sales-type Leases

        Future minimum lease payments due from customers under long-term operating leases on satellites in service and to be launched are as follows (in thousands):

December 31, 2004
2005	$713,223
2006	635,228
2007	548,251
2008	458,083
2009	383,212
2010 and thereafter	1,964,738

Total	$4,702,735

        The components of the net investment in sales-type leases are as follows (in thousands):

	December 31,
	2003	2004
Total minimum lease payments	$238,229	$191,986
Less: unearned interest income	89,654	83,791
Less: allowance for doubtful accounts	8,854	8,430

Total net investment in sales-type leases	139,721	99,765
Less current portion	23,068	24,775

	$116,653	$74,990

        Included in the unearned interest income balance as of December 31, 2004 is approximately $34.9 million of insurance proceeds related to the Galaxy 4R and Galaxy 10R insurance claim settlements. We offset a portion of the proceeds from the Galaxy 4R and Galaxy 10R insurance settlements against the net investment in sales-type leases, which were insured. The reduction to the net investment in sales-type leases results in additional unearned interest income which will be recognized over the term of the lease agreement (See Note 14 "Commitments and Contingencies—Satellite Insurance").

        Future minimum payments due from customers under sales-type leases and related service agreements (primarily TT&C and in-orbit performance protection) as of December 31, 2004 are as follows (in thousands):

	Minimum Lease Payments	Service Agreement Payments
2005	$38,649	$3,450
2006	24,119	880
2007	21,211	420
2008	20,041	420
2009	19,651	420
2010 and thereafter	68,315	1,469

	$191,986	$7,059

        In July of 2004, we terminated our transponder lease agreements with one of our customers due to non-payment of the customer's obligations to us through June 30, 2004. As a result, in the second quarter of 2004, we recorded a pre-tax charge of approximately $29.6 million within selling, general and administrative expense in our consolidated statement of operations related to the write-off of current and long-term receivable balances due from this customer. Prior to the termination, contracted future backlog and remaining 2004 revenues related to this customer were $80.4 million and $5.0 million, respectively.

        On March 29, 2002, we entered into an agreement with one of our customers regarding the revision of the customer's sales-type lease agreements as well as certain other trade receivables. This agreement resulted in the termination of the customer's sales-type leases and the establishment of new operating leases in their place. As a result, we recorded a non-cash charge in our consolidated statement of operations during 2002 of $18.7 million.

        Future cash payments expected from customers under all long-term contractual agreements (backlog) described above, including operating leases, sales-type leases and related service agreements, aggregated approximately $4.90 billion as of December 31, 2004. Future minimum lease payments due from customers related to satellites in service and satellites to be launched totaled approximately $3.48 billion and $1.42 billion, respectively. Included in the amounts above are 96 contracts representing total contracted backlog of $624.2 million, of which $219.8 million of contracted backlog may be terminated by the customers pursuant to certain contractual termination rights.

5.    Satellites and Other Property and Equipment—Net

        Our satellites and other property and equipment are summarized as follows (in thousands):

	December 31,
	2003	2004
Satellites in service	$3,117,241	$2,760,711
Satellite systems under development	314,951	357,346
Buildings and leasehold improvements	104,035	88,801
Machinery and equipment	301,460	308,112
Other	19,008	16,786

	3,856,695	3,531,756
Less: accumulated depreciation	1,549,990	1,576,092

	$2,306,705	$1,955,664

        Satellite contracts typically require that we make progress payments during the period of the satellite's construction and orbital incentive payments (plus interest) over the orbital life of the satellite. The incentive obligations may be subject to reduction or refund if the satellite fails to meet specific technical operating standards. As of December 31, 2003 and 2004, we had $125.4 million and $112.3 million recorded in relation to satellite incentive obligations. During 2004 we wrote-off approximately $20.5 million of incentive obligations as a result of reductions in the economic lives of our Galaxy 10R, PAS-9 and PAS-1R satellites as described below. During 2004, we also recorded approximately $16.3 million of incentive obligations in relation to our Galaxy 13/Horizons satellite, which was placed in-service in January 2004. Annual maturities of these incentives as of December 31, 2004 are as follows (in thousands):

2005	$13,150
2006	12,874
2007	13,074
2008	12,841
2009	12,121
2010 and thereafter	48,200

Total	$112,260

        The satellite construction contracts contain provisions that allow us to terminate the contracts with or without cause. If terminated without cause, we would forfeit our progress payments and be subject to termination payments that escalate with the passage of time. If terminated for cause, we would be entitled to recover any payments it made under the contracts and certain liquidated damages as specified in the contracts.

        We have entered into launch contracts for the launch of both specified and unspecified future satellites. Each of our launch contracts provides that we may terminate such contract at our option, subject to payment of a termination fee that increases in magnitude as the applicable launch date approaches. In addition, in the event of a failure of any launch, we may exercise the right to obtain a replacement launch within a specified period following our request for re-launch.

6.    Satellite Technology

        We have experienced various technical incidents on a number of our in-orbit satellites. These incidents generally have resulted in one or more of the following: (i) a limitation or total loss of the satellite's ability to provide the full complement of services that it was designed to provide, (ii) a material reduction to the satellite's expected orbital life, or (iii) a reduction in certain of the satellite's on-board redundant systems exposing it to potential damage in the event of an additional incident. Whenever we experience a satellite anomaly or failure, we conduct an investigation of the cause of the event and determine the effects, if any, that the anomaly may have on the carrying value of our satellites and other assets and liabilities.

  PAS-6 Impairment Loss

        On March 17, 2004, our PAS-6 satellite, an FS 1300 model satellite built by Space Systems/Loral, suffered an anomaly resulting in a loss of power. Following that event, we moved the satellite to a storage orbit while we and the manufacturer evaluated the problem. On April 1, 2004, this satellite experienced another anomaly and more significant loss of power. Neither of these losses was anticipated. We maintained communications with, and control of, this satellite and, as a result of the second anomaly, took the necessary steps to de-orbit it.

        PAS-6 had previously been taken out of primary service and was used as a backup for another satellite, PAS-6B. Accordingly, these events did not affect service to any of our customers and we anticipate that they will not affect our revenues in 2005. We do not plan to replace this satellite. As a result of the March 17 event, we recorded a non-cash impairment charge within income from operations of approximately $99.9 million in the first quarter of 2004. This resulted in an after-tax non-cash charge to net loss of approximately $63.3 million. PAS-6 was uninsured and we will not collect insurance proceeds as a result of these events.

  BSS 601 HP XIPS

        The BSS 601 HP satellite uses a Xenon Ion Propulsion Systems, or XIPS, as its primary propulsion system. There are two separate XIPS on each BSS 601 HP, each one of which is capable of maintaining the satellite in its orbital position. The satellite also has a completely independent bi-propellant propulsion system as a backup to the XIPS. As a result, a single failure of a XIPS on a BSS 601 typically would have no effect on the satellite's performance or its operating life. A failure of a second XIPS on a satellite would also have no impact on the performance of that satellite. However, such a failure would require the use of the backup bi-propellant propulsion system, which could result in a shorter operating life for the satellite depending on the amount of bi-propellant fuel remaining. XIPS failures do not typically result in a catastrophic failure of the satellite or affect the communications capability of the satellite.

        Certain of our BSS 601 HP satellites have experienced various problems associated with XIPS. We currently operate seven BSS 601 HP satellites, excluding Galaxy 8-i. Galaxy 8-i experienced failures of both XIPS in 2000 and continued to operate using bi-propellant until it de-orbited in February 2004. Three of our currently operated BSS 601 HP satellites have experienced failures of both XIPS.

        The first of the currently operated satellites with failure of both primary and secondary XIPS is Galaxy 4R. This satellite is operating as designed on its backup bi-propellant propulsion system. We and the manufacturer of this satellite have determined that the XIPS on this satellite are no longer available. As a result, this satellite's estimated remaining useful life, based on the bi-propellant fuel on board, was reduced to approximately 3.5 years on June 28, 2003, the date of the secondary XIPS failure. The C-band capacity of this and other satellites is backed up by in-orbit satellites with immediately available capacity. We believe that this problem will not affect revenues from the customers on this satellite or our total contracted backlog, as the satellite's backup bi-propellant propulsion system has sufficient fuel to provide time to seamlessly transition customers to a new or replacement satellite. We have determined that the satellite's net book value and our net investments in sales-type leases on this satellite are fully recoverable.

        We began accelerating depreciation on Galaxy 4R beginning in the third quarter of 2003 to coincide with the satellite's revised estimated useful life. As a result, we recorded additional depreciation expense of $7.7 million during 2003. As of March 2004, following the final insurance settlement on this satellite, depreciation on Galaxy 4R has been approximately equal to the monthly depreciation on this satellite before the anomaly occurred. We expect to launch a replacement for Galaxy 4R in 2006.

        The second satellite with failure of both primary and secondary XIPS is PAS-6B. We and the manufacturer of this satellite have determined that the XIPS on this satellite are no longer available. As a result, this satellite's estimated remaining useful life, based on the bi-propellant fuel on board, was reduced to approximately 4.9 years on July 9, 2003, the date of the secondary XIPS failure. We do not expect this problem to affect service to our customers or to affect revenues from the customers on this satellite over the remaining life of the satellite. We plan to construct and launch a replacement satellite for PAS-6B prior to the end of its useful life, although no commitment has been made for the procurement of this satellite at this time. As a result of this XIPS failure, our total contracted backlog was reduced by approximately $360.0 million. The insurance policy on this satellite has an exclusion for XIPS-related anomalies and, accordingly, this was not an insured loss.

        We began accelerating depreciation on PAS-6B beginning in the third quarter of 2003 to coincide with the satellite's revised estimated useful life. As a result, we recorded additional depreciation expense of $6.6 million during 2003.

        The third satellite with failure of both primary and secondary XIPS is Galaxy 10R. On August 3, 2004, the secondary XIPS on this satellite permanently failed. The primary XIPS on this satellite had previously failed. The satellite is operating normally on its back-up bi-propellant propulsion system, which has proven to be a highly reliable propulsion system with extensive flight experience. This satellite is expected to operate normally on its available bi-propellant fuel for over three years. Prior to this event, Galaxy 10R was scheduled to have an estimated end of useful life in 2015. We do not expect this event to affect service to our customers or to affect revenues from the customers on this satellite over the remaining life of the satellite and there should be no material impact on services, revenues or satellite operations. This event will result in acceleration to the 2005-2007 timeframe of planned capital expenditures to replace this satellite.

        On August 31, 2004, we filed a proof of loss under the insurance policy for Galaxy 10R. We received all of the expected insurance proceeds for our claim on Galaxy 10R, or approximately $75 million during the fourth quarter of 2004.

        As a result of this event, we recorded approximately $9.1 million of losses in the third quarter of 2004 related primarily to a customer warranty obligation payable at the satellite's end of life and a non-cash write off of a portion of a sales-type lease receivable. These losses and warranty obligations are substantially covered by the Galaxy 10R insurance policies. In connection with the Galaxy 10R insurance settlement, a gain of approximately $9.1 million was recorded during the fourth quarter of 2004, resulting in no impact to net loss for the year. The expected additional depreciation expense resulting from Galaxy 10R's revised estimated useful life will be approximately $3 million per year.

        Of our four remaining BSS 601 HP satellites, PAS-5 has a book value of zero and is no longer in primary customer service. The other three continue to have XIPS available as their primary propulsion system. However, no assurance can be given that we will not have further XIPS failures that result in shortened satellite lives or that such failures will be insured if they occur. For two of these three satellites, the available bi-propellant life ranges exceed 6 years from December 31, 2004. The third satellite, Galaxy 13/Horizons 1, which was placed into service in January 2004, has available bi-propellant of approximately 11.9 years from December 31, 2004.

        In December 2004, after reviewing the operating time to failure and other data from failed BSS 601 HP XIPS systems in our fleet and from similar systems owned by others, as reported to us by the manufacturer, we recently reduced our estimate of the end of useful life of PAS-9, from 2015 to 2013. This will result in an increase in our annual depreciation expense of $3.4 million beginning in the fourth quarter of 2004. This estimate is based on currently available data from satellite systems similar to PAS-9 and reflects our current expectations for these systems. We plan to replace this satellite prior to the end of its useful life. Because some of our customer contracts do not require their service to continue onto a replacement satellite, this reduction in our estimate of useful life will result in a reduction in our contracted backlog of approximately $61 million. However, given the nature of our customers' use of this satellite, we expect many of these customers will elect to renew their contracts onto a replacement satellite. We believe that the net book value of this satellite is fully recoverable. Along with the manufacturer, we continually monitor the performance of our satellites that use these systems and will, as warranted, re-evaluate our expectations.

  BSS 702 solar arrays

        All of our satellites have solar arrays that power their operating systems and transponders and recharge the batteries used when solar power is not available. Solar array performance typically degrades over time in a predictable manner. Additional power margins and other operational flexibility are designed into satellites to allow for such degradation without loss of performance or operating life. Certain BSS 702 satellites have experienced greater than anticipated and unpredictable degradation of their solar arrays resulting from the design of the solar arrays. Such degradation, if continued, results in a shortened operating life of a satellite or the need to reduce the use of the communications payload.

        We currently operate three BSS 702 satellites, two of which are affected by accelerated solar array degradation. On February 19, 2003, we filed proofs of loss under the insurance policies for two of our BSS 702 satellites, Galaxy 11 and PAS-1R, for constructive total losses based on degradation of the solar panels. Service to existing customers has not been affected, and we expect that both of these satellites will continue to serve these existing customers until we replace or supplement them with new satellites. Along with the manufacturer, we continually monitor the problem to determine its cause and its expected effect. In December 2004, after reviewing available solar array degradation data on our BSS 702 satellites, we reduced our estimate of the end of the useful life of our Galaxy 11 satellite from 2015 to 2009 and of our PAS-1R satellite from 2016 to 2010, which will result in an increase in our annual depreciation expense of $24.5 million beginning in the fourth quarter of 2004. These estimates are based on data available at this time and reflect our current expectations for these systems. We plan to replace these satellites prior to the point at which the solar array degradation would affect operation of the core communications payload. This will accelerate capital expenditures planned for their replacement. Pursuant to our contracts with our customers, a substantial portion of our customer activity on these satellites will continue onto replacement satellites and the reduced estimate of their useful lives will not result in a material reduction in our contracted backlog. We believe that the net book values of these satellites are fully recoverable.

        The third BSS 702 satellite we operate, Galaxy 3C, was launched after the solar array anomaly was identified, and it has a substantially different solar array design intended to eliminate the problem. This satellite has been in service since September 2002 and has not experienced similar degradation problems.

  SCP

        Many of our satellites use an on-board SCP to provide advanced orientation control and fault protection functions. SCPs are a critical component in the operation of such satellites. Each such satellite has a backup SCP, which is available in the event of a failure. Certain BSS 601 satellites, including our Galaxy 3R and PAS-4 satellites, have experienced primary SCP failures and are operating on their backup SCPs. Galaxy 3R has limited fuel remaining and is operating in an inclined orbit.

PAS-4 is operated as a backup satellite that also provides short-term services. We do not anticipate that a failure of the remaining SCP on either Galaxy 3R or PAS-4 will cause an interruption of our business or require replacement of a satellite.

        We currently operate three additional BSS 601 satellites. PAS-2 and PAS-3R are both in primary service and are in a group of satellites that has been identified as having heightened susceptibility to the SCP problem. The risk of SCP failure appears to decline as these satellites age. PAS-2 and PAS-3R have been in continuous operation since 1994 and 1996, respectively. Both primary and backup SCPs on these satellites are monitored regularly and remain fully functional. Accordingly, we do not expect SCP failures to occur nor do we anticipate an interruption in business or to require early replacement of these satellites. HGS-3 is no longer in primary service and has a book value of less than $1.0 million.

        In October 2001, we filed a proof of loss under the insurance policy on PAS-7 related to circuit failures, which occurred in September 2001 and resulted in a reduction of 28.9% of the satellite's total power available for communications. Service to existing customers was not affected, and we expect that PAS-7 will continue to serve these customers. The insurance policy was in the amount of $253.4 million and included a provision for us to share 25% of future revenues on PAS-7 with the insurers. In the first quarter of 2002, our insurers confirmed to us their agreement to settle the PAS-7 insurance claim by payment to us of $215 million. Pursuant to this agreement, no future revenue share payments will be required to be made in relation to PAS-7. During the first quarter of 2002, we recorded a gain of approximately $40.1 million related to the PAS-7 insurance claim, which reflected the net proceeds agreed to by the insurers less the net book value of the PAS-7 satellite, including incentive obligations. We received the $215 million of insurance proceeds in 2002.

        As a result of the termination of the Galaxy 8-iR satellite construction contract, we received $69.5 million from the satellite manufacturer in December 2003, which represents amounts previously paid to the manufacturer (of approximately $58.8 million), liquidated damages and interest owed to us under the construction agreement. In addition, we agreed with the Galaxy 8-iR launch vehicle provider to defer our use of the launch to a future satellite. We expect to use this launch for one of our satellites currently under construction.

7.    Goodwill

        On January 1, 2002, we adopted Statement of Financial Accounting Standards No. 142 "Goodwill and Other Intangible Assets" (SFAS 142). Among other things, SFAS 142 provides that intangible assets with finite useful lives be amortized and that goodwill and intangible assets with indefinite lives not be amortized, but rather be tested for impairment annually or when a change in circumstances occurs. We have determined that, for such impairment testing, we have only two reporting units, our FSS operating segment and our G2 operating segment.

        SFAS 142 requires the use of fair value in determining the amount of impairment, if any, for recorded goodwill. In conjunction with our annual goodwill impairment assessment in the fourth quarter of 2004, we utilized a combined discounted cash flow and market approach in our assessment of the fair value of our FSS Operating Segment and a discounted cash flow approach alone for our assessment of the fair value of our G2 operating segment due to the specialized nature of its operations. Our assessment resulted in a fair value for the reporting units which exceeded the carrying value of their net assets and, as such, no impairment charge was required in 2002, 2003 or 2004. The amount of any loss resulting from future impairment tests could be material to our results of operations.

8.    Long-term Debt

        As of December 31, 2003 and 2004, long-term debt consisted of the following (in thousands):

	2003		2004
	Book Value	Fair Market Value	Book Value	Fair Market Value
6 1/8% Notes due 2005	$275,000	$279,125	$—	$—
6 3/8% Notes due 2008	150,000	153,000	150,000	154,875
Old Term Loan B-1 due 2010	350,000	350,000	—	—
8 1/2% Notes due 2012	800,000	880,000	1,190	1,190
6 7/8% Notes due 2028	125,000	125,625	125,000	117,500
Transaction Related Financing:
Revolving Credit Facility	—	—	—	—
Term Loan A due 2009	—	—	674,310	670,938
Term Loan B due 2011	—	—	1,647,500	1,650,087
9% Senior Notes due 2014	—	—	1,010,000	1,126,150
10 3/8% Senior Discount Notes due 2014	—	—	255,138	288,080

	1,700,000	1,787,750	3,863,138	4,008,820
Less: current maturities	3,500	3,500	4,100	4,106

Total Long-Term Debt	$1,696,500	$1,784,250	$3,859,038	$4,004,714

        Fair value amounts were determined based on quoted market prices for the Notes or on current rates available to us for debt with similar maturities and similar terms.

        On October 19, 2004, Holdco issued $416.0 million aggregate principal amount at maturity of 10 3/8% Senior Discount Notes due 2014 pursuant to Rule 144A under the Securities Act of 1933, as amended, or the Senior Discount Notes. All of the proceeds of that offering, less discounts, commissions and expenses, or approximately $245.8 million, were paid on October 19, 2004 as a dividend to the Holdco's stockholders. The Senior Discount Notes accrete at the rate of 10 3/8% per annum, compounded semi-annually to, but not including, November 1, 2009. From and after November 1, 2009, cash interest on the Senior Discount Notes will accrete at the rate of 10 3/8% per annum, and will be payable semiannually in arrears on May 1 and November 1 of each year, commencing on May 1, 2010, until maturity. As of December 31, 2004, the accreted balance of approximately $255.1 million was outstanding in relation to these notes.

        Holdco incurred approximately $6.5 million of deferred financing costs in relation to the issuance of the Senior Discount Notes. These deferred financing costs were capitalized and are being amortized to interest expense over the 10 year life of the Senior Discount Notes.

        Holdco's primary source of liquidity will be cash flow generated from the operations of its subsidiaries, including PanAmSat. Holdco's ability to pay dividends on its common stock and make payments on its Senior Discount Notes is dependent on the earnings and the distribution of funds from PanAmSat. The agreements governing PanAmSat's senior secured credit facilities and 9% senior notes are the two contractual obligations of PanAmSat that significantly restrict its ability to pay dividends or otherwise transfer assets to Holdco. Payment of dividends is also subject to compliance with Delaware law.

        In connection with the Recapitalization, we (i) entered into senior secured credit facilities consisting of an $800.0 million Term Loan A Facility, a $1,660.0 million Term Loan B Facility and a $250.0 million revolving credit facility, of which $42.6 million was drawn; (ii) issued $1,010.0 million of our 9% senior notes due 2014; (iii) terminated and repaid our Old Credit Facility; (iv) completed a tender offer for substantially all of our $275.0 million 6.125% Notes due 2005 and our $800.0 million 8 1/2% Senior Notes due 2012; and (v) completed the redemption of our remaining 6.125% Notes due 2005 in October 2004. In September 2004, we repaid the outstanding balance under our revolving credit facility.

        Concurrent with the completion of our initial public offering, we amended PanAmSat's senior secured credit facilities. The amendment of the senior secured credit facilities and our initial public offering were conditioned upon each other.

        Borrowings under PanAmSat's senior secured credit facilities will bear interest at the borrower's option at either adjusted LIBOR plus an applicable margin or the alternate base rate plus an applicable margin. Borrowings under the senior secured credit facilities will be subject to adjustment based on a pricing grid. (See Note 17 "Subsequent Events—Initial Public Offering").

        Our senior secured credit facilities are comprised of a $250.0 million revolving credit facility, which will terminate in August 2009, or the Revolving Facility, an $800.0 million Term Loan A Facility, which matures in August 2009, or the Term Loan A Facility, and a $1,647.5 million Term Loan B Facility, which matures in August 2011, or the Term Loan B Facility. At December 31, 2004, the interest rates on the Term Loan A Facility and Term Loan B Facility were LIBOR plus 2.50% and LIBOR plus 2.75%, respectively, and the Revolving Facility was undrawn. These rates are subject to change based upon our total leverage ratio. In addition, we are required to pay a commitment fee for the unused commitments under the Revolving Facility and the Term Loan A Facility, if any, which, as of December 31, 2004 on an annual basis was 0.50%. As of December 31, 2004 we had outstanding letters of credit totaling $36.1 million and issued $6.9 million of additional letters of credit in February 2005. Outstanding letters of credit reduce our ability to borrow against the Revolving Facility by an equivalent amount. Any amounts borrowed under the Revolving Facility would bear interest at LIBOR plus 2.50% as of December 31, 2004, although this interest rate is subject to adjustment based on our total leverage ratio. Fees charged by the lenders were capitalized as debt issuance costs and are amortized over the terms of the Revolving Facility, the Term Loan A Facility, and the Term Loan B Facility.

        Obligations under the senior secured credit facilities are, or will be, as the case may be, unconditionally and irrevocably guaranteed jointly and severally by PanAmSat's current and future domestic subsidiaries and are secured by substantially all of our assets and substantially all of the assets of each of our current and future domestic subsidiaries.

        The outstanding senior notes bear interest at an annual rate of 9.0%. Fees charged by the lenders were capitalized as debt issuance costs and are amortized over the term of the 9% senior notes. The 9% senior notes require interest payments to be made semi-annually, mature on August 15, 2014, are unsecured, and are, or will be, as the case may be, unconditionally guaranteed by each of PanAmSat's existing and certain subsequently acquired or organized domestic restricted subsidiaries.

        On August 22, 2004, we completed a tender offer and consent solicitation to purchase any and all of the outstanding $800.0 million aggregate principal amount of our 8 1/2% Senior Notes due 2012 for cash. Not all of these notes were tendered and, as a result, approximately $1.2 million aggregate principal amount will remain outstanding through the original maturity date. As required by our senior secured credit facilities, we repaid our Term A Facility by the amount of the 8 1/2% Senior Notes that remained outstanding after the tender offer. The remaining 8 1/2% Senior Notes due 2012 are unsecured, and are unconditionally guaranteed by each of PanAmSat's existing domestic restricted subsidiaries.

        On August 22, 2004, we completed a tender offer to purchase any and all of the outstanding $275.0 million aggregate principal amount of our 6 1/8% Notes due 2005 for cash. On October 22, 2004, we completed a redemption of our remaining $24.2 million 6 1/8% Notes due 2005 that were not purchased in the tender offer from cash on hand.

        In conjunction with the Recapitalization, in the third quarter of 2004, we wrote-off debt issuance costs and recorded a charge within interest expense of $15.1 million related to the prepayment of our pre-existing debt. Also in conjunction with the Recapitalization, we capitalized approximately $142.3 million to debt issuance costs and approximately $8.8 million to equity. The debt issuance costs are classified on our balance sheet within Deferred Charges and Other Assets and will be amortized to interest expense over the terms of the related debt obligations.

        On November 19, 2004, proceeds from our Galaxy 10R insurance claim received through that date of approximately $69 million, along with cash on hand, were utilized to make a voluntary prepayment of approximately $137 million under our senior secured credit facilities. Approximately $124.5 million of this prepayment was applied to the Term Loan A Facility, while the remaining $12.5 million was applied to the Term Loan B Facility. Through November 30, 2004, we received all of the expected insurance proceeds for our claim on Galaxy 10R, or approximately $75 million. In connection with this repayment, in the fourth quarter of 2004, we wrote-off related debt issuance costs and recorded a charge within interest expense of approximately $5.2 million.

        In June 2004, we repaid from available cash on hand the $349.1 million outstanding balance under the term loan B-1 facility of our Old Credit Facility. In conjunction with this repayment, we recorded a charge of $5.5 million within interest expense as a result of the write-off of unamortized debt issuance costs related to that loan facility and a charge of $0.5 million within interest expense representing the amount accumulated within other comprehensive income (loss) related to our $100.0 million interest rate hedge on that loan facility entered into during the third quarter of 2002. The hedge liability was not impacted by the repayment of that facility. The fair value of the outstanding interest-rate hedge agreement as of December 31, 2004, based upon quoted market prices from the counterparty, reflected a hedge liability of approximately $0.2 million. Upon expiration of the current agreement on August 30, 2005, we will not be required to enter into an interest rate hedge agreement. See Note 17 "Subsequent Events—Interest Rate Hedge Agreement".

        In July and December 2003, we made optional pre-payments of $350 million and $300 million, respectively, against our Old Credit Facility from available cash on hand. During the third and fourth quarters of 2003, we recorded non-cash charges of approximately $5.7 million and $5.0 million to write-off debt issuance costs associated with the portions of the credit facility that were prepaid.

        As of December 31, 2004, we also had outstanding 10 and 30-year fixed rate notes totaling $275.0 million which were issued in January 1998. The outstanding principal balances, interest rates and maturity dates for these notes as of December 31, 2004, are $150.0 million at 6.375% due 2008 and $125.0 million at 6.875% due 2028, respectively. Principal on these notes is payable at maturity, while interest is payable semi-annually.

        We are required to maintain certain financial covenants and are also subject to restrictive covenants under our borrowings. As of December 31, 2004, we were in compliance with all such covenants.

        Annual maturities of long-term debt as of December 31, 2004, including accretion of interest to be paid at maturity on our 10 3/8% Senior Discount Notes due 2014, are as follows (in thousands):

Year Ending December 31,	Amount Due
2005	$4,100
2006	150,910
2007	176,600
2008	351,600
2009	211,600
2010 and thereafter	3,129,190

$4,024,000

        Interest expense for 2002, 2003 and 2004 is presented net of interest income of $15.2 million, $13.3 million and $7.4 million, respectively, and net of capitalized interest for 2002, 2003 and 2004 of $27.3 million, $13.9 million and $8.5 million, respectively. Included in interest expense during 2002, 2003 and 2004 were approximately $3.3 million, $10.7 million and $25.8 million, respectively, associated with the write-offs of unamortized debt issuance costs related to the repayment of debt during those years.

9.    Income Taxes

        The income tax provision (benefit) consisted of the following (in thousands):

	Year Ended December 31,
	2002	2003	2004
Taxes currently (receivable) payable:
U.S. federal	$(32,405)	$—	$—
Foreign	1,618	1,560	1,500
State and local	1,000	1,421	1,250

Total	(29,787)	2,981	2,750

Deferred tax (benefits) liabilities:
U.S. federal	54,342	8,801	(91,545)
Foreign	2,164	16,387	555
State and local	1,631	(573)	(5,061)
Change in valuation allowance	—	7,414	—

Total	58,137	32,029	(96,051)

Total income tax provision (benefit)	$28,350	$35,010	$(93,301)

        The income tax provision was different than the amount computed using the U.S. statutory income tax rate for the reasons set forth in the following table (in thousands):

	Year Ended December 31,
	2002	2003	2004
Expected tax at U.S. statutory income tax rate	$39,689	$47,090	$(60,302)
U.S. state and local income tax rates—net of federal income tax effect	1,710	551	(2,477)
Extraterritorial income exclusion tax benefit	(17,885)	(36,620)	(27,328)
Foreign withholding taxes	2,164	16,387	1,012
Change in valuation allowance	—	7,414	—
Other	2,672	188	(4,206)

Total income tax provision (benefit)	$28,350	$35,010	$(93,301)

        Temporary differences that give rise to deferred tax assets and liabilities are as follows (in thousands):

	2003		2004
	Deferred Tax Assets	Deferred Tax Liabilities	Deferred Tax Assets	Deferred Tax Liabilities
Basis differences in satellites and other property, plant and equipment	$—	$662,201	$—	$211,317
Performance incentives	31,124	—	37,451	—
Customer deposits	28,070	—	30,082	—
Accruals and advances	10,195	—	41,381	—
Tax credit carryforwards	23,678	—	17,343	—
Net operating loss carryforwards	135,700	—	70,368	—
Other	20,496	2,472	2,668	11,938

Gross deferred taxes	249,263	664,673	199,293	223,255
Valuation Allowance	(7,414)	—	—	—

Net deferred taxes	$241,849	$664,673	$199,293	$223,255

        At December 31, 2004, we had non-current deferred tax liabilities of $223.3 million and deferred tax assets of $199.3 million, of which $7.8 million of the deferred tax asset was classified as current. Included in the non-current deferred tax assets at December 31, 2004 was $17.3 million of alternative minimum tax credits that can be carried forward indefinitely. Also included in non-current deferred tax assets was $70.4 million of deferred tax assets relating to federal and state net operating losses generated subsequent to the PanAmSat Recapitalization that expire in varying amounts over the period of 2014–2024 if not utilized. Management does not believe a valuation allowance is necessary as of December 31, 2004. During 2004, our net deferred tax liability decreased significantly resulting from the Recapitalization and deconsolidation from the DIRECTV consolidated tax group. (See Note 2 "Significant Accounting Policies—Income Taxes").

        Issues regarding our taxability in foreign jurisdictions have been raised by various tax authorities. Such authorities have proposed tax adjustments and we have vigorously contested them. In 2004, we increased our income tax provision for these adjustments and, in management's opinion, adequate provision has been made for all open years.

        During 2002, the Internal Revenue Service commenced an examination of the GM consolidated tax group for the years 1998-2000 of which we are a member. As a result, our federal income tax returns for those years are currently under examination. Management believes that adequate provision has been made for any adjustment which might be assessed as a result of these examinations. Any amounts that would be payable under this examination are fully indemnified under the tax separation agreement with The DIRECTV Group.

10.    Acquisitions

        On March 7, 2003, we acquired substantially all of the assets of Hughes Global Services, Inc. ("HGS") from our affiliate, The DIRECTV Group, for approximately $8.4 million in cash and the assumption of certain related liabilities. In connection with this transaction, the HGS-3, HGS-5 and Leasat satellites are now operated as part of our fleet. The historical cost of the net assets acquired was $3.1 million. Since we and HGS were under the common control of The DIRECTV Group, the excess purchase price over the historical cost of the net assets acquired of approximately $5.3 million was recorded as a reduction to our stockholders' equity on the accompanying consolidated balance sheet as of December 31, 2003 net of deferred income taxes of approximately $1.9 million.

        On August 27, 2003, as part of our strategic initiative to expand our government service offerings, we acquired a telecommunications firm based outside of Washington, D.C. that specializes in providing end-to-end services and solutions to the U.S. Government, Esatel Communications, Inc. ("Esatel") and its related entity, Silver Springs Teleport, LC.

        To complement our ground infrastructure, in November 2003, we purchased Sonic Telecommunications International Ltd. ("Sonic"), a provider of international high-definition multimedia transmission services and business applications.

        The aggregate purchase price for the Esatel and Sonic acquisitions was $12.2 million. The net assets acquired included receivables, property, plant and equipment, customer lists, IRUs and goodwill as well as certain assumed liabilities.

        The results of Esatel and HGS have been included in our Government Services segment from the date of acquisition. The results of Sonic have been included in our Fixed Satellite Services segment from the date of acquisition.

11.    Certain Relationships and Related Transactions Prior to and as a Result of the Completion of the Recapitalization

  Transactions with The DIRECTV Group and its Affiliates

        Until the consummation of the Recapitalization on August 20, 2004, The DIRECTV Group and its affiliates were related parties of ours.

        We provide satellite capacity, TT&C and other related services and facilities to several subsidiaries of The DIRECTV Group and purchase certain services and equipment from a subsidiary of The DIRECTV Group. Additionally, for the period prior to the consummation of the Recapitalization, we reimbursed The DIRECTV Group for the allocated costs of certain jointly incurred expense items, principally relating to administrative and other expenses. Revenues derived from The DIRECTV Group and its affiliates were $82.3 million from January 1, 2004 through August 19, 2004, or 15.1% of our revenues for that same period.

        During the fourth quarter of 2003, we agreed to amend our transponder lease agreements with DIRECTV Latin America, or DTVLA. This amendment became effective in February 2004 upon DTVLA's emergence from the Chapter 11 bankruptcy process. In conjunction with these amendments we agreed to accept reduced cash payments in the early years, most of which we expect to recapture in later years, and The DIRECTV Group has agreed to guarantee all of the transponder lease agreements with DTVLA for a period of five years.

        We entered into new contractual arrangements with affiliates of The DIRECTV Group in connection with the Recapitalization at rates which, we believe, approximate market rates. These contractual arrangements include the extension of transponder lease agreements with HNS, the extension of The DIRECTV Group guarantees of our transponder lease agreements with DTVLA, the purchase of additional transponder capacity for DTH services in Latin America, and the extension of existing and the entering into of new TT&C services agreements with DIRECTV Operations LLC. In addition, in connection with the Recapitalization, The DIRECTV Group paid us $9.2 million for certain past due receivables from, and guaranteed certain future obligations of, our customer Sky Multi-Country Partners, an affiliate of The News Corporation.

        During 2003, we transferred an authorization for a Ka-band orbital slot to Hughes Network Systems, Inc., or HNS, an affiliate, in exchange for a contingent payment of approximately $2.1 million. The payment is payable upon the launch of a satellite by HNS to such orbital slot. The Federal Communications Commission has approved the transfer of this authorization.

        On April 20, 2004, PanAmSat entered into a definitive transaction agreement with The DIRECTV Group, Merger Sub, a wholly-owned subsidiary of The DIRECTV Group, and Constellation, an affiliate of KKR for the Recapitalization (See Note 3 "PanAmSat Merger, Subsequent Sale and Related Transactions").

        In June 2004, we paid The DIRECTV Group $28.5 million to reimburse them in full for amounts they previously paid on our behalf to the manufacturer of the Galaxy 16 satellite (See Note 5 "Satellites and Other Property and Equipment—Net").

        The aggregate amounts of related party transactions with The DIRECTV Group and its affiliates for the years ended December 31, 2002, 2003 and the period from January 1, 2004 through August 19, 2004 are summarized below (in thousands):

	2002	2003	Period From January 1, 2004 Through August 19, 2004
Satellite Services Revenues:
Operating lease revenues	$140,835	$114,292	$75,372
Other satellite services	25,657	14,641	6,929

Total Satellite Services Revenues	$166,492	$128,933	$82,301

Purchased Services and Equipment	$—	$4,150	$3,213

Allocations of administrative and other expenses	$1,445	$1,906	$1,306

Interest expense	$6,533	$—	$—

        In addition, The DIRECTV Group leases to us office space in Long Beach, California and land for our teleport in Castle Rock, Colorado, and permits the participation by us and our employees in certain discount programs. Prior to the Recapitalization, The DIRECTV Group provided general liability insurance and certain administrative services to us, including the provision of certain advisory and audit services. During the years ended December 31, 2002, 2003, and for the period from January 1, 2004 through August 19, 2004, we incurred expenses related to such arrangements with The DIRECTV Group of approximately $1.4 million, $1.9 million and $1.3 million, respectively.

  Tax Matters

        Concurrently with the execution of the transaction agreement, PanAmSat entered into a tax separation agreement with The DIRECTV Group that supersedes four earlier tax-related agreements among ourselves, The DIRECTV Group and certain of its affiliates. (See Note 2 "Significant Accounting Policies—Income taxes").

Transactions with The News Corporation and its Affiliates (Other than The DIRECTV Group)

        Until the consummation of the Recapitalization on August 20, 2004, The News Corporation and its affiliates were related parties of ours.

        We are a party to agreements with The News Corporation and certain of its subsidiaries and affiliates pursuant to which we provide satellite capacity, TT&C and other related services. Revenues derived from The News Corporation and its affiliates were $55.1 million from January 1, 2004 through August 19, 2004, or 10.1% of our revenues for that same period.

        In January 2004, Fox Entertainment Group, Inc., a subsidiary of The News Corporation, and we signed a multi-year, multi-satellite agreement, the terms of which provide that Fox Entertainment will consolidate its entire suite of U.S. cable and broadcast programming onto our global fleet for 15 years and move a significant portion of its international traffic onto the fleet for the next decade. Fox Entertainment will now be one of our largest media customers and one of our top five global customers.

  Effect of the Recapitalization

        As a result of the Recapitalization, effective August 20, 2004, The DIRECTV Group and The News Corporation were no longer related parties of ours and the Sponsors and their affiliates became related parties of ours.

  Transactions with The Sponsors and Their Affiliates

        The Sponsors provide management and advisory services to us pursuant to management services agreements executed at the closing of the Recapitalization. The Sponsors charge us an aggregate management fee of $2.0 million annually for the provision of these services, subject to an annual increase of three percent. From August 20, 2004 through December 31, 2004, we recorded approximately $0.7 million of expense for these management fees, of which $0.1 million was paid through December 31, 2004. In addition, in consideration for structuring services rendered in connection with the Recapitalization, which services included financial advisory services and capital structure review, the Sponsors received an aggregate transaction fee of $50.0 million and were reimbursed for out-of-pocket expenses of approximately $1 million. The annual advisory fee does not include and the Sponsors may receive additional compensation for providing investment banking or other advisory services provided in connection with any specific acquisition or divestiture transactions or in the event the Sponsors perform services above and beyond those called for by the agreements.

        In connection with, and effective upon completion of, our initial public offering, each of the Sponsors terminated their respective management services agreements for an aggregate consideration of $10.0 million.

        During 2004, we retained Capstone Consulting to provide us with consulting services, primarily to identify and advise on potential opportunities to reduce our costs and identify other potential opportunities to grow our business. Although neither KKR nor any entity affiliated with KKR owns any of the equity of Capstone, KKR has provided financing to Capstone. We recorded approximately $0.3 million of expenses during 2004 to Capstone Consulting, of which, approximately $0.2 million was paid through December 31, 2004.

        Certain compensated members of our board of directors are principals of or are affiliated with the Sponsors.

        We provide satellite capacity, TT&C and other related services to affiliates of certain of the Sponsors. Revenues for these services were $3.7 million for the year ended December 31, 2004. As of December 31, 2004, we had receivables related to these affiliates of approximately $0.1 million.

        Included in our total contracted backlog of $4.90 billion as of December 31, 2004 is $5.1 million of contracted backlog from affiliates of the Sponsors. Contracted backlog represents future cash payments expected from customers under all long-term contractual agreements.

        The following table provides summary information relative to our accounts receivable from and accounts payable to The Sponsors and their affiliates (in thousands):

December 31, 2004
Due from affiliates	$74

Due to affiliates	$831

12.    Retirement and Incentive Plans

  Employee Benefit Plans:

        Generally, cash compensation of our directors, executive officers and other employees are provided by PanAmSat and equity based compensation is provided by PanAmSat Holding Corporation. PanAmSat Holding Corporation assumed all of PanAmSat's equity based retirement and incentive plans, which plans benefit PanAmSat's employees.

        Defined Contribution Plans 401(k) Plan—We have a 401(k) plan for qualifying employees for which it matches a portion of the employee contributions. Prior to the Recapitalization, PanAmSat made this match in the form of shares of its common stock; since the Recapitalization, we have made this match in the form of cash. The number of shares contributed to the plan and the respective market values were 276,802, 389,992 and 196,491 shares and $1.8 million, $2.1 million and $1.4 million for 2002, 2003 and 2004, respectively. The amount of cash contributed to the plan for 2004 was $0.6 million.

        Deferred Compensation Plan—We have a Supplemental Savings Plan and a Deferred Compensation Plan for eligible employees. Under both plans, executives and other highly compensated employees are entitled to defer a portion of their compensation to future years. The annual amount that can be deferred is subject to certain limitations, and a portion of the employee's contribution may be matched if the employee elected to defer the maximum amount permissible under the 401(k) plan and the Internal Revenue Code of 1986, as amended. The maximum annual match under the 401(k) plan is limited to an aggregate level of 4% of annual compensation. The matched portion of the Supplemental Savings Plan consists of "credits" which vest when awarded. Contributions that receive employer matching are required to be deferred until termination of employment, and any non-matched contributions may be deferred over a period selected by the employee. In addition, PanAmSat, at its discretion, may make contributions to the Deferred Compensation Plan and the Supplemental Savings Plan for the benefit of any participant as supplemental compensation. The Deferred Compensation Plan and the Supplemental Savings Plan are unfunded plans, and the deferrals and matching credits will receive earnings based upon rates set by the Compensation Committee of PanAmSat's board of directors (the "Compensation Committee"), but in no event will these amounts earn less than 100% of the Moody's Corporate Bond Index Rate. In July 2004, PanAmSat's board of directors amended the Deferred Compensation Plan and the Supplemental Savings Plan to permit certain senior executives to elect to have all or part of their accounts under the plans invested in deferred stock units, each of which represented the notional right to receive a share of common stock in PanAmSat.

        1997 Stock Incentive Plan—On May 5, 1997, PanAmSat's board of directors adopted the PanAmSat Corporation Long-Term Stock Incentive Plan (the "1997 Stock Plan"), which provides for the granting of nonqualified stock options, incentive stock options, alternate appreciation rights, restricted stock, performance units and performance shares to executive officers, other employees, directors and its independent contractors. Awards were granted at the discretion of the Compensation Committee on such terms as the committee decided. Effective December 7, 2000, PanAmSat amended the 1997 Stock Plan to provide that, upon a "Change-in-Control" (as defined) of it, all unvested stock options and other awards granted under the 1997 Stock Plan would immediately vest and become exercisable, and restrictions on any awards such as restricted stock would immediately lapse. Also effective December 7, 2000, the 1997 Stock Plan was amended to eliminate the portability of unvested options for employees transferring to non-controlled affiliates, such as The DIRECTV Group.

        As approved by PanAmSat's board of directors in December 2000 and as subsequently ratified by its stockholders in June 2001, and as adjusted for the August 20, 2004 stock split and the March 1, 2005 reverse stock split, the maximum number of shares of common stock that could be issued under the 1997 Stock Plan was increased to 50,219,186. Upon consummation of the Recapitalization, which constituted a change-in-control as defined in the 1997 Stock Plan, all outstanding employee stock options vested and became exercisable, and all outstanding restricted shares and restricted stock units vested immediately prior to the Merger. PanAmSat recorded a charge of approximately $8.3 million within Transaction-related costs in its consolidated statement of operations in relation to the acceleration of vesting of these options, restricted shares and restricted stock units. Also in conjunction with the Recapitalization, the exercise prices of certain employee options were modified. As a result of these modifications, PanAmSat recorded additional expense of approximately $1.2 million within Transaction Costs in its consolidated statement of operations. Holders of options and restricted stock units were entitled to receive (i) with respect to in-the-money options, cash equal to the difference between the exercise price and the $23.50 per share price paid in the Recapitalization, and (ii) with respect to restricted shares and restricted stock units cash in the amount of $23.50 per share, or $8.17 per share after giving effect to the stock split and the reverse stock split. All out-of-the-money stock options were cancelled without payment. Certain members of PanAmSat's management agreed not to have certain of their equity interests cashed out in the Recapitalization; existing options, restricted shares and restricted stock units granted to such individuals remain outstanding as options and shares.

        In October 2004, Holdco assumed the 1997 Stock Plan, and the outstanding stock options were converted into an aggregate of 762,372 options to purchase shares in Holdco common stock. The maximum number of shares of Holdco common stock that may be issued pursuant to the plan is 762,372 shares. The 1997 Stock Plan is administered by the Compensation Committee. As of December 31, 2004, nonqualified options for 762,372 shares of common stock (net of options expired or terminated) have been granted under the 1997 Stock Plan. Such options were granted with an exercise price equal to 100% of the fair market value at the date of grant and vest ratably over three to four years. These options have since been modified. In 2002, 2003 and 2004, we issued 5,509,509, 141,542 and 139,097 options, respectively, under the existing annual grant program with ratable vesting over three years. No new awards have been made under the 1997 Stock Plan since March 31, 2004.

        2004 Stock Option Plan—On August 20, 2004, PanAmSat's board of directors adopted the 2004 Stock Option Plan for Key Employees of PanAmSat Corporation (the "2004 Stock Plan"), which provides for the granting of stock options, stock appreciation rights and dividend equivalent rights to executive officers, other employees, and others having a relationship with it or its subsidiaries. In 2004, PanAmSat granted options to purchase 3,578,836 shares of common stock.

        In October 2004, Holdco assumed the 2004 Stock Plan in connection with the Contribution and all outstanding options became options of Holdco. Subsequently, Holdco granted 702,608 options. As of December 31, 2004, nonqualified options for 4,281,444 shares of common stock (net of options expired or terminated) have been granted under the 2004 Stock Plan since the Recapitalization. The 2004 Stock Plan is administered by the Compensation Committee. The maximum number of shares that can be issued under the 2004 Stock Plan is 9,500,000.

        In October 2004, the exercise price of all outstanding options granted under the 1997 Stock Plan and the 2004 Stock Plan was reduced by $3.39 to reflect the decrease in per share value arising from the issuance of Holdco's Senior Discount Notes and the payment of dividends to its stockholders.

        Activity in the 1997 Stock Plan and the 2004 Stock Plan during the past three years is summarized below:

	Shares	Weighted Average Exercise Price	Range
1997 Stock Plan
Outstanding at January 1, 2002	16,454,286	$12.74	$7.61-$21.99
Options granted	5,509,509	7.35	5.09-8.14
Options exercised	—	—	—
Options expired or terminated	(2,501,019)	12.65	6.03-21.99

Outstanding at December 31, 2002	19,462,776	$11.22	$5.09-$21.99
Options granted	141,542	5.54	4.91-7.49
Options exercised	(4,934)	6.82	6.03-7.38
Options expired or terminated	(1,481,316)	11.34	5.03-21.99

Outstanding at December 31, 2003	18,118,068	$11.18	$4.91-$21.99
Options granted	139,097	8.50	8.50
Options exercised	(313,013)	7.35	5.09-8.11
Options expired or terminated	(1,172,903)	12.10	4.91-21.99
Options cancelled due to Recapitalization	(12,011,648)	12.67	8.50-21.99
Options cashed out due to Recapitalization	(3,997,229)	7.33	4.91-8.14

Outstanding at December 31, 2004	762,372	3.46	$3.43-$4.04

Options exercisable at December 31, 2002	7,908,616	$12.63	$7.61-$21.99

Options exercisable at December 31, 2003	11,840,442	$11.89	$5.09-$21.99

Options exercisable at December 31, 2004	762,372	$3.46	$3.43-$4.04

2004 Stock Plan
Outstanding at January 1, 2004	—	$—	$ —
Options granted	4,281,444	4.21	4.21

Outstanding at December 31, 2004	4,281,444	$4.21	$4.21

Options exercisable at December 31, 2004	—	$—	$ —

Range of Exercise Prices	Options Outstanding at December 31, 2004	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price of options outstanding	Options Exercisable As of December 31, 2004	Weighted Average Exercise Price of options exercisable
1997 Stock Plan
$2.26-$2.66	762,372	9.64	$3.46	762,372	$3.46

2004 Stock Plan
$2.77	4,281,444	9.67	$4.21	—	$—

        Effective January 1, 2003, PanAmSat adopted the fair value recognition provision of FASB Statement No. 123, "Accounting for Stock Based Compensation," prospectively, to all employee awards granted on or after January 1, 2003, pursuant to FASB Statement No. 148, "Accounting for Stock-Based Compensation—Transition and Disclosure". Therefore, we recorded compensation expense for employee stock options granted after December 31, 2002, but not in relation to previous awards granted. The following table illustrates the effect on net income (loss) as if the fair value based method had been applied to all outstanding and unvested awards in each period (in thousands).

	Year Ended December 31,
	2002	2003	2004
Net income (loss) as reported	$85,048	$99,532	$(78,988)
Add: Stock-based employee compensation expense included in reported net income, net of related tax effects	—	1,157	7,909
Deduct: Total stock-based employee compensation expense determined under fair value based methods for all awards, net of related tax effects	(9,151)	(8,875)	(10,318)

Pro forma net income (loss)	$75,897	$91,814	$(81,397)

Earnings (loss) per share:
Basic and diluted—as reported	$0.20	$0.23	$(0.26)

Basic and diluted—pro forma	$0.18	$0.21	$(0.27)

        The pro forma amounts for compensation cost may not necessarily be indicative of the effects on operating results for future periods

        During 2003 and 2004, we issued the following awards:

Quarterly Grants:	Employee Stock Options Granted	Restricted Stock Units Granted
March 31, 2003	34,235	—
June 30, 2003	33,228	1,146,436
September 30, 2003	61,421	—
December 31, 2003	12,658	5,754
March 31, 2004	139,097	5,754
June 30, 2004	—	—
September 30, 2004	3,578,836	—
December 31, 2004	702,608	—

        Prior to the consummation of the Recapitalization, employee stock options granted by PanAmSat before June 30, 2004 were scheduled to vest ratably over three to four years. The stock options granted in the third and fourth quarters of 2004 by both PanAmSat and Holdco vest over five to eight years. Certain of the awards granted in the third and fourth quarters of 2004 vest over a five-year period based upon the passage of time and the remainder vest over an eight year period, which may be reduced if certain pre-established company operating performance targets are achieved. Compensation expense for these nonqualified stock options is based on the fair value of the options at the respective grant dates utilizing the Black-Scholes model for estimating fair value.

        Under the intrinsic value method used for reporting prior to January 1, 2003, no compensation expense had been recognized on options granted through December 31, 2002, as the exercise price of the options granted equaled the fair value of our common stock on the date of grant for all prior grants.

        Prior to the consummation of the Recapitalization, restricted stock units granted in 2004 and 2003 by PanAmSat were scheduled to vest 50% on the second anniversary of the grant date and the remaining 50% on the third anniversary. On April 30, 2003, PanAmSat's Compensation Committee approved the issuance of up to 1,438,439 restricted stock units under the 1997 Stock Plan. In April 2003 and November 2003 PanAmSat issued 1,146,436 and 5,754, respectively, of these restricted stock units under the 1997 Stock Plan to certain employees. In March 2004, it issued 5,754 of these restricted stock units to certain employees. Stock compensation expense was being recognized over the vesting period based on the fair value per option on the April 2003, November 2003 and March 2004 grant dates of $6.01, $7.46 and $8.50, respectively. We recorded compensation expense related to the restricted stock units of approximately $1.8 million for the year ended December 31, 2003 and $1.7 million during the year ended December 31, 2004.

        The weighted average fair value per option granted in 2002, 2003 and 2004 by PanAmSat was $3.02, $1.97 and $1.75, respectively. The weighted average fair value of options granted in 2004 was $1.69. These estimates were based on the Black-Scholes option pricing model with the following weighted average assumptions:

	Year Ended December 31,
	2002	2003	2004
Risk free rate	4.3%	2.8%	3.7%
Dividend yield	0%	0%	0%
Expected life	5 years	5 years	6.8 years
Stock volatility	39.3%	35.0%	1.29%

        Subsequent to the Recapitalization on August 20, 2004, we calculated fair value pursuant to the minimum value method, as described in SFAS 123.

        On December 7, 2000, PanAmSat's board of directors approved a compensation program for each member of its board of directors who is not an employee of it or its affiliates ("Non-Employee Director"), the PanAmSat Corporation Non-Employee Directors Fee Plan. Effective January 1, 2001, each Non-Employee Director was eligible to receive an annual fee of $50,000 for services rendered as a member of the board of directors and an additional annual $5,000 fee for each member who serves as a chairperson of a committee of the board of directors. Each Non-Employee Director may elect to receive up to 50% of the aggregate amount of the fee in cash. Any amount not paid to a Non-Employee Director in cash will be paid in restricted shares of our common stock. The number of shares issued in payment of the fees was calculated based on the average daily closing price of PanAmSat's common stock on NASDAQ during the month prior to the date of grant. The shares vest 100% on the first anniversary of the date the shares are granted; prior to being fully vested, such shares will be subject to forfeiture upon the termination of a board member's services. Directors may also elect to defer the fees, payable in stock, in the form of units of our common stock, to the PanAmSat Corporation 1999 Non-Employee Directors Compensation Deferral Plan. In 2001, Non-Employee Directors were granted 6,021 restricted shares and 12,379 restricted units were deferred at a price of $13.33 per share and cash of $25,000. During 2002, Non-Employee Directors were granted 10,314 restricted shares and 10,647 restricted units that were deferred at a price of $7.52 per share and cash of $57,500.

        On February 28, 2003, PanAmSat's board of directors approved a revised compensation program for Non-Employee Directors under the PanAmSat Corporation Non-Employee Directors Fee Plan (the "Revised Compensation Program"). Pursuant to the Revised Compensation Program, effective January 1, 2003, each Non-Employee Director was eligible to receive an annual fee of $75,000 for services rendered as a member of the board of directors, which is payable at each director's election either (a) all in restricted stock granted under the 1997 Stock Plan or (b) up to 40% ($30,000) in cash and the balance in restricted stock. Additionally, under the Revised Compensation Program, the Non-Employee Director chairing the audit committee was eligible to receive an additional annual fee of $15,000 and each Non-Employee Director who serves as a chairperson of a committee of the board of directors other than the audit committee was eligible to receive an additional annual fee of $10,000. Each of these additional fees are payable at such director's election either (a) all in restricted stock granted under our 1997 Stock Plan or (b) up to 50% in cash. The number of shares to be issued in payment of the fees was calculated based on the average daily closing price of PanAmSat's common stock on NASDAQ during the month prior to the date of grant. The shares vested 100% on the first anniversary of the date the shares are granted; prior to being fully vested, such shares were subject to forfeiture upon the termination of a board member's services. Directors also could elect to defer the fees payable in stock, in the form of units of our common stock, to the PanAmSat Corporation 1999 Non-Employee Directors Compensation Deferral Plan. During 2003, Non-Employee Directors were granted 22,477 restricted shares and 18,429 restricted units were deferred at a price of $5.56 per share and cash of $107,500. During 2004, Non-Employee Directors were granted 12,969 restricted shares and 13,993 restricted units were deferred at a price of $7.32 per share and cash of $138,000. In connection with the Recapitalization, all restricted shares and restricted units held by Non-Employee Directors were accelerated, and $695,000 (representing $23.50 per share, or $8.17 per share after giving effect to the stock split and the reverse stock split) was paid to the Non-Employee Directors, upon which all the restricted shares and restricted units were cancelled.

        On September 16, 2004, PanAmSat's Board of Directors approved a revised compensation program for our Non-Employee Directors. Each Non-Employee Director is entitled to annual cash compensation of $50,000, and was also granted options to purchase 65,849 shares of common stock. The chairman of its Board of Directors receives an additional annual fee of $100,000 and was granted options to purchase an additional 65,849 shares. Holdco has assumed this program and the options are now for Holdco stock at the modified price of $4.21.

13.    Facilities Restructuring and Severance Costs

        Our Facilities Restructuring and Severance Costs accrual includes our Teleport Consolidation Plan, Facilities Restructuring Plans and our 2001, 2003 and 2004 Severance Plans. Facilities restructuring and severance costs were $13.7 million, $4.2 million and $6.2 million for the years ended December 31, 2002, 2003 and 2004, respectively.

  Teleport Consolidation Plan

        In January 2003, our management approved a plan to consolidate certain of our teleports in order to improve customer service and reduce operating costs. This teleport consolidation plan includes the closure of certain owned teleports and the reduction of services at our Fillmore and Castle Rock teleports. Under this plan, our Homestead, Florida teleport was closed in 2003 and in June 2004 we closed our Spring Creek, New York teleport. We sold our Spring Creek teleport on October 28, 2004 (see below). During the years ended December 31, 2003 and 2004, we recorded charges of $4.2 million and $1.8 million, respectively, related to this teleport consolidation plan, representing severance costs, costs to relocate equipment and losses on the sale of equipment

        In addition to the fourth quarter gain on the sale of our Spring Creek teleport described below, this teleport consolidation plan resulted in approximately $6.0 million of costs from January 2003 through the end of 2004. These costs primarily consist of severance-related costs for which the employees will be required to perform future services. Severance-related costs associated with this consolidation plan include compensation and benefits, outplacement services and legal and consulting expenses related to the reduction in workforce of approximately 40 employees.

        On October 28, 2004, we completed the sale of our Spring Creek teleport for approximately $14.4 million, net of associated selling costs. As a result of the completion of this sale, we recorded a pre-tax gain on the disposal of land, buildings and equipment of approximately $11.1 million in October 2004.

        In December 2004, we entered into an agreement to sell our Homestead teleport for approximately $3.3 million, net of associated selling costs. As of December 31, 2004, the assets of the Homestead teleport have been reflected as "Assets Held for Sale" in our consolidated balance sheet. We expect to complete the sale of the Homestead teleport in the first quarter of 2005.

        The Spring Creek and Homestead teleports are not significant to our consolidated operating results or financial position.

  Facilities Restructuring Plans

        On March 29, 2002, our management approved a plan to restructure several of our United States locations and close certain facilities, some of which are currently being leased through 2011. We recorded a non-cash charge of $13.9 million in our consolidated statement of operations during 2002. This charge reflects future lease costs, net of estimated future sublease revenues related to unused facilities and the write-off of leasehold improvements. In 2003, we recorded restructuring credits of $1.4 million related to the signing of sublease agreements for amounts higher than originally estimated.

        In an effort to further streamline our operations, in the first quarter of 2004, we consolidated our Manhattan Beach, El Segundo and Long Beach, California facilities. As a result, we recorded a non-cash charge of $1.4 million reflecting future lease costs related to approximately 18,000 square feet of unused facilities in Manhattan Beach. Additionally, in the third quarter of 2004 we recorded a non-cash charge of approximately $2.3 million due to a reduction in future anticipated sublease income related to one of our idle facilities.

  Severance Plans

        The Company recorded severance costs of $8.2 million during the year ended December 31, 2001 and $1.3 million during the first quarter of 2002 related to the Company's expense reduction and NET-36 (now webcast services) restructuring plan that began in the third quarter of 2001. These costs were primarily comprised of employee compensation and employee benefits, outplacement services and legal and consulting expenses associated with the cumulative reduction in workforce of 164 employees and the resignation of our former Chief Executive Officer in August 2001. In the third quarter of 2002, the Company recorded a restructuring credit of $1.5 million for the reversal of prior period severance charges due to actual costs being lower than originally estimated.

        As part of our continuing effort to improve operational efficiencies, in October 2003 and October 2004 our management approved plans to reduce our workforce by approximately 45 employees and 25 employees, respectively. As a result, we recorded severance charges of approximately $1.4 million and $0.6 million, in the fourth quarters of 2003 and 2004, respectively. These severance costs were primarily related to employee compensation, benefits and outplacement services.

        The following table summarizes the recorded accruals and activity related to these teleport consolidation, facilities restructuring and severance charges (in millions):

	Facilities Restructuring Plans	Teleport Consolidation Plan	Severance Plans	Total
Balance as of December 31, 2001	$—	$—	$2.9	$2.9
2002 restructuring charges (credits)	13.9	—	(0.2)	13.7
Less: net cash payments in 2002	(2.2)	—	(2.7)	(4.9)
Less: non-cash items in 2002	(4.1)	—	—	(4.1)

Balance as of December 31, 2002	7.6	—	—	7.6
2003 restructuring charges (credits)	(1.4)	4.2	1.4	4.2
Less: net cash payments in 2003	(1.6)	(2.4)	(0.7)	(4.7)

Balance as of December 31, 2003	4.6	1.8	0.7	7.1
Restructuring charges	3.7	1.8	0.6	6.1
Net cash payments	(2.0)	(3.3)	(0.8)	(6.1)

Balance as of December 31, 2004	$6.3	$0.3	$0.5	$7.1

14.    Commitments and Contingencies

        We have commitments for operating leases primarily relating to equipment and our executive office facilities in Wilton, Connecticut and various other locations. These leases contain escalation provisions for increases as a result of increases in real estate taxes and operating expenses. Minimum annual rentals of all leases, exclusive of potential increases in real estate taxes, operating assessments and future sub-lease income, are as follows (in thousands):

2005	$5,903
2006	5,355
2007	4,922
2008	4,678
2009	4,032
2010 and thereafter	7,194

$32,084

        Rental expenses under the operating leases were $6.4 million in 2002, $5.9 million in 2003 and $6.2 million in 2004.

  Satellite incentive obligations

        Satellite construction contracts typically require that we make progress payments during the period of the satellite's construction and orbital incentive payments (plus interest) over the orbital life of the satellite. The incentive obligations may be subject to reduction if the satellite fails to meet specific technical operating standards. As of December 31, 2004 we had $112.3 million of liabilities recorded in relation to these satellite incentive obligations. Certain of our satellite construction contracts also provide that certain amounts paid by us during the construction phase are subject to refund (with interest) if the satellite fails to meet these technical operating standards. (See Note 5 "Satellites and Other Property and Equipment-Net").

  Satellite Commitments

        As of December 31, 2004, we had approximately $103.1 million of capital expenditures remaining under existing satellite construction contracts and $9.9 million remaining under existing satellite launch contracts. Satellite launch and in-orbit insurance contracts related to future satellites to be launched are cancelable up to thirty days prior to the satellite's launch. As of December 31, 2004, we did not have any non-cancelable commitments related to existing launch insurance or in-orbit insurance contracts for satellites to be launched.

        In April 2004, we committed to construct a new satellite, Galaxy 16, which will serve as an on-ground spare for Galaxy 11 and will also be available as a replacement in the event of a launch failure of Galaxy 17 or Galaxy 18. In June 2004, we paid The DIRECTV Group $28.5 million to fully reimburse amounts previously paid on our behalf to the manufacturer of this satellite. Also in June 2004, we executed a definitive agreement for the procurement of Galaxy 17, which will replace Galaxy 4R. In February 2005, we entered into an agreement for the construction of Galaxy 18.

        The manufacturer of Galaxy 16 and 18 is in the process of emerging from Chapter 11 bankruptcy. The effectiveness of the Galaxy 18 construction agreement is contingent upon approval by the bankruptcy court on or before April 11, 2005. The Galaxy 16 construction contract has been approved by the bankruptcy court. Construction of Galaxy 18, which will serve as a replacement satellite for Galaxy 10R, began in 2005. Our agreements for the construction of Galaxy 16 and Galaxy 18 contain financial covenants applicable to the manufacturer, including a requirement that all payments made or to be made to the manufacturer be utilized for the construction of these satellites. We also have a security interest in the satellites under construction by this manufacturer.

        In October 2003, we amended our launch and construction contracts related to the Galaxy 1R replacement satellite to allow for the construction of a navigation payload on this satellite. This navigation payload will utilize L-band frequencies and will function independently from the C-band payload. Included in the amount of satellite commitments above as of December 31, 2004, were approximately $6.2 million related to this navigation payload. We have entered into an agreement with a customer for the sale and use of this L-band payload.

        Through December 31, 2004, we had made approximately $171.3 million of capital expenditures in relation to Galaxy 14 and Galaxy 15. We also spent $65.8 million for launch costs originally intended for Galaxy 8-iR and $6.0 million for another future launch. As a result of the termination of the Galaxy 8-iR construction contract, we expect to use this launch for one of our satellites currently under construction.

        We plan to construct and launch replacement satellites for PAS-6B, PAS-9 and PAS-2 prior to the end of their useful lives, although no commitments have been made for the procurement.

        After signing the Galaxy 18 contract in February 2005, the aggregate remaining capital expenditures for our satellites under construction were approximately $200 million as of February 2005, the majority of which will be paid over the next two years.

  Satellite Insurance

        On February 19, 2003, we filed proofs of loss under the insurance policies for two of our BSS 702 satellites, Galaxy 11 and PAS-1R, for constructive total losses based on degradation of the solar panels. On December 29, 2003, we reached a final settlement of these insurance claims for payment of $260.0 million. We will continue to own and operate these satellites free and clear of any claims of these insurers. We offset the proceeds from this settlement against the carrying value of the satellites. In the first quarter of 2004, we received the $260.0 million settlement amount.

        On July 31, 2003, we filed a proof of loss under the insurance policy for our Galaxy 4R satellite after the secondary XIPS on this satellite ceased working. In 2003, we settled with and received $102.6 million from insurers representing approximately 83% of the insurance coverage on the satellite. In March 2004, we reached an agreement with and received $26.9 million from the insurer representing the remaining 17% of the insurance coverage on this satellite. The settlement with the insurer representing 17% coverage includes a future sharing of revenues actually received from the satellite. We proportionately offset the proceeds from these settlements against the insured carrying value of the satellite and the net investment in sales-type lease. We are constructing a replacement satellite for Galaxy 4R, which is scheduled to be launched in 2006, prior to the end of its useful life.

        On August 31, 2004 we filed a proof of loss under the insurance policy for our Galaxy 10R Spacecraft after the secondary XIPS on this satellite permanently failed. Through November 30, 2004,

we received all of the expected insurance proceeds for our claim on Galaxy 10R, or approximately $75 million. On November 19, 2004 proceeds of approximately $69 million received through that date, along with cash on hand, were utilized to make a voluntary prepayment of approximately $137 million under our senior secured credit facilities. Approximately $124.5 million of this prepayment was applied to the Term Loan A Facility, while the remaining $12.5 million was applied to the Term Loan B Facility. We proportionately offset the proceeds from this insurance claim against the insured carrying value of the satellite and the net investment in sales-type leases and recorded a credit to cost of sales-type leases within our consolidated statement of operations of approximately $6.3 million related to an insured customer warranty obligation that had previously been charged to cost of sales upon the occurrence of the anomaly. Additionally, we recorded a credit to selling, general and administrative expenses within our consolidated statement of operations of approximately $2.9 million related to an insured sales-type lease on Galaxy 10R that that was partially written off as a result of the anomaly.

        As of December 31, 2004, we had in effect launch and in-orbit insurance policies covering seven satellites in the aggregate amount of approximately $690.1 million. As of such date, these insured satellites had an aggregate net book value and other insurable costs of $820.6 million. We had 17 uninsured satellites in orbit as of December 31, 2004. In January 2005, one of these satellites, Galaxy 5, was replaced by our Galaxy 12 satellite and was deorbited. As of December 31, 2004, Galaxy 5 had zero net book value and other insurable costs. Also in January 2005, the insurance policy on our Galaxy 10R satellite expired and was not replaced. As a result, Galaxy 10R is no longer insured. As of December 31, 2004, Galaxy 10R had approximately $98 million of net book value and other insurable costs as well as insurance coverage. Our currently uninsured satellites are: PAS-4, which is used as a backup satellite; PAS-5 and PAS-7, for which we received insurance proceeds for constructive total losses; Galaxy 1R, Galaxy 3R, and SBS-6, which are approaching the ends of their useful lives; Galaxy 11 and PAS-1R, for which we received insurance proceeds for partial losses; PAS-2, PAS-3R, PAS-6B, PAS-8 and Galaxy 9, for which we determined that insurance was not available on commercially reasonable terms; and HGS-3, HGS-5 and Leasat, which have an aggregate book value of less than $1.0 million. Our Galaxy 9 satellite currently serves as an in-orbit backup for the C-band portions of Galaxy 1R, Galaxy 3C, Galaxy 4R, Galaxy 5, Galaxy 10R, Galaxy 11, Galaxy 12 and Galaxy 13/
Horizons 1 (See Note 5 "Satellites and Other Property and Equipment—Net"). The C-band portion of the satellites that are currently covered by C-band in-orbit backups had an aggregate net book value of approximately $269.3 million as of December 31, 2004.

        Of the insured satellites, as of December 31, 2004, three were covered by policies with substantial exclusions or exceptions to coverage for failures of specific components identified by the underwriters as at risk for possible failure, or Significant Exclusion Policies. The exclusions reduce the probability of an insurance recovery in the event of a loss on these satellites. One of the satellites, PAS-9, has operational redundancies available for the systems on which exclusions have been imposed. We believe that this redundancy allows for uninterrupted operation of the satellite in the event of a failure of the component subject to the insurance exclusion. The second such satellite, Galaxy 4R, for which we have received insurance proceeds, has a remaining policy covering $19.4 million of investments in sales-type leases that also has a policy exclusion for XIPS related anomalies. Galaxy 4R is currently operating on its backup bi-propellant propulsion system. The third satellite, Galaxy 13/Horizons 1, which was placed in service in January 2004 and is insured by a policy with an exclusion for XIPS related anomalies, continues to have fully redundant XIPS as its primary propulsion system. Certain enhancements have been made to the XIPS on this satellite to make the systems more robust. In addition, this satellite has available backup bi-propellant of approximately 11.9 years.

        At December 31, 2004, the uninsured satellites and the satellites insured by Significant Exclusion Policies had a total net book value and other insurable costs of approximately $971.7 million. Of this amount, $706.6 million related to uninsured satellites and $265.1 million related to satellites insured by Significant Exclusion Policies. Additionally, our Galaxy 10R satellite, which was insured as of December 31, 2004, is no longer insured. As of December 31, 2004 Galaxy 10R had approximately $98 million of net book value and other insurable costs as well as insurance coverage.

        Upon the expiration of the insurance policies, there can be no assurance that we will be able to procure new policies on commercially reasonable terms. New policies may only be available with higher premiums or with substantial exclusions or exceptions to coverage for failures of specific components.

        An uninsured failure of one or more of our satellites could have a material adverse effect on our financial condition and results of operations. In addition, higher premiums on insurance policies will increase our costs, thereby reducing our income from operations by the amount of such increased premiums.

  Customer and Vendor Obligations

        We have certain contracts with our customers, which require us to provide equipment, services and other support to these customers during the course of the related contracts. As of December 31, 2004, we had commitments to provide equipment, services and other support under these customer contracts, which aggregated approximately $48.9 million related to the provision of equipment, services and other support.

        We have certain long-term contractual obligations with service providers primarily for the operation of certain of our satellites. As of December 31, 2004, we have commitments under these vendor contracts which aggregated approximately $60.1 million related to the provision of equipment, services and other support.

  Change-in-Control Obligations

        Upon consummation of the Recapitalization, all outstanding employee stock options vested and became exercisable, and all outstanding restricted shares and restricted stock units vested immediately prior to the merger. We recorded a charge of approximately $8.3 million within Transaction-related costs in our consolidated statement of operations in the third quarter of 2004 in relation to the acceleration of vesting of these options, restricted shares and restricted stock units. Also in conjunction with the Recapitalization, the exercise prices and periods of certain employee options were modified. As a result of these modifications, we recorded additional expense of approximately $1.2 million within Transaction Costs in our condensed consolidated statement of operations in the third quarter of 2004. Holders of options and restricted stock units were entitled to receive (i) with respect to in-the-money options, cash equal to the difference between the exercise price and the $23.50 per share price paid in the Recapitalization, and (ii) with respect to restricted shares and restricted stock units cash in the amount of $23.50 per share. All out-of-the-money stock options were cancelled without payment. The $23.50 per share paid to certain holders of our common stock was $8.17 per share after giving effect to the stock split and the reverse stock split. Certain members of our management agreed not to have certain of their equity interests cashed out in the Recapitalization; existing options, restricted shares and restricted stock units granted to such individuals remain outstanding as options and shares.

        Certain of our senior executives are party to change-in-control severance agreements, which provide for payment of severance and other benefits in the event of an involuntary termination of the executive's employment (as defined in such agreements) within three years after a change in control. The requisite changes of control required under these agreements have occurred and therefore these agreements will apply if an involuntary termination of an executive occurs during the periods specified by the agreements. Based upon current compensation levels, if all of these executives receive the termination related benefits as specified by their respective agreements, the aggregate cost to us would be up to $10.6 million (net of tax benefits of $6.1 million).

        In addition, our Severance Pay Plan allows for the payment of enhanced severance to employees laid off or who resign for good reason (as defined in such plan) due to, and within two years following, a change in control.

        As more fully described in Note 12 "Retirement and Incentive Plans", the Company has granted stock options to certain employees subsequent to the Recapitalization. In addition, certain employees also acquired our common stock. The vesting of the stock options accelerate in the event of certain changes in control of Holdco. Pursuant to contractual obligations, we could be obligated to make payments for vested options and to repurchase shares held by certain employees in the event of the death or qualifying disability of any such employee. In all other circumstances, we have the right, but not the obligation, to call the common stock held by employees and therefore no contingent obligation would exist.

  Foreign Withholding Taxes

        We have outstanding tax claims related to withholding taxes assessed on revenues derived from broadcasters inside and outside of India who broadcast from or into India. The Indian government has assessed approximately $8.8 million, including interest, against one of our subsidiaries for the Indian tax year ended March 31, 1997. This assessment is being appealed to the Income Tax Appeals Tribunal. For Indian tax years ended March 31, 1996, 1998, 1999, 2000 and 2001, the Indian government has assessed approximately $39.2 million in the aggregate against us, including interest. This assessment has been appealed to the Commissioner of Income Tax (Appeals). We are contesting the imposition of such taxes. While this contest proceeds, we have been required to advance cash and provide a bank guarantee for a total of approximately $43.1 million. To date, we have paid cash of approximately $1.2 million related to these assessment years. If unsuccessful in our contest, we could be subject to comparable claims for subsequent years. In connection with the Transactions, The DIRECTV Group agreed to indemnify us for these and certain other taxes related to any periods or portions of such periods ending on or prior to the day of the closing of the Transactions in amounts equal to 80% of the first $75.0 million of such taxes and 100% of such taxes in excess of the first $75.0 million. As a result, our net tax liability related to these periods is capped at $15.0 million (See Note 3 "PanAmSat Merger, Subsequent Sale and Related Transactions" above).

  Other

        Boeing Satellite Systems, Inc., formerly Hughes Space and Communications Company, has security interests in certain transponders on our PAS-2, PAS-3, PAS-4 and PAS-5 satellites to secure incentive payments owed by us pursuant to satellite construction contracts.

        As of December 31, 2004 we had total outstanding letters of credit of $36.1 million and issued $6.9 million of additional letters of credit in February 2005.

        We are involved in litigation in the normal course of our operations. Management does not believe the outcome of such matters will have a material effect on the consolidated financial statements.

15.    Operating Segments

        Statement of Financial Accounting Standards No. 131, "Disclosures About Segments of an Enterprise and Related Information" (SFAS No. 131) establishes standards for reporting information about operating segments in annual financial statements of public business enterprises and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. Operating segments are components of an enterprise about which separate financial information is available and regularly evaluated by the chief operating decision maker(s) of an enterprise. We have organized our company into two operating segments based upon the types of customers served, services provided and the economic characteristics of each segment. Our operating segments are:

  Fixed Satellite Services ("FSS"): Through FSS, we lease transponder capacity to customers for various applications, including broadcasting, news gathering, Internet access and transmission, private voice and data networks, business television, distance learning and DTH television and provide TT&C and network services to customers.

  Government Services ("G2"): Through G2, we provide global satellite and related telecommunications services to the federal government, international government entities, and their contractors.

        The DIRECTV Group and The News Corporation, which are customers of our FSS segment, comprised approximately 15% and 11%, respectively, of our total revenue in 2004.

        Prior to the third quarter of 2004, we utilized net income (loss) plus net interest expense, income tax expense (benefit) and depreciation and amortization, or EBITDA, to measure the operating performance of our operating segments and as a measure of segment performance for incentive compensation purposes.

        As a result of the Recapitalization, we began utilizing Segment EBITDA as a measure of performance for our operating segments beginning in the third quarter of 2004. We evaluate the performance of our operating segments based on several factors, of which the primary financial measure is segment net income (loss) plus net interest expense, income tax expense (benefit) and depreciation and amortization, further adjusted to exclude non-recurring items and other non-cash adjustments largely outside of the segment operating managers' control ("Segment EBITDA"). Segment EBITDA is presented herein because our chief operating decision maker evaluates and measures each business unit's performance based on its Segment EBITDA results.

        Selected information for our operating segments is as follows (in thousands):

	Year Ended December 31,
	2002	2003,	2004
Revenues:
FSS	$806,272	$775,009	$762,892
G2	24,074	74,550	85,864
Eliminations	(18,056)	(18,548)	(21,686)

Total Revenues	$812,290	$831,011	$827,070

Depreciation and Amortization Expense:
FSS	$335,717	$312,105	$293,420
G2	—	728	1,402

Total Depreciation and Amortization Expense	$335,717	$312,833	$294,822

Income from Operations:
FSS	$249,850	$269,573	$8,523
G2	6,018	8,601	11,452
Parent	—	—	(277)

Total Income from Operations	$255,868	$278,174	$19,698

Segment EBITDA
FSS	$615,011	$623,718	$612,089

G2	$6,018	$9,329	$12,854

Capital Expenditures:
FSS	$294,313	$104,082	$178,660
G2	—	—	53

Total Capital Expenditures	$294,313	$104,082	$178,713

	December 31,
	2003	2004
Assets:
FSS	$5,716,365	$4,724,964
G2	39,859	39,531
Parent	—	707,386
Eliminations	(21,347)	(699,950)

Total Assets	$5,734,877	$4,771,931

        The following table sets forth a reconciliation of Income from operations to Segment EBITDA for our FSS operating segment and our G2 operating segment for the periods indicated.

	Year Ended December 31,
	2002	2003	2004
FSS Operating Segment:
Reconciliation of income from operations to Segment EBITDA:
Income from operations	$249,850	$269,573	$8,523
Depreciation and amortization	335,717	312,105	293,420

EBITDA	585,567	581,678	301,943
Adjustment of sales-type leases to operating leases (a)	22,442	22,858	25,771
Loss on termination of sales-type leases (b)	18,690	—	—
Effect of Galaxy 10R XIPS anomaly (c)	—	—	9,090
Satellite impairment (d)	—	—	99,946
Gain on satellite insurance claims (e)	(40,063)	—	(9,090)
Restructuring charges (f)	13,708	4,227	6,192
Reserves for long-term receivables and sales-type lease adjustments (g)	5,750	(632)	24,419
Reversal of allowance for customer credits (h)	—	8,100	7,200
Investments (i)	5,000	1,800	—
Transaction-related costs (j)	—	—	155,131
Gain on sale of teleport (k)	—	—	(11,113)
Other items (l)	3,917	5,687	2,600

Segment EBITDA	$615,011	$623,718	$612,089

G2 Operating Segment:
Reconciliation of income from operations to Segment EBITDA:
Income from operations	$6,018	$8,601	$11,452
Depreciation and amortization	—	728	1,402

Segment EBITDA	$6,018	$9,329	$12,854

(a)
For all periods presented, adjustment of sales-type leases to operating leases represents the principal portion of the periodic sales-type lease payments that are recorded against the principal balance outstanding. These amounts would have been recorded as operating lease revenues if these agreements had been accounted for as operating leases instead of sales-type leases. These adjustments have the effect of including the principal portion of our sales-type lease payments in the period during which cash is collected.

(b)
For fiscal 2002, loss on termination of sales-type leases represents the non-cash loss of $18.7 million incurred upon the conversion of one of our customer's sales-type lease agreements to operating leases. The loss includes the write-off of the related sales-type lease receivable less the cost of the transponder recorded on our books as satellites upon the termination. (See Note 4 "Operating Leases and Net Investment In Sales-type Leases").

(c)
For fiscal 2004, amount represents certain non-cash charges resulting from the August 2004 XIPS anomaly on Galaxy 10R recorded during the third quarter of 2004.

(d)
For fiscal 2004, satellite impairment represents the pre-tax impairment charge related to the anomalies experienced by our PAS-6 satellite during the first quarter of 2004, which resulted in this satellite being de-orbited on April 2, 2004. (See Note 6 "Satellite Technology").

(e)
For fiscal 2002, gain on satellite insurance claims represents the gain recorded during the three months ended March 31, 2002 related to the PAS-7 insurance claim. This gain reflects insurance proceeds of $215.0 million less the write-off of approximately $175.0 million of net assets related to the PAS-7 satellite. For fiscal 2004, gain on satellite insurance claims represents the gain recorded for the Galaxy 10R insurance proceeds. (See Note 6 "Satellite Technology").

(f)
For all periods presented, restructuring charges represent severance costs, leasehold termination costs and/or other facility closure costs. (See Note 13 "Facilities Restructuring and Severance Costs").

(g)
For all periods presented, reserves for long-term receivables and sales-type lease adjustments represent the amount of customer-related long-term receivables that were evaluated as uncollectible and were partially or fully reserved for during the period. In addition, in 2002, additional reserves for sales-type leases were recorded based on the credit evaluation of certain customers. The fiscal 2003 amount represents the receipt of customer payments related to balances previously reserved for, as well as reductions in the reserves for sales-type leases due to our belief that certain customers had improved their credit outlook. These 2003 reserve reductions and collections were partially offset by amounts reserved for in 2003. For fiscal 2004, the adjustment represents the write-off of the long-term receivable balances due from a customer of $28.1 million, partially offset by the reversal of reserves established in relation to our sales-type leases during this period.

(h)
For fiscal 2003 and 2004, we recorded an allowance for customer credits related to receivables from a customer affiliated with The News Corporation, as collectibility was not reasonably assured. (See Note 3 "PanAmSat Merger, Subsequent Sale and Related Transactions"). The adjustments represent the amount of revenues that would have been recognized had the allowance for customer credits not been recorded.

(i)
For fiscal 2002 and 2003, we reserved for investments that are accounted for using the cost method to reflect our assessment of their current market value.

(j)
For fiscal 2004, amounts represent the costs incurred in relation to the Recapitalization. These costs consisted of $138.4 million related to our debt tender offers, $9.5 million resulting from the cashing out of restricted stock units and stock options, $5.0 million of transaction related bonuses paid to certain of our executives, and $2.2 million relating to the proxy solicitation and other costs.

(k)
For fiscal 2004, amount represents an $11.1 million gain recorded during the fourth quarter of 2004 in relation to the sale of our Spring Creek Teleport. (See Note 13 "Facilities Restructuring and Severance Costs").

(l)
For fiscal 2002, other items consist of (i) $2.2 million of loss on disposal of assets and (ii) $1.7 million of transaction costs related to acquisitions not consummated. For fiscal 2003, other items consist of (i) $2.2 million of management retention bonuses, (ii) $1.8 million of non-cash stock compensation expense, (iii) $1.6 million of transaction costs related to acquisitions not consummated and (iv) $1.5 million of loss on disposal of assets, offset by $1.4 million of gain related to the termination of the Galaxy 8-iR construction contract. For fiscal 2004, other items consist of (i) $2.6 million of non-cash stock compensation expense (ii) $0.7 million of expenses for management advisory services from the Sponsors, (iii) $0.2 million loss on disposal of assets and (iv) $0.3 million of transaction costs related to acquisitions not consummated and (v) $0.1 million loss from an investment accounted for by the equity method partially offset by (x) $1.3 million of non-cash reserve adjustments.

16.    Quarterly Financial Information—Unaudited

        Summary financial information on a quarterly basis for us in 2003 and 2004 follows (in thousands, except per share amounts):

	Three Months Ended
	March 31, 2004	June 30, 2004	September 30, 2004	December 31, 2004
Revenues	$205,430	$206,825	$207,095	$207,720
Income (loss) from operations	(28,923)	44,517	(86,224)	90,328
Net income (loss)	(31,929)	10,666	(76,655)	18,930
Net income (loss) per share—basic and diluted	(0.07)	0.02	(0.28)	0.26
	Three Months Ended
	March 31, 2003	June 30, 2003	September 30, 2003	December 31, 2003
Revenues	$199,756	$203,593	$210,080	$217,582
Income from operations	76,275	74,451	66,449	60,999
Net income	30,858	30,298	20,996	17,380
Net income per share—basic and diluted	0.07	0.07	0.05	0.04

17.    Subsequent Events

  Initial Public Offering

        On March 22, 2005, we consummated an initial public offering of our common stock to repay a portion of the borrowings under the Term Loan A Facility, redeem a portion of our 9% Senior Notes due 2014 and pay a dividend to our preexisting stockholders. On March 22, 2005 we repaid approximately $265.0 million of the borrowings under the Term Loan A Facility, paid a $200 million dividend to our then preexisting stockholders and paid other expenses associated with the initial public offering with a portion of the proceeds from our initial public offering. On April 1, 2005, we redeemed $353.5 million, or 35%, of PanAmSat's 9% senior notes with a portion of the proceeds from our initial public offering. (See Note 1 "Basis of Presentation, Formation and Description of Business—Pro Forma"). Our Board of Directors has adopted a dividend policy, which became effective upon the closing of our initial public offering, that reflects an intention to distribute a portion of the cash generated by our business in excess of operating expenses and working capital requirements, interest and principal payments on our indebtedness and capital expenditures as regular quarterly dividends to our stockholders. In connection with and contingent upon our initial public offering, PanAmSat's senior secured credit facilities were amended to, among other things:

  •
  Increase the amount of permitted dividends;

  •
  Eliminate the requirement that PanAmSat repay the term loans under the senior secured credit facilities with excess cash flow;

  •
  Lower the maximum required total leverage ratio covenant;

  •
  Convert the Term Loan B Facility to a new Term Loan B-1 Facility under the existing senior secured credit facilities, with lower applicable margins;

  •
  Permit the payment of the management fee payable to the Sponsors in connection with the termination of the management services agreement. (See Note 11, "—Certain Relationships and

    Related Transactions Prior to and as a Result of the Completion of the Recapitalization—Transactions With The Sponsors and Their Affiliates"); and

  •
  Conform the change of control definition to the change of control definition in the indenture governing PanAmSat's senior notes.

  Letters of Credit

        On February 12, 2005, the company issued $6.9 million of additional letters of credit in relation to our India tax withholding issues.

  Galaxy 18

        In February 2005, the Company signed a contract for the construction of Galaxy 18, which is expected to commence early in 2005. This contract brings the aggregate remaining capital expenditures on satellites under construction to approximately $200 million.

  Amended and Restated Certificate of Incorporation

        On March 1, 2005, we amended and restated our certificate of incorporation to (i) effect a reverse stock split of our outstanding shares of common stock on a one for 1.518628 basis reducing the number of outstanding shares from 110,223,003 to 72,580,647 and (ii) increase the number of authorized shares from 200 million to 450 million, consisting of 400 million shares of common stock and 50 million shares of preferred stock. The amended and restated certificate of incorporation provides that our board of directors is authorized to provide for one or more series of preferred stock and fix the number of shares, voting power, preferences and other special rights in each series. No such series of preferred stock have been designated and no shares of preferred stock have been issued. All share and per share amounts, as well as the par value amount and additional paid in capital amount related to these shares within these consolidated financial statements, have been restated to give retroactive effect to the reverse stock split.

  Interest Rate Hedge Agreement

        On March 14, 2005, PanAmSat entered into a five year interest rate swap agreement to hedge interest expense on a notional amount of $1.25 billion. The notional amount will amortize down to $625 million on March 14, 2008 until expiration on March 14, 2010. In relation to this hedge agreement, PanAmSat exchanged its floating-rate obligation on $1.25 billion of its Term Loan B facility for a fixed-rate obligation. In connection with the amendment to the senior secured credit facilities on March 22, 2005, the Term Loan B Facility was converted to a new Term Loan B-1 Facility with lower applicable margins. The counterparties to this agreement are highly rated financial institutions. In the unlikely event that the counterparties fail to meet the terms of the interest rate hedge agreement, PanAmSat's exposure is limited to the interest rate differential on the notional amount at each quarterly settlement period over the life of the agreements. PanAmSat does not anticipate nonperformance by the counterparties.

  Voluntary Debt Prepayment

        On March 22, 2005, we made a $25.0 million voluntary debt prepayment on our Term Loan A Facility from available cash on hand.

  Dividend Policy

        The Company's board of directors has adopted a dividend policy reflecting an intention to distribute a substantial portion of the cash generated by its business in excess of operating expenses and working capital requirements, interest and principal payments on its indebtedness and capital expenditures as regular quarterly dividends to its stockholders. On March 21, 2005 the Company's board of directors declared a partial quarterly dividend for the period from March 22, 2005, to March 31, 2005, in the amount of $0.043056 per share, payable on or about April 15, 2005, to stockholders of record as of March 31, 2005.

Index to Consolidated Financial Statement Schedules

Page
Schedule I—Condensed Financial Information of the Parent	S-2
Schedule II—Valuation and Qualifying Accounts	S-7

PANAMSAT HOLDING CORPORATION

SCHEDULE I—CONDENSED FINANCIAL INFORMATION OF THE PARENT

        The following information presents the condensed financial information for PanAmSat Holding Corporation as a stand-alone entity.

PANAMSAT HOLDING CORPORATION
PARENT COMPANY ONLY
STATEMENT OF OPERATIONS
FOR THE PERIOD OCTOBER 1, 2004 THROUGH DECEMBER 31, 2004
(In Thousands)

OPERATING COSTS AND EXPENSES:
Selling, general and administrative expenses	$277

Total operating costs and expenses	277

LOSS FROM OPERATIONS	(277)
Equity in earnings of affiliate	22,429

INCOME BEFORE INTEREST EXPENSE AND INCOME TAXES	22,152
INTEREST EXPENSE, NET	5,233

INCOME BEFORE INCOME TAXES	16,919
INCOME TAX BENEFIT	(2,011)

NET INCOME	$18,930

See notes to condensed financial information of the Parent.

PANAMSAT HOLDING CORPORATION
PARENT COMPANY ONLY
BALANCE SHEET
DECEMBER 31, 2004
(In Thousands)

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$375
Prepaid expenses and other current assets	814

Total Current Assets	1,189

DEFERRED CHARGES AND OTHER ASSETS	6,427
INVESTMENT IN AFFILIATES	697,759
DEFERRED INCOME TAXES	2,011

TOTAL ASSETS	$707,386

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable and accrued liabilities	$965
Due to affiliate	180

TOTAL CURRENT LIABILITIES	1,145
LONG-TERM DEBT	255,138

TOTAL LIABILITIES	256,283

STOCKHOLDERS' EQUITY:
Common Stock, $0.01 par value, 131,697,822 shares authorized, 72,580,647 shares issued and outstanding	726
Additional paid-in-capital	131,690
Retained earnings	320,883
Accumulated other comprehensive income	1,222
Other stockholders' equity	(3,418)

Total Stockholders' equity	451,103

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$707,386

See notes to condensed financial information of the Parent.

PANAMSAT HOLDING CORPORATION
PARENT COMPANY ONLY
STATEMENT OF CASH FLOWS
FOR THE PERIOD OCTOBER 1, 2004 THROUGH DECEMBER 31, 2004
(In Thousands)

CASH FLOWS PROVIDED BY OPERATING ACTIVITIES:
Net Income	$18,930
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in earnings of affiliate	(22,429)
Deferred income taxes	(2,011)
Amortization of debt issuance costs and other deferred charges	124
Accretion on senior discount notes	5,110
Other non-cash items	277
Changes in assets and liabilities:
Prepaid expenses and other assets	(720)
Accounts payable and accrued liabilities	965
Due to affiliates	180

NET CASH PROVIDED BY OPERATING ACTIVITIES	426

CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance of new long-term debt	250,028
Dividends to shareholders	(245,754)
Deferred financing costs	(6,480)
Other equity related transactions	2,155

NET CASH PROVIDED BY FINANCING ACTIVITIES	(51)

NET INCREASE IN CASH AND CASH EQUIVALENTS	375
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	—

CASH AND CASH EQUIVALENTS, END OF PERIOD	$375

See notes to condensed financial information of the Parent.

PANAMSAT HOLDING CORPORATION

PARENT COMPANY ONLY

NOTES TO CONDENSED FINANCIAL INFORMATION OF THE PARENT

1.    Basis of Presentation

        These condensed financial statements present the financial condition, results of operations and cash flows of PanAmSat Holding Corporation, or the Parent, on a parent-company-only basis. The Parent's investment in its subsidiary is stated at cost plus equity in the undistributed earnings of its subsidiary from the date of the Contribution (see Note 2 "Long-term debt" below). These financial statements should be read in conjunction with the Parent's consolidated financial statements and related notes thereto. The Parent's ability to pay dividends on its common stock and make payments on its Senior Discount Notes is dependent on the earnings and the distribution of funds from its sole subsidiary, PanAmSat. The agreements governing PanAmSat's senior secured credit facilities and 9% senior notes significantly restrict its ability to pay dividends or otherwise transfer assets to the Parent. Payment of dividends is also subject to compliance with Delaware law.

        The Parent is a Delaware corporation that was formed on September 22, 2004 and is owned by KKR, Carlyle and Providence and certain members of our management and board of directors. The initial capitalization of the Parent was in the amount of $1.00. The Company does not have, apart from its ownership of PanAmSat Corporation, any independent operations. A convenience date of October 1, 2004 has been utilized within the accompanying condensed financial information of the Parent for purposes of preparing the Parent's financial statements.

        On March 1, 2005, the Parent amended and restated its certificate of incorporation to (i) effect a reverse stock split of its outstanding shares of common stock on a one for 1.518628 basis reducing the number of outstanding shares from 110,223,003 to 72,580,647 and (ii) increase the number of authorized share from 200 million to 450 million, consisting of 400 million shares of common stock and 50 million shares of preferred stock. The amended and restated certificate of incorporation provides that our board of directors is authorized to provide for one or more series of preferred stock and fix the number of shares, voting power, preferences and other special rights in each series. No such series of preferred stock have been designated and no shares of preferred stock have been issued. All share and per share amounts, as well as the par value amount and additional paid in capital amount related to these shares within these Parent company-only financial statements have been restated to give retroactive effect to the reverse stock split.

2.    Long-term debt

        On October 19, 2004, the Company issued $416.0 million aggregate principal amount at maturity of 10 3/8% Senior Discount Notes due 2014 pursuant to Rule 144A under the Securities Act of 1933, as amended, or the Senior Discount Notes. All of the proceeds of that offering, less discounts, commissions and expenses, or approximately $245.8 million, were paid on October 19, 2004 as a dividend to the Parent's stockholders. The Senior Discount Notes accrete at the rate of 10 3/8% per annum, compounded semi-annually to, but not including, November 1, 2009. From and after November 1, 2009, cash interest on the Senior Discount Notes will accrue at the rate of 10 3/8% per annum, and will be payable semiannually in arrears on May 1 and November 1 of each year, commencing on May 1, 2010, until maturity. As of December 31, 2004, the accreted balance of approximately $255.1 million was outstanding in relation to these notes.

        The Parent company incurred approximately $6.5 million of deferred financing costs in relation to the issuance of the Senior Discount Notes. These deferred financing costs were capitalized and are being amortized to interest expense over the 10 year life of the Senior Discount Notes.

3.    Stockholders' Equity and Equity Rights

        On October 8, 2004 the stockholders of the Parent contributed all of the PanAmSat Corporation common stock held by them of 72,221,382 shares to the Parent in exchange for a pro rata share of the Parent's common stock. In addition, options and all other equity rights for PanAmSat Corporation's common stock, representing approximately 4,341,208 stock options and 202,213 deferred stock units were converted to similar rights for the Parent's common stock. As a result, PanAmSat Corporation became a wholly-owned subsidiary of the Company.

        In October 2004 certain members of PanAmSat's management purchased a total of 329,245 shares of the Parent and certain of these shareholders were also granted a total of 702,608 stock options at an exercise price of $7.59.

        On October 19, 2004, the Parent paid a dividend of approximately $245.8 million to its shareholders from the net proceeds of the issuance of the Senior Discount Notes (see Note 2 "Long-term debt").

        Also, on October 19, 2004, the Company reduced the option exercise price of existing stock options by $3.39 per share to reflect the decrease in fair value of the underlying stock that resulted from the additional debt incurred and dividend paid as described above. There are no changes to previously estimated compensation expense as a result of this modification.

        As of December 31, 2004, 72,580,647 shares of the Parent's common stock were outstanding along with 5,043,816 stock options and 202,213 deferred stock units. See Note 12 "Retirement and Incentive Plans" to the Parent's consolidated financial statements for additional information regarding the Parent's stock options and deferred stock units.

        On March 22, 2005, the Parent consummated an initial public offering of 50 million shares of its common stock, resulting in net proceeds to the Parent of approximately $850 million. See Note 17 "Subsequent Events—Initial Public Offering" to the Parent's consolidated financial statements.

PANAMSAT HOLDING CORPORATION

SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS

Description	Balance at Beginning of Year	Additions Charged to Costs and Expenses	Additions Charged to Other Accounts	Deductions	Balance at End of Year
	(Dollars in millions)
For the Year Ended December 31, 2004
Allowances Deducted from Assets:
Accounts receivable (for doubtful receivables)	$6.3	$2.0	$0.2	$(4.4) (a)	$4.1
Net investment in sales-type leases (for doubtful receivables)	8.9	—	—	(0.4)	8.5
Long-term receivables (for doubtful receivables)	5.0	0.5	0.9	(5.8)	0.6

Total Allowances Deducted from Assets	$20.2	$2.5	$1.1	$(10.6)	$13.2

For the Year Ended December 31, 2003
Allowances Deducted from Assets:
Accounts receivable (for doubtful receivables)	$8.7	$—	$—	$(2.4) (a)	$6.3
Net investment in sales-type leases (for doubtful receivables)	10.7	—	—	(1.8)	8.9
Long-term receivables (for doubtful receivables)	3.6	1.2	0.5	(0.3)	5.0

Total Allowances Deducted from Assets	$23.0	$1.2	$0.5	$(4.5)	$20.2

For the Year Ended December 31, 2002
Allowances Deducted from Assets:
Accounts receivable (for doubtful receivables)	$15.0	$4.0	$—	$(10.3) (a)	$8.7
Net investment in sales-type leases (for doubtful receivables)	5.7	5.0	—	—	10.7
Long-term receivables (for doubtful receivables)	—	3.6	—	—	3.6

Total Allowances Deducted from Assets	$20.7	$12.6	$—	$(10.3)	$23.0

(a)
Primarily relates to accounts written-off and recoveries.

Inside Back Cover

        OFFER TO EXCHANGE ALL OUTSTANDING 10 3/8% SENIOR DISCOUNT NOTES DUE 2014 FOR 10 3/8% SENIOR DISCOUNT EXCHANGE NOTES DUE 2014, WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933

PROSPECTUS

        UNTIL MAY 31, 2005 ALL DEALERS THAT EFFECT TRANSACTIONS IN THESE SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

APRIL 18, 2005

QuickLinks

PANAMSAT HOLDING CORPORATION
TABLE OF CONTENTS
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
SUMMARY
PanAmSat Holding Corporation
Risks Relating to Our Business
The Transactions
Ownership and Corporate Structure
Summary of Terms of the Exchange Notes
Risk Factors
Summary Historical and Pro Forma Condensed Consolidated Financial, Operating and Other Data
RISK FACTORS
Risks Related to the Exchange Offer
Risks Relating to Our Indebtedness and the Exchange Notes
Risks Relating to Our Industry
Risks Relating to our Business
USE OF PROCEEDS
CAPITALIZATION
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION
PANAMSAT HOLDING CORPORATION Unaudited Pro Forma Condensed Consolidated Balance Sheet (In thousands)
PANAMSAT HOLDING CORPORATION Unaudited Pro Forma Condensed Consolidated Statement of Operations (In thousands, except per share data)
PANAMSAT HOLDING CORPORATION Notes to Unaudited Pro Forma Condensed Consolidated Statement of Operations (In thousands)
SELECTED HISTORICAL CONSOLIDATED FINANCIAL, OPERATING AND OTHER DATA
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Value Analysis—As of Grant Date
Value Analysis—Pro Forma for Initial Public Offering
BUSINESS
MANAGEMENT
PRINCIPAL STOCKHOLDERS
THE TRANSACTIONS
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
DESCRIPTION OF CERTAIN INDEBTEDNESS
THE EXCHANGE OFFER
DESCRIPTION OF THE NOTES
UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE EXCHANGE OFFER
PLAN OF DISTRIBUTION
INDUSTRY AND MARKET DATA
AVAILABLE INFORMATION
LEGAL MATTERS
EXPERTS
Index to Consolidated Financial Statements
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
PANAMSAT HOLDING CORPORATION CONSOLIDATED STATEMENTS OF OPERATIONS (In Thousands, Except per Share Data)
PANAMSAT HOLDING CORPORATION CONSOLIDATED BALANCE SHEETS (In Thousands, Except Share Data)
PANAMSAT HOLDING CORPORATION CONSOLIDATED STATEMENTS OF CASH FLOWS (In Thousands)
PANAMSAT HOLDING CORPORATION NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Index to Consolidated Financial Statement Schedules
PANAMSAT HOLDING CORPORATION SCHEDULE I—CONDENSED FINANCIAL INFORMATION OF THE PARENT
PANAMSAT HOLDING CORPORATION PARENT COMPANY ONLY STATEMENT OF OPERATIONS FOR THE PERIOD OCTOBER 1, 2004 THROUGH DECEMBER 31, 2004 (In Thousands)
PANAMSAT HOLDING CORPORATION PARENT COMPANY ONLY BALANCE SHEET DECEMBER 31, 2004 (In Thousands)
PANAMSAT HOLDING CORPORATION PARENT COMPANY ONLY STATEMENT OF CASH FLOWS FOR THE PERIOD OCTOBER 1, 2004 THROUGH DECEMBER 31, 2004 (In Thousands)
PANAMSAT HOLDING CORPORATION SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS